Filed pursuant to Rule 424(b)(5)

Registration Statement Nos. 333-203824, 333-199955
333-205917

Prospectus Supplement to Prospectus dated July 24, 2015 and Prospectus dated November 26, 2014

12,000,000 Shares

Builders FirstSource, Inc.

Common Stock

Builders FirstSource, Inc., a Delaware corporation (the “Issuer” or “we”), is offering 8,000,000 shares of its common stock, par value $0.01 per share and the selling stockholder is offering 4,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is traded on the NASDAQ Global Select Market (to which we refer as NASDAQ in this prospectus supplement) under the symbol “BLDR.” On July 28, 2015, the last reported sale price of our common stock on NASDAQ was $12.90 per share.

We intend to use the net proceeds of this offering, together with borrowings under our credit facilities and/or proceeds from a new unsecured notes offering, and cash on hand, to finance the acquisition of ProBuild Holdings LLC (“ProBuild”) as described in this prospectus supplement and to pay related transaction costs and expenses. This offering is not contingent on the consummation of the acquisition of ProBuild. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page S-35 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$12.80	$153,600,000
Underwriting discount	$0.576	$6,912,000
Proceeds to us (before expenses)(2)	$12.224	$97,792,000
Proceeds to the selling stockholder (before expenses)	$12.224	$48,896,000

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.
(2)	See “Underwriting (Conflicts of Interest).”

We and the selling stockholder have granted the underwriters an option to purchase up to 1,200,000 and 600,000 additional shares of our common stock, respectively, from us and the selling stockholder, at the public offering price, less underwriting discount, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock to purchasers on or about July 31, 2015.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	Citigroup

Joint Lead Managers

BB&T Capital Markets	Stephens Inc.	Stifel

Co-Manager

SunTrust Robinson Humphrey

The date of this prospectus supplement is July 29, 2015.

Prospectus Supplement

Prospectus dated July 24, 2015

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Prospectus dated November 26, 2014

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectuses are part of registration statements that we filed with the U.S. Securities and Exchange Commission, (the “SEC”) as part of a “shelf” registration process. The shelf registration statement covering the shares offered by the selling stockholder (File No. 333-199955) became effective on November 26, 2014, and the shelf registration statement covering the shares offered by us (File No. 333-203824) became effective on July 24, 2015. This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds to and updates information contained in, or incorporated by reference into, the accompanying prospectuses. The second part consists of two accompanying prospectuses, which provide more general information about us and securities we may offer from time to time, some of which may not apply to this offering of common stock. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectuses incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectuses together with the additional information below under the heading “Where You Can Find Additional Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectuses or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectuses. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectuses constitute an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses is current only as of the respective dates of such documents.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus supplement, the accompanying prospectuses and any other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

On April 13, 2015, the Issuer entered into a definitive agreement to acquire 100% of ProBuild, in the ProBuild Acquisition (as defined below), valued at approximately $1.82 billion, excluding fees and expenses. As a result of the ProBuild Acquisition, ProBuild will become a wholly owned subsidiary of the Issuer. As used in this prospectus supplement, unless stated otherwise or the context otherwise requires, references to “the Issuer” refer to Builders FirstSource, Inc., a Delaware corporation, with regard to the period before and after the ProBuild Acquisition, as applicable; references to “ProBuild” refer to ProBuild Holdings, LLC, a Delaware limited liability company, and its direct and indirect subsidiaries with regard to the period before the ProBuild Acquisition; references to “Our Company” or “our Combined Company” refer to the combined businesses of the Issuer and its subsidiaries and ProBuild and its subsidiaries in the period following consummation of the ProBuild Acquisition; references to “us,” “we” or “our” refer to the Issuer, when used historically, or to our Combined Company following the completion of the ProBuild Acquisition, when used prospectively; references to financial metrics as being “Combined” refer to financial metrics for the Combined Company that have been calculated without giving effect to any “Pro Forma” adjustments; and references to financial results as being “Pro Forma” refer to pro forma financial results for the Combined Company, prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification Topic 805,

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Business Combinations, and in accordance with Article 11 of Regulation S-X, as if the ProBuild Acquisition had been consummated on January 1, 2014, with respect to pro forma financial results for the fiscal year ended December 31, 2014 and the three months ended March 31, 2015. For further information, see Exhibit 99.3 of the Issuer’s Current Report on Form 8-K/A “Unaudited Pro Forma Condensed Combined Financial Information” incorporated by reference in this prospectus supplement and the accompanying prospectuses and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement.

This offering is not conditioned on the completion of the ProBuild Acquisition. While certain information provided herein describes the combined business, there is no assurance that the ProBuild Acquisition will be completed and this offering is not conditioned on the completion of the ProBuild Acquisition. As a result, you should read carefully the information included and incorporated by reference in this prospectus supplement and the accompanying prospectuses that describes the business, prospects and risks of the Issuer on a standalone basis.

For further information about the Issuer on a standalone basis without giving effect to the ProBuild Acquisition, see the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Builders FirstSource, Inc.,” and “Selected Historical Consolidated Financial Information and Other Data for Builders FirstSource, Inc.,” the Issuer’s consolidated financial statements included in this prospectus supplement and the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 incorporated by reference in this prospectus supplement and the accompanying prospectuses.

Non-GAAP Financial Measures

We have included certain financial measures in this prospectus supplement that have not been prepared in a manner that complies with generally accepted accounting principles in the Unites States (“GAAP”), including but not limited to EBITDA and Adjusted EBITDA of the Issuer and ProBuild, as well as Combined EBITDA and Combined Adjusted EBITDA, derived from the “Pro Forma” financial results giving effect to the ProBuild Acquisition included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement. Historically, the Issuer and ProBuild have used Adjusted EBITDA to measure operating performance, excluding specifically identified items that the Issuer’s and ProBuild’s management believe do not directly reflect core operations. We believe that the presentation of EBITDA, Adjusted EBITDA, Combined EBITDA and Combined Adjusted EBITDA included in this prospectus supplement is useful to investors, analysts and others because they are widely used by investors to measure operating performance without regard to items such as income taxes, net interest expense, depreciation and amortization, stock compensation expense and other infrequent or unusual items, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the methods by which assets were acquired.

The presentation of EBITDA and Adjusted EBITDA of the Issuer and ProBuild and Combined EBITDA and Combined Adjusted EBITDA are not made in accordance with GAAP and the use of the terms EBITDA, Adjusted EBITDA, Combined EBITDA and Combined Adjusted EBITDA in this prospectus supplement may vary from the use of similar terms by others in our industry. EBITDA, Adjusted EBITDA, Combined EBITDA and Combined Adjusted EBITDA are not prepared with a view towards compliance with published guidelines of the SEC and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to operating cash flows as a measure of liquidity.

The Issuer and ProBuild define EBITDA and Adjusted EBITDA differently. See “Prospectus Supplement Summary—Summary Historical Financial and Other Data—Builders FirstSource, Inc. Financial Information” and “Prospectus Supplement Summary—Summary Historical Financial and Other Data—ProBuild Holdings,

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Inc. Financial Information” for a discussion of EBITDA and Adjusted EBITDA as they relate to the Issuer and ProBuild, including the reasons that we believe this information is useful to us and investors, and reconciliations of EBITDA and Adjusted EBITDA for both the Issuer and ProBuild to the most closely comparable financial measures calculated in accordance with GAAP. See “Prospectus Supplement Summary—Summary Historical Financial and Other Data—Pro Forma, Combined and Adjusted Financial Information” for information regarding our calculation of Combined EBITDA and Combined Adjusted EBITDA and reconciliations of Combined EBITDA and Combined Adjusted EBITDA.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about our business and about this offering of common stock contained elsewhere or incorporated by reference into this prospectus supplement. Because it is a summary, it does not contain all of the information that you should consider before investing in the Issuer’s common stock. You should read this entire prospectus supplement and the accompanying prospectuses carefully, including the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus supplement and the accompanying prospectuses before making an investment decision.

On April 13, 2015, the Issuer entered into a definitive agreement to acquire 100% of ProBuild, in the ProBuild Acquisition, a transaction valued at approximately $1.82 billion, excluding fees and expenses. As a result of the ProBuild Acquisition, ProBuild will become a wholly owned subsidiary of the Issuer. This offering is not conditioned on the completion of the ProBuild Acquisition.

While certain information provided herein describes the combined business, there is no assurance that the ProBuild Acquisition will be completed and this offering is not conditioned on the completion of the ProBuild Acquisition. As a result, you should read carefully the information included and incorporated by reference in this prospectus supplement and the accompanying prospectuses that describes the business, prospects and risks of the Issuer on a standalone basis.

For further information about the Issuer on a standalone basis without giving effect to the ProBuild Acquisition, see the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Builders FirstSource, Inc.” and “Selected Historical Consolidated Financial Information and Other Data for Builders FirstSource, Inc.,” the Issuer’s consolidated financial statements included in this prospectus supplement and the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 incorporated by reference in this prospectus supplement and the accompanying prospectuses.

Our Combined Company

Our Combined Company will be the largest supplier of building products, prefabricated components and value-added services, primarily for new residential construction, in the U.S. professional segment (the “Pro Segment”). The Pro Segment is largely made up of professional homebuilders but also includes those companies that provide construction services to professional homebuilders. Our scale will allow us to offer homebuilding customers an integrated solution, providing manufacturing, supply, delivery and installation for a full range of structural and related building products. Our value-added services will allow us to play a critical role for our customers, many of whom increasingly rely on us to help manage the homebuilding process by providing integrated project planning, scheduling, job site coordination, engineered components, framing, design assistance, product selection and professional installation. Our approach is different from many of our competitors and we believe it offers our customers significant cost benefits and operating efficiencies, maximizes our sales and profit opportunity, and strengthens our customer relationships and value proposition. For the twelve months ended December 31, 2014 and the three months ended March 31, 2015, our Pro Forma net sales and Combined Adjusted EBITDA were $6.1 billion and $259.3 million and $1.3 billion and $21.9 million, respectively. For a reconciliation to Combined Adjusted EBITDA, see “—Summary Historical Financial and Other Data.”

The Combined Company will be formed through the ProBuild Acquisition, which is expected to be completed substantially concurrently with the completion of this offering. We believe the ProBuild Acquisition will provide greater diversification across products and end-users, an expanded geographic footprint and significant cost savings. See “—Recent Developments—The ProBuild Acquisition.” The completion of the ProBuild Acquisition is not a condition to this offering.

Following the consummation of the ProBuild Acquisition, through our Combined Company’s network of 351 strategically-located distribution facilities and 125 component manufacturing and fabrication facilities (certain of which are co-located), our operations will span more than 430 locations. As we consolidate our and ProBuild’s facilities, we expect to close 19 redundant sites (out of 88 overlapping locations). As of December 31, 2014, our Combined Company would have had a presence in 24 of the top 25 and 74 of the top 100 largest U.S. Metropolitan Statistical Areas (“MSAs”). Our Combined Company’s network will cover 40 states accounting for approximately 92% of 2014 U.S. single family housing permits according to the U.S. Census Bureau. Given the local nature of our business, we have historically and, as a Combined Company, will continue to locate our facilities in close proximity to our key customers and co-locate multiple operations in one facility to improve efficiency. See the map below for an overview of our Combined Company’s operations, immediately after giving effect to the ProBuild Acquisition (note that figures do not account for co-located operations located on a single site or the expected closure of certain redundant sites).

Post-ProBuild Acquisition U.S. Coverage as of March 31, 2015

We will provide a balanced mix of products and services, including:

•	Manufactured products: factory-built substitutes for jobsite framing, which include floor trusses, roof trusses, wall panels, stairs and engineered wood that are manufactured to order and specification;

•	Windows and doors: manufacturing, assembly and distribution of aluminum and vinyl windows; assembly and distribution of interior and exterior doors;

•	Commodities: products include dimensional lumber, plywood, treated wood or clear and hardwood lumber, oriented strand board products used in on-site house framing, joist and rim boards, beams and headers;

•	Millwork: distribution of interior trim, exterior trim, columns and posts; manufacturing of custom PVC exterior features;

•	Gypsum, roofing and insulation: products include wallboard, metal studs and trims, ceilings, joint treatment and finishes, stucco and exteriors;

•	Siding, metal and concrete: products include vinyl, composite and wood siding, other exteriors and cement; and

•	Other building products & services: products include cabinets, hardware, tools and fasteners. Services include turn-key framing and shell construction, installation, integrated project management, technical product selection and take-offs, scheduling and job-site coordination, value engineering and design assistance and other services.

For the year ended December 31, 2014, 53% of our sales and 30% of ProBuild’s net sales were from value-added products. Giving effect to the ProBuild Acquisition, approximately 36% of our Combined Company’s Pro Forma net sales for the fiscal year ended December 31, 2014 were from value-added products and services, defined as products that are manufactured or assembled and the installation and other services related to those products. Giving effect to the ProBuild Acquisition, Pro Forma net sales by product were as follows:

Pro Forma Net Sales by Product

(Fiscal Year Ended December 31, 2014)

Our Combined Company will have a balanced distribution of customers by end-market, with one-third of Pro Forma net sales for the year ended December 31, 2014 coming from repair and remodel, multi-family and commercial customers. The graphs below set out the full distribution of our sales and ProBuild’s net sales by end-market over the period, as well as the Pro Forma net sales for our Combined Company:

Issuer’s Sales by End-Market (Fiscal Year Ended December 31, 2014)	ProBuild Net Sales by End-Market (Fiscal Year Ended December 31, 2014)

Pro Forma Net Sales by End-Market

(Fiscal Year Ended December 31, 2014)

Our Combined Company will have a diversified customer base, ranging from large production homebuilders to small custom homebuilders, as well as multi-family builders, repair and remodeling contractors and light commercial contractors. After giving effect to the ProBuild Acquisition, our Combined Company’s top ten customers would have accounted for approximately 14.3% of our Pro Forma net sales for the fiscal year ended December 31, 2014 and are comprised primarily of the largest U.S. homebuilders, including D.R. Horton Inc., Lennar Corp., Hovnanian Enterprises, Inc., Pulte Group, Inc., The Ryland Group, Inc. and Beazer Homes USA.

In addition, our Combined Company will be geographically diversified, with between 20% and 30% of Pro Forma net sales for the year ended December 31, 2014 occurring in each of the Southeast, South Central and Northeast regions of the U.S. The graphs below set out the full distribution of our sales and ProBuild’s net sales by geographic region over the period, as well as the Pro Forma net sales for our Combined Company:

Issuer’s Sales by Geographic Region (Fiscal Year Ended December 31, 2014)	ProBuild Net Sales by Geographic Region (Fiscal Year Ended December 31, 2014)

Pro Forma Net Sales by Geographic Region (Fiscal Year Ended December 31, 2014)

Our Combined Company will compete in a fragmented marketplace. Our integrated approach and scale will allow us to compete effectively through our comprehensive product lines, prefabricated components and value-added services combined with the knowledge of our integrated sales forces to enable our homebuilder customers to complete construction more quickly, with higher quality and at a lower cost. While we expect these benefits to be particularly valuable to our customers in market environments characterized by labor shortages, sourcing challenges or sharply rising demand for new homes, we expect such benefits will also be increasingly valued and demanded by our customers operating under normal market conditions.

Both the Issuer and ProBuild have seen strong growth in “Net Sales per Start,” defined as sales, in the case of the Issuer, and net sales, in the case of ProBuild, divided by total U.S. single family housing starts. The Issuer’s Net Sales per Start increased from $2,000 for the fiscal year ended December 31, 2012 to $2,412 and $2,476 for 2013 and 2014, respectively. ProBuild’s Net Sales per Start increased from $6,768 for the fiscal year ended December 31, 2012 to $7,039 for 2013, before declining slightly to $6,923 for 2014, due in part to ProBuild closing certain locations during the year. The following table sets forth sales for the Issuer and net sales for ProBuild over the prior three years, as well as single family housing starts over the same period:

	Year Ended December 31,			CAGR
	2012	2013	2014	(2012 to 2014)
Issuer sales ($ million)	$1,071	$1,490	$1,604	22.4%
ProBuild net sales ($ million)	$3,621	$4,335	$4,479	11.2%
Single family housing starts (‘000)(1)	535	618	647	10.0%

(1)	Source: U.S. Census Bureau.

Benefits of the ProBuild Acquisition

On April 13, 2015, the Issuer entered into a definitive agreement to acquire ProBuild in a transaction valued at approximately $1.82 billion.

Key benefits of the ProBuild Acquisition include:

•

Greater Scale and Diversification: the ProBuild Acquisition will create a diversified national pro dealer with Pro Forma net sales for the fiscal year ending December 31, 2014 of approximately $6.1 billion. Upon completion of the ProBuild Acquisition, we will be better positioned to serve all of our customers across a wider geographic footprint. Our Combined Company will have a presence in 40 states and 74 of the top 100 MSAs. We believe our enhanced diversification of products and services will enable us to capitalize on the continued recovery in the housing market, while also better protecting us from cyclicality through broader sales exposure;

•	Expanded Sales of Higher Margin Products: the Issuer brings to ProBuild significant sales expertise in value-added products; for example, 53% of our 2014 sales were derived from value-added products and services (e.g., sales of manufactured product, millwork, windows and doors, and installation services) compared to 30% for ProBuild during the same period. Our value-added products typically have a higher margin given the enhanced value that they provide to customers. We believe that continuing to leverage this expertise across our existing customer base and that expanding our offering of value-added products across ProBuild’s attractive customer mix will result in enhanced sales growth of higher margin products for our Combined Company;

•	Significant Cash Flow Generation to Support Deleveraging: we believe that our Combined Company will generate free cash flow over the next several years that will allow us to delever following the ProBuild Acquisition. We believe that deleveraging will be driven primarily through cost savings realization, earnings expansion, and strong free cash flow generation from operations. We expect our ability to deleverage to be further enhanced by continued recovery in the housing sector and the utilization of tax assets; and

•	Significant Potential Cost Savings: our management, with the support of external consultants, has developed a detailed two-year plan for the implementation of its cost savings initiatives with numerous key milestones. We believe the ProBuild Acquisition will create approximately $100 million to $120 million of annual run rate cost savings within two years of completion. The target run rate cost savings represent approximately 1.8% of Pro Forma net sales for the fiscal year ended December 31, 2014. The various opportunities identified can be aggregated into three main categories:

1.	Procurement (~35% of total): we anticipate that the implementation of shared best practices across our $3.6 billion of annual commodity and specialty product spend will lead to optimized pricing and rebates with existing supply relationships.

•	Commodity Products: we have conducted a stock keeping unit (“SKU”) level pricing analysis across the overlapping geographic regions of the two companies and believe that rationalizing overlapping regions will generate cost savings. In addition, we believe the potential costs savings in non-overlapping geographic regions may be achieved through applying best practices. Lastly, we believe the increased scale of our Combined Company will provide further pricing discounts on addressable commodity product purchases; and

•	Specialty Products: we believe the implementation of uniform rebate tiers across overlapping geographic regions of our Combined Company will yield savings. Additionally, we expect our Combined Company will be able to leverage the increased scale of our broader platform, resulting in optimized purchasing costs over the Combined Company’s addressable specialty product spend.

2.	Network Consolidation (~20% of total): we believe that the consolidation of facilities in the overlapping geographic regions in which the Issuer and ProBuild both conducted operations prior to the consummation of the ProBuild Acquisition (including 19 redundant sites) will yield meaningful cost savings. Similarly, we believe the optimization of our delivery routes and consolidation of the Issuer’s and ProBuild’s fleets in overlapping geographic regions will reduce costs while improving our Combined Company’s ability to serve customers. These cost savings resulting from network consolidation represent less than 6% of addressable facility and delivery spend in overlapping geographic regions. We expect slightly less than half of these cost savings to be achieved within one year and near full realization within two years following the ProBuild Acquisition.

•	Facility Closures: a detailed bottom-up analysis of site locations and capacities in our overlapping geographic regions will allow the Combined Company to operate over an optimized footprint. We believe our Combined Company’s new footprint will allow us to consolidate 19 redundant sites (out of 88 overlapping locations) and save on associated lease, non-sales related labor and facility maintenance expenses. Estimated savings are based on an assumption that 30% of redundant location’s spend (excluding fleet expenditure) is eliminated; and

•	Delivery Fleet Consolidation: we believe the combination of two delivery networks will enable us to optimize shipping routes as a result of increased customer density and increased material pickup locations. We expect this combination to result in a reduction in the number of miles driven and subsequently bring about savings in fuel costs, vehicle lease expense, vehicle maintenance expense and fleet-related labor.

3.	General & Administrative (~45% of total): we believe we will achieve cost savings through the consolidation of corporate support functions and consolidation of benefits plans and insurance policies.

•	Corporate Support: we believe the consolidation of multiple corporate and regional functions will allow us to optimize the Combined Company’s cost structure and realize efficiencies. These estimates have been developed through a detailed organizational structure and team-size analysis. We expect slightly under half of the cost savings to be achieved within one year and near full realization within two years following the ProBuild Acquisition;

•	Benefits: we believe the consolidation of 401(k) and medical/dental total plans for employees of our Combined Company will allow for the realization of total cost savings. We expect all of the cost savings to be realized on a run-rate basis;

•	Insurance: the identification of structural and cost differentials between existing insurance policies at the Issuer and ProBuild has allowed us to estimate potential future cost savings based on the implementation of best policies across our Combined Company. We expect all of the cost savings to be realized on a run-rate basis; and

Integration Plan: significant work is currently underway for the integration of ProBuild and execution of targeted cost savings. One-time costs to achieve the potential cost savings are estimated to be $90 to $100 million, with approximately two-thirds to be incurred in the first year and the remainder incurred in the second year following the consummation of the ProBuild Acquisition. Key implementation costs include third-party integration support, IT systems and integration costs, and personnel related costs involving retention, relocation, training and severance. See “Risk Factors—Risks Related to the ProBuild Acquisition—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized,” and “Risk Factors—Risks Related to the ProBuild Acquisition—The ProBuild Acquisition may not achieve its intended results, including anticipated synergies.”

•	Favorable Timing, Growth Potential and Financial Impact: we believe the U.S. single family housing market is at near record levels of affordability and is demonstrating a solid recovery. At today’s level of approximately 1.0 million total housing starts per year, total housing starts would need to increase by approximately 50% to reach the historic median level of housing starts and would need to double to reach prior peak levels. Our Combined Company expects to capitalize on its expanded financial profile through the recovery. Historically, the Issuer and ProBuild have steadily improved Adjusted EBITDA and margins through operating leverage and greater efficiencies as volume increases. Further, management believes that the ProBuild Acquisition will be immediately accretive to our Combined Adjusted EBITDA, even at current levels of total housing starts.

Our Combined Company’s Industry

The residential building products distribution industry is driven by the level of activity in both the U.S. residential new construction market and the U.S. residential repair and remodeling market. Growth within these markets is linked to a number of key factors, including demographic trends, interest rates, employment levels, availability of credit, foreclosure rates, consumer confidence and the state of the economy in general.

According to the National Association of Homebuilders (“NAHB”), the single family residential home construction market was an estimated $191 billion industry in 2014, which is down significantly from the historical high of $413 billion in 2006. However, we believe that the market is currently supported by favorable demographic trends, strong housing affordability metrics, historically low interest rates, and consumers who are increasingly optimistic about their economic prospects.

In 2014, the total number of U.S. housing starts was approximately 1.0 million, significantly below the long-term median of approximately 1.5 million. Additionally, the outlook for housing starts is positive with the NAHB forecasting 10.08% growth in 2015, to 1.1 million, and 30.04% growth in 2016, to 1.3 million. Momentum in the housing market has continued into 2015, with new home sales in the first quarter of 2015 22% higher than during the same period in 2014. The table below sets forth the total number of U.S. housing starts from 2000 through 2014, NAHB’s projected numbers for 2015 and 2016 and the long-term median (1954 to 2014).

U.S. housing starts

(in thousands)

Source: U.S. Census Bureau, National Association of Homebuilders.

After reaching an all-time high in February 2012, the home affordability index continues to stay elevated at 179.0, as compared to a 15-year median of 134.8. The table below sets forth the monthly home affordability composite index from January 2000 through February 2015 as published by the National Association of Realtors.

Home affordability composite index

Source: National Association of Realtors.

(1) Measures whether or not a typical family could qualify for a mortgage loan on a typical home. An index above 100 signifies that a family earning the median income has more than enough income to qualify for a mortgage loan on a median-priced home.

Repair and remodeling spending has historically been less cyclical than spending on new residential construction. Since 2000, U.S. spending on repair and remodeling has grown at an annual rate of 2.8% per annum, from $206.2 billion in 2000 to $303.0 billion in 2014. The Home Improvement Research Institute is forecasting 5.7% growth in 2015, to $320.3 billion, and 4.9% growth in 2016, to $335.8 billion.

U.S. spending on home improvement products

(in billions)

Source: Home Improvement Research Institute.

The residential building products distribution industry is characterized by several key trends, including greater utilization of pre-fabricated components, an expanding role of the distributor in providing turn-key services and a consolidation of suppliers by homebuilders.

•	Prefabricated components: compared to conventional “stick-build” construction where builders cut and assemble lumber at the job site with their own labor, prefabricated components are engineered in an offsite location using specialized equipment and labor. This outsourced task allows for optimal material usage, lower overall labor costs and improved quality of structural elements. In addition, using prefabricated components typically results in faster construction because fabrication can be automated and performed more systematically. As such, we believe there is a long term trend towards the increased use of prefabricated components by homebuilders;

•	Turn-key services: many homebuilders have taken a more limited role in the homebuilding process and have outsourced certain key elements of the construction process, including process management, product selection, order input and scheduling and framing and installation. As such, we believe that many homebuilders are increasingly looking to suppliers in the Pro Segment to perform these critical functions resulting in greater demand for integrated project services; and

•	Consolidation of suppliers by homebuilders: we believe that homebuilders are increasingly looking to consolidate their supplier base. Many homebuilders are seeking a more strategic relationship with suppliers that are able to offer a broad range of products and services and, as a result, are allocating a greater share of wallet to a select number of larger, full service suppliers. We believe this trend accelerated during the recent downturn and continues in the current housing market recovery.

Our Combined Competitive Strengths

We believe the following key competitive strengths have contributed to our success historically and position our Combined Company well for continued growth in sales and profitability.

Industry leader with national scale in a fragmented marketplace

Following the completion of the ProBuild Acquisition, we will be the largest supplier in the Pro Segment, with more than 430 facilities nationwide and approximately $6.1 billion of Combined net sales for the LTM ended March 31, 2015. The Pro Segment is a competitive channel, with the top 10 distributors representing approximately 20% of total sales in the Pro Segment for the fiscal year ended December 31, 2014. Our Combined Company will have leading scale, with Pro Forma net sales approximately $1 billion higher than our closest competitor, based on sales for the fiscal year ended December 31, 2014. Our sales will be geographically diversified and will include facilities in 40 states, with no single state accounting for more than 17% of Pro Forma net sales for the fiscal year ended December 31, 2014. Our Combined Company’s service areas are favorably positioned for growth as measured by home price appreciation, new housing starts and population growth. With our Combined Company’s expanded footprint, we will maintain a presence in 24 of the top 25 and 74 of the top 100 MSAs in the United States, based on single family housing permits issued in 2014. Furthermore, 92% of the U.S. housing permits issued in 2014 were issued in the 40 states in which our Combined Company will operate. We believe that this scale will help us take advantage of local sourcing opportunities to rapidly meet our customers’ needs as they develop over time.

Scale combined with substantial diversification of products and services will make our Combined Company a valued “one-stop-shop”

Following the ProBuild Acquisition, we believe the scale of our Combined Company’s operations, together with our ability to offer over 70,000 SKUs, prefabricated components and a variety of value-added services, will make our Combined Company a preferred supplier for customers in the Pro Segment. Our Combined Company will offer a broad product portfolio including lumber and lumber products, prefabricated components, millwork, doors and windows, composite materials, roofing and insulation. Our Combined Company will also offer our customers a variety of value-added services such as turn-key framing, professional installation, project management and job-site coordination. Our differentiated “one-stop-shop” structure will create considerable time and cost savings for customers. Many of the largest national and regional homebuilders place a high value on partnering with a limited amount of diversified suppliers. We believe the national scale and broad scope of our Combined Company will allow us to differentiate ourselves from our competitors.

Low cost distribution platform with strong operating leverage

Over the past few years, we have made significant investments in our operations, distribution network and sales force resulting in a low cost distribution platform for the operations of the Combined Company going forward. Our legacy proprietary IT systems will help maximize efficiency in the delivery of our Combined Company’s products between distribution facilities and job sites via GPS-enabled vehicles. In-house pricing software will help managers reduce procurement costs and simultaneously manage multiple jobsites. Following the integration of ProBuild upon completion of the ProBuild Acquisition, our Combined Company will have a number of centralized functions including customer service and engagement, receivables and payables, purchasing and inventory controls. We expect these efficiencies to translate into stronger margins. We believe these scalable efficiencies will position our Combined Company favorably for growth through the housing market recovery, with the NAHB projecting U.S. housing starts to grow by 10.08% and 30.4% in 2015 and 2016, respectively, as compared to the prior year.

Strong free cash flow enhances operational flexibility

We believe that our Combined Company’s free cash flow will grow as we realize cost savings in connection with the ProBuild Acquisition. See “—Recent Developments—The ProBuild Acquisition.” We believe that the strength of our established historical asset base positions our Combined Company favorably to operate efficiently and generate free cash flow as the housing cycle recovers. We expect that our Combined Company’s strong free cash flow generation will provide us with the ability to invest in our business, delever and grow through strategic acquisitions.

Experienced sales force with expertise across a broad base of end-users provides significant value to customers

Our Combined Company’s seasoned, highly knowledgeable sales force will serve as our primary contacts with our customers who range from large production to small custom homebuilders, multi-family builders, repair and remodel contractors and light commercial contractors. This sales force offers valuable construction advice to our clients and employs a consultative approach to create homebuilder-specific product programs customized for each subdivision or development. These programs are particularly attractive to large homebuilders who require product recommendations for local areas, sequenced delivery and a consistent level of high-quality products and service at every job site. Repair and remodel customers, who would have represented 23% of Pro Forma net sales for the fiscal year ended December 31, 2014, will continue to benefit from our Combined Company’s value-added expertise as on-site job managers and installation specialists. We believe that our Combined Company’s investment in client relationships has allowed us to develop a balanced profile of end-users, with repair and remodel representing a larger portion of our Combined Company’s overall business. We also utilize knowledge sharing programs involving sales forces in different regions to ensure the sharing of industry best practices. By becoming deeply integrated with many of our customers, we believe our Combined Company’s ability to function as a comprehensive “one-stop-shop” will be a key competitive advantage in our industry.

Highly experienced management team

Our Combined Company’s core management team will average over 30 years of industry experience in the manufacturing, distribution and marketing of building products. This team has successfully led the Issuer through various industry cycles and economic conditions, employing a detail-oriented management style focused on ensuring strong coordination between our field operations and the central office. Management continues to focus on key business metrics to measure our performance, optimize our operations and make strategic decisions. We believe our experienced executive management team has allowed the Issuer to consistently deliver high-quality and innovative products and services to our customers, which in turn have generated high levels of customer loyalty and positioned our Combined Company to capitalize on future growth opportunities.

Our Combined Strategy

We intend to pursue the following strategies to increase the sales and profitability of our Combined Company:

Utilize our competitive strengths to capitalize on housing market recovery and growth

As the U.S. housing market recovery develops, we intend to increase sales through our scale, product portfolio and structural efficiencies. Our Pro Segment homebuilding customers continue to emphasize the importance of competitive pricing, a broad product portfolio, sales force knowledge, on-site services and overall “ease-of-use” of their building products suppliers. Our comprehensive historical product offering, which we believe is already one of the broadest in the industry without giving effect to the ProBuild Acquisition, experienced sales force and talented senior management team position us well to capitalize on strong demand in the new home construction market as well as the repair and remodel segment. The ProBuild Acquisition will further develop the suite of products and services we provide to our customers, in addition to substantially expanding the national footprint of our Combined Company. This more comprehensive network of products, services and facilities will provide a platform which we believe will enhance our “one-stop-shop” strategy and more evenly distribute and promote additional “pull through” of our value-added products. We believe that homebuilders will continue to place an increased value on these capabilities, which will further differentiate our Combined Company from our competitors.

Execute on identified cost saving strategies across platform

Over the course of 32 prior acquisitions since 1998, our management has historically shown the capability to effectively and efficiently integrate newly acquired businesses, ramping up productivity and driving value. These capabilities are crucial, in particular in connection with the ProBuild Acquisition, which we believe can result in annual cost savings of $100 to $120 million thereafter. One-time costs to achieve the cost savings are estimated to be $90 to $100 million. As with previous acquisitions, we will look to leverage our established operational platform, take advantage of current vendor relationships and implement best-in-class procurement and distribution IT systems. We believe these initiatives will result in a substantial increase in free cash flow for our Combined Company that we expect will be used to pay down debt, as well as reinvest in our Combined Company to drive future growth. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Risks Related to the ProBuild Acquisition—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized.”

Maximize our Combined Company’s share of wallet with individual customers across our service areas

We believe that Pro Segment customers will continue to consolidate the number of supplier relationships they utilize in the future. As a result, this will create the opportunity to win a greater share of wallet for remaining suppliers. By focusing on and developing our differentiated “one-stop-shop” strategy, our Combined Company will be able to offer a complete array of products and services that would otherwise need to be sourced from various distributors. Additionally, as the only national distributor of building products, our Combined Company will be capable of providing customers with a consistent partner on projects regardless of where they are located. This operational platform often will make our Combined Company a preferred distributor relationship for large scale national homebuilders while still providing value to local and custom homebuilders looking for assistance with product selection, on-site installation and project management.

Continue to leverage our strategic vendor relationships

The ProBuild Acquisition will make our Combined Company the largest distributor in the Pro Segment. We believe we will be able to leverage this size and our strong homebuilder relationships to provide our vendors access to a large customer base. We believe that our Combined Company’s size, purchasing power and strong financial position will allow us to negotiate favorable pricing (including back-end rebates), savings in procurement costs and to receive a higher priority with our vendors when product supply is limited. We strive to continually enhance our role as a preferred partner for vendors and our Combined Company’s size, strong liquidity position and access to capital markets is expected to mitigate natural credit concerns. This will minimize the significant resources that vendors would otherwise have to invest to monitor the credit worthiness of a large number of smaller customers. Furthermore, our Combined Company’s broad product portfolio, which, we believe, will include a wider variety of higher-margin specialty products, will enhance our preferred partner status. This preferred status will enable us to participate in mutually beneficial joint marketing programs with our vendors. These incremental efficiencies in procurement will provide an opportunity to pass on additional value to our customers.

Optimize cash flow and cash flow conversion with highly scalable cost structure

Through the downturn we focused on standardizing processes and technology-based workflows to minimize costs, streamline our operations and enhance working capital efficiency. Significant investments in our technology infrastructure and reengineering of our business processes enabled us to centralize many corporate and field tasks. This standardization helps to optimize our cost structure, allows our centralized operating team to make better purchasing and pricing decisions based on an accurate, up-to-the-minute understanding of costs and trends, facilitates more stable gross margins and enables us to redeploy capital more strategically. Following the integration of the ProBuild Acquisition, we expect to have improved working capital management practices. We believe that these efficiencies will drive enhanced profit margins and cash flow conversion across our entire platform as our Combined Company continues to grow with improving market conditions.

The ProBuild Acquisition Transactions

In this prospectus supplement, references to the “ProBuild Acquisition Transactions” refer collectively to the transactions contemplated by the Securities Purchase Agreement dated as of April 13, 2015, by and between the Issuer, ProBuild and the holders of ProBuild’s securities named as parties thereto (the “Securities Purchase Agreement”), in connection with the ProBuild Acquisition, including this offering of common stock and the following financing transactions:

New Senior Secured Credit Facilities

Concurrently with the offering of $700,000,000 aggregate principal amount of 10.75% senior notes due 2023 described below (the “Notes Offering”), we expect to enter into a new credit agreement governing the terms of a new $600.0 million senior secured term loan facility (the “First-Lien Facility”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time, and the terms of an amended and restated senior secured ABL facility with an initial maximum aggregate borrowing capacity of $800.0 million (the “ABL Facility” and, together with the First-Lien Facility, the “New Senior Secured Credit Facilities”), with SunTrust Bank, as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time.

At our election at the closing date for the New Senior Secured Credit Facilities, the interest rate per annum applicable to loans issued under the First-Lien Facility will be based on a fluctuating rate of interest determined by reference either to (i) a base rate determined by reference to by reference to the higher of (a) the applicable “prime rate”, (b) the federal funds effective rate plus 0.5% and (c)(x) the London Interbank Offered Rate (“LIBOR”) applicable for an interest period of one month, plus (y) 1.00% per annum, in each case, plus an applicable margin or (ii) LIBOR, plus an applicable margin. At our election, the interest rate per annum applicable to loans issued under the ABL Facility will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by the higher of (a) the federal funds rate plus 0.5% and (b) (x) the Eurodollar rate applicable for an interest period of one month, plus (y) 1.00% per annum, in each case, plus an applicable margin or (ii) an adjusted LIBOR rate determined by reference to the higher of (a) LIBOR and (b) 0%, in each case, plus an applicable margin. The First-Lien Facility provides for mandatory prepayments upon certain circumstances relating to certain incurrences of indebtedness or sales or dispositions of assets as well with excess cash flow, subject to certain exceptions. The obligations under the New Senior Secured Credit Facilities are expected to be guaranteed by each of our direct and indirect existing and future domestic subsidiaries, subject to customary exceptions and limitations.

The proceeds from the New Senior Secured Credit Facilities will be used to (i) provide working capital and funds for other general corporate purposes of our Combined Company and its subsidiaries, (ii) refinance or otherwise extinguish all third-party indebtedness for borrowed money under (x) the credit agreement governing the existing ABL facility, dated as of May 29, 2013, by and among the Issuer, the lenders party thereto and SunTrust Bank, as administrative agent (the “Existing ABL Facility”), (y) the amended and restated credit agreement, dated as of March 12, 2012, by and among ProBuild, the ProBuild Parent, the lenders and issuing bank party thereto and Wells Fargo Capital Finance, LLC, as administrative agent (the “ProBuild Credit Agreement”) and (z) ProBuild’s unsecured subordinated notes due in 2017 (the “Existing ProBuild Notes” and, together with the ProBuild Credit Agreement, the “Existing ProBuild Indebtedness”), (iii) pay for all or a portion of the consideration in connection with the ProBuild Acquisition and any payments required under the Securities

Purchase Agreement and (iv) cash collateralize, replace or provide credit support for existing letters of credit outstanding on the closing date of the ProBuild Acquisition Transactions under the Existing ABL Facility or the ProBuild Credit Agreement. Entering into the New Senior Secured Credit Facilities is conditioned on the closing of the ProBuild Acquisition.

The ProBuild Acquisition and the Acquisition Financing, including this offering and the application of the net proceeds therefrom as described in “Use of Proceeds” are collectively referred to herein as the “ProBuild Acquisition Transactions.”

Notes Offering

On July 16, 2015, we offered $700,000,000 aggregate principal amount of 10.75% senior notes due 2023 (the “Notes”). The Notes will be unsecured obligations of the Issuer and rank equally in right of payment with all existing and future senior unsecured obligations. Our obligations under the Notes will initially be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of our subsidiaries that guarantees the New Senior Secured Credit Facilities and our 7.625% senior secured notes due 2021 (the “Existing Secured Notes,” and together with the New Senior Secured Credit Facilities, the “Other Indebtedness”). Subject to certain exceptions, future subsidiaries that guarantee our Other Indebtedness or certain other indebtedness will also guarantee the Notes. The guarantees will be senior unsecured obligations of our guarantors and will have the same ranking with respect to indebtedness of our guarantors as the Notes will have with respect to our indebtedness.

The Notes will mature on August 15, 2023. Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year. Prior to August 15, 2018, we may redeem some or all of the Notes at any time at a specified make-whole premium. Beginning on August 15, 2018, we may redeem some or all of the Notes at specified redemption prices. Additionally, we may redeem up to 40% of the aggregate principal amount of the Notes before August 15, 2018 with the proceeds of certain equity offerings at a specified redemption price. Under certain circumstances, holders of the Notes will have the right to require us to repurchase the Notes.

The indenture governing the Notes will contain covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens and sell assets.

Consummation of the Notes Offering is conditioned on the consummation of the ProBuild Acquisition.

Our Sponsors

We are a publicly traded company, with our common stock listed on the NASDAQ Stock Market LLC under the ticker symbol “BLDR.” As of May 15, 2015, JLL Partners, Inc. (“JLL”) and Warburg Pincus LLC (“Warburg Pincus”) together owned approximately 49.6% of our outstanding common stock. Prior to the closing of this offering, JLL and Warburg Pincus will terminate the Stockholders’ Agreement between them dated June 22, 2010.

JLL is a leading middle-market private equity firm with a 27-year track-record of adding value to complex investments through financial and operational expertise. Since its founding in 1988, JLL has invested approximately $4.5 billion across seven funds and has completed 39 platform investments as well as more than 50 add-on acquisitions. JLL has been an active investor in the building products sector for 17 years and has committed over $750 million of equity to the residential construction industry, including previous investments in CHI Overhead Doors (manufacturer of commercial sectional garage and rolling steel doors) and PGT (manufacturer of impact-resistant windows), and current investments in Pioneer Sand (hardscaping distribution services) and the Issuer, which JLL founded in 1998.

Warburg Pincus is a leading global private equity firm focused on growth investing. The firm has more than $35 billion in assets under management. Its active portfolio of more than 120 companies is highly diversified by stage, sector and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 14 private equity funds, which have invested more than $50 billion in over 720 companies in more than 35 countries.

Corporate Information

We are incorporated in Delaware and the address of our principal executive office is 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. Our telephone number is (214) 880-3500. Our Internet address is www.bldr.com and the information contained on, or accessible from, our website is not part of this prospectus supplement by reference or otherwise.

RECENT DEVELOPMENTS

The ProBuild Acquisition

These preliminary financial results for the Issuer and ProBuild are unaudited and preliminary in nature and based only upon information available to us as of the date of this prospectus supplement. Such preliminary financial results are subject to finalization of the Issuer’s and ProBuild’s quarterly financial information and accounting procedures and should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. We provide no assurance that these preliminary financial results will not materially differ from the financial information reflected in their financial statements for such period when they have been finalized.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of the Issuer’s and ProBuild’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Builders Selected Preliminary Financial Data for the Three Months Ended June 30, 2015

On July 23, 2015, the Issuer reported its preliminary results for the second quarter ended June 30, 2015, a selection of which is provided below. A reconciliation of the non-GAAP financial measures discussed below to the comparable GAAP financial measures is provided below. For more information regarding this presentation of estimated Adjusted EBITDA and a description of non-GAAP financial measures, see “Non-GAAP Financial Measures” and “—Summary Historical Financial and Other Data.” For further information on the Issuer’s results for the second quarter ended June 30, 2015, see the Issuer’s Current Report on Form 8-K filed with the SEC on July 27, 2015.

Sales for the three months ended June 30, 2015 were $461.5 million, an increase of $35.0 million or 8.2 percent, which includes a 2.4 percent negative impact of commodity price deflation, compared to the period ended June 30, 2014. Excluding the impact of recent acquisitions, the Issuer estimates sales volume increased approximately 6.3 percent for the quarter. Gross margin percentage was 24.0 percent for the three months ended June 30, 2015, up from 22.0 percent for the three months ended June 30, 2014. The Issuer’s gross margin percentage increased largely due to improved customer pricing and a higher mix of value-added sales.

Selling, general and administrative (“SG&A”) expenses increased $18.1 million to $94.5 million for the three months ended June 30, 2015. As a percentage of sales, SG&A expense increased to 20.5 percent in the second quarter of 2015 compared to 17.9 percent in the second quarter of 2014. Of the $18.1 million increase, $6.4 million was acquisition costs primarily related to the ProBuild Acquisition, $1.5 million related to an increase in depreciation and amortization and $0.7 million related to an increase in stock compensation expense. Excluding these increases, our SG&A expense was 18.6 percent of sales in the second quarter of 2015 versus 17.9 percent of sales in the three months ended June 30, 2014. This remaining increase was further affected by the negative impact of commodity price deflation on our sales.

Interest expense was $12.6 million for the three months ended June 30, 2015, an increase of $6.1 million compared to the three months ended June 30, 2014. The increase was primarily related to a $5.9 million increase in the non-cash, fair value adjustment related to stock warrants issued in conjunction with our 2011 term loan. During the second quarter of 2015, all of the remaining stock warrants were exercised and there were none outstanding as of June 30, 2015.

The Issuer recorded a $0.2 million income tax benefit in the second quarter of 2015 compared to $0.2 million of income tax expense in the second quarter of 2014. The Issuer recorded a reduction of the after-tax, non-cash valuation allowance on its net deferred tax assets of $1.3 million and $4.1 million in the second quarters of 2015 and 2014, respectively. Absent the valuation allowance, the effective tax rate would have been 33.2 percent and 39.5 percent in the second quarters of 2015 and 2014, respectively. As of June 30, 2015, the Issuer’s gross federal income tax net operating loss available for carry-forward was approximately $257 million.

Income from continuing operations was $3.6 million, or $0.03 per diluted share, for the three months ended June 30, 2015, compared to $10.6 million, or $0.09 per diluted share, for the year-ago period. Adjusted income from continuing operations was $14.3 million, or $0.14 per diluted share, for the second quarter of 2015, compared to $9.4 million, or $0.09 per diluted share, in the second quarter of 2014. See reconciliation below.

Adjusted EBITDA was $27.6 million, or 6.0 percent of sales, for the three months ended June 30, 2015, compared to $20.4 million, or 4.8 percent of sales, for the three months ended June 30, 2014. See reconciliation below.

Total liquidity at June 30, 2015 was $143.8 million, including $40.2 million of cash and $103.6 million in borrowing availability under the Issuer’s Existing Credit Facility. The Issuer had $55.0 million in outstanding borrowings and $16.4 million in outstanding letters of credit under the Existing Credit Facility as of June 30, 2015.

Operating cash flow was $7.7 million for the second quarter of 2015, compared to negative $13.1 million in the second quarter of 2014, the difference largely due to higher working capital build in the second quarter of 2014.

Capital expenditures were $5.2 million for the second quarter of 2015, compared to $6.8 million for the second quarter of 2014.

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three months ended June 30,
	2015	2014

	(in thousands)
Reconciliation to Adjusted EBITDA:
Net income	$3,576	$10,609
Reconciling items:
Depreciation and amortization expense	3,630	2,040
Interest expense, net	12,573	6,504
Income tax expense (benefit)	(199)	230
Facility closure costs	131	28
Stock compensation expense	1,602	926
Acquisition related expenses	6,365	—
Other	(57)	21

Adjusted EBITDA	$27,621	$20,358

	Three months ended June 30,
	2015		2014
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Income from continuing operations		$3,566		$10,620
Reconciling items:
Acquisition related expenses	6,365	5,989	—	—
Warrant fair value adjustment	—	4,730	—	(1,178)

Adjusted income from continuing operations		$14,285		$9,442

Weighted average diluted shares outstanding		102,978		100,759

Adjusted income from continuing operations per diluted share		$0.14		$0.09

ProBuild Selected Preliminary Financial Data for the Three Months Ended June 30, 2015

Based on the information available to ProBuild’s management as of the date of this prospectus supplement, ProBuild estimates its net sales for the three months ended June 30, 2015 will be between $1,155.0 million and $1,175.0 million, as compared to $1,209.4 million for the three months ended June 30, 2014. ProBuild estimates that facility closures impacted quarter-over-quarter sales comparisons by approximately $17.7 million. Commodity price deflation, combined with ongoing initiatives to improve gross margin, also slowed sales growth in the three months ended June 30, 2015. Adjusted EBITDA is estimated to be between $69.5 million and $74.6 million, as compared to $69.0 million for the three months ended June 30, 2014. The following table sets forth ProBuild’s net sales and a reconciliation of net income to ProBuild’s Adjusted EBITDA for the three months ended June 30, 2014 and the low and high end of ProBuild’s estimated range for ProBuild’s net sales and Adjusted EBITDA for the three months ended June 30, 2015. For more information regarding this presentation of estimated Adjusted EBITDA and a description of non-GAAP financial measures, see “Use of Non-GAAP Financial Measures” in “Summary Historical Financial and Other Data”.

	Three Months Ended June 30, 2014	Three Months Ended June 30, 2015
		Low	High
	(in thousands)
Net sales	$1,209,395	$1,155,000	$1,175,000

Net income(1)	22,367	45,000	50,000
Depreciation and amortization expense	16,136	14,245	14,245
Interest expense, net	14,025	12,838	12,838
Income tax expense	800	400	450

EBITDA	53,328	72,483	77,533
Long-term bonus	687	1,328	1,328
LIFO expense	6,153	(6,889)	(6,889)
(Gain) loss on sale	327	(1,405)	(1,405)
Loss from closed operations	1,854	2,707	2,707
Other(2)	6,654	1,284	1,284

Adjusted EBITDA	$69,003	$69,508	$74,558

(1)	Represents ProBuild Holdings, Inc.’s net income before amounts attributable to noncontrolling interests.
(2)	Three months ended June 30, 2014 includes adjustments for one-time costs ($3.2 million), harmonization and changes of accounting policies ($1.6 million), and full year effect of cost savings initiatives ($1.9 million).

Three months ended June 30, 2015 includes adjustments for one-time costs ($0.5 million) and harmonization and changes of accounting policies ($0.8 million).

THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Capital Stock” sections of the accompanying prospectuses contain a more detailed description of the shares of our common stock.

Common stock offered by us	8,000,000 shares of our common stock. If the underwriters exercise their option to purchase additional shares of common stock, we may issue up to additional 1,200,000 shares of common stock.

Common stock offered by the selling stockholder	4,000,000 shares of our common stock. If the underwriters exercise their option to purchase additional shares of common stock, the selling stockholder may sell up to an additional 600,000 shares of our common stock.

Option to purchase additional shares	We and the selling stockholder have granted the underwriters the right to purchase up to an additional 1,200,000 and 600,000 shares of our common stock, respectively, from us and the selling stockholder, within 30 days from the date of this prospectus supplement.

Common stock outstanding	As of July 20, 2015, we had 99,326,375 shares of common stock outstanding.

Use of Proceeds	We intend to use the net proceeds from this offering, together with the proceeds from the Notes Offering, if completed, and borrowings under the ABL Facility and the First Lien Facility to pay the consideration for the ProBuild Acquisition, to repay certain of our and ProBuild’s existing indebtedness and to pay related transaction fees and expenses. In the event the ProBuild Acquisition does not close, we intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of common stock) for general corporate purposes, including, if applicable, to fund the reverse termination fee in connection with the ProBuild Acquisition. This offering is not conditioned on the consummation of the ProBuild Acquisition. See “Use of Proceeds.”

We will not receive any proceeds from the sales of our common stock by the selling stockholder.

Conflicts of Interest

Because affiliates of Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our existing revolving credit facility and/or ProBuild’s existing revolving credit facility and could receive at least 5% of the net proceeds of this offering due to the repayment by us of a portion of the loans under our Existing Credit Facility and ProBuild’s existing revolving credit facility, Citigroup Global Markets Inc. and/or SunTrust Robinson Humphrey, Inc. could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. For additional information about these matters, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Dividend Policy	We do not expect to pay any dividends or other distributions on our shares of common stock in the foreseeable future. We currently intend to retain future earnings. See “Price Range of Common Stock and Dividend Policy—Dividend Policy.”

NASDAQ Trading Symbol	“BLDR”

Settlement Date	Delivery of the shares of common stock will be made against payment therefor on or about July 31, 2015.

Risk Factors	Investing in our shares of common stock involves substantial risks. See “Risk Factors” in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectuses for a description of certain of the risks you should consider before investing in our shares of common stock.

In this prospectus, unless otherwise indicated, the number of shares of our common stock outstanding and the other information based thereon:

•	excludes 6,158,070 shares of common stock issuable upon the exercise of vested and unvested stock options outstanding as of July 20, 2015 at a weighted average exercise price of $5.13, including options to purchase shares granted under our stock incentive plans, including our 2014 Incentive Plan;

•	excludes 1,544,090 shares of common stock issuable upon the conversion of restricted stock units granted under our stock incentive plans; and

•	assumes no exercise by the underwriters of their option to purchase additional shares of common stock.

For a description of our common stock, see “Description of Capital Stock” in the accompanying prospectuses.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following tables set forth summary historical financial information for the Issuer and the ProBuild Parent for the periods ended and as of the dates indicated.

The Issuer’s financial information for the years ended December 31, 2012, 2013 and 2014 and as of the years ended December 31, 2013 and 2014 has been derived from the Issuer’s audited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement. The Issuer’s financial information for the three months ended March 31, 2014 and 2015 and as of March 31, 2015 has been derived from the Issuer’s unaudited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement. The Issuer’s financial information as of March 31, 2014 has been derived from the Issuer’s condensed consolidated financial statements and the notes related thereto not included in this prospectus supplement. This unaudited interim financial information has been prepared on a basis consistent with the audited condensed consolidated financial statements and, in the opinion of management, includes all adjustments, consisting of only normal and recurring adjustments, considered necessary for a fair presentation of the information. The Issuer’s financial information for the LTM ended March 31, 2015 has been derived by adding its consolidated financial data for the year ended December 31, 2014 to its consolidated financial data for the three months ended March 31, 2015 and subtracting its consolidated financial data for the three months ended March 31, 2014.

The ProBuild Parent’s financial information for the years ended December 31, 2012, 2013 and 2014 and as of the years ended December 31, 2013 and 2014 has been derived from the ProBuild Parent’s audited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement. The ProBuild Parent’s financial information as of and for the three months ended March 31, 2014 and 2015 has been derived from the ProBuild Parent’s unaudited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement. This unaudited interim financial information has been prepared on a basis consistent with the audited condensed consolidated financial statements and, in the opinion of management, includes all adjustments, consisting of only normal and recurring adjustments, considered necessary for a fair presentation of the information. The ProBuild Parent’s financial information for the LTM ended March 31, 2015 has been derived by adding its consolidated financial data for the year ended December 31, 2014 to its consolidated financial data for the three months ended March 31, 2015 and subtracting its consolidated financial data for the three months ended March 31, 2014.

The unaudited pro forma condensed combined financial information for the year ended December 31, 2014 gives effect to the ProBuild Acquisition Transactions as if they had occurred as of January 1, 2014 with respect to the statement of operations data. The unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2015 gives effect to the ProBuild Acquisition Transactions as if they had occurred as of January 1, 2015 with respect to the statement of operations data and March 31, 2015 with respect to the balance sheet. The unaudited pro forma condensed combined financial information has been derived from estimates and financial data that may change materially. Accordingly, the unaudited pro forma condensed combined financial information should not be considered illustrative of what our financial condition or results of operations would have been had the ProBuild Acquisition Transactions been completed on the dates indicated and does not purport to project our future financial condition and results of operations following the consummation of the ProBuild Acquisition Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial data.

The “Combined Financial Data” for the Issuer and the ProBuild Parent for the LTM ended March 31, 2015 included herein does not give effect to any “Pro Forma” adjustments.

The following summary historical financial and other data should be read in conjunction with the sections titled “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s

Discussion and Analysis of Financial Condition and Results of Operations for Builders FirstSource, Inc.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for ProBuild Holdings, Inc.,” the audited consolidated financial statements and related notes of the Issuer and the ProBuild Parent as of and for the years ended December 31, 2012, 2013 and 2014 and the unaudited condensed consolidated financial statements for the Issuer and the ProBuild Parent as of and for the three months ended March 31, 2014 and 2015, included elsewhere in this prospectus supplement.

Builders FirstSource, Inc. Financial Information

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Statement of Operations Data:
Sales	$1,070,676	$1,489,892	$1,604,096	$345,909	$370,986	$1,629,173
Cost of sales	856,110	1,169,972	1,247,099	270,994	287,253	1,263,358

Gross margin	214,566	319,920	356,997	74,915	83,733	365,815
Selling, general and administrative expenses	222,263	271,885	306,508	69,318	82,838	320,028
Asset impairments	48	—	—	—	—	—
Facility closure costs	958	(7)	471	163	254	562

Income (loss) from operations	(8,703)	48,042	50,018	5,434	641	45,225
Interest expense, net	45,139	89,638	30,349	8,828	7,607	29,128

Income (loss) from continuing operations before income taxes	(53,842)	(41,596)	19,669	(3,394)	(6,966)	16,097
Income tax expense (benefit)	577	769	1,111	(82)	196	1,389

Income (loss) from continuing operations	(54,419)	(42,365)	18,558	(3,312)	(7,162)	14,708
Income (loss) from discontinued operations	(2,437)	(326)	(408)	(72)	92	(244)

Net income (loss)	$(56,856)	$(42,691)	$18,150	$(3,384)	$(7,070)	$14,464

Comprehensive income (loss)
Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(0.44)	$0.19	$(0.03)	$(0.07)
Loss from discontinued operations	(0.03)	(0.00)	(0.00)	(0.00)	0.00

Net income (loss)	$(0.60)	$(0.44)	$0.19	$(0.03)	$(0.07)

Diluted net income (loss) per share
Income (loss) from continuing operations	$(0.57)	$(0.44)	$0.18	$(0.03)	$(0.07)
Loss from discontinued operations	(0.03)	(0.00)	(0.00)	(0.00)	0.00

Net income (loss)	$(0.60)	$(0.44)	$0.18	$(0.03)	$(0.07)

Weighted average common shares outstanding
Basic	95,463	96,449	98,050	97,617	98,204

Diluted	95,463	96,449	100,522	97,617	98,624

	As of December 31,		As of March 31,
	2013	2014	2014	2015
	(in thousands)
Balance Sheet Data:
Current assets:
Cash and cash equivalents	$54,696	$17,773	$62,766	$36,837
Accounts receivable	143,036	148,352	147,603	157,221
Inventories	123,636	138,156	136,613	146,824
Other current assets	9,793	27,259	8,767	24,215

Total current assets	331,161	331,540	355,749	365,097
Property, plant and equipment, net	49,392	75,679	52,808	84,734
Goodwill	111,193	139,774	111,193	141,090
Intangible assets, net	827	17,228	732	16,657
Other assets, net	23,266	18,844	22,318	17,878

Total assets	$515,839	$583,065	$542,800	$625,456

Current liabilities:
Accounts payable	$81,046	$75,868	$102,668	$90,737
Accrued liabilities	45,310	66,225	51,968	74,083
Current maturities of long-term debt	67	30,074	69	55,076

Total current liabilities	126,423	172,167	154,705	219,896
Long-term debt, net of current maturities	353,904	353,830	353,886	353,810
Other long-term liabilities	20,144	16,868	21,615	17,774

Total liabilities	500,471	542,865	530,206	591,480
Total stockholders’ equity	15,368	40,200	12,594	33,976

Total liabilities and stockholders’ equity	$515,839	$583,065	$542,800	$625,456

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(66,850)	$(47,576)	$27,493	$13,760	$9,863	$23,596
Net cash provided by (used in) investing activities	(9,033)	571	(94,840)	(5,302)	(14,861)	(104,399)
Net cash provided by (used in) financing activities	60,482	(29,731)	30,424	(388)	24,062	54,874
Net increase (decrease) in cash and cash equivalents	(15,401)	(76,736)	(36,923)	8,070	19,064	(25,929)
Cash and cash equivalents at end of period	$131,432	$54,696	$17,773	$62,766	$36,837	$36,837

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Other Financial Data:
Depreciation and amortization	$11,120	$9,305	$9,519	$1,982	$3,152	$10,689
EBITDA(1)	2,417	57,347	59,537	7,416	3,793	55,914
Adjusted EBITDA(1)	6,411	61,329	66,812	8,566	11,303	69,549
Capital expenditures	10,398	15,051	25,716	5,304	9,124	29,536
Sales per start (U.S.)(2)	2,000	2,412	2,476	2,585	2,652	2,491
Sales per start (South region)(2)	$3,789	$4,572	$4,639	$4,390	$4,427	$4,644

(1)	We define EBITDA as GAAP net income (loss) adjusted for gain (loss) from discontinued operations, net of tax, income tax expense (benefit), net interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for stock compensation expense, gain on sale of assets, litigation settlement proceeds, transaction costs, facility closure costs and certain other items. EBITDA and Adjusted EBITDA are presented because we believe they are useful to investors as widely accepted financial indicators of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by us to evaluate our operating performance. We utilize EBITDA and Adjusted EBITDA frequently in our decision-making because they provide meaningful information regarding our operating performance and cash flows and facilitate comparisons to our historical operating results. We also believe that EBITDA and Adjusted EBITDA make it easier for investors and others to evaluate our results on a normalized basis and to compare our operating results from period to period. We are also aware that certain investors may use EBITDA and Adjusted EBITDA to assess our liquidity.

EBITDA and Adjusted EBITDA are not defined under United States generally accepted accounting principles, or GAAP, should not be considered in isolation or as a substitute for measures of our performance prepared in accordance with GAAP and are not indicative of income from operations as determined under GAAP. Because not all companies use identical calculations, the presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect period to period changes in taxes;

•	EBITDA and Adjusted EBITDA do not reflect our costs associated with capital investments;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense;

•	Adjusted EBITDA does not reflect our stock compensation expense, asset impairments and other nonrecurring items; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following table is a reconciliation of our net income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Net income (loss)	$(56,856)	$(42,691)	$18,150	$(3,384)	$(7,070)	$14,464
Discontinued operations, net of tax	2,437	326	408	72	(92)	244
Income tax expense (benefit)	577	769	1,111	(82)	196	1,389
Interest expense, net	45,139	89,638	30,349	8,828	7,607	29,128
Depreciation and amortization	11,120	9,305	9,519	1,982	3,152	10,689

EBITDA	2,417	57,347	59,537	7,416	3,793	55,914
Stock compensation expense	3,628	4,245	6,157	982	1,767	6,942
Gain on sale of assets	(38)	(284)	(114)	(1)	(46)	(159)
Litigation settlement proceeds	(637)	—	—	—	—	—
Transaction costs	7	—	604	—	5,489	6,093
Facility closure costs	958	(7)	471	163	254	562
Other	76	28	157	6	46	197

Adjusted EBITDA(3)	$6,411	$61,329	$66,812	$8,566	$11,303	$69,549

(2)	Represents sales per single family housing start on a non-seasonally adjusted basis. Census-defined South region includes Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
(3)	Does not reflect the full year impact of completed acquisitions of $8.7 million in 2014 and $7.1 million in the LTM period.

ProBuild Holdings, Inc. Financial Information

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Statement of Operations Data:
Net sales	$3,620,976	$4,335,369	$4,478,723	$908,444	$913,140	$4,483,419
Cost of goods sold	2,740,025	3,250,972	3,323,726	677,799	676,286	3,322,213

Gross margin	880,951	1,084,397	1,154,997	230,645	236,854	1,161,206

Operating expenses, excluding depreciation and amortization	901,306	1,010,429	1,026,254	248,747	233,915	1,011,422
Depreciation expense	59,052	47,432	48,313	11,760	12,300	48,853
Amortization expense	25,538	15,482	9,485	3,415	988	7,058

Total operating expenses	985,896	1,073,343	1,084,052	263,922	247,203	1,067,333

Income (loss) from operations	(104,945)	11,054	70,945	(33,277)	(10,349)	93,873
Interest expense	(61,852)	(58,686)	(54,728)	(13,655)	(12,878)	(53,951)
Other income:
Interest	3,435	3,506	3,271	—	—	3,271
Other income	3,337	4,872	6,318	3,092	3,046	6,272

Income (loss) before income tax expense	(160,025)	(39,254)	25,806	(43,840)	(20,181)	49,465
Income tax expense	1,540	1,492	596	776	866	686

Net income (loss)	(161,565)	(40,746)	25,210	(44,616)	(21,047)	48,779
Less: Income (loss) attributable to the noncontrolling interests	(148,392)	(21,621)	36,369	(41,885)	(16,145)	62,109

Net loss attributable to ProBuild Holdings, Inc.	$(13,173)	$(19,125)	$(11,159)	$(2,731)	$(4,902)	$(13,330)

	As of December 31,		As of March 31, 2015
	2013	2014
	(in thousands)
Balance Sheet Data:
Current assets:
Cash and cash equivalents	$14,343	$9,385	$15,665
Accounts receivable, net	406,462	410,923	414,558
Nontrade receivables	41,403	39,178	—
Inventories, net	330,255	317,476	337,066
Prepaid expenses and other current assets	11,806	14,222	21,444

Total current assets	804,269	791,184	788,733
Property and equipment, net	567,737	574,036	561,828
Assets held-for-sale	25,275	9,683	10,016
Goodwill	1,026,159	1,026,159	1,026,159
Intangible assets, net	14,134	4,649	3,660
Other assets	5,902	3,735	3,255

Total assets	$2,443,476	$2,409,446	$2,393,651

Current liabilities:
Checks outstanding	$49,218	$54,517	—
Current maturities of notes payable and lease obligations	70,393	6,109	6,269
Accounts payable	241,615	234,190	292,583
Accrued expenses and other current liabilities	250,625	247,929	205,368
Deferred income taxes	3,556	4,507	4,069

Total current liabilities	615,407	547,252	508,289
Long-term liabilities:
Deferred income taxes	3,035	4,220	4,176
Other long-term liabilities	13,242	16,865	15,662
Notes payable and lease obligations, net of current maturities	1,273,711	1,281,305	1,327,888

Total liabilities	1,905,395	1,849,642	1,856,015

Total equity	538,081	559,804	537,636

Total liabilities and equity	$2,443,476	$2,409,446	$2,393,651

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(149,929)	$31,802	$91,057	$(80,612)	$(27,295)	$144,374
Net cash used in investing activities	(21,846)	(76,827)	(41,862)	(14,744)	(5,190)	(32,308)
Net cash provided by (used in) financing activities	159,790	49,024	(54,153)	95,452	38,765	(110,840)

Net increase (decrease) in cash and cash equivalents	$(11,985)	$3,999	$(4,958)	$96	$6,280	$1,226

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Other Financial Data:
Capital expenditures	$44,116	$83,013	$65,109	$15,617	$5,840	$55,332
EBITDA(1)	$(6,751)	$88,448	$143,376	$(13,694)	$7,349	$164,419
Adjusted EBITDA(1)	$55,712	$123,316	$192,485	$(1,984)	$10,606	$205,075

(1)	ProBuild defines EBITDA as GAAP net loss plus noncontrolling interest, depreciation and amortization expense, net interest expense and income tax expense. The Issuer defines ProBuild’s Adjusted EBITDA as EBITDA plus long-term bonus, LIFO expense, (gain) loss on sale, (income) loss from closed operations, held for sale impairment, non-recurring charges, impairments/other extraordinary adjustments and certain other adjustments (explained further in note (B) below). EBITDA and Adjusted EBITDA are presented because we believe they are useful to investors as widely accepted financial indicators of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by us to evaluate ProBuild’s historical operating performance.

EBITDA and Adjusted EBITDA are not defined under United States generally accepted accounting principles, or GAAP, should not be considered in isolation or as a substitute for measures of ProBuild’s performance prepared in accordance with GAAP and are not indicative of income from operations as determined under GAAP. Because not all companies use identical calculations, the presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect period to period changes in taxes;

•	EBITDA and Adjusted EBITDA do not reflect ProBuild’s costs associated with capital investments;

•	EBITDA and Adjusted EBITDA do not reflect ProBuild’s interest expense;

•	Adjusted EBITDA does not reflect ProBuild’s stock compensation expense, asset impairments and other non-recurring items; and

•	other companies in ProBuild’s industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash that would be available to ProBuild to reinvest in the growth of its business or as a measure of cash that would be available to ProBuild to meet its obligations.

The following table is a reconciliation of ProBuild’s net loss to EBITDA and Adjusted EBITDA:

	Year Ended December 31,			Three Months Ended March 31,		LTM Ended March 31, 2015
	2012	2013	2014	2014	2015
	(in thousands)
Net loss	$(13,173)	$(19,125)	$(11,159)	$(2,731)	$(4,902)	$(13,330)
Noncontrolling interest	(148,392)	(21,621)	36,369	(41,885)	(16,145)	62,109
Depreciation and amortization expense	91,422	69,016	62,842	16,491	14,652	61,003
Interest expense, net	61,852	58,686	54,728	13,655	12,878	53,951
Income tax expense	1,540	1,492	596	776	866	686

EBITDA	(6,751)	88,448	143,376	(13,694)	7,349	164,419
Long-term bonus	2,787	2,054	3,717	843	705	3,579
LIFO expense	13,940	12,381	6,531	—	—	6,531
(Gain) loss on sale	642	48	(400)	(520)	(1,002)	(882)
(Income) loss from closed operations	19,626	(3,708)	17,913	4,283	1,502	15,132
Held for sale impairment	3,481	4,524	1,997	(600)	(379)	2,218
Non-recurring charges(A)	7,085	11,970	6,039	1,672	1,302	5,669
Impairments/other extraordinary adjustments	14,902	7,599	2,362	1,753	(137)	472
Other adjustments(B)	—	—	10,950	4,279	1,266	7,937

Adjusted EBITDA	$55,712	$123,316	$192,485	$(1,984)	$10,606	$205,075

(A)	Non-recurring charges primarily relate to the development of ProBuild’s strategic plan and reductions in corporate headquarters workforce.
(B)	Other adjustments primarily relate to harmonization and changes of accounting policies and full year effect of cost savings initiatives.

Pro Forma, Combined Financial Information (Unaudited)

Pro Forma Financial Information

	Year Ended December 31, 2014	Three Months Ended March 31, 2015

	(in thousands)
Statement of Operations Data:
Net sales	$6,082,819	$1,284,126
Cost of sales	4,602,235	973,112

Gross margin	1,480,584	311,014

Operating expenses:
Selling, general and administrative expenses	1,379,448	331,008
Facility closure costs	11,643	254

Total operating expenses	1,391,091	331,262

Income (loss) from operations	89,493	(20,248)

Interest expense	(177,966)	(44,422)
Interest income	3,271	—
Other income	6,318	3,046

Loss from continuing operations before income tax	(78,884)	(61,624)

Income tax expense	(1,707)	(1,062)

Loss from continuing operations	(80,591)	(62,686)

Income (loss) from discontinued operations	(408)	92

Net Loss	$(80,999)	$(62,594)

As of March 31, 2015
(in thousands)
Balance Sheet Data:
Current assets:
Cash	$127,380
Accounts receivable, net	571,779
Nontrade receivables	—
Inventories	573,024
Other current assets	50,138

Total current assets	1,322,321
Net property and equipment	770,934
Other assets:
Goodwill	326,927
Intangibles, net	540,357
Assets held for sale	10,016
Other assets, net	64,362

Total other assets	941,662

Total assets	$3,034,917

Current liabilities:
Accounts payable	$383,320
Checks outstanding	—
Accrued liabilities	272,621
Current maturities of long-term debt and lease obligations	12,345
Deferred income taxes	—

Total current liabilities	668,286
Long-term debt, net of current maturities	2,224,416
Deferred income taxes	3
Other long-term liabilities	33,236

Total liabilities	2,925,941
Stockholders’ equity:
Common stock	985
Additional paid-in capital	480,934
Retained deficit	(372,943)

Noncontrolling interest	—
Total stockholders’ equity	108,976

Total liabilities and stockholders’ equity	$3,034,917

Combined Financial Information

LTM Ended March 31,
2015
(in thousands)
Statement of Operations Data:
Net sales	$6,112,592
Cost of sales	4,585,571

Gross margin	1,527,021

Operating expenses:
Selling, general and administrative expenses	1,387,361
Facility closure costs	562

Total operating expenses	1,387,923

Income from operations	139,098

Interest expense	(83,079)
Interest income	3,271
Other income	6,272

Income from continuing operations before income tax	65,562

Income tax expense	(2,075)

Income from continuing operations	63,487

Income (loss) from discontinued operations	(244)

Net Income	$63,243

LTM Ended March 31, 2015
(in thousands)
Combined Financial Data:
Combined EBITDA(1)	$220,333

(1)	Our Combined Company defines Combined EBITDA as Adjusted net loss plus depreciation and amortization expense, net interest expense, income tax expense and loss from discontinued operations, net of tax. Our Combined Company defines Combined Adjusted EBITDA as Combined EBITDA plus facility closure costs, stock compensation expense, transaction costs, certain cost reductions expected to result from the ProBuild Acquisition and certain other items. A reconciliation to Combined Adjusted EBITDA is provided on the following page.

LTM Ended March 31, 2015
Issuer’s EBITDA	$55,914
ProBuild’s EBITDA	164,419

Combined EBITDA	220,333
Issuer’s stock compensation expense	6,942
Issuer’s gain on sale of assets	(159)
Issuer’s transaction costs	6,093
Issuer’s facility closure costs	562
Issuer’s other	197
ProBuild’s long-term bonus	3,579
ProBuild’s LIFO expense	6,531
ProBuild’s (gain) loss on sale	(882)
ProBuild’s (income) loss from closed operations	15,132
ProBuild’s held for sale impairment	2,218
ProBuild’s non-recurring charges	5,669
ProBuild’s impairments/other extraordinary adjustments	472
ProBuild’s other adjustments(1)	7,937
Issuer’s adjustment for completed acquisitions(2)	7,087

Combined Adjusted EBITDA, before cost reductions	281,711
Cost reductions:
Procurement(3)(6)	38,500
Network consolidation(4)(6)	22,000
General and administrative(5)(6)	49,500

Combined Adjusted EBITDA	$391,711

(1)	Other adjustments primarily relate to harmonization and changes of accounting policies and full year effect of cost savings initiatives.
(2)	Adjustments to give effect to certain acquisitions, of which $1.7 million is the Issuer’s estimated benefit from fully integrating these acquisitions into the Issuer, with the remaining amount representing EBITDA from these recent acquisitions in the portion of the period under review prior to being acquired by the Issuer.
(3)	Procurement cost savings relate to savings achieved through optimized pricing and rebated with existing supply relationships.
(4)	Network consolidation cost savings relate to savings achieved through the consolidation of facilities in overlapping regions, as well as the consolidation of our delivery fleet.
(5)	General and administrative cost savings relate to savings achieved through the consolidation of corporation support functions and consolidation of benefit plans and insurance policies.
(6)	Projected annual cost savings of $110 million represents the mid-point of the anticipated ranged of annual savings, and are expected to be fully realized in the third year following the consummation of the ProBuild Acquisition. Excludes estimated one-time costs of $90 million to $100 million to achieve annual savings. For a discussion of risks related to projected cost savings, see “Risk Factors—Risks Related to the ProBuild Acquisition—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized” and “Risk Factors—Risks Related to the ProBuild Acquisition—The ProBuild Acquisition may not achieve its intended results, including anticipated synergies.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, as well as other information contained in this prospectus supplement, the accompanying prospectuses and the documents incorporated herein by reference, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 and any risks described in our other filings with the SEC incorporated into the accompanying prospectuses by reference, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find Additional Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in this section of the prospectus supplement are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus supplement entitled “Disclosure Regarding Forward-Looking Statements.”

Risks Related to our and ProBuild’s Business and Industry

The industry in which we operate is dependent upon the residential homebuilding industry, as well as the U.S. economy, the credit markets and other important factors.

The building products industry is highly dependent on new home and multifamily construction, which in turn are dependent upon a number of factors, including interest rates, consumer confidence, employment rates, foreclosure rates, housing inventory levels and occupancy, housing demand and the health of the U.S. economy and mortgage markets. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or housing inventory levels and occupancy, or a weakening of the U.S. economy or of any regional or local economy in which we operate could adversely affect consumer spending, result in decreased demand for our products, and adversely affect our business. Production of new homes and multifamily buildings may also decline because of shortages of qualified tradesmen, reliance on inadequately capitalized builders and sub-contractors, and shortages of material. The homebuilding industry is currently experiencing a shortage of qualified, trained labor in many areas, including those currently served by us and those that we expect to serve following completion of the ProBuild Acquisition. In addition, the building industry is subject to various local, state, and federal statutes, ordinances, rules and regulations concerning zoning, building design and safety, construction, energy conservation and similar matters, including regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area or in order to maintain certain areas primarily or exclusively residential. Regulatory restrictions may increase our operating expenses and limit the availability of suitable building lots for our customers, which could negatively affect our sales and earnings. Because we have, and expect to continue to have, following completion of the ProBuild Acquisition, substantial fixed costs, relatively modest declines in our customers’ production levels could have a significant adverse effect on our financial condition, operating results and cash flows and cause our stock price to decline.

The homebuilding industry underwent a significant downturn that began in mid-2006 and began to stabilize in late 2011. U.S. homebuilding activity increased in 2013 and 2014 to approximately 617,700 and 647,800 single-family starts, respectively, although it remains well below the historical average (from 1959 through 2013) of 1.0 million single-family starts per year. According to the U.S. Census Bureau, actual U.S. single family housing starts in the U.S. during 2014 were 55.8% lower than in 2006. We believe that the slow recovery of the housing market is due to a variety of factors including: a severe economic recession, followed by a gradual economic recovery; significant unemployment; limited credit availability; shortages of suitable building lots in many regions; shortages of experienced labor; a substantial reduction in speculative home investment; and soft housing demand. The downturn in the homebuilding industry resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our and ProBuild’s business and operating results during fiscal years 2007 through 2012.

In addition, beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption resulted in a stricter regulatory environment and reduced availability of mortgages for potential homebuyers due to a tight credit market and stricter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders continue to be constrained, which is slowing a recovery in our industry. Since the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely that the housing industry will not fully recover until conditions in the economy and the credit markets further improve.

If the housing market declines, we may be required to take impairment charges relating to our operations or temporarily idle or permanently close under-performing locations.

On a historical basis, we recorded no goodwill or significant asset impairment charges in continuing operations for the three months ended March 31, 2015 or the years ended December 31, 2014 and 2013. If conditions in the housing industry deteriorate we may need to take goodwill and/or asset impairment charges relating to certain of our reporting units. Any such non-cash charges would have an adverse effect on our financial results. In addition, in response to industry conditions, we may have to temporarily idle or permanently close certain facilities in under-performing regions, although we have no specific plans to close or idle additional facilities at this time. Any such facility closures could have a significant adverse effect on our financial condition, operating results and cash flows and cause our stock price to decline.

Our level of indebtedness, whether or not the ProBuild Acquisition is completed, could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under our debt instruments.

As of March 31, 2015, our debt consisted of the $350.0 million aggregate principal amount outstanding of the Existing Secured Notes. We also have a $175.0 million senior secured revolving credit facility (the “Existing Credit Facility”). As of March 31, 2015, we had $55.0 million in borrowings, as well as $15.6 million of letters of credit outstanding under the Existing Credit Facility, all of which is being repaid in connection with the ProBuild Acquisition. Giving pro forma effect to the ProBuild Acquisition Transactions, as of March 31, 2015, our Combined Company would have had up to $2,242.8 million of total indebtedness, including $297.8 million of lease finance obligations and capitalized lease obligations with approximately $3.9 million attributable to the Issuer and approximately $293.9 million attributable to ProBuild. In addition, we and ProBuild both have significant obligations under ongoing operating leases that are not, and will not be, reflected on our balance sheet.

As of March 31, 2015, the Existing Secured Notes bore interest at a fixed rate, and therefore, our interest expense related to the Existing Secured Notes would not be affected by changes in market interest rates. The $55.0 million in outstanding borrowings as of March 31, 2015 under the Existing Credit Facility bears interest at a variable rate and, therefore, if interest rates rise, our interest expense could increase. At March 31, 2015, a 1.0% increase in interest rates would result in approximately $0.6 million in additional annual interest expense. We expect that the notes we issue as part of the financing for the ProBuild Acquisition will bear interest at a fixed rate. We also expect that the ABL Facility and the First-Lien Facility entered into in connection with the ProBuild Acquisition will bear interest at a variable rate.

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because future borrowings under the Existing Credit Facility and certain indebtedness incurred pursuant to the Acquisition Financing would be at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

In addition, some of our debt instruments, including the indenture governing the Existing Secured Notes (the “Existing Indenture”), contain, and the agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition are expected to contain, cross-default provisions that could result in our debt being declared immediately due and payable under a number of debt instruments, even if we default on only one debt instrument. In such event, it is unlikely that we would be able to satisfy our obligations under all of such accelerated indebtedness simultaneously.

Our financial condition and operating performance, including that of our subsidiaries and that of ProBuild and its operating affiliates are also subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations in an effort to meet our debt service and other obligations. Our existing indebtedness restricts, and the agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition are expected to restrict, our ability to dispose of assets and to use the proceeds from such dispositions. We may not be able to consummate those dispositions or be able to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due, which could have a material adverse effect on our financial condition, operating results and cash flows and cause our stock price to decline.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

For working capital and funding of our operations, we are reliant on cash on hand and our existing credit facility and will be reliant on the expected borrowing capacity under the ABL Facility, assuming borrowing availability following planned drawings to help fund the ProBuild Acquisition. Our working capital requirements are likely to grow assuming the housing industry improves. Our inability to renew, amend or replace our existing indebtedness and the indebtedness incurred pursuant to the ProBuild Acquisition Transactions when required or when business conditions warrant could have a material adverse effect on our business, financial condition and results of operations and cause our stock price to decline.

Economic and credit market conditions, the performance of our industry, and our financial performance, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond our control. Any worsening of current housing market conditions or the macroeconomic factors that affect our industry could require us to seek additional capital and have a material adverse effect on our ability to secure such capital on favorable terms, if at all.

We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time, including our existing indebtedness and the indebtedness incurred pursuant to the ProBuild Acquisition Transactions, including the notes. The Existing Indenture and our existing credit facility, moreover, restricts, and the agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition are expected to restrict, the amount of permitted indebtedness allowed. In addition, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities, including potential acquisitions, or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, and results of operations. If additional funds are raised through the issuance of additional equity or convertible debt securities, our stockholders may experience significant dilution.

We may incur additional indebtedness.

We may incur additional indebtedness in the future, including collateralized debt, subject to the restrictions contained in the instruments governing our existing indebtedness and the agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition. If new debt is added to our current debt levels, or to our pro forma debt levels, the related risks that we now face could intensify.

Our debt instruments contain various covenants that limit our ability to operate our business.

Our financing arrangements, including the Existing Indenture and our existing credit facility contain, and the agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition are expected to contain, various provisions that limit our ability to, among other things:

•	transfer or sell assets, including the equity interests of our restricted subsidiaries, or use asset sale proceeds;

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain restricted payments or investments;

•	create liens to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company or continue to receive the benefits of these financing arrangements under a “change in control” scenario (as defined in those agreements); and

•	engage in unrelated business activities.

The agreement governing the Existing Credit Facility contains a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.00 to 1.00 if our excess availability, defined as the sum of our net borrowing availability plus qualified cash, falls below the greater of $17.5 million or 10% of the maximum borrowing amount. As of March 31, 2015, our excess availability was $104.4 million. Qualified cash is defined as the amount of unrestricted cash and cash equivalents held in deposit or securities accounts which are subject to control agreements in favor of our lenders.

These provisions may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with the terms of the Existing Indenture and Existing Credit Facility and the agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition, may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, a change in control or other events beyond our control. The breach of any of these provisions, including those contained in the Existing Indenture, or Existing Credit Facility or agreements governing the indebtedness expected to be incurred to finance the ProBuild Acquisition could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

We have historically and, as a Combined Company, will continue to occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases at the end of their terms. If we close a facility, we are still obligated under the applicable lease.

Historically, most of our facilities, as well as most of ProBuild’s facilities, were leased. Many of our current leases are non-cancelable, typically have initial expiration terms ranging from five to 15 years and most provide options to renew for specified periods of time. The majority of ProBuild’s current leases, all of which we will acquire in connection with the ProBuild Acquisition, are non-cancelable and typically have initial terms of five years to 15 years and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be of the same terms (five to 15 years), will be non-cancelable and will feature similar renewal options. If in the future we close or idle a facility, we would remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent, insurance, taxes and other expenses on the leased property for the balance of the lease term. Management may explore offsets to remaining obligations such as subleasing opportunities or negotiated lease terminations. During the period from 2007 through 2013, we and ProBuild closed or idled a number of facilities for which we each continue to remain liable. Our obligation to continue making rental payments with respect to leases for closed or idled facilities could have a material adverse effect on our business and results of operations. At the end of a lease term and any renewal period for a leased facility, for those locations where we have no renewal options remaining, we may be unable to renew the lease without additional cost, if at all. If we are unable to renew our Combined Company’s facility leases, we may close or, if possible, relocate the facility, which could subject us to additional costs and risks which could have a material adverse effect on our business. Additionally, the revenue and profit generated at a relocated facility may not equal the revenue and profit generated at the existing operation.

We have historically and, as a Combined Company, will continue to operate as a holding company, conducting all of our operations through our subsidiaries which, after the completion of the ProBuild Acquisition, will include ProBuild.

We have historically operated as a holding company and derived all of our operating income from our subsidiaries. We will continue to operate in this fashion following the completion of the ProBuild Acquisition, with our assets held by our direct and indirect subsidiaries, including ProBuild. We have historically and, as a Combined Company, will continue to rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness, including the indebtedness we expect to incur to finance the ProBuild Acquisition, we or our subsidiaries incur.

The building supply industry is cyclical and seasonal.

The building products supply industry is subject to cyclical market pressures. Prices of building products are subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation, and trade policies, as well as from periodic delays in the delivery of lumber and other products. For example, prices of wood products, including lumber and panel products, are subject to significant volatility and directly affect our sales and earnings. In particular, low prices for wood products over a sustained period can adversely affect our financial condition, operating results and cash flows, as can excessive spikes in prices. For the fiscal year ended December 31, 2014, average prices for lumber and lumber sheet goods were 4.9% lower than the prior year. This price decline has continued into the current 2015 fiscal year. On a historical basis, without giving effect to the ProBuild Acquisition, our lumber and lumber sheet goods product category represented 32.6% of our total sales for the year ended December 31, 2014. Over the same period, on a historical basis without giving effect to the

ProBuild Acquisition, ProBuild’s lumber and lumber sheet goods category represented 34.6% of its total sales. We have limited ability to manage the timing and amount of pricing changes for building products. In addition, the supply of building products fluctuates based on available manufacturing capacity. A shortage of capacity or excess capacity in the industry can result in significant increases or declines in prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows and cause our stock price to decline.

In addition, although historically weather patterns have affected our and ProBuild’s operating results throughout the year, adverse weather has reduced construction activity in the regions where we operate most significantly in the first and fourth quarters. To the extent that hurricanes, severe storms, floods, other natural disasters or similar events occur in the regions in which our Combined Company will operate, our business may be adversely affected. We anticipate that fluctuations from period to period due to the impact of seasonality on the results of our Combined Company will continue in the future.

A range of factors may make our quarterly revenues and EBITDA variable.

We have historically experienced, and in the future as a Combined Company will continue to experience, variability in revenues and EBITDA on a quarterly basis. The factors expected to contribute to this variability include, among others: (1) the volatility of prices of lumber, wood products and other building products, (2) the cyclical nature of the homebuilding industry, (3) general economic conditions in the various areas that we serve and the new regions that we would serve following completion of the ProBuild Acquisition, (4) the intense competition in the industry including expansion and growth strategies by competitors, (5) the production schedules of our customers, and (6) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis.

The loss of any of our significant customers or a reduction in the quantity of products they purchase could affect our financial health.

Historically, our ten largest customers generated approximately 25.1% and 22.5% of our sales for the years ended December 31, 2014 and 2013, respectively. Historically, ProBuild’s ten largest customers generated approximately 12.0% of ProBuild’s sales for each of the years ended December 31, 2014 and 2013. We cannot guarantee that we will maintain, improve or, in the case of ProBuild’s customers, assume successfully the relationships with these customers or that we will supply these customers at historical levels. Due to the weak housing market over the past several years, many homebuilder customers substantially reduced their construction activity. Some homebuilder customers exited or severely curtailed building activity in certain of our regions.

In addition, production homebuilders, commercial builders and other customers may: (1) seek to purchase some of the products that we currently sell directly from manufacturers, (2) elect to establish their own building products manufacturing and distribution facilities or (3) give advantages to manufacturing or distribution intermediaries in which they have an economic stake. Continued consolidation among production homebuilders could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly affect our financial condition, operating results and cash flows. Furthermore, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our professional customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our Combined Company’s customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows and cause our stock price to decline.

Our industry is highly fragmented and competitive, and increased competitive pressure may adversely affect our results.

The building products supply industry is highly fragmented and competitive. We face, and will continue to face, significant competition from local and regional building materials chains, as well as from privately-owned single site enterprises. Any of these competitors may (1) foresee the course of market development more accurately than we do, (2) develop products that are superior to our products, (3) have the ability to produce or supply similar products at a lower cost, (4) develop stronger relationships with local homebuilders or commercial builders, (5) adapt more quickly to new technologies or evolving customer requirements than we do, or (6) have access to financing on more favorable terms that we can obtain in the market. As a result, we may not be able to compete successfully with them. In addition, home center retailers, which have historically concentrated their sales efforts on retail consumers and small contractors, have intensified their marketing efforts to professional homebuilders in recent years and may continue to intensify these efforts in the future. Furthermore, certain product manufacturers sell and distribute their products directly to production homebuilders or commercial builders. The volume of such direct sales could increase in the future. Additionally, manufacturers of products distributed by us may elect to sell and distribute directly to homebuilders or commercial builders in the future or enter into exclusive supplier arrangements with other distributors. Consolidation of production homebuilders or commercial builders may result in increased competition for their business. Finally, we may not be able to maintain our operating costs or product prices at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our financial condition, operating results and cash flows may be adversely affected and cause our stock price to decline.

We are subject to competitive pricing pressure from our customers.

Production homebuilders and commercial builders historically have exerted and will continue to exert significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The housing industry downturn resulted in significantly increased pricing pressures from production homebuilders and other customers. Over the past few years, these pricing pressures have adversely affected our operating results and cash flows. In addition, continued consolidation among production homebuilders or commercial builders, and changes in production homebuilders’ or commercial builders’ purchasing policies or payment practices, could result in additional pricing pressure, and our financial condition, operating results and cash flows may be adversely affected and cause our stock price to decline.

Our continued success will depend on our ability to retain our key employees and to attract and retain new qualified employees.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, operational, sales and other personnel. We face significant competition for these types of employees in our industry and from other industries. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. In addition, key personnel may leave us and compete against us. Our success also depends to a significant extent on the continued service of our senior management team. We may be unsuccessful in replacing key managers who either resign or retire. The loss of any member of our senior management team or other experienced senior employees, including members of the senior management team and senior employees of ProBuild following completion of the ProBuild Acquisition, could impair our ability to execute our business plan, cause us to lose customers and reduce our sales or lead to employee morale problems and/or the loss of other key employees. In any such event, our financial condition, operating results and cash flows could be adversely affected and cause our stock price to decline.

The nature of our business exposes us to product liability, product warranty, casualty, construction defect, vehicle and other claims and legal proceedings.

We and ProBuild each historically have been and, as a Combined Company, may continue to be involved in product liability, product warranty, casualty, construction defect, vehicle and other claims relating to the products we manufacture and distribute and services we provide that, if adversely determined, could adversely affect our financial condition, operating results and cash flows. We rely on manufacturers and other suppliers to provide us with many of the products we sell and distribute. Because we do not have direct control over the quality of such products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of such products. In addition, we are exposed to potential claims arising from the conduct of our respective employees and subcontractors, and builders and their subcontractors, for which we may be contractually liable. Although we currently maintain what we believe to be suitable and adequate insurance in excess of our self-insured amounts, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities. Product liability, product warranty, casualty, construction defect, vehicle, and other claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our company. In addition, we are involved on an ongoing basis in other types of legal proceedings. We cannot assure you that any current or future claims against our Combined Company will not adversely affect our financial condition, operating results and cash flows and cause our stock price to decline.

Product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers could affect our financial health.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers and other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or ProBuild’s suppliers following completion of the ProBuild Acquisition or the loss of key supplier arrangements could adversely impact our financial condition, operating results and cash flows and cause our stock price to decline.

Although in many instances we and ProBuild each have agreements with our respective suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows and cause our stock price to decline.

We may be adversely affected by any disruption in our information technology systems.

Our operations are dependent upon our information technology systems, which encompass all of our major business functions. ProBuild currently maintains multiple enterprise resource planning (“ERP”) systems to manage its operations. Following completion of the ProBuild Acquisition, we expect to integrate ProBuild’s systems with our legacy systems over time or to select a new ERP system to serve our Combined Company’s operations. We may encounter significant operational disruptions as a result of such process, which could have a material adverse effect on our financial condition, operating results and cash flows. Our primary ERP system, which we use for operations representing approximately 97% of our sales, is a proprietary system that has been highly customized by our computer programmers. Our centralized financial reporting system currently draws data from our ERP systems. We rely upon our information technology systems to manage and replenish inventory, to fill and ship customer orders on a timely basis, and to coordinate our sales activities across all of our products and services. A substantial disruption in our information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages, or delays in our service) could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the global Internet. There can be no assurance that such delays, problems, or associated costs will not have a material adverse effect on our financial condition, operating results and cash flows and cause our stock price to decline.

We and ProBuild may be adversely affected by any natural or man-made disruptions to our and ProBuild’s distribution and manufacturing facilities.

We currently maintain a broad network of distribution and manufacturing facilities throughout the southern and eastern United States. In addition, ProBuild currently maintains a broad network of distribution and manufacturing facilities across 40 states. Any widespread disruption to our facilities, including ProBuild facilities we acquire in the ProBuild Acquisition, resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. In addition, any shortages of fuel or significant fuel cost increases could disrupt our ability to distribute products to our customers. If any of these events were to occur, our financial condition, operating results and cash flows could be materially adversely affected and our stock price could decline.

We may be unable to successfully implement our growth strategy, which includes increasing sales of our prefabricated components and other value-added products, pursuing strategic acquisitions and opening new facilities and delevering.

Our long-term strategy depends in part on growing our sales of prefabricated components and other value-added products and increasing our market share. If any of these initiatives are not successful, or require extensive investment, our growth may be limited, and we may be unable to achieve or maintain expected levels of growth and profitability which could cause our stock price to decline.

Our long-term business plan also provides for continued growth through strategic acquisitions and organic growth through the construction of new facilities or the expansion of existing facilities. Failure to identify and acquire suitable acquisition candidates on appropriate terms could have a material adverse effect on our growth strategy. Moreover, reduced operating results during the current slow economic recovery, our liquidity position, or the requirements of the agreements governing our existing indebtedness, as well as the expected requirements of the debt instruments that will govern the debt we expect to incur to finance the ProBuild Acquisition, could prevent us from obtaining the capital required to effect new acquisitions or expansions of existing facilities. Our failure to make successful acquisitions or to build or expand facilities, including manufacturing facilities, produce saleable product, or meet customer demand in a timely manner could result in damage to or loss of customer relationships, which could adversely affect our financial condition, operating results and cash flows and our stock price could decline. A negative impact on our financial condition, operations results and cash flows, or our decision to invest in strategic acquisitions or new facilities, could adversely affect our ability to delever.

In addition, although we have been successful historically in integrating 32 acquisitions since 1998, we may not be able to integrate the operations of ProBuild upon completion of the ProBuild Acquisition or any future acquired businesses with our operations in an efficient and cost-effective manner or without significant disruption to our operations. Moreover, acquisitions, including the ProBuild Acquisition, involve significant risks and uncertainties, including uncertainties as to the future financial performance of the acquired business, difficulties integrating acquired personnel and corporate cultures into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems, exposure to unforeseen liabilities of acquired companies and the diversion of management attention and resources from existing operations. We may be unable to successfully complete potential acquisitions due to multiple factors, such as issues related to regulatory review of the proposed transactions. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate ProBuild’s business upon completion of the ProBuild Acquisition or future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could prevent us from remaining competitive and, ultimately, could adversely affect our financial condition, operating results and cash flows and cause our stock price to decline.

Federal, state, local and other regulations could impose substantial costs and/or restrictions on our operations that would reduce our net income.

We are subject to various federal, state, local and other regulations, including, among other things, regulations promulgated by the Department of Transportation and applicable to our fleet of delivery trucks, work safety regulations promulgated by the Department of Labor’s Occupational Safety and Health Administration, employment regulations promulgated by the United States Equal Employment Opportunity Commission, accounting standards issued by the Financial Accounting Standards Board (“FASB”) or similar entities and state and local zoning restrictions and building codes. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to substantial penalties that could adversely affect our financial condition, operating results and cash flows and cause our stock price to decline.

We are subject to potential exposure to environmental liabilities and are subject to environmental regulation.

We are subject to various federal, state and local environmental laws, ordinances and regulations. Although we believe that our facilities and, based on our diligence with respect to the ProBuild Acquisition, the facilities of ProBuild are in material compliance with such laws, ordinances, and regulations, as owners and lessees of real property, we can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we or ProBuild, as applicable, knew of or were responsible for such contamination. Further, following the completion of the ProBuild Acquisition, we may become aware of contamination that was not identified in the course of, or occurred subsequent to, our prior diligence. No assurance can be provided that remediation may not be required in the future as a result of spills or releases of petroleum products or hazardous substances, the discovery of unknown environmental conditions, more stringent standards regarding existing residual contamination, or changes in legislation, laws, rules or regulations. More burdensome environmental regulatory requirements may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows and cause our stock price to decline.

We may be adversely affected by uncertainty in the economy and financial markets, including as a result of terrorism or unrest in the Middle East, Eastern Europe or elsewhere.

Instability in the economy and financial markets, including as a result of terrorism or unrest in the Middle East, Eastern Europe or elsewhere, may result in a decrease in housing starts, which would adversely affect our or ProBuild’s business. In addition, such unrest or related adverse developments, including a retaliatory military strike or terrorist attack, may cause unpredictable or unfavorable economic conditions and could have a material adverse effect on our and ProBuild’s financial condition, operating results and cash flows. Any shortages of fuel or significant fuel cost increases related to geopolitical conditions could seriously disrupt our ability to distribute products to our customers. In addition, domestic terrorist attacks may affect our and ProBuild’s ability to keep our operations and services functioning properly and could have a material adverse effect on our and ProBuild’s financial condition, operating results and cash flows and cause our stock price to decline.

Risks Related to the ProBuild Acquisition

Completion of the ProBuild Acquisition is subject to conditions and if these conditions are not satisfied or waived, the ProBuild Acquisition will not be completed and we may be obligated to pay a reverse termination fee.

We can provide no assurance that the ProBuild Acquisition will be completed and this offering is not conditioned on the consummation of the ProBuild Acquisition. The obligations of us and ProBuild to complete the ProBuild Acquisition are subject to satisfaction or waiver of a number of conditions, including: (i) the absence of a material adverse effect with respect to the business of ProBuild; and (ii) the absence of certain legal injunctions or impediments prohibiting the transaction. Each party’s obligation to complete the ProBuild

Acquisition is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, the absence of a material adverse effect with respect to inaccuracy of the representations and warranties of the other party under the Securities Purchase Agreement, the performance by the other party of its respective obligations under the Securities Purchase Agreement in all material respects and delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions.

In addition, a termination of the Securities Purchase Agreement by us, ProBuild or the sellers under such agreement under certain specified circumstances, including a failure of our debt financing to be funded, if all of the other conditions to our obligation to close the ProBuild Acquisition have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the ProBuild Acquisition), will entitle ProBuild to receive from us a reverse termination fee equal to $81,250,000. Payment of this fee would have a material adverse effect on our financial condition, operating results, and cash flows. See “Prospectus Supplement Summary—Recent Developments—The ProBuild Acquisition.”

The failure to satisfy all of the required conditions could delay the completion of the ProBuild Acquisition for a significant period of time or prevent it from occurring, and we may be obligated to pay the reverse termination fee. Any delay in completing the ProBuild Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the ProBuild Acquisition is successfully completed within its expected timeframe. Failure to complete the ProBuild Acquisition could have a material adverse effect on our results of operations and prospects and cause our stock price to decline materially.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized.

ProBuild and we have operated and, until the completion of the ProBuild Acquisition, will continue to operate, independently. We continue to assess synergies that we may realize as a Combined Company, the realization of which will depend on a number of factors. The success of the ProBuild Acquisition, including anticipated benefits and potential cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of ProBuild. It is possible that the pendency of the ProBuild Acquisition and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both ProBuild and us, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the Combined Company’s ability to maintain relationships with customers, suppliers, vendors and employees or to achieve the anticipated benefits and cost savings of the ProBuild Acquisition. If we experience difficulties with the integration process, the anticipated benefits of the ProBuild Acquisition, including any potential synergies, may not be realized fully or at all, or may take longer to realize than expected. Management continues to refine its integration plan. The integration planning and implementation process will result in significant costs and divert management attention and resources. These integration matters could have an adverse effect on the Combined Company for an undetermined period after completion of the ProBuild Acquisition. In addition, the actual cost savings of the ProBuild Acquisition could be less than anticipated.

The ProBuild Acquisition may not achieve its intended results, including anticipated synergies.

While we expect the ProBuild Acquisition to result in a significant amount of synergies and other financial and operational benefits, we may be unable to realize these synergies or other benefits in the timeframe that we expect or at all. Achieving the anticipated benefits, including synergies, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the ProBuild Acquisition and integrate the businesses will be consistent with our expectations. Events outside of our control, including, but not limited to, any conditions imposed by governmental authorities, operating changes or regulatory changes, could also adversely affect our ability to realize the anticipated benefits from the ProBuild Acquisition. Thus, the integration may be unpredictable, or subject to delays or changed circumstances, and our Combined Company may not perform in accordance with our expectations. Further, we will incur implementation costs relative to these anticipated synergies, and our expectations with respect to integration or synergies as a result of the ProBuild Acquisition may not materialize. Accordingly, you should not place undue reliance on our anticipated synergies. See “—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized” and “—The ProBuild Acquisition will involve substantial costs.”

In connection with the ProBuild Acquisition, we will incur significant additional indebtedness which could adversely affect us, including by decreasing our business flexibility, and will increase our interest expense.

Our consolidated indebtedness as of March 31, 2015 was approximately $408.9 million. Our pro forma indebtedness as of March 31, 2015, after giving effect to the ProBuild Acquisition Transactions and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be as much as $2,242.8 million. We will have substantially increased indebtedness following completion of the ProBuild Acquisition in comparison to our indebtedness on a recent historical basis, which will increase our interest expense and could have the effect of, among other things, reducing our flexibility to respond to changing business and economic conditions.

We will also incur various costs and expenses associated with the debt of our Combined Company, which will include certain of ProBuild’s capital leases and lease finance obligations, which will remain outstanding upon completion of the ProBuild Acquisition and be assumed by the Combined Company. The amount of cash required to pay interest on our Combined Company’s increased indebtedness levels and, thus, the demands on our cash resources, will be substantially greater than the amount of cash flows required to service our historical indebtedness prior to the ProBuild Acquisition Transactions. The increased levels of indebtedness following completion of the ProBuild Acquisition could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the ProBuild Acquisition, or if the financial performance of the Combined Company does not meet current expectations, then our ability to service our indebtedness, including the notes, may be adversely impacted.

The ProBuild Acquisition will involve substantial costs.

Historically we and ProBuild have incurred and, as a Combined Company expect to continue to incur, a number of non-recurring costs associated with the ProBuild Acquisition and the related integration process. A significant portion of non-recurring expenses will be comprised of transaction and regulatory costs related to the ProBuild Acquisition.

We also will incur substantial transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We estimate these integration-related costs in the range of $90 to $100 million over the two years following the closing of the transaction. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the ProBuild Acquisition and the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus supplement.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the ProBuild Acquisition been completed on the dates indicated. This information reflects adjustments, which are based upon preliminary estimates, to allocate the consideration paid in connection with the ProBuild Acquisition to ProBuild’s identifiable net assets. The allocation reflected in this prospectus supplement is preliminary, and final allocation of the consideration will be based upon the actual consideration paid in connection with the ProBuild Acquisition and the fair value of the assets and liabilities of ProBuild as of the date of the completion of the ProBuild Acquisition. In addition, subsequent to the closing date of the ProBuild Acquisition, there may be further refinements of the allocation as additional information becomes available. Accordingly, the final accounting adjustments related to the consideration paid in connection with the ProBuild Acquisition may differ materially from the pro forma adjustments reflected herein. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Uncertainties associated with the ProBuild Acquisition may cause a loss of management and sales personnel and other key employees of ProBuild or us, which could adversely affect the future business and operations of the Combined Company following the ProBuild Acquisition.

We are dependent on the experience and industry knowledge of our officers and other key employees to execute our business plan. Our Combined Company’s success after the ProBuild Acquisition will depend in part upon our ability to retain key management and sales personnel and other key employees. Current and prospective employees may experience uncertainty about their future roles with our Combined Company following the ProBuild Acquisition, which may materially adversely affect our ability to attract and retain key personnel. Accordingly, no assurance can be given that our Combined Company will be able to retain key management and sales personnel and other key employees.

Acquiring ProBuild will substantially increase the scale of our Combined Company, which will increase the magnitude of the risks to which we are subject.

ProBuild is a large and complex company that will add significantly to the size and scale of our operations upon consummation of the ProBuild Acquisition. For the LTM ended March 31, 2015, we had approximately $1.6 billion in sales and, as of March 31, 2015, approximately $625 million in total assets. For the LTM ended March 31, 2015, ProBuild had approximately $4.5 billion in net sales and, as of March 31, 2015, approximately $2.4 billion in total assets. Our Combined Company will have more than 430 locations and a presence in 24 of the top 25 and 74 of the top 100 largest U.S. MSAs. We may have failed to identify all the risks to which the acquisition of ProBuild may expose us or the effects it may have on the price of our shares or on the long-term value of the Combined Company, including any risks related to ProBuild’s compliance with, among others, laws and regulations, contractual obligations and leases.

Risks Related to our Common Stock

The market price of our common stock has fluctuated significantly since the announcement of the ProBuild Acquisition.

Between April 10, 2015, the trading day preceding the announcement of the ProBuild Acquisition, and July 24, 2015, the closing sale price of our common stock on NASDAQ ranged from $6.90 to $13.95 per share. This offering is not conditioned on the consummation of the ProBuild Acquisition and we can give no assurance that the ProBuild Acquisition will be completed. If the ProBuild Acquisition is not completed, the price of our common stock may decrease materially.

The price of our common stock is volatile and may decline.

The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including:

•	information relating to the ProBuild Acquisition;

•	actual or anticipated fluctuations in our results of operations;

•	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices of products we sell;

•	involvement in litigation;

•	our sale of common stock or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted, which could adversely affect our financial condition, results of operations and cash flows. As a result, it may be difficult for you to resell your shares of common stock in the future.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including 7,702,160 shares of our common stock issuable as of July 20, 2015, upon exercise of outstanding vested and unvested options to acquire shares of our common stock (including through the conversion of restricted stock units) under our stock incentive plans, including the 2014 Incentive Plan, as it may be amended, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial time. Additional options may also be granted under our incentive plans, including our 2014 Incentive Plan, as it may be amended. Further, the affiliates of JLL Fund V and Warburg Pincus who collectively own approximately 49.5% of our outstanding common stock as of July 20, 2015. Affiliates of Warburg Pincus are selling an aggregate of up to 4,600,000 shares of common stock pursuant to a shelf registration statement dated November 26, 2014 and JLL Fund V or Warburg Pincus or their respective affiliates may offer additional shares of our common stock in the future. We cannot foresee the effect of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares of common stock would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative effect on the market for our common stock and our ability to raise additional capital.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectuses and the documents incorporated by reference herein and therein contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus, the accompanying prospectus and the documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus supplement, the accompanying prospectuses, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our “2014 10-K”) in Item 1A under “Risk Factors” as well as in Item 7A “Quantitative and Qualitative Disclosures About Market Risk,” and the risks detailed from time to time in our future SEC reports. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	dependence on the residential building industry and, following the completion of the ProBuild Acquisition, the commercial building industry, as well as the economy, the credit markets and other important factors;

•	uncertainty surrounding the economy and credit markets;

•	cyclical and seasonal nature of the building products supply industry;

•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	additional impairment charges or the need to idle or permanently close under-performing locations;

•	our ability to renew long-term leases for our facilities;

•	influence of significant stockholders;

•	loss of significant customers;

•	competition in the highly fragmented building products supply industry;

•	pricing pressure from our customers;

•	our future capital needs and our ability to obtain additional financing on acceptable terms;

•	our level of indebtedness and our ability to meet our obligations under our debt instruments;

•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements;

•	our reliance on our subsidiaries;

•	dependence on key personnel;

•	exposure to product liability, product warranty, casualty, construction defect and other liability claims;

•	variability of our quarterly revenues and earnings;

•	disruptions at our facilities or in our information technology systems;

•	our ability to execute our strategic plans;

•	effects of regulatory conditions on our operations;

•	exposure to environmental liabilities and regulation;

•	economic and financial uncertainty resulting from terrorism and war; and

•	risks related to the pending ProBuild Acquisition, including:

•	the failure to satisfy the conditions to completing the transaction, including obtaining required regulatory approvals and any payment of a reverse termination fee;

•	conditions to obtaining regulatory approval that may place restrictions on the business of the Combined Company;

•	our ability to complete the proposed acquisition and the potential negative impact on our stock price in the vent the acquisition is not completed;

•	our failure to obtain the anticipated benefits and costs savings from the acquisition; and

•	the impact of the additional debt we will incur to finance the acquisition.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectuses, as applicable, or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement and the accompanying prospectuses or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER

DATA FOR BUILDERS FIRSTSOURCE, INC.

The following tables set forth selected historical financial information for the Issuer for the periods ended and as of the dates indicated. The Issuer’s financial information for the years ended December 31, 2012, 2013 and 2014 and as of the years ended December 31, 2013 and 2014 has been derived from the Issuer’s audited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement. The Issuer’s financial information for the three months ended March 31, 2014 and 2015 and as of March 31, 2015 has been derived from the Issuer’s unaudited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Statement of Operations Data:
Sales	$1,070,676	$1,489,892	$1,604,096	$345,909	$370,986
Cost of sales	856,110	1,169,972	1,247,099	270,994	287,253

Gross margin	214,566	319,920	356,997	74,915	83,733
Selling, general and administrative expenses	222,263	271,885	306,508	69,318	82,838
Asset impairments	48	—	—	—	—
Facility closure costs	958	(7)	471	163	254

Income (loss) from operations	(8,703)	48,042	50,018	5,434	641
Interest expense, net	45,139	89,638	30,349	8,828	7,607

Income (loss) from continuing operations before income taxes	(53,842)	(41,596)	19,669	(3,394)	(6,966)
Income tax expense (benefit)	577	769	1,111	(82)	196

Income (loss) from continuing operations	(54,419)	(42,365)	18,558	(3,312)	(7,162)
Income (loss) from discontinued operations	(2,437)	(326)	(408)	(72)	92

Net income (loss)	$(56,856)	$(42,691)	$18,150	$(3,384)	$(7,070)

Comprehensive income (loss)
Basic net income (loss) per share
Income (loss) from continuing operations	(0.57)	(0.44)	0.19	(0.03)	(0.07)
Loss from discontinued operations	(0.03)	(0.00)	(0.00)	(0.00)	0.00

Net income (loss)	(0.60)	(0.44)	0.19	(0.03)	(0.07)

Diluted net income (loss) per share
Income (loss) from continuing operations	(0.57)	(0.44)	0.19	(0.03)	(0.07)
Loss from discontinued operations	(0.03)	(0.00)	(0.00)	(0.00)	0.00

Net income (loss)	(0.60)	(0.44)	0.19	(0.03)	(0.07)

Weighted average common shares outstanding
Basic	95,463	96,449	98,050	97,617	98,204

Diluted	95,463	96,449	100,522	97,617	98,624

	As of December 31,		As of March 31,
	2013	2014	2014	2015
	(in thousands)
Balance Sheet Data:
Current assets:
Cash and cash equivalents	$54,696	$17,773	$62,766	$36,837
Accounts receivable	143,036	148,352	147,603	157,221
Inventories	123,636	138,156	136,613	146,824
Other current assets	9,793	27,259	8,767	24,215

Total current assets	331,161	331,540	355,749	365,097
Property, plant and equipment, net	49,392	75,679	52,808	84,734
Goodwill	111,193	139,774	111,193	141,090
Intangible assets, net	827	17,228	732	16,657
Other assets, net	23,266	18,844	22,318	17,878

Total assets	$515,839	$583,065	$542,800	$625,456

Current liabilities:
Accounts payable	$81,046	$75,868	$102,668	$90,737
Accrued liabilities	45,310	66,225	51,968	74,083
Current maturities of long-term debt	67	30,074	69	55,076

Total current liabilities	126,423	172,167	154,705	219,896
Long-term debt, net of current maturities	353,904	353,830	353,886	353,810
Other long-term liabilities	20,144	16,868	21,615	17,774

Total liabilities	500,471	542,865	530,206	591,480
Total stockholders’ equity	15,368	40,200	12,594	33,976

Total liabilities and stockholders’ equity	$515,839	$583,065	$542,800	$625,456

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(66,850)	$(47,576)	$27,493	$13,760	$9,863
Net cash provided by (used in) investing activities	(9,033)	571	(94,840)	(5,302)	(14,861)
Net cash provided by (used in) financing activities	60,482	(29,731)	30,424	(388)	24,062

Net (decrease) increase in cash and cash equivalents	$(15,401)	$(76,736)	$(36,923)	$8,070	$19,064

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER

DATA FOR PROBUILD HOLDINGS, INC.

The following tables set forth selected historical financial information for the ProBuild Parent for the periods ended and as of the dates indicated. The ProBuild Parent’s financial information for the years ended December 31, 2012, 2013 and 2014 and as of the years ended December 31, 2013 and 2014 has been derived from the ProBuild Parent’s audited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement. The ProBuild Parent’s financial information for the three months ended March 31, 2014 and 2015 and as of March 31, 2015 and 2014 has been derived from the ProBuild Parent’s unaudited condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Statement of Operations Data:
Net sales	$3,620,976	$4,335,369	$4,478,723	$908,444	$913,140
Cost of goods sold	2,740,025	3,250,972	3,323,726	677,799	676,286

Gross margin	880,951	1,084,397	1,154,997	230,645	236,854

Operating expenses, excluding depreciation and amortization	901,306	1,010,429	1,026,254	248,747	233,915
Depreciation expense	59,052	47,432	48,313	11,760	12,300
Amortization expense	25,538	15,482	9,485	3,415	988

Total operating expenses	985,896	1,073,343	1,084,052	263,922	247,203

Income (loss) from operations	(104,945)	11,054	70,945	(33,277)	(10,349)
Interest expense	(61,852)	(58,686)	(54,728)	(13,655)	(12,878)
Other income:
Interest	3,435	3,506	3,271	—	—
Other income	3,337	4,872	6,318	3,092	3,046

Income (loss) before income tax expense	(160,025)	(39,254)	25,806	(43,840)	(20,181)
Income tax expense	1,540	1,492	596	776	866

Net income (loss)	(161,565)	(40,746)	25,210	(44,616)	(21,047)
Less: Income (loss) attributable to the noncontrolling interests	(148,392)	(21,621)	36,369	(41,885)	(16,145)

Net loss attributable to ProBuild Holdings, Inc.	$(13,173)	$(19,125)	$(11,159)	$(2,731)	$(4,902)

	As of December 31,		As of March 31, 2015
	2013	2014
	(in thousands)
Balance Sheet Data:
Current assets:
Cash and cash equivalents	$14,343	$9,385	$15,665
Accounts receivable, net	406,462	410,923	414,558
Nontrade receivables	41,403	39,178	—
Inventories, net	330,255	317,476	337,066
Prepaid expenses and other current assets	11,806	14,222	21,444

Total current assets	804,269	791,184	788,733
Property and equipment, net	567,737	574,036	561,828
Assets held-for-sale	25,275	9,683	10,016
Goodwill	1,026,159	1,026,159	1,026,159
Intangible assets, net	14,134	4,649	3,660
Other assets	5,902	3,735	3,255

Total assets	$2,443,476	$2,409,446	$2,393,651

Current liabilities:
Checks outstanding	$49,218	$54,517	$—
Current maturities of notes payable and lease obligations	70,393	6,109	6,269
Accounts payable	241,615	234,190	292,583
Accrued expenses and other current liabilities	250,625	247,929	205,368
Deferred income taxes	3,556	4,507	4,069

Total current liabilities	615,407	547,252	508,289
Long-term liabilities:
Deferred income taxes	3,035	4,220	4,176
Other long-term liabilities	13,242	16,865	15,662
Notes payable and lease obligations, net of current maturities	1,273,711	1,281,305	1,327,888

Total liabilities	1,905,395	1,849,642	1,856,015

Total equity	538,081	559,804	537,636

Total liabilities and equity	$2,443,476	$2,409,446	$2,393,651

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(149,929)	$31,802	$91,057	$(80,612)	$(27,295)
Net cash used in investing activities	(21,846)	(76,827)	(41,862)	(14,744)	(5,190)
Net cash provided by (used in) financing activities	159,790	49,024	(54,153)	95,452	38,765
Net (decrease) increase in cash and cash equivalents	$(11,985)	$3,999	$(4,958)	$96	$6,280

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by NASDAQ from January 1, 2013, through July 28, 2015.

	High	Low
Fiscal Year ended December 31, 2015
First Quarter	$7.06	$5.71
Second Quarter	14.24	6.54
Third Quarter (through July 28, 2015)	14.50	11.98
Fiscal Year ended December 31, 2014
First Quarter	$9.16	$7.14
Second Quarter	9.40	6.92
Third Quarter	7.92	5.10
Fourth Quarter	6.98	4.85
Fiscal Year ended December 31, 2013
First Quarter	$6.55	$5.13
Second Quarter	7.33	5.00
Third Quarter	6.94	5.15
Fourth Quarter	7.94	5.55

Dividend Policy

We have not paid regular dividends in the past and do not expect to pay any dividends or other distributions on our shares of common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, as well as our future earnings, capital requirements, financial condition, prospects, and other factors that our board of directors may deem relevant. The terms of our Existing Credit Facility and the Existing Indenture currently restrict, and the instruments governing the indebtedness incurred pursuant to the Acquisition Financing will restrict, our ability to pay dividends.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $96,868,316 after deducting the estimated discount to the underwriters and the fees and expenses of this offering, without giving effect to the underwriters’ option to purchase additional shares from us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use the net proceeds from this offering, together with the proceeds from the Notes Offering, if completed, and borrowings under the ABL Facility and the First Lien Facility to pay the consideration for the ProBuild Acquisition, to repay certain of our and ProBuild’s existing indebtedness and to pay related transaction fees and expenses. In the event the ProBuild Acquisition does not close, we intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of common stock) for general corporate purposes, including for expenses relating to the ProBuild Acquisition. This offering is not conditioned on the consummation of the ProBuild Acquisition. The following is presented as of March 31, 2015 after giving effect to the ProBuild Acquisition.

Sources	Amount	Uses	Amount
(in millions)
ABL Facility Draw(1)	$295.0	Net Purchase Price(5)	$1,538.1
		Estimated Working Capital Adjustment	(71.9)
First Lien Facility(2)	600.0	Pay Down Existing Credit Facility	55.0
New Senior Unsecured Notes(3)	700.0	Cash to the Balance Sheet	91.0
Shares offered hereby(4)	100.0	Transaction Fees and Expenses(6)	82.8
Roll Existing Secured Notes	350.0	Roll Existing Secured Notes	350.0
Roll Existing Capital Leases	297.8	Roll Existing Capital Leases	297.8

Total sources	$2,342.8	Total uses	$2,342.8

(1)	The ABL Facility is expected to have total borrowing capacity of $800.0 million, leaving $430.0 million available and undrawn at close of the ProBuild Acquisition Transactions (subject to availability under a borrowing base and after giving effect to $75.0 million of letters of credit outstanding as of March 31, 2015).
(2)	Represents the aggregate principal amount of the First Lien Facility, excluding any offering discounts.
(3)	Represents the aggregate principal amount of the notes offered pursuant to the Notes Offering, excluding any offering discounts, to be conditioned on the completion of the ProBuild Acquisition.
(4)	Represents the proceeds from this offering, assuming no exercise of the underwriters’ option to purchase additional shares.
(5)	Represents the net purchase price expected to be paid by the Issuer in connection with the ProBuild Acquisition, including funds used to repay certain of the Existing ProBuild Indebtedness.
(6)	Represents estimated fees and expenses associated with the ProBuild Acquisition Transactions, including financial advisory fees and other transactional fees and expenses, including legal, accounting and other professional fees.

Affiliates of Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our existing revolving credit facility and/or ProBuild’s existing revolving credit facility and could receive at least 5% of the net proceeds of this offering due to the repayment by us of a portion of the loans under our Existing Credit Facility and ProBuild’s existing revolving credit facility. For additional information, see “Underwriting (Conflicts of Interest)”.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2015 on:

•	an actual basis with respect to Builders FirstSource, Inc.; and

•	a pro forma basis, with respect to the Issuer, after giving effect to the ProBuild Acquisition Transactions.

The information in this table should be read in conjunction with the information under “Use of Proceeds,” and the audited consolidated financial statements and related notes of the Issuer and the ProBuild Parent, each of which are included elsewhere in this prospectus supplement.

	As of March 31, 2015
	Actual basis with respect to Builders FirstSource, Inc.	Pro forma giving effect to the ProBuild Acquisition Transactions
	(in thousands)
Cash and cash equivalents(1)	$36,837	$127,880

Debt:
Existing Secured Notes(2)	350,000	350,000
Existing Credit Facility(3)	55,000	—
New Senior Unsecured Notes(4)	—	700,000
ABL Facility(5)	—	295,000
First-Lien Facility(6)	—	600,000
Existing capital leases	3,886	297,761

Total long-term debt	408,886	2,242,761
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero and zero shares issued and outstanding at March 31, 2015 and pro forma, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 98,537 and 106,537 shares issued and outstanding at March 31, 2015 and pro forma, respectively	985	985
Additional paid-in capital	380,934	480,934
Accumulated deficit	(347,943)	(372,943)

Total stockholders’ equity	33,976	108,976

Total capitalization	$442,862	$2,351,737

(1)	Due to seasonal draws under the ABL Facility for working capital purposes, cash and cash equivalents may change.
(2)	Represents the aggregate principal amount of the Issuer’s Existing Secured Notes.
(3)	Represents borrowings under the Issuer’s Existing Credit Facility.
(4)	Represents the aggregate principal amount of the notes offered pursuant to the Notes Offering, excluding any offering discounts.
(5)	The ABL Facility is expected to have total borrowing capacity of $800.0 million, with $430.0 million available and undrawn at close of the ProBuild Acquisition Transactions (subject to availability under a borrowing base and after giving effect to $75.0 million of letters of credit outstanding as of March 31, 2015).
(6)	Represents the aggregate principal amount of the First-Lien Facility, excluding any upfront fees or discount.

SELLING STOCKHOLDER

The table below presents information regarding the selling stockholder and the shares that such selling stockholder is offering under this prospectus supplement. Unless otherwise indicated, beneficial ownership is calculated based on 99,326,375 shares of our common stock outstanding as of July 20, 2015. The number of shares in the column “Shares of Common Stock Offered By This Prospectus Supplement” represents all of the shares that each selling stockholder is offering under this prospectus supplement. The column “Shares of Common Stock Beneficially Owned After Offering” reflects the beneficial ownership of the selling stockholder after giving effect to this offering.

Except as noted in this “Selling Stockholder” section or disclosed in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the selling stockholder has not had, within the past three years, any position, office or material relationship with us or any of our predecessors or affiliates.

The address of the selling stockholder is 450 Lexington Avenue, New York, New York 10017.

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Offered by this Prospectus Supplement	Shares of Common Stock Beneficially Owned After Offering
Beneficial Owner	Number	Percent		Number		Percent
Warburg Pincus Private Equity IX, L.P.(1)	24,863,266	25.0%	4,000,000	20,863,266	(2)	19.44	%(2)(3)

(1)	The stockholder of the Company is Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”). Warburg Pincus IX GP L.P., a Delaware limited partnership (“WP IX GP”), is the general partner of WP IX. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP IX GP. Warburg Pincus Partners L.P., a Delaware limited partnership (“WP Partners”), is the sole member of WPP GP. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP IX. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares from the selling stockholder.
(3)	Assumes no exercise of the underwriters’ option to purchase additional shares from the selling stockholder or from us.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and as of and for the three months ended March 31, 2015 and the unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the related notes thereto have been derived by the application of pro forma adjustments based upon the historical financial statements of the Issuer and the ProBuild Parent, after giving effect to the ProBuild Acquisition Transactions and related adjustments described in the following notes, and are intended to reflect the impact of the ProBuild Acquisition Transactions on the Issuer on a pro forma basis.

The final terms of the ProBuild Acquisition Transactions will be subject to market conditions and may change materially from the assumptions described in the following unaudited pro forma condensed combined financial information. Changes in assumptions described below with respect to the ProBuild Acquisition Transactions would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including long-term debt and stockholders’ equity, and various components of the unaudited pro forma condensed combined statement of operations, including interest expense and earnings per share. Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

The final purchase price allocation for the ProBuild Acquisition Transactions will be performed after the closing of the ProBuild Acquisition and will depend on final asset and liability valuations, which may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that exist as of the closing of the ProBuild Acquisition. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed, and could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to the Issuer’s historical consolidated financial information that are (i) directly attributable to the ProBuild Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results. The differences between the actual valuations and the current estimated valuations used in preparing the unaudited pro forma condensed combined financial information may be material and will be reflected in the Issuer’s future balance sheets and may affect amounts, including depreciation and amortization expense, which the Issuer will recognize in its statement of operations following the acquisition. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial position of the Issuer that would have been reported had the ProBuild Acquisition Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Issuer. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings that the Issuer may achieve with respect to combining the companies or costs to integrate the business. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and should be read in conjunction with the audited consolidated financial statements and the notes related thereto for the Issuer and ProBuild Holdings, Inc. for the years ended December 31, 2012, 2013 and 2014 and the unaudited condensed consolidated financial statements and the notes related thereto for the three months ended March 31, 2014 and 2015 and as of the three months ended March 31, 2015, which are included elsewhere in this prospectus supplement.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations under the guidance in Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet reflects the ProBuild Acquisition Transactions as if they had been consummated on March 31, 2015 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by management in accordance with the acquisition agreement dated April 13, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the Issuer’s historical results for the year ended December 31, 2014 with the ProBuild Parent’s historical results for the year ended December 31, 2014 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 combines the Issuer’s historical results for the three months ended March 31, 2015 with the ProBuild Parent’s historical results for the three months ended March 31, 2015. The unaudited pro forma condensed combined statement of operations gives effect to the ProBuild Acquisition Transactions as if they had been consummated on January 1, 2014.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by the Issuer. These accounting policies are similar in most material respects to those of the ProBuild Parent. Following the ProBuild Acquisition, the Issuer will perform a more detailed review of the ProBuild Parent’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

This offering is not conditioned on the completion of the ProBuild Acquisition. The Notes Offering and our entry into the ABL Facility are each conditioned on the closing of the ProBuild Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Three Months Ended March 31, 2015

	Historical					Pro Forma Combined Company
	Builders FirstSource	ProBuild Holdings	Presentation Reclassification	Pro Forma Adjustments	Note Ref
	(in thousands, other than per share amounts)
Statement of Operations Data:
Net sales	$370,986	$913,140	$—	$—		$1,284,126
Cost of sales	287,253	676,286	9,185	388	4(c), 5(a)	973,112

Gross margin	83,733	236,854	(9,185)	(388)		311,014

Operating expenses:
Selling, general and administrative expenses	82,838	247,203	(9,185)	10,152	4(c), 4(d), 5(b)	331,008
Facility closure costs	254	—	—	—	4(d)	254

Total operating expenses	83,092	247,203	(9,185)	10,152		331,262

Income (loss) from operations	641	(10,349)	—	(10,540)		(20,248)

Interest expense	(7,607)	(12,878)	—	(23,937)	5(c)	(44,422)
Interest income	—	—	—	—		—
Other income	—	3,046	—	—		3,046

Income (loss) from continuing operations before income tax	(6,966)	(20,181)	—	(34,477)		(61,624)

Income tax (expense) benefit	(196)	(866)	—	—	5(d)	(1,062)

Loss from continuing operations	(7,162)	(21,047)	—	(34,477)		(62,686)

Income from discontinued operations	92	—	—	—		92

Net loss	(7,070)	(21,047)	—	(34,477)		(62,594)

Basic net Loss per share:
Loss from continuing operations	$(0.07)					$(0.59)
Income (loss) from discontinued operations	—					—

Net loss	$(0.07)					$(0.59)

Diluted net Loss per share:
Loss from continuing operations	$(0.07)					$(0.59)
Loss from discontinued operations	—					—

Net loss	$(0.07)					$(0.59)

Weighted average common shares outstanding:
Basic	98,204			7,468	5(e)	105,672

Diluted	98,624			7,048	5(e)	105,672

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2014

	Historical					Pro Forma Combined Company
	Builders FirstSource	ProBuild Holdings	Presentation Reclassification	Pro Forma Adjustments	Note Ref
	(in thousands, other than per share amounts)
Statement of Operations Data:
Net sales	$1,604,096	$4,478,723	$—	$—		$6,082,819
Cost of sales	1,247,099	3,323,726	35,900	(4,490)	4(a), 5(a)	4,602,235

Gross margin	356,997	1,154,997	(35,900)	4,490		1,480,584

Operating expenses:
Selling, general and administrative expenses	306,508	1,084,052	(47,072)	35,960	4(a), 4(b), 5(b)	1,379,448
Facility closure costs	471	—	11,172	—	4(b)	11,643

Total operating expenses	306,979	1,084,052	(35,900)	35,960		1,391,091

Income (loss) from operations	50,018	70,945	—	(31,470)		89,493

Interest expense	(30,349)	(54,728)	—	(92,889)	5(c)	(177,966)
Interest income	—	3,271	—	—		3,271
Other income	—	6,318	—	—		6,318

Income (loss) from continuing operations before income tax	19,669	25,806	—	(124,359)		(78,884)

Income tax (expense) benefit	(1,111)	(596)	—	—	5(d)	(1,707)

Income (loss) from continuing operations	18,558	25,210	—	(124,359)		(80,591)

Loss from discontinued operations	(408)	—	—	—		(408)

Net income (loss)	18,150	25,210	—	(124,359)		(80,999)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.19					$(0.77)
Loss from discontinued operations	—					—

Net income (loss)	$0.19					$(0.77)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.18					$(0.77)
Loss from discontinued operations	—					—

Net income (loss)	$0.18					$(0.77)

Weighted average common shares outstanding:
Basic	98,050			7,366	5(e)	105,416

Diluted	100,522			5,342	5(e)	105,864

Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 2015

	Historical					Pro Forma Combined Company
	Builders FirstSource	ProBuild Holdings	Presentation Reclassification	Pro Forma Adjustments	Note Ref
	(in thousands)
Assets
Current assets:
Cash	$36,837	$15,665	—	$74,878	6(a), 6(g)	$127,380
Accounts receivable, net	157,221	414,558	—	—		571,779
Nontrade receivables	—	—	—	—		—
Inventories	146,824	337,066	—	89,134	6(b), 6(c)	573,024
Other current assets	24,215	21,444	—	4,479	6(d), 6(g)	50,138

Total current assets	365,097	788,733	—	168,491		1,322,321
Net property and equipment	84,734	561,828	—	124,372	6(c)	770,934
Other assets:			—
Goodwill	141,090	1,026,159	—	(840,322)	6(c)	326,927
Intangibles, net	16,657	3,660	—	520,040	6(c)	540,357
Assets held for sale	—	10,016	—	—		10,016
Other assets, net	17,878	3,255	—	43,229	6(d), 6(g)	64,362

Total other assets	175,625	1,043,090	—	(277,053)		941,662

Total assets	$625,456	$2,393,651	—	$15,810		$3,034,917

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$90,737	$292,583	—	—		$383,320
Checks outstanding	—	—	—	—		—
Accrued liabilities	74,083	205,368	—	(6,830)	6(c), 6(g)	272,621
Current maturities of long-term debt and lease obligations	55,076	6,269	—	(49,000)	6(d)	12,345
Deferred income taxes	—	4,069	—	(4,069)	6(g)	—

Total current liabilities	219,896	508,289	—	(59,899)		668,286
Long-term debt, net of current maturities	353,810	1,327,888	—	542,718	6(d)	2,224,416
Deferred income taxes	—	4,176	—	(4,173)	6(g)	3
Other long-term liabilities	17,774	15,662	—	(200)	6(c)	33,236

Total liabilities	591,480	1,856,015	—	478,446		2,925,941
Stockholders’ equity:			—
Common stock	985	5	—	(5)	6(e)	985
Additional paid-in capital	380,934	869,218	—	(769,218)	6(e)	480,934
Retained deficit	(347,943)	(815,485)	—	790,485	6(f)	(372,943)
Noncontrolling interest	—	483,898	—	(483,898)	6(f)	—
Total stockholders’ equity	33,976	537,636	—	(462,636)		108,976

Total liabilities and stockholders’ equity	$625,456	$2,393,651	—	$15,810		$3,034,917

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On April 13, 2015, the Issuer entered into a Securities Purchase Agreement (the “Agreement”) with ProBuild Holdings LLC, and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Pursuant to the Agreement, the Issuer will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to working capital adjustments and other adjustments (the “ProBuild Acquisition”).

On July 16, 2015, the Issuer offered $700,000,000 aggregate principal amount of 10.75% senior notes due 2023 (the “Senior Unsecured Notes”). Concurrently with the issuance of the Senior Unsecured Notes, the Issuer expects to enter into a new credit agreement governing the terms of a new $600.0 million senior secured term loan facility (the “First Lien Facility”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time, and the terms of an amended and restated senior secured ABL facility with an initial aggregate borrowing capacity of $800.0 million (the “ABL Facility”), with SunTrust Bank, as administrative agent and collateral agent, and the lenders and financial institutions party thereto from time to time. A portion of the proceeds of the borrowings will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration, to refinance certain of the Issuer’s existing debt and to pay related fees and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

3.	Accounting Policies

Following the ProBuild Acquisition, the Issuer will conduct a review of accounting policies of ProBuild in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to the Issuer’s accounting policies and classifications. As a result of that review, the Issuer may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the Unaudited pro forma condensed combined financial information. The Issuer has completed a preliminary review of accounting policies for purposes of the unaudited pro forma condensed combined financial information. During the preparation of the unaudited pro forma condensed combined financial information, the Issuer identified a significant difference in accounting policy in regards to accounting for inventory. The Issuer accounts for the cost of inventory using the weighted average method, the use of which approximates the first-in, first-out method. The ProBuild Parent accounts for the cost of inventory using last-in, first-out method. An adjustment has been made in the unaudited pro forma condensed combined financial information to conform the ProBuild Parent’s inventory cost policy to the Issuer’s.

4.	Reclassifications of Historical ProBuild

The audited combined financial statements of the ProBuild Parent reflect all of the operations of the business to be acquired by the Issuer. Net liabilities, included in the audited combined financial statements of the ProBuild Parent, not assumed in the acquisition were approximately $644.4 million as described in footnote 6(g). Financial information presented in the “Historical ProBuild” column in the unaudited pro forma condensed combined statement of operations represents the historical combined statement of operations of the ProBuild Parent for the year ended December 31, 2014 and for the three months ended March 31, 2014 and March 31,

2015, respectively. Such financial information has been reclassified or classified to conform to the historical presentation in the Issuer’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of the ProBuild Parent.

Reclassifications incorporated in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014:

	Before Reclassification	Reclassification Amount	Ref	After Reclassification
Cost of sales	3,323,726	35,900	(a)	3,359,626
Selling, general and administrative	1,084,052	(47,072)	(a),(b)	1,036,980
Facility closure costs	—	11,172	(b)	11,172

Reference:

(a)	Represents reclassification of $35.9 million from “Selling, general and administrative expenses” to “Costs of sales” primarily related to manufacturing overhead, including indirect labor and benefits, rent and facility costs.
(b)	Represents reclassification of $11.2 million from “Selling, general and administrative expenses” to “Facility closure costs” related to facility closures and related overhead.

Reclassifications incorporated in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015:

	Before Reclassification	Reclassification Amount	Ref	After Reclassification
Cost of sales	$676,286	$9,185	(c)	$685,471
Selling, general and administrative	247,203	(9,185)	(c), (d)	238,018
Facility closure costs	—	—	(d)	—

Reference:

(c)	Represents reclassification of $9.2 million from “Selling, general and administrative expenses” to “Costs of sales” primarily related to manufacturing overhead, including indirect labor and benefits, rent and facility costs.
(d)	No facility closure charges were incurred in the three months ended March 31, 2015.

5.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	Historically, the ProBuild Parent reported inventory cost on a last-in, first-out basis. This adjustment conforms the inventory cost basis to first-in, first-out as a decrease to cost of sales of $6.5 million and $0 million for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

Adjustment also represents incremental depreciation of production-related assets of $2.0 million and $0.4 million, based on the fair value of property, plant and equipment, for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

(b)	In accordance with ASC 805, the purchase price of ProBuild will be allocated to the fair value of its assets and liabilities. The fair value of property, plant and equipment was approximately $686.2 million and the fair value of intangible assets was approximately $523.7 million. This adjustment increases selling, general and administrative expenses for incremental depreciation and amortization expense based on the fair value of property, plant and equipment and definite-lived intangible assets acquired as follows:

	Year Ended December 31, 2014
	Net Property and Equipment	Intangible Assets, Net
Preliminary fair value	$686,200	$523,700
Estimated pro forma depreciation and amortization	$70,100	$30,668
Portion attributable to cost of sales	(7,010)	—

Pro forma attributable to selling, general and administrative expenses	63,090	30,668
Historical depreciation and amortization	(48,313)	(9,485)

Incremental depreciation and amortization attributable to selling, general and administrative expenses	$14,777	$21,183

	Three Months Ended March 31, 2015
	Net Property and Equipment	Intangible Assets, Net
Preliminary fair value	$686,200	$523,700
Estimated pro forma depreciation and amortization	$17,525	$7,667
Portion attributable to cost of sales	(1,753)	—

Pro forma attributable to selling, general and administrative expenses	15,772	7,667
Historical depreciation and amortization	(12,300)	(988)

Incremental depreciation and amortization attributable to selling, general and administrative expenses	$3,472	$6,679

Depreciable property and equipment is expected to be amortized on a straight-line basis over an estimated average useful life of 7 years. Intangible assets are expected to be amortized on a straight-line basis over estimated useful lives of 15—20 years.

(c)	To consummate the ProBuild Acquisition, the Issuer expects to enter into a $600.0 million First Lien Term Facility and $800.0 million ABL Facility, of which, $295.0 million is expected to be drawn on the date of the ProBuild Acquisition (excluding certain adjustments which may result from changes to working capital and any additional amounts required to pay down the Issuer’s existing revolver), and to issue up to $700.0 million of Senior Unsecured Notes. Interest on the First Lien Term Facility and ABL Facility will be variable, while interest on the Senior Unsecured Notes will be fixed. Borrowings made in connection with the ProBuild Acquisition Transactions reflect an assumed weighted average interest rate of approximately 7.3%. The following pro forma adjustment to the unaudited pro forma condensed combined statement of operations is shown below.

Year Ended December 31, 2014
Interest expense on financing incurred in connection with the ProBuild Acquisition Transactions at 7.3%	$119,507
Interest expense on ProBuild capital leases	20,982
Reverse interest expense recorded in ProBuild’s historical results	(54,728)
Reverse interest expense recorded in the Issuer’s historical results related to the existing revolver	(1,283)
Amortization of deferred financing costs and original issue discount recorded in connection with the ProBuild Acquisition Transactions	8,411

Total pro forma adjustment to interest expense	$92,889

Three Months Ended March 31, 2015
Interest expense on financing incurred in connection with the ProBuild Acquisition Transactions at 7.3%	$29,877
Interest expense on ProBuild capital leases	5,245
Reverse interest expense recorded in ProBuild’s historical results	(12,878)
Reverse interest expense recorded in the Issuer’s historical results related to the existing revolver	(410)
Amortization of deferred financing costs and original issue discount recorded in connection with the ProBuild Acquisition Transactions	2,103

Total pro forma adjustment to interest expense	$23,937

The Issuer estimates the weighted average interest rate on the new debt incurrence to be approximately 7.3%. A hypothetical 1/8% increase or decrease in the expected weighted average interest rate on financing incurred in connection with the Transactions, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on the Issuer’s financing by approximately $2.6 million annually.

(d)	For purposes of this unaudited pro forma combined financial data, the United States federal statutory tax rate of 35% has been used for all periods presented and then the income tax benefit has been fully reserved given the historical operating losses of the Issuer. This rule does not reflect the Issuer’s effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the Issuer.

(e)	Basic and diluted earnings per share calculations are computed using the two-class method and are based on the Issuer’s historical basic and diluted weighted-average shares plus the new shares issued as part of the ProBuild Acquisition. The ProBuild Acquisition is estimated to include the issuance of $100.0 million new equity at an assumed price of $13.39 per share (which was the closing price of the Issuer’s common stock as of July 24, 2015), or approximately 7.5 million shares. The number of shares to be issued will vary based on a number of factors including the equity offering price. The incremental common shares used in the pro forma earnings per share calculations differ from the 7.5 million shares issued for the ProBuild Acquisition. The difference reflects the change in pro forma weighted average shares outstanding after giving effect to the pro forma net loss and the pro forma share issuance.

6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a)	Cash reflects an increase of $91.0 million according to the following acquisition sources and uses:

Sources of funds:
ABL Facility	$295,000
First Lien Facility	600,000
Senior Unsecured Notes	700,000
New Common Equity	100,000

Total sources of funds	$1,695,000

Use of funds:
Cash paid to Sellers at closing	$1,071,832
Paydown of ProBuild historical debt	390,282
Paydown of other ProBuild liabilities	4,093
Paydown of the Issuer’s existing revolver	55,000
Transaction costs	25,000
New debt issuance costs and original issuance discount	57,750
Excess cash	91,043

Total use of funds	$1,695,000

(b)	Reflects the increase to inventory of $52.2 million to align ProBuild’s last-in, first-out inventory cost method to the Issuer’s first-in, first-out inventory cost method.

(c)	The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by management of the ProBuild purchase price to identifiable tangible and intangible net assets acquired and the excess purchase price to goodwill.

Under the acquisition method of accounting, the total estimated purchase price is allocated to ProBuild’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary estimate of the purchase consideration for ProBuild, adjustment to the historical book value for net assets not acquired and the allocation of the purchase price to acquired identifiable assets and assumed liabilities.

Preliminary purchase consideration		$1,625,000
Less estimated working capital adjustment		(71,910)
Less other purchase price adjustments		(86,882)

Adjusted preliminary purchase consideration		$1,466,208
Historical book value of net assets acquired
Book value of ProBuild’s historical net assets as of March 31, 2015	$537,636
Net liabilities not assumed	644,387
Historical book value of net assets to be acquired	1,182,023
Plus inventory FIFO to LIFO adjustment	52,200
Plus paydown of ProBuild historical debt	390,282
Plus paydown of other ProBuild liabilities	4,093
Less historical goodwill	(1,026,159)
Less historical intangibles	(3,660)

Adjusted value of net assets to be acquired		598,779

Excess purchase price over net assets		867,429
Adjustments to reflect preliminary fair value of assets acquired
Write off ProBuild deferred financing costs	(3,414)
Inventories	36,934
Property, plant & equipment	124,372
Other intangibles, net—definite lived	523,700

Preliminary fair value adjustments		681,592

Estimated goodwill		$185,837
Historical goodwill		$(1,026,159)
Estimated goodwill		185,837

Pro forma goodwill adjustment		$(840,322)

The purchase price allocation for the ProBuild Acquisition includes values assigned to certain specific identifiable intangible assets aggregating approximately $523.7 million. The trade name related intangible assets are valued at $254.7 million, which was determined by estimating the present value of future royalty costs that will be avoided due to the Issuer’s ownership of the trade names acquired. The customer-related intangible is valued at $269.0 million, which was determined by estimating the present value of expected future net cash flows derived from such customers.

Inventories are increased to their estimated fair value, which represents an amount equivalent to estimated selling prices less distribution related costs and a normative selling profit. This inventory adjustment is expected to be fully recognized in cost of sales in the first three months after the transaction. We expect this step-up in basis and amortization of this amount to have a negative effect on gross margins until fully recognized.

Upon closing, the purchase consideration will be adjusted for working capital levels and other adjustments as stipulated in the purchase agreement.

Upon completion of the fair value assessment, the Issuer anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill.

(d)	The adjustments to debt are comprised of the following:

Current Portion of Long Term Debt:
Current portion of First Lien Facility	$6,000
Paydown of existing revolver	(55,000)
Net change in current maturities of long term debt	$(49,000)
Long Term Debt:
Non-current portions of First Lien Facility, ABL Facility and the Senior Unsecured Notes	$1,583,000
Paydown of ProBuild historical debt	(390,282)
ProBuild historical debt not assumed	(650,000)

Net change in long term debt	$542,718

Deferred financing fees of $52.2 million have been recorded, with $7.5 million classified as other current assets and $44.7 million classified as non-current assets. The proceeds from the First Lien Facility have been reduced by a $6.0 million original issue discount, which is presented as a reduction of the outstanding balance on the First Lien Term Loan on the balance sheet.

Deferred financing fees incurred in relation to the First Lien Facility, ABL Facility and Senior Unsecured Notes will be amortized over the contractual term of such respective facilities. Amounts related to the original issue discount will be amortized over the contractual term of the First Lien Facility.

Deferred financing fees of $3.4 million relating to ProBuild’s previous credit facility have been eliminated from other current assets ($2.2 million) and other assets, net ($1.2 million) with a corresponding decrease to retained earnings. No adjustment has been made to the unaudited pro forma condensed combined statements of operations for these costs as they are non-recurring.

(e)	Adjustment eliminates ProBuild’s common stock and additional paid in capital of $869.2 million and reflects the issuance of new equity of $100.0 million related to the ProBuild Acquisition.

(f)	Represents the elimination of ProBuild’s retained deficit of $815.5 million and estimated transaction fees expected to be incurred related to the ProBuild Acquisition of $25.0 million. Also represents the elimination of ProBuild’s non-controlling interest of $483.9 million.

(g)	Net liabilities not assumed primarily consist of long term debt and related accrued interest, cash, income tax receivables, and deferred tax liabilities included in the following captions in the ProBuild Parent’s financial statements.

	Amount	Line Item Impacted
Cash	$15,665	Cash
Income tax receivable	918	Other current assets
Related party receivable	210	Other assets, net

Assets not acquired	16,793
Accrued interest	2,938	Accrued liabilities
Deferred taxes payable—current	4,069	Deferred income taxes
Deferred taxes payable—long term	4,173	Deferred income taxes
Long term debt	650,000	Long term debt, net of current maturities

Liabilities not assumed	661,180
Net liabilities not assumed	$(644,387)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR BUILDERS FIRSTSOURCE, INC.

The following discussion of our financial condition and results of operations should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information,” the “Selected Historical Consolidated Financial Information for Builders FirstSource, Inc.” and our audited consolidated financial statements and the notes related thereto, each included elsewhere in this prospectus supplement.

Unless stated otherwise or the context otherwise requires, references in this section to “we,” “us” or “our” refer to the historical operations of the Issuer.

This offering is not conditioned on the completion of the ProBuild Acquisition. While certain information provided herein describes the combined business, there is no assurance that the ProBuild Acquisition will be completed and this offering is not conditioned on the completion of the ProBuild Acquisition. As a result, you should read carefully the information included and incorporated by reference in this prospectus supplement and the accompanying prospectuses that describes the business, prospects and risks of the Issuer on a standalone basis.

Builders FirstSource, Inc.

We are a leading supplier and manufacturer of structural and related building products for residential new construction. Except where otherwise noted, the financial information set out below relates to our historical operations for the years ended December 31, 2012, 2013 and 2014 and the three months ended March 31, 2014 and 2015 without giving effect to the ProBuild Acquisition.

Results of Operations

The following table sets forth the percentage relationship to sales of certain costs, expenses and income items for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	80.0	78.5	77.7	78.3	77.4

Gross margin	20.0	21.5	22.3	21.7	22.6
Selling, general and administrative expenses	20.8	18.3	19.1	20.0	22.3
Asset impairments	0.0	0.0	0.0	—	—
Facility closure costs	0.0	0.0	0.1	0.1	0.1

Income (loss) from operations	(0.8)	3.2	3.1	1.6	0.2
Interest expense, net	4.2	6.0	1.9	2.6	2.1
Income tax expense (benefit)	0.1	0.1	0.1	(0.0)	0.0

Income (loss) from continuing operations	(5.1)	(2.9)	1.1	(1.0)	(1.9)
Income (loss) from discontinued operations, net of tax	(0.2)	(0.0)	(0.0)	(0.0)	0.0

Net income (loss)	(5.3)%	(2.9)%	1.1%	(1.0)%	(1.9)%

Three Months Ended March 31, 2015 Compared with the Three Months Ended March 31, 2014

Sales. Sales for the three months ended March 31, 2015 were $371.0 million, a 7.2% increase over sales of $345.9 million for the three months ended March 31, 2014. Excluding the impact of recent acquisitions, our sales grew 1.2% for the three months ended March 31, 2015 compared to the same period one year ago. According to the U.S. Census Bureau, actual U.S. single-family housing starts increased 4.4% in the first quarter of 2015 compared to the first quarter of 2014. In the South Region, actual single-family housing starts increased 5.3% compared to the first quarter of 2014, and single-family units under construction increased 8.2% over this same time period. Sales increased 6.0% due to recent acquisitions. Excluding the impact of recent acquisitions, we estimate sales increased 2.2% due to increased volume, which was partially offset by a 1.0% decrease due to the impact of commodity price deflation on sales.

The following table shows sales classified by product category (dollars in millions):

	Three Months Ended March 31,				% Change
	2014		2015
	Sales	% of Sales	Sales	% of Sales
Prefabricated components	$70.5	20.4%	$78.8	21.2%	11.8%
Windows & doors	76.3	22.0	85.0	22.9	11.4
Lumber & lumber sheet goods	115.5	33.4	114.3	30.8	(1.0)
Millwork	33.5	9.7	39.5	10.7	18.1
Other building products & services	50.1	14.5	53.4	14.4	6.4

Total sales	$345.9	100.0%	$371.0	100.0%	7.2%

Increased sales were achieved across all product categories, except lumber and lumber sheet goods, primarily due to increased volume. The decrease in sales for lumber and lumber sheet goods is due to a 5.9% decrease in market prices for lumber and lumber sheet goods in the first three months of 2015 compared to the first three months of 2014, which was mostly offset by an increase in sales volume.

Gross Margin. Gross margin increased $8.8 million to $83.7 million. In addition, our gross margin percentage increased to 22.6% in the first quarter of 2015 from 21.7% in the first quarter of 2014, a 0.9% increase. Our gross margin percentage increased primarily due to improved customer pricing relative to our costs and a higher mix of value-added sales in the first quarter of 2015 compared to the first quarter of 2014.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $13.5 million, or 19.5%. Our salaries and benefits expense, excluding stock compensation expense, was $48.4 million, an increase of $4.9 million from the first quarter of 2014 primarily due to a 7.9% increase in full-time equivalent employees related to recent acquisitions and increased sales volume. Stock compensation expense increased $0.8 million due to recent stock option and restricted stock unit grants. Office general and administrative expense increased $6.5 million primarily due to acquisition costs related to the recently announced ProBuild transaction. Occupancy expense increased $0.5 million due to recent acquisitions and expansions at existing facilities. Delivery expense increased $0.2 million largely due to increased sales volume.

As a percentage of sales, selling, general and administrative expenses increased from 20.0% in the first quarter of 2014 to 22.3% in the first quarter of 2015. As a percentage of sales, salaries and benefits expense, excluding stock compensation expense, increased 0.5%, stock compensation expense increased 0.2%, office general and administrative expense increased 1.6%, occupancy costs were consistent with the first quarter of 2014, and delivery expenses decreased 0.2%. The increase in selling, general and administrative expenses, as a percentage of sales, was primarily due to the factors discussed above, and to a lesser degree, the negative impact of commodity price deflation on our sales.

Interest Expense, Net. Interest expense was $7.6 million in the first quarter of 2015, a decrease of $1.2 million from the first quarter of 2014. The decrease was primarily related to a $1.4 million reduction in the non-cash, fair value adjustment related to our outstanding stock warrants.

Income Tax Expense. We recorded income tax expense of $0.2 million in the first quarter of 2015 compared to an income tax benefit of $0.1 million in the first quarter of 2014. We recorded an increase in the after-tax, non-cash valuation allowance on our net deferred tax assets of $3.1 million and $1.0 million in the first quarters of 2015 and 2014, respectively. Absent this valuation allowance, our effective tax rate would have been 42.1% and 33.1% in the first quarters of 2015 and 2014, respectively.

2014 Compared with 2013

Sales. Sales for the year ended December 31, 2014 were $1,604.1 million, a 7.7% increase from sales of $1,489.9 million for 2013. Excluding the impact of recent acquisitions our sales grew 5.8% for the year ended December 31, 2014 compared to the prior year. According to the U.S. Census Bureau, actual U.S. single-family housing starts increased 4.8% in 2014 as compared to 2013. In the South Region, actual single-family starts increased 6.0% compared to 2013, and single-family units under construction increased 14.0% over this same time period. Excluding the impact of recent acquisitions, we estimate sales increased 7.9% due to increased volume, which was partially offset by a 2.1% decrease due to the impact of commodity price deflation on sales, while sales increased an additional 1.9% due to recent acquisitions during the year ended December 31, 2014 compared to the prior year.

The following table shows sales classified by major product category (dollars in millions):

	Year Ended December 31,				% Change
	2013		2014
	Sales	% of Sales	Sales	% of Sales
Prefabricated components	$294.0	19.7%	$330.9	20.6%	12.5%
Windows & doors	308.6	20.7	356.9	22.2	15.6
Lumber & lumber sheet goods	526.6	35.4	522.7	32.6	(0.8)
Millwork	136.9	9.2	160.2	10.0	17.1
Other building products & services	223.8	15.0	233.4	14.6	4.3

Total sales	$1,489.9	100.0%	$1,604.1	100.0%	7.7%

Increased sales were achieved across all product categories, except lumber and lumber sheet goods, primarily due to increased volume. The decrease in sales for lumber and lumber sheet goods is primarily attributable to the impact of commodity price deflation, which was mostly offset by an increase in volume, for the year ended December 31, 2014 compared to the prior year.

Gross Margin. Gross margin increased $37.1 million to $357.0 million. Our gross margin percentage increased from 21.5% in 2013 to 22.3% in 2014, a 0.8% increase. Our gross margin percentage increased primarily due to improved customer pricing and lower volatility in commodity lumber prices during the year ended December 31, 2014 compared to the prior year.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $34.6 million, or 12.7%. Our salaries and benefits expense, excluding stock compensation expense, was $191.1 million for 2014, an increase of $19.4 million from 2013. Delivery expenses increased $5.9 million and office general and administrative expense increased $4.3 million primarily due to increased sales volume. Occupancy expenses increased $3.0 million, primarily due to acquisitions and expansions at existing facilities.

As a percentage of sales, selling, general and administrative expenses increased from 18.2% in 2013 to 19.1% in 2014. As a percentage of sales, salaries and benefits expense, excluding stock compensation expense, increased 0.4%, delivery costs increased by 0.1%, our office general and administrative expense increased 0.1% and occupancy expenses increased by 0.1%. These increases were primarily due to the negative impact of commodity lumber price deflation on our sales during 2014.

Interest Expense, net. Interest expense was $30.3 million in 2014, a decrease of $59.3 million from 2013. The decrease is primarily related to our refinancing in the second quarter of 2013, which included $10.6 million of interest on our then outstanding $225.0 million first-lien term loan due 2015 (“term loan”), the write-off of $6.8 million in unamortized debt discount and $2.1 million of debt issuance costs, and a $39.5 million prepayment premium related to the early termination of the term loan.

Income Tax Expense. We recorded income tax expense of $1.1 million and $0.8 million during 2014 and 2013, respectively. We recorded a $7.2 million reduction to our valuation allowance due to utilization of net operating loss carryforwards to reduce our taxable income in 2014. We recorded an after-tax, non-cash valuation allowance of $15.3 million related to our net deferred tax assets for 2013, which is exclusive of $0.6 million primarily related to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. Absent this valuation allowance, our effective tax rate would have been 42.1% and 35.0% for 2014 and 2013, respectively.

2013 Compared with 2012

Sales. Sales for the year ended December 31, 2013 were $1,489.9 million, a 39.2% increase from sales of $1,070.7 million for 2012. Actual U.S. single-family housing starts increased 15.5% in 2013 as compared to 2012. In the South Region, actual single-family starts also increased 15.5% compared to 2012, and single-family units under construction increased 25.4% over this same time period. We achieved this increase in sales as we continued to expand our customer base while increasing sales to current customers. We estimate sales increased 29.2% due to volume and 10.0% due to price for the year ended December 31, 2013 compared to the year ended December 31, 2012.

The following table shows sales classified by major product category (dollars in millions):

	Year Ended December 31,				% Change
	2012		2013
	Sales	% of Sales	Sales	% of Sales
Prefabricated components	$203.7	19.0%	$294.0	19.7%	44.3%
Windows & doors	233.1	21.8	308.6	20.7	32.4
Lumber & lumber sheet goods	348.1	32.5	526.6	35.4	51.3
Millwork	104.2	9.7	136.9	9.2	31.4
Other building products & services	181.6	17.0	223.8	15.0	23.2

Total sales	$1,070.7	100.0%	$1,489.9	100.0%	39.2%

Increased sales volume was achieved across all product categories. Commodity prices for lumber and lumber sheet goods were on average 17.8% higher in 2013 compared to 2012. During 2013 and 2012, prices rose to levels not seen on a consistent basis since 2005 and 2006. This commodity price inflation contributed to sales growth for lumber & lumber sheet goods and prefabricated components exceeding that of our other product categories. Growth in prefabricated components was also due to increased customer demand for these products as builders have become more focused on reducing construction cycle time.

Gross Margin. Gross margin increased $105.4 million to $319.9 million. Our gross margin percentage increased from 20.0% in 2012 to 21.5% in 2013, a 1.5% increase. Our gross margin percentage increased 0.9% due to improved customer pricing, 0.5% due to leveraging fixed costs within cost of goods sold and 0.1% due to improved sales mix.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $49.6 million, or 22.3%. Our salaries and benefits expense, excluding stock compensation expense, was $171.7 million for 2013, an increase of $34.1 million from 2012. Delivery expenses increased $6.7 million primarily due to higher fuel costs and increased maintenance costs on vehicles as a result of increased sales volume. Occupancy expenses increased $1.6 million and our office general and administrative expense increased $6.5 million, primarily due to increased sales volumes in 2013.

As a percent of sales, selling, general and administrative expenses, excluding asset impairments and stock compensation expense, decreased from 20.4% in 2012 to 18.0% in 2013. Salaries and benefits expense, excluding stock compensation expense, decreased 1.3% and delivery costs decreased by 0.7%. Occupancy decreased by 0.4% due to the fixed nature of the category and our office general and administrative expense decreased 0.1%.

Interest Expense, net. Interest expense was $89.6 million in 2013, an increase of $44.5 million primarily related to our 2013 refinancing. The increase includes $6.8 million of unamortized debt discount and $2.1 million of debt issuance cost write-offs, as well as a $39.5 million prepayment premium all related to the early termination of our term loan. These increases were partially offset by a $3.5 million decrease in fair value adjustments in 2013 from 2012 on the warrants issued as part of the term loan entered into in 2011.

Income Tax Expense. We recorded income tax expense of $0.8 million and $0.6 million during 2013 and 2012, respectively. We recorded an after-tax, non-cash valuation allowance of $15.3 million related to our net deferred tax assets for 2013, which is exclusive of $0.6 million primarily related to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. We recorded an after-tax valuation allowance of $19.6 million related to our net deferred tax assets for 2012. Absent this valuation allowance, our effective tax rate would have been 35.0% and 35.3% for 2013 and 2012, respectively.

Liquidity and Capital Resources

Post ProBuild Acquisition Transactions

The following discussion of our liquidity and capital resources as of March 31, 2015 is presented after giving effect to the ProBuild Acquisition Transactions and the anticipated incurrence and extinguishment of indebtedness in connection therewith.

Acquisition Financing

In addition to the proceeds from this offering, consideration for the ProBuild Acquisition will be provided through (1) the net proceeds from the ABL Facility, (2) the net proceeds from the First-Lien Facility and (3) the net proceeds from the Equity Issuance. For further information on these transactions, see “Summary—The ProBuild Acquisition Transactions” and “Description of Certain Indebtedness.”

Capital Requirements

Our primary capital requirements are to fund working capital needs and operating expenses, meet required interest and principal payments, to fund capital expenditures, and to fund any future acquisitions. Our pro forma capital resources at March 31, 2015 will consist of cash on hand and borrowing availability under the ABL Facility. Other than to fund a portion of the ProBuild Acquisition, our ABL Facility will primarily be used to fund capital needs, capital expenditures and integration costs.

As of March 31, 2015, we would have had $295.0 million in outstanding borrowings under the ABL Facility and our net borrowing availability would have been approximately $430.0 million (subject to availability under a borrowing base and after giving effect to outstanding letters of credit of $75.0 million as of March 31, 2015).

Liquidity

Our Combined Company’s pro forma liquidity at March 31, 2015 was $558.0 million, which includes $430.0 million in net borrowing availability under the ABL Facility (subject to availability under a borrowing base and after giving effect to outstanding letters of credit of $75.0 million as of March 31, 2015) and $128.0 million of cash on hand. We believe our liquidity will be sufficient to meet our needs as a Combined Company over the first two years following the consummation of the ProBuild Acquisition. Beyond that timeframe, it is difficult for us to predict as our industry is dependent on a number of external factors, including national economic conditions, employment levels, the availability of credit for homebuilders and potential home buyers, the level of foreclosures, existing home inventory and interest rates.

We expect to incur integration-related costs in the range of $90 to $100 million over the first two years following the completion of the ProBuild Acquisition. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred related to the ProBuild Acquisition and the integration of the two companies. Although we expect the elimination of duplicative costs, as well as the realization of other cost savings related to the integration of the businesses, to offset integration-related costs over time, this net benefit may not be achieved in the near term, if at all.

In the event that housing starts or sales volumes are higher or lower than expected, or if other assumptions used in our forecasting differ from actual results, our forecasted cash usage and liquidity levels may change. Should the current industry conditions deteriorate, we may be required to raise additional funds through the sale of common stock or debt in the public capital markets or in privately negotiated transactions. There can be no assurance that any of these financing options would be available on favorable terms, if at all. Alternatives to help supplement our liquidity position could include, but are not limited to, idling or permanently closing additional facilities, adjusting our headcount in response to current business conditions, attempts to renegotiate leases and divesting of non-core businesses. There are no assurances that these steps would prove successful.

Capital Expenditures

Capital expenditures vary depending on prevailing business factors, including current and anticipated market conditions. Pro forma capital expenditures for 2014 were $90.8 million, and were $67.4 million net of proceeds from the sale of property and equipment.

Historical

Our primary capital requirements are to fund working capital needs and operating expenses, meet required interest and principal payments, and to fund capital expenditures and potential future acquisitions. Our capital resources at March 31, 2015 consist of cash on hand and borrowing availability under our revolving credit facility.

Our $175.0 million Existing Credit Facility is primarily used for working capital, general corporate purposes, and funding acquisitions. Availability under the Existing Credit Facility is determined by a borrowing base. Our borrowing base consists of trade accounts receivable, inventory and other receivables, including progress billings and credit card receivables, that meet specific criteria contained within the credit agreement, minus agent specified reserves. Net borrowing availability is equal to the maximum borrowing amount minus outstanding borrowings and letters of credit.

The following table shows our borrowing base and excess availability as of March 31, 2015 and December 31, 2014:

	As of
	December 31, 2014	March 31, 2015
	(in millions)
Accounts Receivable Availability	$102.8	$114.1
Inventory Availability	79.6	84.0
Other Receivables Availability	11.5	11.6

Gross Availability	193.9	209.7
Less:
Agent Reserves	(8.0)	(8.8)

Borrowing Base	185.9	200.9
Aggregate Revolving Commitments	175.0	175.0

Maximum Borrowing Amount (lesser of Borrowing Base and Aggregate Revolving Commitments)	175.0	175.0
Less:
Outstanding Borrowings	(30.0)	(55.0)
Letters of Credit	(15.6)	(15.6)

Net Borrowing Availability on Revolving Facility	129.4	104.4

Cash in Qualified Accounts	16.7	36.1

Excess Availability, as defined	$146.1	$140.5

As of March 31, 2015, we had $55.0 million in outstanding borrowings under our Existing Credit Facility and our net borrowing availability was $104.4 million after being reduced by outstanding letters of credit of approximately $15.6 million. Excess availability is the sum of our net borrowing availability plus qualified cash, defined as cash on deposit that is subject to a control agreement in favor of the agent. Excess availability must equal or exceed a minimum specified amount, currently $17.5 million, or we are required to meet a fixed charge coverage ratio of 1 to 1. At March 31, 2015, our excess availability was $140.5 million, including $104.4 million in net borrowing availability and $36.1 million in qualified cash. We were not in violation of any covenants or restrictions imposed by any of our debt agreements at March 31, 2015.

Liquidity

Our liquidity at March 31, 2015 was $141.2 million, which includes $104.4 million in net borrowing availability under the Existing Credit Facility and $36.8 million of cash on hand. On April 13, 2015, we entered into a Securities Purchase Agreement to acquire all of the operating subsidiaries of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.82 billion, subject to certain adjustments.

Should the current industry conditions deteriorate or we pursue acquisitions, we may be required to raise additional funds through the sale of common stock or debt in the public capital markets or in privately negotiated transactions. There can be no assurance that any of these financing options would be available on favorable terms, if at all. Alternatives to help supplement our liquidity position could include, but are not limited to, idling or permanently closing additional facilities, adjusting our headcount in response to current business conditions, attempts to renegotiate leases, and divesting of non-core businesses. There are no assurances that these steps would prove successful.

Since the beginning of the housing downturn, a primary focus has been on protecting our liquidity. Our action plan, which consisted of generating new business, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, managing credit tightly, raising additional capital when needed and conserving cash allowed us to mitigate the effects of the difficult industry conditions. While we continue to focus on these areas, we also plan to prudently utilize our liquidity to support anticipated sales growth, primarily related to our working capital, delivery fleet, and staffing levels. Also, we have and will likely continue to selectively pursue strategic acquisitions, which may impact our liquidity.

Consolidated Cash Flows

Cash provided by operating activities was $9.9 million and $13.8 million for the three months ended March 31, 2015 and 2014, respectively. Our working capital decreased $11.2 million in the first three months of 2015 compared to a decrease of $12.3 million in the first three months of 2014. Our change in working capital was primarily driven by decreases in accounts payable days and inventory turns, which were partially offset by a slight improvement in accounts receivable days outstanding. The remaining change is due to a $2.8 million increase in cash used in operations, including costs associated with new and relocated locations, as well as recent acquisitions.

Cash used in investing activities was $14.9 million and $5.3 million for the three months ended March 31, 2015 and 2014, respectively. The increase is primarily due to $5.8 million in cash used for acquisitions and a $3.8 million increase in capital expenditures during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The increase in capital expenditures during the three months ended March 31, 2015 primarily relates to purchasing machinery, equipment and vehicles to support sales growth and to increase capacity at existing locations.

Cash provided by financing activities was $24.1 million for the three months ended March 31, 2015 compared to cash used in financing activities of $0.4 million for the three months ended March 31, 2014. The change primarily related to our additional $25.0 million borrowing under our Existing Credit Facility in the first quarter of 2015. The remaining change is related to a decrease in the repurchase of our common stock related to stock shares tendered in order to meet minimum withholding tax requirements for restricted stock units vested, which was slightly offset by a decrease in cash received from the exercise of employee stock options in the first three months of 2015 compared to the first three months of 2014.

Disclosures Of Contractual Obligations And Commercial Commitments

The following summarizes our contractual obligations pro forma to give effect to the ProBuild Acquisition Transactions as of March 31, 2015:

	Total	Payments Due by Period
Contractual obligations		Less than 1 year	1-3 Years	3-5 Years	More than 5 years
	(in thousands)
Long-term debt	$1,942,886	$6,076	$12,179	$12,221	$1,912,410
Interest on long-term debt(1)	1,054,262	146,601	292,096	290,614	324,951
Lease financing obligations	286,414	888	1,981	2,289	281,256
Operating leases	223,722	54,835	88,524	48,428	31,935
Uncertain tax positions(2)	—	—	—	—	—
Capital Lease Obligations	7,267	5,187	2,080	—	—

Total contractual cash obligations	$3,514,551	$213,587	$396,860	$353,552	$2,550,552

(1)	We had $55.0 million in borrowings under the Existing Credit Facility as of March 31, 2015. Borrowings under the Existing Credit Facility bear interest at a variable rate. Therefore, actual interest may differ from the amounts presented above due to any future borrowing activity under the Existing Credit Facility.

(2)	We have $0.4 million of uncertain tax positions recorded in long-term liabilities or as a reduction to operating loss carryforwards. We also have $0.3 million in interest and penalties accrued related to these uncertain tax positions. It is not reasonably possible to predict at this time when (or if) any of these amounts will be settled.

The amounts reflected in the table above for operating leases represent future minimum lease payments under non cancelable operating leases with an initial or remaining term in excess of one year at March 31, 2015. Purchase orders entered into in the ordinary course of business are excluded from the above table because they are payable within one year. Amounts for which we are liable under purchase orders are reflected on our consolidated balance sheet as accounts payable and accrued liabilities. We plan to lease additional delivery equipment during 2015 to support anticipated sales growth. These operating leases are not included in the table above.

Other Cash Obligations Not Reflected In The Balance Sheet

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, our operating leases are not recorded in our balance sheet. In addition to the lease obligations included in the above table, we have residual value guarantees on certain equipment leases. Under these leases we have the option of (1) purchasing the equipment at the end of the lease term, (2) arranging for the sale of the equipment to a third party, or (3) returning the equipment to the lessor to sell the equipment. If the sales proceeds in either case are less than the residual value, then we are required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $2.8 million as of December 31, 2014.

Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement or that we will purchase the equipment at the end of the lease term, we do not believe it is probable that we will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.

Critical Accounting Policies And Estimates

Critical accounting policies are those that both are important to the accurate portrayal of a company’s financial condition and results, and require subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. In order to prepare financial statements that conform to GAAP, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations.

We have identified the following accounting policies that require us to make the most subjective or complex judgments in order to fairly present our consolidated financial position and results of operations.

Vendor Rebates. Many of our arrangements with our vendors provide for us to receive a rebate of a specified amount payable to us when we achieve any of a number of measures, generally related to the volume of purchases from our vendors. We account for these rebates as a reduction of the prices of the vendor’s products, which reduces inventory until we sell the product, at which time these rebates reduce cost of sales. Throughout the year, we estimate the amount of rebates based upon our historical level of purchases. We continually revise these estimates to reflect actual purchase levels.

If market conditions were to change, vendors may change the terms of some or all of these programs. Although these changes would not affect the amounts which we have recorded related to product already purchased, it may impact our gross margins on products we sell or sales earned in future periods.

Allowance for Doubtful Accounts and Related Reserves. We maintain an allowance for doubtful accounts for estimated losses due to the failure of our customers to make required payments. We perform periodic credit evaluations of our customers and typically do not require collateral. However, we have, in some cases, required customers to collateralize their debt with us. Consistent with industry practices, we typically require payment from most customers within 30 days. As our business is seasonal in certain regions, our customers’ businesses are also seasonal. Sales are lowest in the winter months, and our past due accounts receivable balance as a percentage of total receivables generally increases during this time. Throughout the year, we record estimated reserves based upon our historical write-offs of uncollectible accounts, taking into consideration certain factors, such as aging statistics and trends, customer payment history, independent credit reports, and discussions with customers. Periodically, we perform a specific analysis of all accounts past due and write off account balances when we have exhausted reasonable collection efforts and determined that the likelihood of collection is remote. We charge these write-offs against our allowance for doubtful accounts. Any future decline in the macroeconomic factors that affect the overall housing industry or our specific customers’ business could cause us to revise our estimate of expected losses and increase our allowance for doubtful accounts.

Impairment of Long-Lived Assets. Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. Our long-lived assets and liabilities are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Our asset groups consist of geographical markets, which are one level below our reporting units. Our judgment regarding the existence of impairment indicators is based on market and operational performance. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available.

We use internal cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate. These cash flow estimates are over the remaining useful lives of the assets within each market. Forecasted housing starts for each market are used to help estimate future revenue. Historical trends are then used to project gross margins and operating expenses based upon various revenue levels. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset group. Due to the uncertainties associated with these projections, actual results could differ from projected results, and further impairment of long-lived assets could be recorded. Future non-cash impairment of long-lived assets would have the effect of decreasing our earnings or increasing our losses in such period, but would not impact our current outstanding debt obligations or compliance with covenants contained in the related debt agreements.

We recorded no significant asset impairment charges in continuing operations in the three months ended March 31, 2014 or 2015 or the years ended December 31, 2012, 2013 or 2014.

Goodwill. Goodwill represents the excess of the amount we paid to acquire businesses over the estimated fair value of tangible assets and identifiable intangible assets acquired, less liabilities assumed. At March 31, 2015, our goodwill balance was $141.1 million, representing 22.6% of our total assets.

We test goodwill for impairment in the fourth quarter of each year or at any other time when impairment indicators exist by comparing the estimated implied value of a reporting units’ goodwill to its book value. Examples of such indicators that could cause us to test goodwill for impairment between annual tests include a significant change in the business climate, unexpected competition or a significant deterioration in market share. We may also consider market capitalization relative to our net assets. Our industry experienced a significant and severe downturn that began in mid-2006. As such, we have closely monitored the trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test and performed interim impairment tests when warranted. Housing starts are a significant sales driver for us. If there is a significant decline or an expected decline in housing starts, this could adversely affect our expectations for a reporting unit and the value of that reporting unit. We did not have any goodwill impairments in continuing operations in the three months ended March 31, 2014 or 2015 or the years ended December 31, 2012, 2013 or 2014.

The process of evaluating goodwill for impairment involves the determination of fair value of our reporting units. Our reporting units: Atlantic, Raleigh, Southeast, Florida, Dallas and South Texas represent financially discrete, self-sustaining components. We evaluate goodwill for impairment using a two-step process. The first step is to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds the book value, goodwill is not impaired. If the book value exceeds the fair value, the second step of the process is performed to measure the amount of impairment. In step two, the estimated fair value of the reporting unit is allocated to all other assets and liabilities of that reporting unit based on their respective fair values. The excess of the fair value of the reporting unit over the amount allocated to its assets and liabilities is the implied fair value of goodwill. Goodwill impairment is measured as the excess of the carrying value over its implied fair value. The fair value of a reporting unit is estimated based upon the projected discounted cash flow expected to be generated from the reporting unit using a discounted cash flow methodology. Where available and appropriate, comparative market multiples are used to corroborate the results of the discounted cash flow.

We developed a range of fair values for our reporting units using a five-year discounted cash flow methodology. Inherent in such fair value determinations are estimates relating to future cash flows, including revenue growth, gross margins, operating expenses and long-term growth rates, and our interpretation of current economic indicators and market conditions and their impact on our strategic plans and operations. Due to the uncertainties associated with such estimates, interpretations and assumptions, actual results could differ from projected results, and further impairment of goodwill could be recorded.

Significant information and assumptions utilized in estimating future cash flows for our reporting units includes publicly available industry information on projected single-family housing starts and lumber commodity prices which are used to project revenue. Projected gross margins and operating expenses reflect current headcount levels and cost structure and are flexed in future years based upon historical trends at various revenue levels. Long-term growth was based upon terminal value earnings before interest, taxes, depreciation and amortization (EBITDA) multiples of 5.5x for all reporting units to reflect the relevant expected acquisition price. A discount rate of 11.3% was used for all reporting units and is intended to reflect the weighted average cost of capital for a potential market participant and includes all risks of ownership and the associated risks of realizing the stream of projected future cash flows. Decreasing the long-term growth to an EBITDA multiple of 4.5x, or increasing the discount rate by 1.0% to 12.3%, would not have changed the results of our impairment testing.

At December 31, 2014, the fair values of each our reporting units were substantially in excess of their respective carrying values. The excess (or “cushion”) of the implied fair value of goodwill over the carrying value of goodwill for each of our six reporting units which have remaining goodwill balances ranged from $33.1 million to $277.9 million. The cushion for one of our reporting units at December 31, 2014, was $33.1 million. Nonetheless, moderate deviations from projected cash flows for this reporting unit could result in future goodwill impairment. This reporting unit had a goodwill balance of $11.0 million at December 31, 2014. Factors that could negatively impact the estimated fair value of our reporting units and potentially trigger additional impairment include, but are not limited to, unexpected competition, lower than expected housing starts, an increase in market participant weighted average cost of capital, increases in material or labor cost, and significant declines in our market capitalization. Future non-cash impairment of goodwill would have the effect of decreasing our earnings or increasing our losses in such period, but would not impact our current outstanding debt obligations or compliance with covenants contained in the related debt agreements.

Deferred Income Taxes. We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Accounting Standards Codification (“Codification”), we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014, we reported a net loss for the three month period ended March 31, 2015 and the three year period ended December 31, 2014. We believe this, as well as uncertainty around the extent and timing of the housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient. Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of March 31, 2015.

We recorded increases to the valuation allowance of $3.1 million and $1.0 million for the three months ended March 31, 2015 and 2014, respectively, against the net deferred tax assets generated from the net operating loss during the period related to our continuing operations. In 2014, we reduced our valuation allowance by $7.2 million due to the utilization of net operating losses against federal and state taxable income. In 2013, we recorded a valuation allowance of approximately $15.3 million related to our continuing operations, which is exclusive of $0.6 million related primarily to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. In 2012, we recorded a valuation allowance of approximately $19.6 million related to our continuing operations.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. We currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 2015. However, there continues to be uncertainty around housing market projections. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

Insurance. We are insured for general liability, auto liability and workers’ compensation exposures, subject to deductible amounts. The expected liability for unpaid claims, including incurred but not reported losses, is determined using the assistance of a third-party actuary and is reflected on our balance sheet as an accrued liability. The amount recoverable from our insurance provider is reflected as another asset. Our accounting policy includes an internal evaluation and adjustment of our reserve for all insured losses on a quarterly basis. At least on an annual basis, we engage an external actuarial professional to independently assess and estimate the total liability outstanding, which is compared to the actual reserve balance at that time and adjusted accordingly.

Stock-Based Compensation. Calculating stock-based compensation expense requires the input of subjective assumptions. We determine the fair value of each option grant using the Black-Scholes option-pricing model with assumptions based primarily on historical data. Specific inputs to the model include: the expected life of the stock-based awards, stock price volatility, dividend yield and risk-free rate.

The expected life represents the period of time the options are expected to be outstanding. We have used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options. We record expense for the unvested portion of grants over the requisite service (i.e., vesting) periods.

Recently Issued Accounting Standards

In April 2015 the Financial Accounting Standards Board (the “FASB”) issued an update to the existing guidance under the Interest topic of the Codification. This update requires debt issuance costs to be presented on the balance sheet as a direct reduction from the carrying amount of the related debt liability instead of a deferred charge. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015. This guidance requires retrospective application. Early adoption is permitted for financial statements that have not been previously issued. We are currently evaluating the impact of this guidance on our financial statements.

In January 2015, the FASB issued an update to the existing guidance under the Income Statement topic of the Codification. This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017. Early adoption of this guidance is not permitted. This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

Quantitative And Qualitative Disclosures About Market Risk

We may experience changes in interest expense if changes in our debt occur. Changes in market interest rates could also affect our interest expense. Both the ABL Facility and the First Lien Facility will bear interest at a variable rate. Giving effect to the ProBuild Acquisition Transactions, at March 31, 2015, a  1⁄8% increase in interest rates would result in approximately $2.6 million in additional interest expense annually. The notes and our Existing Secured Notes notes bear interest at a fixed rate, therefore, our interest expense related to the notes and our Existing Secured Notes would not be affected by an increase in market interest rates.

We purchase certain materials, including lumber products, which are then sold to customers as well as used as direct production inputs for our manufactured products that we deliver. Short-term changes in the cost of these materials and the related in-bound freight costs, some of which are subject to significant fluctuations, are sometimes, but not always, passed on to our customers. Our delayed ability to pass on material price increases to our customers can adversely impact our operating results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR PROBUILD HOLDINGS, INC.

The following discussion of the financial condition and results of operations of the ProBuild Parent should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information,” the “Selected Historical Consolidated Financial Information for ProBuild Holdings, Inc.” and the audited consolidated financial statements and the notes related thereto for the ProBuild Parent, each included elsewhere in this prospectus supplement.

Overview

The financial information below relates to ProBuild’s historical operations for the years ended December 31, 2012, 2013 and 2014 and the three months ended March 31, 2014 and 2015 without giving effect to the ProBuild Acquisition.

Results of Operations

The following table sets forth the percentage relationship to sales of certain costs, expenses and income items for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	75.7	75.0	74.2	74.6	74.1

Gross margin	24.3	25.0	25.8	25.4	25.9

Selling, general and administrative expense	24.9	23.3	22.9	27.4	25.6
Depreciation expense	1.6	1.1	1.1	1.3	1.3
Amortization expense	0.7	0.4	0.2	0.4	0.1

Total operating expenses	27.2	24.8	24.2	29.1	27.0

Income (loss) from operations	(2.9)	0.2	1.6	(3.7)	(1.1)
Interest expense	(1.7)	(1.3)	(1.2)	(1.4)	(1.4)
Other income	0.2	0.2	0.2	0.3	0.3

Income (loss) before income tax expense	(4.4)	(0.9)	0.6	(4.8)	(2.2)
Income tax expense	0.0	0.0	0.0	0.1	0.1

Net income (loss)	(4.4)%	(0.9)%	0.6%	(4.9)%	(2.3)%

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Net Sales

For the three months ended March 31, 2015, net sales increased by $4.7 million, or 0.5%, to $913.1 million from $908.4 million for the three months ended March 31, 2014. Excluding the impact of closed locations, ProBuild’s sales increased $18.5 million, or 2.1%, in the first quarter of 2015 compared to the first quarter of 2014. Of this 2.1% increase, ProBuild estimates 3.9% was driven by improved customer pricing and increased sales volume, which was partially offset by the 1.8% negative impact of commodity price deflation during the first quarter of 2015. ProBuild’s increase in sales volume was largely due to improved residential construction and remodeling activity. According to the U.S. Census Bureau, single-family housing starts increased approximately 4.4% for the three months ended March 31, 2015, as compared to 2014. According to the Joint Center for Housing Studies’ Lead Indicator of Remodeling Activity, the home improvement products market increased 6.5% in the first quarter of 2015 compared to the first quarter of 2014. ProBuild estimates that approximately 60% of sales for the first quarter of 2015 were to customers who participate in single-family new residential construction, and approximately 27% of ProBuild’s sales were to customers engaged in residential repair and remodeling.

The following table shows net sales classified by major product category for the three months ended March 31:

	2014		2015
	Sales	%	Sales	%
	(in millions, except percentages)
Lumber and Panels	$323.1	35.6%	$310.2	34.0%
Engineered Wood	50.2	5.5	52.0	5.7
Trusses and Wall Panels	71.6	7.9	73.3	8.0
Millwork, Cabinets and Tops	165.0	18.2	176.1	19.3
Siding, Metal and Concrete	97.8	10.8	102.5	11.2
Gypsum, Roofing and Insulation	99.2	10.9	95.5	10.5
Other Products and Services	101.5	11.1	103.5	11.3

Total Sales	$908.4	100%	$913.1	100%

Increased sales were achieved in each product category with the exception of the lumber and panel category and the gypsum, roofing and insulation category. Lumber and truss product sales were impacted by approximately 7% lumber commodity deflation in the first quarter of 2015. The decline in roofing product sales in the first quarter of 2015 compared to 2014 can be attributed to factors such as increased local market competitive pricing, weather conditions, and storm activity.

Gross Margin

For the three months ended March 31, 2015, gross margin increased $6.3 million, or 2.7%, to $236.9 million from $230.6 million for the three months ended March 31, 2014, driven by the increase in sales, lower cost of materials, and improved customer pricing. ProBuild’s gross margin percentage in the quarter was 25.9% for 2015 and 25.4% for 2014. The 55 bps increase can be attributed to improved product mix with a greater portion of sales growth being derived from higher margin non-commodity product offerings, deflation in commodity lumber prices, and improved customer pricing.

Operating Expenses

For the three months ended March 31, 2015, selling, general and administrative expenses decreased $14.8 million, or 6.0%, to $233.9 million (25.6% of net sales) from $248.7 million (27.4% of net sales) for the three months ended March 31, 2014. ProBuild’s salary and benefit expenses, excluding certain one-time benefit arrangements, was $166.2 million for the three months ended March 31, 2015, a decrease of $7.1 million over 2014. The decrease was driven largely as a result of headcount reductions executed in the second half of 2014. As a percentage of sales, salary and benefits cost were reduced to 18.2% in the first quarter of 2015 from 19.1% in the first quarter of 2014. In the first quarter of 2014, consulting expenses of $1.7 million were incurred as ProBuild completed the development of its multi-year strategic plan project. The remaining reductions in operating expenses year over year were largely a result of lower fuel rates, which generated $3.5 million in savings.

For the three months ended March 31, 2015, depreciation expense increased by $0.5 million to $12.3 million from $11.8 million during the year ended March 31, 2014, primarily due to fleet capital expenditures on rolling stock.

For the three months ended March 31, 2015, amortization expense decreased by $2.4 million to $1.0 million from $3.4 million for the three months ended March 31, 2014, primarily related to intangible assets from acquisitions in the period from 2006 through 2008.

Interest Expense

Interest expense for the three months ended March 31, 2015, was $12.9 million, a decrease of $0.7 million from $13.6 million for the three months ended March 31, 2014. This decrease related primarily to lower outstanding borrowings driven by better cash flow results. Interest expense included $5.4 million and $5.6 million in the first quarter of 2015 and 2014, respectively, in each case attributable to a lease financing obligation with a single lessor on approximately 190 properties under a master lease agreement. For the three months ended March 31, 2015 and 2014, ProBuild incurred interest expense of $3.4 million and $3.8 million, respectively, on related party debt.

Income Tax Expense

Income tax expense for the three months ended March 31, 2015, was $0.9 million compared to $0.8 million for the three months ended March 31, 2014. The effective tax rates for the first quarter of 2015 and 2014 were (4.3%) and (1.8%), respectively, due to ProBuild’s net loss position.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Net Sales

For the year ended December 31, 2014, net sales increased by $143.3 million, or 3.3%, to $4,478.7 million from $4,335.4 million for the year ended December 31, 2013. Excluding the impact of closed locations, sales increased $204.3 million, or 4.8%, over the prior year. Of this 4.8% increase, ProBuild estimates 5.4% was driven by improved customer pricing and increased sales volume, which was partially offset by the 0.6% negative impact of commodity price deflation during the year. The increase in sales volume was largely due to improved residential construction and remodeling activity. According to the U.S. Census Bureau, single-family housing starts increased approximately 4.8% for the year ended December 31, 2014, as compared to 2013. According to the Home Improvement Research Institute, the home improvement products market increased 4.0% for 2014 over 2013. ProBuild estimates that approximately 60% of sales for the year were to customers who participate in single-family new residential construction, and approximately 29% of ProBuild’s sales were to customers engaged in residential repair and remodeling.

The following table shows net sales classified by major product category:

	2013		2014
	Sales	%	Sales	%	% Change
	(in millions, except percentages)
Lumber and Panels	$1,537.3	35.5%	$1,547.7	34.6%	0.7%
Engineered Wood	220.5	5.1	250.7	5.6	13.7
Trusses and Wall Panels	364.2	8.4	374.3	8.3	2.8
Millwork, Cabinets and Tops	724.2	16.7	770.4	17.2	6.4
Siding, Metal and Concrete	485.5	11.2	517.8	11.6	6.6
Gypsum, Roofing, Insulation	504.8	11.6	513.3	11.5	1.7
Other Products and Services	498.9	11.5	504.5	11.2	1.1

Total Sales	$4,335.4	100%	$4,478.7	100%	3.3%

Increased sales were achieved in each product category. Lumber and panel commodity product sales were negatively impacted by commodity deflation, which was offset by an increase in volume for the year ended December 31, 2014 compared to the prior year.

Gross Margin

For the year ended December 31, 2014, gross margin increased $70.6 million, or 6.5%, to $1,155.0 million from $1,084.4 million for the year ended December 31, 2013, driven largely by the increase in sales. ProBuild’s gross margin percentage was 25.8% for 2014 and 25.0% for 2013. The 80 bps increase can be attributed to improved product mix, with a greater portion of sales growth being derived from higher margin non-commodity product offerings, lower volatility in commodity lumber prices, and improved customer pricing.

Operating Expenses

For the year ended December 31, 2014, selling, general and administrative expenses increased $15.8 million or 1.6% to $1,026.2 million (22.9% of net sales) from $1,010.4 million (23.3% of net sales) for the year ended December 31, 2013. ProBuild’s salary and benefit expenses, excluding the long-term performance based bonus plan and severance associated with facility closures, was $707.2 million for the year ended December 31, 2014, an increase of $17.4 million or 2.9% over 2013, largely as a result of headcount additions to serve higher sales volume, commissions from higher gross margins, and increased healthcare costs. As a percentage of sales, salary and benefits cost remained consistent at 15.8% and 15.9% of sales in 2014 and 2013, respectively. In 2014, consulting expenses were reduced by $6.9 million as ProBuild completed the development of its multi-year strategic plan project and eliminated certain one-time expenses. Net income in 2014 was negatively impacted by $11.2 million of facility closure costs, of which $1.8 million were in cost of sales and $9.4 million in operating expense. This represented an increase of $14.7 million over 2013, as the prior year benefited from true-ups to future facility obligations. These were primarily noncash accruals for future obligations related to closed locations net of recoveries and true-ups. The remaining reductions in operating expenses year over year were a result of higher marketing rebates from suppliers and lower repair and maintenance costs.

For the year ended December 31, 2014, depreciation expense increased by $1.0 million to $48.4 million from $47.4 million during the year ended December 31, 2013 primarily due to capital expenditures on rolling stock.

For the year ended December 31, 2014, amortization expense decreased by $6.0 million to $9.5 million from $15.5 million for the year ended December 31, 2013 primarily related to intangible assets from acquisitions in the period from 2006 through 2008.

Interest Expense

Interest expense for the year ended December 31, 2014 was $54.7 million, a decrease of $4.0 million from $58.7 million for the year ended 2013. This decrease related primarily to lower effective borrowing rates under ProBuild’s revolving credit facility. Interest expense included $22.0 million and $22.5 million in 2014 and 2013, respectively, attributable to a lease financing obligation with a single lessor on approximately 190 properties under a master lease agreement. Interest expense for the year ended December 31, 2014 included $15.8 million to related parties.

Income Tax Expense

Income tax expense for the year ended December 31, 2014 was $0.6 million compared to $1.5 million for the year ended December 31, 2013. The effective tax rates for 2014 and 2013 were 2.3% and (3.8%), respectively, due to ProBuild’s net loss position.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Net Sales

For the year ended December 31, 2013, net sales increased by $714.4 million, or 19.7%, to $4,335.4 million from $3,621.0 million for the year ended December 31, 2012. Excluding the impact of closed locations, sales increased $773.0 million, or 22.4%, over the prior year. Of this increase, ProBuild estimates 13.8% was driven by improved customer pricing and increased sales volume, combined with 8.6% positive impact from commodity price inflation during the year. The increase in sales volume was largely due to improved residential construction and remodeling activity. According to the U.S. Census Bureau, single-family housing starts increased approximately 15.5% for the year ended December 31, 2013, as compared to 2012. According to the Home Improvement Research Institute, the home improvement products market increased 4.8% for 2013 over 2012. ProBuild estimates that approximately 60% of sales for the year were to customers who participate in single-family new residential construction, and approximately 27% of ProBuild’s sales were to customers engaged in residential repair and remodeling.

The following table shows net sales classified by major product category:

	2012		2013
	Sales	%	Sales	%	% Change
	(in millions, except percentages)
Lumber and Panels	$1,157.5	32.0%	$1,537.3	35.5%	32.8%
Engineered Wood	171.4	4.7	220.5	5.1	28.7
Trusses and Wall Panels	281.6	7.8	364.2	8.4	29.3
Millwork, Cabinets and Tops	636.1	17.5	724.2	16.7	13.8
Siding, Metal and Concrete	464.2	12.8	485.5	11.2	4.6
Gypsum, Roofing, Insulation	469.4	13.0	504.8	11.6	7.6
Other Products and Services	440.8	12.2	498.9	11.5	13.1

Total Sales	$3,621.0	100%	$4,335.4	100%	19.7%

Increased sales were achieved in each product category. Lumber, Panel and Component product sales benefitted from commodity inflation in 2013. ProBuild estimates that average selling prices on these products were approximately 20% higher during 2013 compared to 2012.

Gross Margin

For the year ended December 31, 2013, gross margin increased $203.4 million, or 23.1%, to $1,084.4 million from $881.0 million for the year ended December 31, 2012, driven largely by increase in sales. ProBuild’s gross margin percent was 25.0% for 2013 and 24.3% for 2012. The 70 basis point improvement in gross margin was largely related to improved customer and supplier pricing.

Operating Expenses

For the year ended December 31, 2013, selling, general and administrative expenses increased $109.1 million or 12.1%, to $1,010.4 million (23.3% of net sales) from $901.3 million (24.9% of net sales) for the year ended December 31, 2012. ProBuild’s salary and benefit expenses, excluding the long-term performance based bonus plan, was $689.9 million, an increase of $83.2 million or 12.1% over 2012, largely as a result of headcount additions to serve higher sales volume, commissions from higher gross profit, bonus increases driven by business performance, and increased healthcare costs. As a percentage of sales, salary and benefits cost decreased from 16.8% in 2012 to 15.9% in 2013. In 2013, one-time consulting expenses associated with the development of ProBuild’s multi-year strategic plan were $9.7 million. Net income in 2013 benefited from $5.3 million of facility closure cost adjustments in operating expense, primarily attributed to true-ups to future facility obligations, an improvement of $14.6 million compared to 2012. The remaining increases in operating expenses year over year were a result of non-payroll cost driven by higher sales volume and an improving business trajectory.

For the year ended December 31, 2013, depreciation expense decreased by $11.7 million to $47.4 million from $59.1 million for the year ended December 31, 2012, primarily due to certain assets that were fully depreciated during 2012 associated with the 2006 acquisitions.

For the year ended December 31, 2013, amortization expenses decreased by $10.0 million to $15.5 million from $25.5 million for the year ended December 31, 2012, primarily related to intangible assets from acquisitions in the period from 2006 through 2008.

Interest Expense

Interest expense for the year ended December 31, 2013 was $58.7 million, a decrease of $3.2 million from $61.9 million in 2012. This decrease was primarily related to lower borrowing rates. Interest expense included $22.5 million and $23.2 million in 2013 and 2012, respectively, attributable to a lease financing obligation with a single lessor on approximately 190 properties under a master lease agreement. Interest expense for the year ended December 31, 2013 included $16.5 million to related parties.

Income Tax Expense

Income tax expense for the years ended December 31, 2013 and 2012 was $1.5 million. The effective tax rates for 2013 and 2012 were (3.8%) and (1.0%), respectively, due to ProBuild’s net loss position.

Cash Flows

The following table presents a summary of ProBuild’s cash balance and cash flows in dollars for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in millions)
Net loss adjusted for non-cash items	$(85.9)	$31.7	$93.4	$(30.0)	$(9.1)
Changes in working capital	(64.0)	0.1	(2.3)	(50.6)	(18.2)

Cash flow from operating activities	(149.9)	31.8	91.1	(80.6)	(27.3)

Cash flows from investing activities	(21.8)	(76.8)	(41.9)	(14.7)	(5.2)

Change in checks outstanding	35.3	(3.4)	5.3	(7.1)	(12.3)
Net proceeds from long term debt and capital leases	124.5	52.4	(59.5)	102.5	51.0

Cash flows from financing activities	159.8	49.0	(54.2)	95.5	38.8

Cash and cash equivalents	10.3	14.3	9.4	14.4	15.7
Change in working capital including checks outstanding	$(28.7)	$(3.3)	$3.0	$(57.7)	$(30.5)

Cash flow from operating activities: For the three months ended March 31, 2015, ProBuild used $27.3 million of cash for operating activities compared to $80.6 million used in the same period in 2014. This decrease in cash used for operating activities was primarily due to ProBuild’s stronger financial performance and improvements in working capital management. ProBuild’s working capital investments, including checks outstanding, increased by $30.5 million in the first three months ended March 31, 2015 compared to an increase of $57.7 million in the same time period in 2014, an improvement of $27.2 million. The seasonal build in inventory net of accounts payable and checks outstanding improved by $12.8 million in the three months ended March 31, 2015 compared to 2014. Additionally, improvements in the collections of receivables generated $12.8 million more cash in the three months ended March 31, 2015 than the same period in 2014. Stronger financial performance, primarily due to higher gross margin and lower selling, general, and administrative expenses, contributed $21.2 million of the year over year improvements.

Investing activities: Net cash flow used for investing activities decreased by $9.5 million for the three months ended March 31, 2015 compared to the same period in 2014 due to utilization of a new leasing arrangement starting in 2015. Capital expenditures for the full year ending December 31, 2015 are expected to be approximately $50 million, a reduction of approximately $15 million from 2014, primarily due to the leasing arrangement referred to above.

Financing activities: Net cash provided by financing activities was $56.7 million lower for the three months ended March 31, 2015 compared to the same period in 2014. The decrease in proceeds from long term debt of $51.5 million was due primarily to lower net borrowings on ProBuild’s revolving credit facilities.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Cash flow from operating activities: For the year ended December 31, 2014, ProBuild generated $91.1 million of cash from operating activities compared to $31.8 million generated in 2013. This increase in cash from operating activities was primarily due to ProBuild’s stronger financial performance and improvements in working capital management. ProBuild’s working capital investments, including checks outstanding, decreased by $3.0 million in 2014 compared to an increase of $3.3 million in 2013, an improvement of $6.3 million. Inventory, net of accounts payable and checks outstanding, generated $10.7 million in cash flow in 2014 compared to $30.4 million of cash generated in 2013. As revenue grew $143.4 million, or 3.3%, in 2014, receivables grew $4.5 million, or 1.1%. This resulted in a $49.5 million decrease in the cash used from accounts receivables as compared to 2013. ProBuild’s remaining working capital changes primarily related to fluctuations in other current liabilities largely attributed to the 2013 bonus accrual. Stronger financial performance was primarily due to higher gross margin and improved operating leverage.

Investing activities: Net cash flow used for investing activities decreased by $34.9 million for the year ended December 31, 2014 compared to 2013. Proceeds generated from liquidating non-operating property and other assets offset investments by $23.2 million in 2014 compared to $6.3 million in 2013. ProBuild believes that a normalized rate of capital investment should be between 1.0% and 1.5% of sales. Capital expenditures in 2014 were $65.1 million in 2014, or 1.5% of sales, as compared to $83.0 million, or 1.9% of sales, in 2013. The elevated spend in 2013 was primarily related to fleet investments to replace aging assets.

Financing activities: Net cash provided by financing activities, net of checks outstanding, was $111.9 million lower in 2014 compared to 2013 primarily due to lower net borrowings on ProBuild’s revolving credit facilities.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Cash flow from operating activities: For the year ended December 31, 2013, ProBuild generated $31.8 million of cash from operating activities compared to $149.9 million used in operations in 2012. This increase in cash generated from operating activities was primarily due to ProBuild’s stronger financial performance and improvements in working capital management. ProBuild’s working capital investments, including checks outstanding, increased by $3.3 million in 2013, compared to an increase of $28.7 million in 2012, an improvement of $25.4 million. Inventory, net of accounts payable and checks outstanding, generated $30.4 million in cash flow in 2013 compared to $52.6 million of cash generated in 2012. As revenue grew $714.4 million, or 19.7%, in 2013, receivables grew $54.1 million, or 15.3%, in 2013. This resulted in a $18.4 million decrease in the cash used from accounts receivables as compared to 2012. Stronger financial performance was primarily due to higher gross margin and improved operating leverage.

Investing activities: Net cash flow used for investing activities increased by $55.0 million for the year ended December 31, 2013 compared to 2012. Proceeds generated from liquidating non-operating property and other assets offset investments by $6.3 million in 2013 compared to $21.3 million in 2012. ProBuild believes that a normalized rate of capital investment should be between 1.0% and 1.5% of net sales. Capital expenditures in 2013 were $83.0 million, or 1.9% of sales, as compared to $44.1 million, or 1.2% of sales, in 2012. The elevated spend in 2013 was primarily related to fleet investments to replace aging assets.

Financing activities: Net cash provided by financing activities, net of checks outstanding, was $72.1 million lower in 2013 than 2012. This decrease in net financing activities proceeds was due primarily to a related party equity contribution in 2012 of $400 million, which was partially used to repay related party debt in 2012 and 2013.

Liquidity And Capital Resources

For a discussion of the liquidity, capital resources and capital expenditures of the Combined Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Builders FirstSource, Inc.—Liquidity and Capital Resources—Post-ProBuild Acquisition Transactions.”

BUSINESS

While certain information provided herein describes the combined business, there is no assurance that the ProBuild Acquisition will be completed and this offering is not conditioned on the completion of the ProBuild Acquisition. As a result, you should read carefully the information included and incorporated by reference in this prospectus supplement and the accompanying prospectuses that describes the business, prospects and risks of the Issuer on a standalone basis. See the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 incorporated by reference in this prospectus supplement and the accompanying prospectuses.

Overview Of Combined Company

Our Combined Company will be the largest supplier of building products, prefabricated components and value-added services, primarily for new residential construction, in the Pro Segment. The Pro Segment is largely made up of professional homebuilders but also includes those companies that provide construction services to professional homebuilders. Our scale will allow us to offer homebuilding customers an integrated solution, providing manufacturing, supply, delivery and installation for a full range of structural and related building products. Our value-added services will allow us to play a critical role for our customers, many of whom increasingly rely on us to help manage the homebuilding process by providing integrated project planning, scheduling, job site coordination, engineered components, framing, design assistance, product selection and professional installation. Our approach is different from many of our competitors and we believe it offers our customers significant cost benefits and operating efficiencies, maximizes our sales and profit opportunity, and strengthens our customer relationships and value proposition. For the twelve months ended December 31, 2014 and the three months ended March 31, 2015, our Pro Forma net sales and Combined Adjusted EBITDA were $6.1 billion and $259.3 million and $1.3 billion and $21.9 million, respectively. For a reconciliation to Combined Adjusted EBITDA, see “—Summary Historical Financial and Other Data.”

The Combined Company will be formed through the ProBuild Acquisition, which is expected to be completed substantially concurrently with the completion of this offering. See “Prospectus Supplement Summary—Recent Developments—The ProBuild Acquisition.” The completion of the ProBuild Acquisition is not a condition to this offering.

Our Combined Company’s Industry

The residential building products distribution industry is driven by the level of activity in both the U.S. residential new construction market and the U.S. residential repair and remodeling market. Growth within these markets is linked to a number of key factors, including demographic trends, interest rates, employment levels, availability of credit, foreclosure rates, consumer confidence and the state of the economy in general.

According to NAHB, the single family residential home construction market was an estimated $191 billion industry in 2014, which is down significantly from the historical high of $413 billion in 2006. However, we believe that the market is currently supported by favorable demographic trends, strong housing affordability metrics, historically low interest rates, and consumers who are increasingly optimistic about their economic prospects.

In 2014, the total number of U.S. housing starts was approximately 1.0 million, significantly below the long-term median of approximately 1.5 million. Additionally, the outlook for housing starts is positive with the NAHB forecasting 10.08% growth in 2015, to 1.1 million, and 30.04% growth in 2016, to 1.3 million. Momentum in the housing market has continued into 2015, with new home sales in the first quarter of 2015 22% higher than during the same period in 2014. The table below sets forth the total number of U.S. housing starts from 2000 through 2014, NAHB’s projected numbers for 2015 and 2016 and the long-term median (1954 to 2014).

U.S. housing starts

(in thousands)

Source: U.S. Census Bureau, National Association of Homebuilders.

After reaching an all-time high in February 2012, the home affordability index continues to stay elevated at 179.0, as compared to a 15-year median of 134.8. The table below sets forth the monthly home affordability composite index from January 2000 through February 2015 as published by the National Association of Realtors.

Home affordability composite index

Source: National Association of Realtors.

(1) Measures whether or not a typical family could qualify for a mortgage loan on a typical home. An index above 100 signifies that a family earning the median income has more than enough income to qualify for a mortgage loan on a median-priced home.

Repair and remodeling spending has historically been less cyclical than spending on new residential construction. Since 2000, U.S. spending on repair and remodeling has grown at an annual rate of 2.8% per annum, from $206.2 billion in 2000 to $303.0 billion in 2014. The Home Improvement Research Institute is forecasting 5.7% growth in 2015, to $320.3 billion, and 4.9% growth in 2016, to $335.8 billion.

U.S. spending on home improvement products

(in billions)

Source: Home Improvement Research Institute.

The residential building products distribution industry is characterized by several key trends, including greater utilization of pre-fabricated components, an expanding role of the distributor in providing turn-key services and a consolidation of suppliers by homebuilders.

•	Prefabricated components: compared to conventional “stick-build” construction where builders cut and assemble lumber at the job site with their own labor, prefabricated components are engineered in an offsite location using specialized equipment and labor. This outsourced task allows for optimal material usage, lower overall labor costs and improved quality of structural elements. In addition, using prefabricated components typically results in faster construction because fabrication can be automated and performed more systematically. As such, we believe there is a long term trend towards the increased use of prefabricated components by homebuilders;

•	Turn-key services: many homebuilders have taken a more limited role in the homebuilding process and have outsourced certain key elements of the construction process, including process management, product selection, order input and scheduling and framing and installation. As such, we believe that many homebuilders are increasingly looking to suppliers in the Pro Segment to perform these critical functions resulting in greater demand for integrated project services; and

•	Consolidation of suppliers by homebuilders: we believe that homebuilders are increasingly looking to consolidate their supplier base. Many homebuilders are seeking a more strategic relationship with suppliers that are able to offer a broad range of products and services and, as a result, are allocating a greater share of wallet to a select number of larger, full service suppliers. We believe this trend accelerated during the recent downturn and continues in the current housing market recovery.

Our Customers

Following the consummation of the ProBuild Acquisition, our Combined Company will serve a broad customer base ranging from production homebuilders to small custom homebuilders. Our Combined Company’s network of 351 strategically-located distribution facilities and 125 component manufacturing and fabrication facilities will span more than 430 locations. As we consolidate our and ProBuild’s facilities, we expect to close 19 redundant sites (out of 88 overlapping locations). As of December 31, 2014, our Combined Company would have had a presence in 24 of the top 25 and 74 of the top 100 largest U.S. MSAs. Our Combined Company’s network will cover 40 states, which together accounted for approximately 92% of the U.S. single-family housing permits granted in 2014, according to the U.S. Census Bureau. Given the local nature of our business, we have historically and, as a Combined Company, will continue to locate our facilities in close proximity to our key customers and co-locate multiple operations in one facility to improve efficiency.

Our Combined Company will have a diversified customer base, ranging from large production homebuilders to small custom homebuilders, as well as multi-family builders, repair and remodeling contractors and light commercial contractors. After giving effect to the ProBuild Acquisition, our Combined Company’s top ten

customers would have accounted for approximately 14.3% of our Pro Forma Sales for the year ended December 31, 2014 and are comprised primarily of the largest U.S. homebuilders, including D.R. Horton Inc., Lennar Corp., Hovnanian Enterprises, Inc., Pulte Group, Inc., The Ryland Group, Inc. and Beazer Homes USA.

In addition to the largest production homebuilders, our Combined Company will also service and supply regional and local custom homebuilders. Custom homebuilders require high levels of service; our Combined Company’s sales team expects to work very closely with the designers on a day-to-day basis in order to ensure the appropriate products are produced and delivered on time to the building site. To account for these increased service costs, pricing in the industry is tied to the level of service provided and the volumes purchased.

Our Products and Services

Following the ProBuild Acquisition, our Combined Company will group our balanced mix of building products and services into seven product categories: manufactured products, windows & doors, commodities, millwork, gypsum, roofing and installation siding, metal and concrete and other building products & services.

•	Manufactured products. Manufactured products are factory-built substitutes for job-site framing and include floor trusses, roof trusses, wall panels, stairs, and engineered wood that we design, cut, and assemble for each home. Our manufactured prefabricated components allow builders to build higher quality homes more efficiently. Roof trusses, floor trusses, wall panels and stair units are built in a factory controlled environment. Engineered floors and beams are cut to the required size and packaged for the given application at many of our locations. Without prefabricated components, builders construct these items on site, where weather and variable labor quality can negatively impact construction cost, quality and installation time. In addition, engineered wood beams have greater structural strength than conventional framing materials, allowing builders to frame houses with more open space creating a wider variety of house designs. Engineered wood floors are also stronger and straighter than conventionally framed floors.

•	Windows & doors. The windows & doors category comprises the manufacturing, assembly and distribution of aluminum and vinyl windows, and the assembly and distribution of interior and exterior door units. We manufacture aluminum and vinyl windows in our plant in Houston, Texas which allows us to supply builders, primarily in the Texas market, with cost-competitive products. Our pre-hung interior and exterior doors consist of a door slab with hinges and door jambs attached, reducing on-site installation time and providing higher quality finished door units than those constructed on site. These products typically require a high degree of product knowledge and training to sell.

•	Commodities products. Commodities products include dimensional lumber, plywood and oriented strand board (“OSB”) products used in on-site house framing. In 2014, this product line was 32.6% of our total sales, a 2.8% decrease from 2013. We expect the lumber & lumber sheet goods business to remain a stable revenue source for our Combined Company in the future.

•	Millwork. Millwork includes interior trim, exterior trim, columns and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard ® brand name. Synboard is produced from extruded PVC and offers several advantages over traditional wood features, such as greater durability and no ongoing maintenance such as periodic caulking and painting.

•	Gypsum, roofing and insulation. Products include wallboard, metal studs and trims, acoustical and ceilings, joint treatment and finishes, stucco and exteriors, fasteners and tools.

•	Siding, metal and concrete. Products include vinyl, composite and wood siding, other exteriors and cement.

•

Other building products & services. Other building products and services consist of various products, including cabinets, hardware, tools and fasteners. This category also includes services such as turn-key framing, shell construction, design assistance and professional installation of products spanning all our product categories. We provide professional installation and turn-key services as a solution for our homebuilder customers. Through our installation services program, we help homebuilders realize efficiencies through improved scheduling, resulting in reduced cycle time and better cost controls. By utilizing an energy efficiency software program, we also assist homebuilders in designing energy efficient homes in order to meet increasingly stringent energy rating requirements. Upgrading to our premium windows, doors, and insulating products reduces overall cost to the homebuilder by minimizing costs of the required heating/cooling system. We work closely with the homebuilder to select the appropriate mix of our products in order to meet current and forthcoming energy codes. We believe these services require scale, capital and sophistication that smaller competitors do not possess. We will continue to pursue profitable business in this category.

For the year ended December 31, 2014, 53% of our sales and 30% of ProBuild’s net sales were from value-added products. Giving effect to the ProBuild Acquisition, approximately 36% of our Combined Company’s Pro Forma net sales for the fiscal year ended December 31, 2014 were from value-added products and services, defined as products that are manufactured or assembled and the installation and other services related to these products. Giving effect to the ProBuild Acquisition, our Pro Forma net sales per product were as follows:

Pro Forma Net Sales by Product

(Fiscal Year Ended December 31, 2014)

Our Combined Company will have a balanced distribution of customers by end-market, with one-third of Pro Forma net sales for the year ended December 31, 2014 coming from repair and remodel, multi-family and commercial customers. The graphs below set out the full distribution of our sales and ProBuild’s net sales by end-market over the period, as well as the Pro Forma net sales for our Combined Company:

Issuer’s Sales by End-Market (Fiscal Year Ended December 31, 2014)	ProBuild Net Sales by End-Market (Fiscal Year Ended December 31, 2014)

Pro Forma Net Sales by End-Market

(Fiscal Year Ended December 31, 2014)

In addition, our Combined Company will be geographically diversified, with between 20% and 30% of Pro Forma net sales for the year ended December 31, 2014 occurring in each of the Southeast, South Central and Northeast regions. The graphs below set out the full distribution of our sales and ProBuild’s net sales by geographic region over the period, as well as the Pro Forma net sales for our Combined Company:

Issuer’s Sales by Geographic Region (Fiscal Year Ended December 31, 2014)	ProBuild Net Sales by Geographic Region (Fiscal Year Ended December 31, 2014)

Pro Forma Net Sales by Geographic Region

(Fiscal Year Ended December 31, 2014)

Our Combined Company will compete in a fragmented marketplace. Our integrated approach and scale will allow us to compete effectively through our comprehensive product lines, prefabricated components and value-

added services combined with the knowledge of our integrated sales forces to enable our homebuilder customers to complete construction more quickly, with higher quality and at a lower cost. While we expect these benefits to be particularly valuable to our customers in market environments characterized by labor shortages, sourcing challenges or sharply rising demand for new homes, we expect such benefits will also be increasingly valued and demanded by our customers operating under normal market conditions.

Both the Issuer and ProBuild have seen strong growth in “Net Sales per Start,” defined as sales, in the case of the Issuer, and net sales, in the case of ProBuild, divided by total U.S. single family housing starts. The Issuer’s Net Sales per Start increased from $2,000 for the fiscal year ended December 31, 2012 to $2,412 and $2,476 for 2013 and 2014, respectively. ProBuild’s Net Sales per Start increased from $6,768 for the fiscal year ended December 31, 2012 to $7,039 for 2013, before declining slightly to $6,923 for 2014, due in part to ProBuild closing certain locations during the year. The following table sets forth sales for the Issuer and net sales for ProBuild over the prior three years, as well as single family housing starts over the same period:

	Year Ended December 31,			CAGR
	2012	2013	2014	(2012 to 2014)
Issuer sales ($ million)	$1,071	$1,490	$1,604	22.4%
ProBuild net sales ($ million)	$3,621	$4,335	$4,479	11.2%
Single family housing starts (‘000)(1)	535	618	647	10.0%

(1)	Source: U.S. Census Bureau.

Manufacturing

Our manufacturing facilities have historically and, as a Combined Company, will continue to utilize the latest technology and the highest quality materials to improve product quality, increase efficiency, reduce lead times and minimize production errors. We have historically and, as a Combined Company, will continue to manufacture products within three of our product categories: prefabricated components, millwork and windows and doors.

•	Prefabricated components—trusses and wall panels. Truss and wall panel production has two steps–design and fabrication. Each house requires its own set of designed shop drawings, which vary by builder type: production versus custom builders. Production builders use prototype house plans as they replicate houses. These house plans may be minimally modified to suit individual customer demand. The number of changes made to a given prototype house, and the number of prototype houses used, varies by builder and their construction and sales philosophy. We maintain an electronic master file of trusses and wall panels for each builder’s prototype houses. There are three primary benefits to master filing. First, master filing is cost effective as the electronic master file is used rather than designing the components individually each time the prototype house is built. Second, it improves design quality as a house’s design is based on the proven prototype except for any minor builder modifications. Third, master filing allows us to change one file and update all related prototype house designs automatically as we improve the design over time or as the builder modifies the base prototype house. We do not maintain a master file for custom builders who do not replicate houses, as it is not cost effective. For these builders, the components are designed individually for each house.

After we design shop drawings for a given house, we download the shop drawings into a proprietary software system to review the design for potential errors and to schedule the job for production. The fabrication process begins by cutting individual pieces of lumber to required lengths in accordance with the shop drawings. We download the shop drawings from our design department to computerized saws. We assemble the cut lumber to form roof trusses, floor trusses or wall panels, and store the finished components by house awaiting shipment to the job site.

We generate fabrication time standards for each component during the design step. We use these standards to measure efficiency by comparing actual production time with the calculated standard. Each plant’s performance is benchmarked by comparing efficiency across plants.

•	Prefabricated components—engineered wood. As with trusses and wall panels, engineered wood components have a design and fabrication step. We design engineered wood floors using a master filing system similar to the truss and wall panel system. Engineered wood beams are designed to ensure the beam will be structurally sound in the given application. After the design phase, a printed layout is generated. We use this layout to cut the engineered wood to the required length and assemble all of the components into a house package. We then install the components on the job site. We design and fabricate engineered wood at many of our distribution locations.

•	Prefabricated components—stairs. We manufacture box stairs at some of our locations. After a house is framed, our salesman takes measurements at the job site prior to manufacturing to account for any variation between the blueprints and the actual framed house. We fabricate box stairs based on these measurements.

•	Custom millwork. Our manufactured custom millwork consists primarily of synthetic exterior trim, custom windows, features and box columns that we sell under our Synboard brand name.

We sand, cut, and shape sheets of 4 foot by 18 or 20 foot Celuka-blown, extruded PVC, or Synboard, to produce the desired product. We produce exterior trim boards by cutting the Synboard into the same industry-standard dimensions used for wood-based exterior trim boards. We form exterior features by assembling pieces of Synboard and other PVC-based moldings that have been cut, heated and bent over forms to achieve the desired shape. For custom windows, we build the frame from Synboard and glaze the glass into place. We fabricate box columns from sections of PVC that are cut on a 45 degree angle and mitered together.

•	Windows. We manufacture a full line of traditional aluminum and vinyl windows at an approximately 200,000 square foot manufacturing facility located in Houston, Texas. The process begins by purchasing aluminum and vinyl lineal extrusions. We cut these extrusions to size and join them together to form the window frame and sash. We then purchase sheet glass and cut it to size. We combine two pieces of identically shaped glass with a sealing compound to create a glass unit with improved insulating capability. We then insert the sealed glass unit and glaze it into the window frame and sash. The unit is completed when we install a balance to operate the window and add a lock to secure the window in a closed position.

•	Pre-hung doors. We pre-hang interior and exterior doors at many of our locations. We insert door slabs and pre-cut door jambs into a door machine, which bores holes into the doors for the door hardware and applies the jambs and hinges to the door slab. We then apply the casing that frames interior doors at a separate station. Exterior doors do not have a casing, and instead may have sidelights applied to the sides of the door, a transom attached over the top of the door unit and a door sill applied to the threshold.

Benefits of the ProBuild Acquisition

On April 13, 2015, the Issuer entered into a definitive agreement to acquire ProBuild in a transaction valued at approximately $1.82 billion.

Key benefits of the ProBuild Acquisition include:

•	Greater Scale and Diversification: the ProBuild Acquisition will create a diversified national pro dealer with Pro Forma net sales for the fiscal year ending December 31, 2014 of approximately $6.1 billion. Upon completion of the ProBuild Acquisition, we will be better positioned to serve all of our customers across a wider geographic footprint. Our Combined Company will have a presence in 40 states and 74 of the top 100 MSAs. We believe our enhanced diversification of products and services will enable us to capitalize on the continued recovery in the housing market, while also better protecting us from cyclicality through broader sales exposure;

•	Expanded Sales of Higher Margin Products: the Issuer brings to ProBuild significant sales expertise in value-added products; for example, 53% of our 2014 sales were derived from value-added products and services (e.g., sales of manufactured product, millwork, windows and doors, and installation services) compared to 30% for ProBuild during the same period. Our value-added products typically have a higher margin given the enhanced value that they provide to customers. We believe that continuing to leverage this expertise across our existing customer base and that expanding our offering of value-added products across ProBuild’s attractive customer mix will result in enhanced sales growth of higher margin products for our Combined Company;

•	Significant Cash Flow Generation to Support Deleveraging: we believe that our Combined Company will generate free cash flow over the next several years that will allow us to deleverage our balance sheet. We believe that deleveraging will be driven primarily through cost savings realization, earnings expansion, and strong free cash flow generation from operations. We expect our ability to deleverage to be further enhanced by continued recovery in the housing sector and the utilization of tax assets; and

•	Significant Potential Cost Savings: our management, with the support of external consultants, has developed a detailed two-year plan for the implementation of its cost savings initiatives with numerous key milestones. We believe the ProBuild Acquisition will create approximately $100 million to $120 million of annual run-rate cost savings within two years of completion. The target run-rate cost savings represent approximately 1.8% of Pro Forma net sales for 2014. The various opportunities identified can be aggregated into three main categories:

1.	Procurement (~35% of total): we anticipate that the implementation of shared best practices across our $3.6 billion of combined annual commodity and specialty product spend will lead to optimized pricing and greater rebates with existing supply relationships. We expect the cost savings to be achieved on a run-rate basis.

•	Commodity Products: we have conducted a stock keeping unit (“SKU”) level pricing analysis across the overlapping geographic regions of the two companies and believe that rationalizing overlapping regions will generate cost savings. In addition, we believe the potential costs savings in non-overlapping geographic regions may be achieved through applying best practices. Lastly, we believe the increased scale of our Combined Company will provide further pricing discounts on addressable commodity product purchases; and

•	Specialty Products: we believe the implementation of uniform rebate tiers across overlapping geographic regions will yield savings. Additionally, we expect our Combined Company will be able to leverage the increased scale of our broader platform, resulting in optimized purchasing costs over the Combined Company’s addressable specialty product spend.

2.	Network Consolidation (~20% of total): we believe that the consolidation of facilities in the overlapping geographic regions in which the Issuer and ProBuild both conducted operations prior to the consummation of the ProBuild Acquisition (including 19 redundant sites) will yield meaningful cost savings. Similarly, we believe the optimization of our delivery routes and consolidation of the Issuer’s and ProBuild’s fleets in overlapping geographic regions will reduce costs while improving our Combined Company’s ability to serve customers. These cost savings resulting from network consolidation represent less than 6% of addressable facility and delivery spend in overlapping geographic regions. We expect slightly under half of these cost savings to be achieved within one year and near full realization within two years.

•	Facility Closures: a detailed bottom-up analysis of site locations and capacities in our overlapping geographic regions will allow the Combined Company to operate over an optimized footprint. We believe our Combined Company’s new footprint will allow us to consolidate 19 redundant sites (out of 88 overlapping locations) and save on associated lease, non-sales related labor and facility maintenance expenses. Estimated savings are based on an assumption that approximately 30% of a redundant location’s spend (excluding fleet expenditure) is eliminated; and

•	Delivery Fleet Consolidation: we believe the combination of two delivery networks will enable more optimized shipping routes as a result of increased customer density and increased material pickup locations. We expect this combination to result in a reduction in the number of miles driven and subsequently bring about savings in fuel costs, vehicle lease expense, vehicle maintenance expense and fleet-related labor.

3.	General & Administrative (~45% of total): we believe we will achieve cost savings through the consolidation of corporate support functions including the consolidation of multiple corporate and regional functions that will allow us to optimize our cost structure and realize efficiencies. We further anticipate savings through the alignment of benefits plans and insurance policies, such as 401(k), medical, and dental plans.

•	Corporate Support: we believe the consolidation of multiple corporate and regional functions will allow us to optimize the Combined Company’s cost structure and realize efficiencies. These estimates have been developed through a detailed organizational structure and team-size analysis. We expect slightly under half of the cost savings to be achieved within one year and near full realization within two years;

•	Benefits: we believe the consolidation of 401(k) and medical/dental total plans for employees of our Combined Company will allow for the realization of total cost savings. We expect all of the cost savings to be realized on a run-rate basis;

•	Insurance: the identification of structural and cost differentials between existing insurance policies at the Issuer and ProBuild has allowed us to estimate potential future cost savings based on the implementation of best policies across our Combined Company. We expect all of the cost savings to be realized on a run-rate basis; and

Integration Plan: significant work is currently underway for the integration of ProBuild and execution of targeted cost savings. One-time costs to achieve the potential cost savings are estimated to be $90 to $100 million, with approximately two-thirds to be incurred in the first year and the remainder incurred in the second year following the consummation of the ProBuild Acquisition. Key implementation costs include third-party integration support, IT systems and integration costs, and personnel related costs involving retention, relocation, training and severance. See “Risk Factors—Risks Related to the ProBuild Acquisition—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized,” and “Risk Factors—Risks Related to the ProBuild Acquisition—The ProBuild Acquisition may not achieve its intended results, including anticipated synergies.”

•	Favorable Timing, Growth Potential and Financial Impact: the U.S. single family housing market is at near record levels of affordability and is demonstrating a solid recovery. At today’s level of approximately 1.0 million total housing starts per year, total housing starts would need to increase by approximately 50% to reach the historic median level of housing starts and would need to double to reach prior peak levels. Our Combined Company expects to capitalize on its expanded financial profile through the recovery. Historically, the Issuer and ProBuild have steadily improved Adjusted EBITDA and margins through operating leverage and greater efficiencies as volume increases. Further, management believes that the ProBuild Acquisition will be immediately accretive to our Combined Adjusted EBITDA, even at current levels of total housing starts.

Our Combined Competitive Strengths

We believe the following key competitive strengths have contributed to our success historically and position our Combined Company well for continued growth in sales and profitability.

Industry leader with national scale in a fragmented marketplace

Following the completion of the ProBuild Acquisition, we will be the largest supplier in the Pro Segment, with more than 430 facilities nationwide and approximately $6.1 billion of Combined net sales for the LTM ended March 31, 2015. The Pro Segment is a competitive channel, with the top 10 distributors representing approximately 20% of total sales in the Pro Segment for the fiscal year ended December 31, 2014. Our Combined Company will have leading scale, with Pro Forma net sales approximately $1 billion higher than our closest competitor, based on sales for the fiscal year ended December 31, 2014. Our sales will be geographically diversified and will include facilities in 40 states, with no single state accounting for more than 17% of Pro Forma net sales for the fiscal year ended December 31, 2014. Our Combined Company’s service areas are favorably positioned for growth as measured by home price appreciation, new housing starts and population growth. With our Combined Company’s expanded footprint, we will maintain a presence in 24 of the top 25 and 74 of the top 100 MSAs in the United States, based on single family housing permits issued in 2014. Furthermore, 92% of the U.S. housing permits issued in 2014 were issued in the 40 states in which our Combined Company will operate. We believe that this scale will help us take advantage of local sourcing opportunities to rapidly meet our customers’ needs as they develop over time.

Scale combined with substantial diversification of products and services will make our Combined Company a valued “one-stop-shop”

Following the ProBuild Acquisition, we believe the scale of our Combined Company’s operations, together with our ability to offer over 70,000 SKUs, prefabricated components and a variety of value-added services, will make our Combined Company a preferred supplier for customers in the Pro Segment. Our Combined Company will offer a broad product portfolio including lumber and lumber products, prefabricated components, millwork, doors and windows, composite materials, roofing and insulation. Our Combined Company will also offer our customers a variety of value-added services such as turn-key framing, professional installation, project management and job-site coordination. Our differentiated “one-stop-shop” structure will create considerable time and cost savings for customers. Many of the largest national and regional homebuilders place a high value on partnering with a limited amount of diversified suppliers. We believe the national scale and broad scope of our Combined Company will allow us to differentiate ourselves from our competitors.

Low cost distribution platform with strong operating leverage

Over the past few years we have made significant investments in our operations, distribution network and sales force resulting in a low cost distribution platform for the operations of the Combined Company going forward. Our legacy proprietary IT systems will help maximize efficiency in the delivery of our Combined Company’s products between distribution facilities and job sites via GPS-enabled vehicles. In-house pricing software will help managers reduce procurement costs and simultaneously manage multiple jobsites. Following the integration of ProBuild upon completion of the ProBuild Acquisition, our Combined Company will have a number of centralized functions including customer service and engagement, receivables and payables, purchasing and inventory controls. We expect these efficiencies to translate into stronger margins. We believe these scalable efficiencies will position our Combined Company favorably for growth through the housing market recovery, with the NAHB projecting U.S. housing starts to grow by 9.8% and 27.2% in 2015 and 2016, respectively, as compared to the prior year.

Strong free cash flow enhances operational flexibility

We believe that our Combined Company’s free cash flow will grow as we realize cost savings in connection with the ProBuild Acquisition. See “Prospectus Supplement Summary—Recent Developments—The ProBuild Acquisition.” We believe that the strength of our established historical asset base positions our Combined Company favorably to operate efficiently and generate free cash flow as the housing cycle recovers. We expect that our Combined Company’s strong free cash flow generation will provide us with the ability to invest in our business, delever and grow through strategic acquisitions.

Experienced sales force with expertise across a broad base of end-users provides significant value to customers

Our Combined Company’s seasoned, highly knowledgeable sales force will serve as our primary contacts with our customers who range from large production to small custom homebuilders, multi-family builders, repair and remodel contractors and light commercial contractors. This sales force offers valuable construction advice to our clients and employs a consultative approach to create homebuilder-specific product programs customized for each subdivision or development. These programs are particularly attractive to large homebuilders who require product recommendations for local areas, sequenced delivery and a consistent level of high-quality products and service at every job site. Repair and remodel customers, who would have represented 23% of Pro Forma net sales for the fiscal year ended December 31, 2014, will continue to benefit from our Combined Company’s value-added expertise as on-site job managers and installation specialists. We believe that our Combined Company’s investment in client relationships has allowed us to develop a balanced profile of end-users, with repair and remodel representing a larger portion of our Combined Company’s overall business. We also utilize knowledge sharing programs involving sales forces in different regions to ensure the sharing of industry best practices. By becoming deeply integrated with many of our customers, we believe our Combined Company’s ability to function as a comprehensive “one-stop-shop” will be a key competitive advantage in our industry.

Highly experienced management team

Our Combined Company’s core management team will average over 30 years of industry experience in the manufacturing, distribution and marketing of building products. This team has successfully led the Issuer through various industry cycles and economic conditions, employing a detail-oriented management style focused on ensuring strong coordination between our field operations and the central office. Management continues to focus on key business metrics to measure our performance, optimize our operations and make strategic decisions. We believe our experienced executive management team has allowed the Issuer to consistently deliver high-quality and innovative products and services to our customers, which in turn have generated high levels of customer loyalty and positioned our Combined Company to capitalize on future growth opportunities.

Our Combined Strategy

We intend to pursue the following strategies to increase the sales and profitability of our Combined Company.

Utilize our competitive strengths to capitalize on housing market recovery and growth

As the U.S. housing market recovery develops, we intend to increase sales through our scale, product portfolio and structural efficiencies. Our Pro Segment homebuilding customers continue to emphasize the importance of competitive pricing, a broad product portfolio, sales force knowledge, on-site services and overall “ease-of-use” of their building products suppliers. Our comprehensive historical product offering, which we believe is already one of the broadest in the industry without giving effect to the ProBuild Acquisition, experienced sales force and talented senior management team position us well to capitalize on strong demand in the new home construction market as well as the repair and remodel segment. The ProBuild Acquisition will further develop the suite of products and services we provide to our customers, in addition to substantially expanding the national footprint of our Combined Company. This more comprehensive network of products, services and facilities will provide a platform which we believe will enhance our “one-stop-shop” strategy and more evenly distribute and promote additional “pull through” of our value-added products. We believe that homebuilders will continue to place an increased value on these capabilities, which will further differentiate our Combined Company from our competitors.

Execute on identified cost saving strategies across platform

Over the course of 32 prior acquisitions since 1998, our management has historically shown the capability to effectively and efficiently integrate newly acquired businesses, ramping up productivity and driving value. These capabilities are crucial, in particular in connection with the ProBuild Acquisition, which we believe can result in annual cost savings of $100 to $120 million thereafter. One-time costs to achieve the cost savings are estimated to be $90 to $100 million. As with previous acquisitions, we will look to leverage our established operational platform, take advantage of current vendor relationships and implement best-in-class procurement and distribution IT systems. We believe these initiatives will result in a substantial increase in free cash flow for our Combined Company that we expect will be used to pay down debt, as well as reinvest in our Combined Company to drive future growth. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Risks Related to the ProBuild Acquisition—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized.”

Maximize our Combined Company’s share of wallet with individual customers across our service areas

We believe that Pro Segment customers will continue to consolidate the number of supplier relationships they utilize in the future. As a result, this will create the opportunity to win a greater share of wallet for remaining suppliers. By focusing on and developing our differentiated “one-stop-shop” strategy, our Combined Company will be able to offer a complete array of products and services that would otherwise need to be sourced from various distributors. Additionally, as the only national distributor of building products, our Combined Company will be capable of providing customers with a consistent partner on projects regardless of where they are located. This operational platform often will make our Combined Company a preferred distributor relationship for large scale national homebuilders while still providing value to local and custom homebuilders looking for assistance with product selection, on-site installation and project management.

Continue to leverage our strategic vendor relationships

The ProBuild Acquisition will make our Combined Company the largest distributor in the Pro Segment. We believe we will be able to leverage this size and our strong homebuilder relationships to provide our vendors access to a large customer base. We believe that our Combined Company’s size, purchasing power and strong financial position will allow us to negotiate favorable pricing (including back-end rebates), savings in procurement costs and to receive a higher priority with our vendors when product supply is limited. We strive to continually enhance our role as a preferred partner for vendors and our Combined Company’s size, strong liquidity position and access to capital markets is expected to mitigate natural credit concerns. This will minimize the significant resources that vendors would otherwise have to invest to monitor the credit worthiness of a large number of smaller customers. Furthermore, our Combined Company’s broad product portfolio, which, we believe, will include a wider variety of higher-margin specialty products, will enhance our preferred partner status. This preferred status will enable us to participate in mutually beneficial joint marketing programs with our vendors. These incremental efficiencies in procurement will provide an opportunity to pass on additional value to our customers.

Optimize cash flow and cash flow conversion with highly scalable cost structure

Through the downturn we focused on standardizing processes and technology-based workflows to minimize costs, streamline our operations and enhance working capital efficiency. Significant investments in our technology infrastructure and reengineering of our business processes enabled us to centralize many corporate and field tasks. This standardization helps to optimize our cost structure, allows our centralized operating team to make better purchasing and pricing decisions based on an accurate, up-to-the-minute understanding of costs and trends, facilitates more stable gross margins and enables us to redeploy capital more strategically. Following the integration of the ProBuild Acquisition, we expect to have improved working capital management practices. We believe that these efficiencies will drive enhanced profit margins and cash flow conversion across our entire platform as our Combined Company continues to grow with improving market conditions.

Sales and Marketing

We have historically and, as a Combined Company, will continue to seek to attract and retain customers through exceptional customer service, leading product quality, broad product and service offerings, and competitive pricing. This strategy is centered on building and maintaining strong customer relationships rather than traditional marketing and advertising. Our Combined Company strives to add value for the homebuilders through shorter lead times, lower material costs, faster project completion and higher quality. By executing this strategy, we believe our Combined Company will continue to generate new business.

Our experienced, locally focused sales force has historically been and, as a Combined Company, will continue to be at the core of our sales effort. This sales effort involves deploying salespeople who are skilled in housing construction to meet with a homebuilder’s construction superintendent, local purchasing agent, or local executive with the goal of becoming their primary product supplier. If selected by the homebuilder, the salesperson and his or her team review blueprints for the contracted homes and advise the homebuilder in areas such as opportunities for cost reduction, increased energy efficiencies, and regional aesthetic preferences. Next, the team determines the specific package of products that are needed to complete the project and schedules a sequence of site deliveries. Our large delivery fleet and comprehensive inventory management system enable us to provide “just-in-time” product delivery, ensuring a smoother and faster production cycle for the homebuilder. Throughout the construction process, the salesperson makes frequent site visits to ensure timely delivery and proper installation and to make suggestions for efficiency improvements. We believe this level of service is highly valued by our customers and generates significant customer loyalty. At March 31, 2015, prior to the ProBuild Acquisition, we employed approximately 466 sales representatives, who are typically paid a commission based on gross margin dollars collected and work with approximately 240 sales coordinators and product specialists.

Backlog

Due to the nature of our business, backlog information is not meaningful. While our customers may provide an estimate of their future needs, in most cases we do not receive a firm order from them until just prior to the anticipated delivery dates. Accordingly, in many cases the time frame from receipt of a firm order and shipment does not exceed a few days.

Materials and Supplier Relationships

We purchase inventory primarily for distribution, some of which is also utilized in our manufacturing plants. The key materials we purchase include dimensional lumber, plywood, OSB, engineered wood, windows, doors, and millwork. Our largest suppliers are national lumber and wood products producers and distributors such as Boise Cascade Company, U.S. Lumber Group, Canfor Corporation, Georgia-Pacific Building Products, BlueLinx Holdings Inc. and Weyerhaeuser Company and building products manufacturers such as Masonite International Corporation, M I Windows and Doors, Inc., Gilman Building Products and Norbord, Inc. We believe there is sufficient supply in the marketplace to competitively source most of our requirements without reliance on any particular supplier and that our diversity of suppliers affords us purchasing flexibility. Due to our centralized oversight of purchasing and our large lumber and OSB purchasing volumes, we believe we are better able to maximize the advantages of both our, and our suppliers’, broad footprints and negotiate purchases in multiple markets to achieve more favorable contracts with respect to price, terms of sale, and supply than our regional competitors. Additionally, for certain customers, we institute purchasing programs on raw materials such as OSB to align portions of our procurement costs with our customer pricing commitments. We balance our lumber and OSB purchases with a mix of contract and spot market purchases to ensure consistent quantities of product necessary to fulfill customer contracts, to source products at the lowest possible cost, and to minimize our exposure to the volatility of commodity lumber prices.

The Issuer currently sources products from approximately 3,500 suppliers in order to reduce dependence on any single company and to maximize purchasing leverage. Although no purchases from any single supplier represented more than 10% of our total materials purchases for the year ended December 31, 2014 (without giving effect to the ProBuild Acquisition), we believe we are one of the largest customers for many suppliers, and therefore have significant purchasing leverage. This leverage will increase for our Combined Company following the consummation of the ProBuild Acquisition. We have found that using multiple suppliers ensures a stable source of products and the best purchasing terms as the suppliers compete to gain and maintain our business.

We have historically and, as a Combined Company, expect to continue to maintain strong relationships with our suppliers and we believe opportunities exist to improve purchasing terms in the future, including inventory storage or “just-in-time” delivery to reduce our inventory carrying costs. In connection with the ProBuild Acquisition and in the future as a Combined Company, we will continue to pursue additional procurement cost savings and purchasing synergies which would further enhance our margins and cash flow.

Competition

We have historically and, as a Combined Company, will continue to compete in the Pro Segment of the U.S. building products distribution industry. We have and, as a Combined Company, will continue to experience competition for homebuilder business due to the highly fragmented nature of the Pro Segment. Most of our competitors in the Pro Segment are small, privately held local businesses. Most of these companies have limited access to capital and lack sophisticated information technology systems and large-scale procurement capabilities. We believe we have substantial competitive advantages over these smaller competitors due to our long-standing customer relationships, local market knowledge and competitive pricing. Our largest competitors in our markets include 84 Lumber Co., which is privately held, as well as Stock Building Supply, which is publicly held.

As a Combined Company, our customers will primarily consist of professional homebuilders and those that provide construction services to them, with whom we have developed strong relationships. The principal methods of competition in the Pro Segment are the development of long-term relationships with professional builders and retaining such customers by delivering a full range of high-quality products on time and offering trade credit, competitive pricing, flexibility in transaction processing, and integrated service and product packages, such as turn-key framing and shell construction, as well as prefabricated components and installation. Our Combined Company’s leading market positions in the highly competitive Pro Segment will, we expect, create economies of scale that will allow us to cost-effectively supply our customers, enhancing profitability and reducing the risk of losing customers to competitors.

Employees

At March 31, 2015, we had approximately 3,900 full-time equivalent employees, none of whom were represented by a union. At March 31, 2015, ProBuild had approximately 10,000 employees, approximately 2.0% of whom were represented by a union. We believe that we have good relations with our employees.

Information Technology Systems

Our and ProBuild’s operations are dependent upon our respective information technology systems, which encompass all of our and ProBuild’s major business functions. Historically our primary enterprise resource planning (“ERP”) system, which we use for operations representing approximately 97% of our sales, has been a proprietary system that has been highly customized by our computer programmers. The system has been designed to operate our businesses in a highly efficient manner. The materials required for thousands of standard builder plans are stored by the system for rapid quoting or order entry. Hundreds of price lists are maintained on thousands of SKUs, facilitating rapid price changes in a changing product cost environment. A customer’s order can be tracked at each stage of the process and billing can be customized to reduce a customer’s administrative costs and speed payment.

Historically we have used a single financial reporting system that has been highly customized for our business. Consolidated financial, sales and workforce reporting is integrated using Hyperion Business Intelligence system, which aggregates data from our ERP systems along with workforce information from our third-party payroll administrator. This technology platform provides management with robust corporate and location level performance management by leveraging standardized metrics and analytics allowing us to plan, track and report performance and compensation measures.

We have developed a proprietary program for use in our component plants. This software reviews product designs for errors, schedules the plants and provides the data used to measure plant efficiency. In addition, we have purchased several software products that have been integrated with our primary ERP system. These programs assist in analyzing blueprints to generate material lists and in purchasing lumber products at the lowest cost.

We expect the integration our information technology systems with those of ProBuild to be a multi-year process. Our initial area of focus will be where we have operations within the same geographic market. Once overlapping markets have been addressed, we will begin integration of the broader geographic footprint of our Combined Company. Our strategy will include evaluating systems currently being used by both the Issuer and ProBuild prior to the consummation of the ProBuild Acquisition, but will also consider new third-party systems as deemed necessary.

Seasonality and Other Factors

Our first and fourth quarters have historically been, and are generally expected to continue to be, adversely affected by weather causing reduced construction activity during these quarters. In addition, quarterly results historically have reflected, and are expected to continue to reflect, fluctuations from period to period arising from the following:

•	the volatility of lumber prices;

•	the cyclical nature of the homebuilding industry;

•	general economic conditions in the markets in which we compete;

•	the pricing policies of our competitors;

•	the production schedules of our customers; and

•	the effects of the weather.

The composition and level of working capital typically change during periods of increasing sales as we carry more inventory and receivables. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. These increases have in the past resulted in negative operating cash flows during this peak season, which historically have been financed through available cash and our borrowing availability under credit facilities. Collection of receivables and reduction in inventory levels following the peak building and construction season have in the past positively impacted cash flow.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock. This summary applies only to non-U.S. holders who purchase our common stock in this offering and hold our common stock as a capital asset (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular non-U.S. holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations (including private foundations), U.S. expatriates, broker-dealers and traders in securities or currencies, non-U.S. holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly on a retroactive basis. The summary does not describe any U.S. state, local or non-U.S. income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of owning and disposing of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) nor any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisers as to the U.S. federal income tax consequences applicable to them in their particular circumstances.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

Distributions on our common stock generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a non-U.S. holder’s adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “—Sale, Exchange or Other

Taxable Disposition of Common Stock.” Generally, the gross amount of dividends paid to a non-U.S. holder with respect to our common stock will be subject to withholding of U.S. federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and we (or our agent) have received proper certification as to the application of that treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax described above (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain on the sale, exchange or other taxable disposition of our common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such non-U.S. holder held our common stock and either (a) our common stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our common stock at any time during the shorter of the two periods mentioned above. We have determined that we are not currently a U.S. real property holding corporation.

If gain or loss is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder), the U.S. Holder will be subject to U.S. federal income tax on the disposition of our common stock on a net income basis in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

You generally will be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a sale, exchange or other taxable disposition of common stock. In addition, we are required to annually report to the IRS and you the amount of any dividends paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or our paying agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the U.S. Department of the Treasury. Prospective investors should consult their tax advisers regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated July 29, 2015, we and the selling stockholder have agreed to sell to the several underwriters named below, for whom Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as representatives (the “Representatives”), the following respective numbers of shares of common stock:

Underwriters	Number of Shares

Credit Suisse Securities (USA) LLC	3,333,960

Deutsche Bank Securities Inc.	3,333,960

Citigroup Global Markets Inc.	1,852,080

BB&T Capital Markets, a division of BB&T Securities, LLC	1,080,000

Stephens Inc.	1,080,000

Stifel, Nicolaus & Company, Incorporated	1,080,000

SunTrust Robinson Humphrey, Inc.	240,000

Total	12,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We and the selling stockholder have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,200,000 and 600,000 additional shares of our common stock, respectively, at the initial public offering price less the underwriting discounts and commissions to cover sales in excess of the total number of shares set forth in the table above.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares by the underwriters is also subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement. After the offering, the Representatives may change the public offering price and selling concession.

The following table summarizes the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,800,000 additional shares:

	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Per Share:	$0.576	$0.576
Total:	$6,912,000	$7,948,800

We expect that the delivery of our common stock will be made against payment therefor on July 31, 2015, which will be the second business day following the date of this prospectus supplement (such settlement cycle being herein referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $923,684.

We have agreed that for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, directly or indirectly, take any of the following actions with respect to shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock (the “Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives.

Our officers, directors and certain holders of our common stock, including the selling stockholder, have agreed that for a period of 60 days after the date of this prospectus supplement, they will not, subject to certain exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representatives. In addition, they have agreed that during this period, without the prior written consent of the Representatives, they will not make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for the common stock.

We and the selling stockholder have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

The shares of common stock have been approved for listing on the NASDAQ Global Select Market under the symbol “BLDR”. On July 28, 2015, the closing price of our common stock as reported on the NASDAQ Global Select Market was $12.90 per share.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Citigroup Global Markets Inc. serves as strategic and financial advisor to the Issuer in connection with the ProBuild Acquisition. Credit Suisse Securities (USA) LLC served as financial advisor to ProBuild in connection with the ProBuild Acquisition. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters are lenders under our Existing Credit Facility and the ProBuild Credit Agreement. Because affiliates of Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our existing revolving credit facility and/or ProBuild’s existing revolving credit facility and could receive at least 5% of the net proceeds of this offering due to the repayment by us of a portion of the loans under our Existing Credit Facility and ProBuild’s existing revolving credit facility, Citigroup Global Markets Inc. and/or SunTrust Robinson Humphrey, Inc. could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of any shares of our common stock (the “Shares”) may be made to the public in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.

The Issuer, the Representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of Shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. None of the Issuer the selling stockholder, or the underwriters have authorized, nor do they authorize, the making of any offer of Shares in circumstances in which an obligation arises for the Issuer the selling stockholder or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by the Company in this prospectus supplement will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP. Donald McAleenan will pass on the validity of the shares sold by the selling stockholder. Certain legal matters will be passed upon for the selling stockholder by counsel to the selling stockholder.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) included and incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Builders FirstSource, Inc. for the year ended December 31, 2014 and the audited historical financial statements of ProBuild Holdings, Inc. included in Exhibit 99.1 to Builders FirstSource, Inc.’s Current Report on Form 8-K dated May 1, 2015 and in this prospectus supplement have been so included and incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Builders FirstSource, Inc. The address of the SEC website is http://www.sec.gov.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the following documents into this prospectus supplement; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

The following documents are incorporated by reference into this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 3, 2015;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on April 28, 2015, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 11, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on April 13, 2015 (Item 1.01 only) and on May 1, 2015, our amended Current Report on Form 8-K/A filed with the SEC on May 28, 2015 and our Current Reports on Form 8-K filed with the SEC on May 29, 2015 and July 24, 2015; and

•	The description of our capital stock contained in our Registration Statement on Form 8-A (File No. 000-51357) filed with the SEC on June 14, 2005.

We also incorporate by reference into this prospectus supplement all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement but prior to the termination of the offering under this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

(214) 880-3500

Attention: Corporate Secretary

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BUILDERS FIRSTSOURCE,

INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Builders FirstSource, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Builders FirstSource, Inc. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 3, 2015

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2014	2013	2012
	(In thousands, except per share amounts)
Sales	$1,604,096	$1,489,892	$1,070,676
Cost of sales	1,247,099	1,169,972	856,110

Gross margin	356,997	319,920	214,566
Selling, general and administrative expenses	306,508	271,885	222,263
Asset impairments	—	—	48
Facility closure costs	471	(7)	958

Income (loss) from operations	50,018	48,042	(8,703)
Interest expense, net	30,349	89,638	45,139

Income (loss) from continuing operations before income taxes	19,669	(41,596)	(53,842)
Income tax expense	1,111	769	577

Income (loss) from continuing operations	18,558	(42,365)	(54,419)
Loss from discontinued operations (net of income tax expense of $0 in 2014, 2013 and 2012)	(408)	(326)	(2,437)

Net income (loss)	$18,150	$(42,691)	$(56,856)

Comprehensive income (loss)	$18,150	$(42,691)	$(56,856)
Basic net income (loss) per share:
Income (loss) from continuing operations	$0.19	$(0.44)	$(0.57)
Loss from discontinued operations	(0.00)	(0.00)	(0.03)

Net income (loss)	$0.19	$(0.44)	$(0.60)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.18	$(0.44)	$(0.57)
Loss from discontinued operations	(0.00)	(0.00)	(0.03)

Net income (loss)	$0.18	$(0.44)	$(0.60)

Weighted average common shares outstanding:
Basic	98,050	96,449	95,463

Diluted	100,522	96,449	95,463

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$17,773	$54,696
Accounts receivable, less allowances of $3,153 and $3,605 for 2014 and 2013, respectively	148,352	143,036
Inventories	138,156	123,636
Other current assets	27,259	9,793

Total current assets	331,540	331,161
Property, plant and equipment, net	75,679	49,392
Goodwill	139,774	111,193
Intangible assets, net	17,228	827
Other assets, net	18,844	23,266

Total assets	$583,065	$515,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,868	$81,046
Accrued liabilities	66,225	45,310
Current maturities of long-term debt	30,074	67

Total current liabilities	172,167	126,423
Long-term debt, net of current maturities	353,830	353,904
Deferred income taxes	6,441	6,670
Other long-term liabilities	10,427	13,474

Total liabilities	542,865	500,471
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 98,226 and 97,905 shares issued and outstanding at December 31, 2014 and 2013, respectively	982	973
Additional paid-in capital	380,091	373,418
Accumulated deficit	(340,873)	(359,023)

Total stockholders’ equity	40,200	15,368

Total liabilities and stockholders’ equity	$583,065	$515,839

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$18,150	$(42,691)	$(56,856)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	9,519	9,305	11,120
Asset impairments	—	—	48
Amortization and write-off of deferred loan costs	2,432	4,067	744
Amortization and write-off of debt discount	—	7,794	1,425
Fair value adjustment of stock warrants	(456)	1,502	4,992
Deferred income taxes	524	917	458
Bad debt expense	(274)	900	751
Net non-cash expense (income) from discontinued operations	—	(195)	1,064
Stock compensation expense	6,157	4,245	3,628
Net gain on sales of assets	(114)	(284)	(38)
Changes in assets and liabilities:
Receivables	4,503	(26,531)	(41,727)
Inventories	(9,103)	(14,637)	(31,914)
Other current assets	(8,181)	(177)	(710)
Other assets and liabilities	(660)	(1,344)	(195)
Accounts payable	(5,178)	1,649	30,779
Accrued liabilities	10,174	7,904	9,581

Net cash provided by (used in) operating activities	27,493	(47,576)	(66,850)

Cash flows from investing activities:
Purchases of property, plant and equipment	(25,716)	(15,051)	(10,398)
Proceeds from sale of property, plant and equipment	213	2,592	230
Cash used for acquisitions, net	(69,337)	—	—
Decrease in restricted cash	—	13,030	1,135

Net cash provided by (used in) investing activities	(94,840)	571	(9,033)

Cash flows from financing activities:
Borrowings under revolving credit facility	30,000	30,000	—
Payments under revolving credit facility	—	(30,000)	—
Proceeds from issuance of long term debt	—	350,000	62,075
Payments of long-term debt and other loans	(67)	(364,778)	(54)
Deferred loan costs	(34)	(15,634)	(1,639)
Payment of recapitalization costs	—	(37)	—
Exercise of stock options	1,831	1,754	596
Repurchase of common stock	(1,306)	(1,036)	(496)

Net cash provided by (used in) financing activities	30,424	(29,731)	60,482

Net decrease in cash and cash equivalents	(36,923)	(76,736)	(15,401)
Cash and cash equivalents at beginning of period	54,696	131,432	146,833

Cash and cash equivalents at end of period	$17,773	$54,696	$131,432

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
	Shares	Amount
	(In thousands)
Balance at December 31, 2011	$96,806	$950	$359,750	$(259,476)	$—	$101,224
Issuance of restricted stock, net of forfeitures	89	—	—	—	—	—
Vesting of restricted stock	—	7	(7)	—	—	—
Stock compensation expense	—	—	3,628	—	—	3,628
Exercise of stock options	187	2	594	—	—	596
Repurchase of common stock	(166)	(2)	(494)	—	—	(496)
Comprehensive loss:
Net loss	—	—	—	(56,856)	(56,856)
Total comprehensive loss	—	—	—	—	—	(56,856)

Balance at December 31, 2012	96,916	957	363,471	(316,332)	—	48,096
Issuance of restricted stock, net of forfeitures	32	—	—	—	—	—
Vesting of restricted stock	—	7	(7)	—	—	—
Stock Compensation Expense	—	—	4,245	—	—	4,245
Exercise of stock options	543	5	1,749	—	—	1,754
Exercise of stock warrants	579	6	4,994	—	—	5,000
Repurchase of common stock	(165)	(2)	(1,034)	—	—	(1,036)
Comprehensive loss:
Net loss	—	—	—	(42,691)	—	(42,691)
Total comprehensive loss	—	—	—	—	—	(42,691)

Balance at December 31, 2013	97,905	973	373,418	(359,023)	—	15,368
Vesting of restricted stock	—	6	(6)	—	—	—
Stock compensation expense	—	—	6,157	—	—	6,157
Exercise of stock options	492	5	1,826	—	—	1,831
Repurchase of common stock	(171)	(2)	(1,304)	—	—	(1,306)
Comprehensive loss:
Net income	—	—	—	18,150	—	18,150
Total comprehensive income	—	—	—	—	—	18,150

Balance at December 31, 2014	$98,226	$982	$380,091	$(340,873)	$—	$40,200

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of the Business

Builders FirstSource, Inc., a Delaware corporation formed in 1998, is a leading supplier and manufacturer of structural and related building products for residential new construction in the United States. We serve 34 markets in 9 states, principally in the southern and eastern United States. We have 56 distribution centers and 55 manufacturing facilities, many of which are located on the same premises as our distribution centers. We serve a broad customer base ranging from production homebuilders to small custom homebuilders.

In this annual report, references to the “company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements present the results of operations, financial position, and cash flows of Builders FirstSource, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Estimates are used when accounting for items such as revenue, vendor rebates, allowance for returns, discounts and doubtful accounts, employee compensation programs, depreciation and amortization periods, income taxes, inventory values, insurance programs, goodwill, other intangible assets and long-lived assets.

Sales Recognition

We recognize sales of building products upon delivery to the customer. For contracts with service elements, sales are generally recognized on the completed contract method as these contracts are usually completed within 30 days. Contract costs include all direct material and labor, equipment costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Prepayments for materials or services are deferred until such materials have been delivered or services have been provided. All sales recognized are net of allowances for discounts and estimated returns, based on historical experience. We present all sales tax on a net basis in our consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and all highly liquid investments with an original maturity date of three months or less.

Restricted Cash

Restricted cash consists of amounts used to collateralize outstanding letters of credit and other potential casualty insurance obligations and is classified as a current or non-current asset based on its designated purpose.

Financial Instruments

We use financial instruments in the normal course of business as a tool to manage our assets and liabilities. We do not hold or issue financial instruments for trading purposes.

We issued detachable warrants in 2011, which are measured at fair value on a recurring basis as discussed in Note 9.

Accounts Receivable

We extend credit to qualified professional homebuilders and contractors, in many cases on a non-collateralized basis. The allowance for doubtful accounts is based on management’s assessment of the amount which may become uncollectible in the future and is estimated using specific review of problem accounts, overall portfolio quality, current economic conditions that may affect the borrower’s ability to pay, and historical experience. Accounts receivable are written off when deemed uncollectible. Other receivables consist primarily of vendor rebates receivable.

Accounts receivable consisted of the following at December 31:

	2014	2013
	(In thousands)
Trade receivables	$142,204	$136,359
Other	9,301	10,282

Accounts receivable	151,505	146,641
Less: allowance for returns and doubtful accounts	3,153	3,605

Accounts receivable, net	$148,352	$143,036

The following table shows the changes in our allowance for doubtful accounts:

	2014	2013	2012
	(In thousands)
Balance at January 1,	$2,413	$1,864	$1,441
Additions charged to expense	(274)	900	751
Deductions (write-offs, net of recoveries)	(405)	(351)	(328)

Balance at December 31,	$1,734	$2,413	$1,864

We also establish reserves for credit memos and customer returns. The reserve balance was $1.4 million, $1.2 million, and $1.0 million at December 31, 2014, 2013, and 2012, respectively. The activity in this reserve was not significant for each year presented.

Inventories

Inventories consist principally of materials purchased for resale, including lumber, sheet goods, windows, doors and millwork, as well as certain manufactured products and are stated at the lower of cost or market. Cost is determined using the weighted average method, the use of which approximates the first-in, first-out method. We accrue for shrinkage based on the actual historical shrinkage results of our most recent physical inventories adjusted, if necessary, for current economic conditions. These estimates are compared with actual results as physical inventory counts are taken and reconciled to the general ledger.

During the year, we monitor our inventory levels by market and record provisions for excess inventories based on slower moving inventory. We define potential excess inventory as the amount of inventory on hand in excess of the historical usage, excluding special order items purchased in the last three months. We then apply our judgment as to forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value. Our inventories are generally not susceptible to technological obsolescence.

Our arrangements with vendors provide for rebates of a specified amount of consideration, payable when certain measures, generally related to a stipulated level of purchases, have been achieved. We account for estimated rebates as a reduction of the prices of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the accompanying consolidated statements of operations and comprehensive loss. Throughout the year we estimate the amount of the rebates based upon the expected level of purchases. We continually revise these estimates based on actual purchase levels.

Shipping and Handling Costs

Handling costs incurred in manufacturing activities are included in cost of sales. All other shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss) and totaled $79.7 million, $71.1 million and $58.5 million in 2014, 2013 and 2012, respectively.

Income Taxes

We account for income taxes utilizing the liability method described in the Income Taxes topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”). Deferred income taxes are recorded to reflect consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which differences are expected to affect taxable earnings. We record a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Warranty Expense

We have warranty obligations with respect to most manufactured products; however, the liability for the warranty obligations is not significant as a result of third-party inspection and acceptance processes.

Deferred Loan Costs and Debt Discount

Loan costs are capitalized upon the issuance of long-term debt and amortized over the life of the related debt. Loan costs incurred are amortized using either the straight-line method or the effective interest method. Debt discount is amortized over the life of the related debt using the effective interest method. Amortization of deferred loan costs and the debt discount are included in interest expense. Upon changes to our debt structure, we evaluate debt issuance costs in accordance with the Debt topic of the Codification. We adjust debt issuance costs as necessary based on the results of this evaluation, as discussed in Note 9.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The estimated lives of the various classes of assets are as follows:

Buildings and improvements	20 to 40 years
Machinery and equipment	3 to 10 years
Furniture and fixtures	3 to 5 years
Leasehold improvements	The shorter of the estimated useful life or the remaining lease term

Major additions and improvements are capitalized, while maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred. Gains or losses from dispositions of property, plant and equipment are recorded in the period incurred. We also capitalize certain costs of computer software developed or obtained for internal use, including interest, provided that those costs are not research and development, and certain other criteria are met.

We periodically evaluate the commercial and strategic operation of the land, related buildings and improvements of our facilities. In connection with these evaluations, some facilities may be consolidated, and others may be sold or leased. Net gains or losses related to the sale of real estate and equipment are recorded as selling, general and administrative expenses.

Long-Lived Assets

We evaluate our long-lived assets, other than goodwill, for impairment when events or changes in circumstances indicate, in our judgment, that the carrying value of such assets may not be recoverable. The determination of whether or not impairment exists is based on our estimate of undiscounted future cash flows before interest attributable to the assets as compared to the net carrying value of the assets. If impairment is indicated, the amount of the impairment recognized is determined by estimating the fair value of the assets based on estimated discounted future cash flows and recording a provision for loss if the carrying value is greater than estimated fair value. The net carrying value of assets identified to be disposed of in the future is compared to their estimated fair value, usually the quoted market price obtained from an independent third-party less the cost to sell, to determine if impairment exists. Until the assets are disposed of, an estimate of the fair value is reassessed when related events or circumstances change. Asset impairment charges are presented in the consolidated statements of operations and comprehensive income (loss) for the respective years.

Insurance

We have established insurance programs to cover certain insurable risks consisting primarily of physical loss to property, business interruptions resulting from such loss, workers’ compensation, employee healthcare, and comprehensive general and auto liability. Third party insurance coverage is obtained for exposures above predetermined deductibles as well as for those risks required to be insured by law or contract. Provisions for losses are developed from valuations that rely upon our past claims experience, which considers both the frequency and settlement of claims. We discount our workers’ compensation liability based upon estimated future payment streams at our risk-free rate.

Net Loss per Common Share

Net loss per common share, or earnings per share (“EPS”), is calculated in accordance with the Earnings per Share topic of the Codification which requires the presentation of basic and diluted EPS. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common shares.

The table below presents a reconciliation of weighted average common shares used in the calculation of basic and diluted EPS for the years ended December 31:

	2014	2013	2012
	(In thousands)
Weighted average shares for basic EPS	98,050	96,449	95,463
Dilutive effect of options	2,472	—	—

Weighted average shares for diluted EPS	100,522	96,449	95,463

Our restricted stock shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted stock shares on which the dividends were paid do not vest. In accordance with the Earnings Per Share topic of the Codification, unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities and should be considered in the calculation of basic EPS. Since the restricted stock shares do not include an obligation to share in losses, they will be included in our basic EPS calculation in periods of net income and excluded from our basic EPS calculation in periods of net loss. Accordingly, there were 27,000 restricted stock shares included in our basic EPS calculation for 2014 as we generated net income. There were 610,000 and 1,229,000 restricted stock shares excluded from the computation of basic EPS in 2013, and 2012, respectively, because we generated a net loss.

For the purpose of computing diluted EPS, weighted average shares outstanding have been adjusted for common shares underlying 6,246,000 options, 700,000 warrants, and 1,855,000 restricted stock units (“RSUs”) for 2014. In addition, $0.5 million of income due to fair value adjustments related to the warrants was excluded from net income in the computation of diluted EPS for 2014. Options to purchase 4,933,000, and 5,514,000 shares of common stock were not included in the computations of diluted EPS in 2013, and 2012, respectively, because their effect was anti-dilutive. Warrants to purchase 700,000 and 1,600,000 shares of common stock were not included in the computations of diluted EPS in 2013 and 2012 because their effect was anti-dilutive.

Goodwill and Other Intangible Assets

Intangibles subject to amortization

We recognize an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or whenever it can be separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset or liability. Impairment losses are recognized if the carrying value of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its estimated fair value.

Goodwill

We recognize goodwill as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. Goodwill is tested for impairment on an annual basis and between annual tests whenever impairment is indicated. This annual test takes place as of December 31 each year. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value.

Stock-based Compensation

We have four stock-based employee compensation plans, which are described more fully in Note 10. We issue new common stock shares upon exercises of stock options, grants of restricted stock, and vesting of RSUs.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the year ended December 31:

	2014	2012
Expected life	5.8 years	6.0 years
Expected volatility	92.1%	94.4%
Expected dividend yield	0.00%	0.00%
Risk-free rate	1.83%	1.18%

The expected life represents the period of time the options are expected to be outstanding. We used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options. We did not grant any stock option awards in 2013.

Recently Issued Accounting Pronouncements

In January 2015 the FASB issued an update to the existing guidance under the Income Statement topic of the Codification. This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In November 2014 the FASB issued an update to the existing guidance under the Business Combinations topic of the Codification. This update allows, but does not require, an acquired entity to apply pushdown accounting in its stand-alone financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The decision to apply pushdown accounting may be made independently for each change in control event. This new guidance was effective on November 18, 2014 and can be applied retrospectively. This updated guidance did not have an impact on our financial statements. We will assess the need to apply pushdown accounting for future acquisitions on an individual basis, when necessary.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017. Early adoption of this guidance is not permitted. This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

In April 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements and Property, Plant, and Equipment topics of the Codification. This update changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the previous guidance any component of an entity that was a reportable segment, an operating segment, a reporting unit, a subsidiary, or an asset group was eligible for discontinued operations presentation. The revised guidance only allows disposals of components of entity that represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results to be presented as a discontinued operation. This update is effective for fiscal years, and interim periods beginning after December 15, 2014. Early adoption is permitted, but not required. The guidance applies prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. We do not expect that the adoption of this update will have an impact on our financial statements.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It consists of net income (loss) and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net income. We had no items of other comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012.

3.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31:

	2014	2013
	(In thousands)
Land	$17,334	$14,437
Buildings and improvements	64,776	58,974
Machinery and equipment	113,609	100,109
Furniture and fixtures	18,936	17,734
Construction in progress	13,341	4,978

Property, plant and equipment	227,996	196,232
Less: accumulated depreciation	152,317	146,840

Property, plant and equipment, net	$75,679	$49,392

Depreciation expense was $8.5 million, $8.9 million and $10.7 million, of which $2.5 million, $2.4 million and $3.1 million was included in cost of sales, in 2014, 2013, and 2012, respectively.

4.	Discontinued Operations

In the second quarter of 2009, we announced our intent to exit the entire Ohio market based upon several factors, including the unfavorable conditions that affected our industry and a poor competitive position which prevented us from generating profitable results. We completed our exit plan in the second quarter of 2009 and have no further significant, continuing involvement in these operations. The cessation of operations in these markets was treated as discontinued operations as they had distinguishable cash flow and operations that have been eliminated from our ongoing operations. As a result, the operating results of the Ohio market for the current and prior periods have been aggregated and reclassified as discontinued operations in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012.

We recognized $0.4 million, $0.4 million, and $1.3 million of expense in 2014, 2013 and 2012, respectively, which was primarily related to future minimum lease obligations on closed facilities, and revisions to sub-rental income estimates. These amounts are included in loss from discontinued operations in the accompanying consolidated statement of operations and comprehensive income (loss) for the years ended December 31, 2014, 2013, and 2012, respectively.

In December 2012, an Ohio facility met the criteria for held for sale classification. As such, it was reclassified from property, plant, and equipment to other assets. We recorded a $1.1 million impairment charge to adjust the value of this property to its fair value. This amount was included in loss from discontinued operations in the accompanying consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2012. In April 2013, this facility was sold and the resulting gain of approximately $0.2 million was included in loss from discontinued operations in the accompanying consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2013.

An analysis of our facility closure reserves related to our discontinued operations for the periods reflected is as follows:

	2012	Additions	Payments	2013	Additions	Payments	2014
	(In thousands)
Facility and other exit costs, net of estimated sub-lease rental income	$2,611	$373	$(867)	$2,117	$417	$(772)	$1,762

The facility and other exit cost reserves related to our discontinued operations at December 31, 2014 were $1.8 million, of which $1.0 million is recorded as other long-term liabilities. The reserves are primarily related to future minimum lease payments on vacated facilities.

Our loss before income taxes attributable to our discontinued operations were $0.4 million, $0.3 million, and $2.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

5.	Acquisitions

On June 30, 2014 the Company acquired certain assets and the operations of Slone Lumber Company, Inc. (“Slone”) for $8.7 million in cash (including certain adjustments). Based in Houston, Texas, Slone is a full-line building materials supplier. Slone’s product offerings include lumber, engineered beams, interior and exterior door units, moulding, trim, and cabinets. Slone also offers installation services on exterior doors, shutters, and cabinets.

On July 31, 2014 the Company acquired certain assets and the operations of West Orange Lumber Company, Inc. (“West Orange”) for $9.8 million in cash (including certain adjustments). Based in Groveland, Florida, West Orange supplies lumber, roof and floor trusses, custom windows and doors, as well as installation services, to both residential homebuilders and commercial contractors in central Florida.

On August 6, 2014 the Company acquired certain assets and the operations of Truss Rite, LLC (“Truss Rite”) for $14.6 million in cash (including certain adjustments). Based in Sherman, Texas Truss Rite primarily manufactures wood roof and floor trusses for large multi-family and commercial projects throughout Texas and parts of Oklahoma. Truss Rite predominately serves developers and general contractors in the multi-family residential housing sector.

On October 1, 2014 the Company acquired certain assets and the operations of Trim Tech of Austin, Inc. (“Trim Tech”) for $19.4 million in cash (including certain adjustments). Trim Tech is based in Hutto, Texas, which is approximately 30 miles north of downtown Austin. Trim Tech is a turn-key supplier of custom cabinets, interior and exterior doors, stair parts, and custom millwork and molding.

On December 22, 2014 the Company acquired certain assets and the operations of Empire Truss, Ltd. (“Empire”) for $16.8 million in cash (including certain adjustments). Empire is a Texas-based manufacturer of custom designed roof trusses and floor trusses, and a distributor of engineered wood products with its primary operations located in Huntsville, Texas, approximately 65 miles north of downtown Houston. Empire also operates a manufacturing facility in Ferris, Texas, which is 20 miles southeast of Dallas. Empire’s primary focus is on multi-family and light commercial customers.

These transactions were accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from their respective acquisition dates. The purchase price was allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The allocations shown in the table below are preliminary and are subject to adjustment. Pro forma results of operations are not presented as these acquisitions are not material individually or in the aggregate.

We incurred $0.6 million in acquisition related costs during the year ended December 31, 2014. These costs include due diligence costs and transaction costs to complete the acquisitions, and have been recognized in selling, general and administrative expense in the accompanying condensed consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2014.

The following table summarizes the aggregate fair values of the assets acquired and liabilities assumed at the acquisition dates for Slone, West Orange, Truss Rite, Trim Tech, and Empire (in thousands):

Accounts Receivable	$9,544
Inventory	5,417
Property, plant and equipment	8,580
Other intangible assets (Note 7)	17,467
Other assets	34
Goodwill (Note 6)	28,581
Current liabilities	(286)
Total net assets acquired	$69,337

6.	Goodwill

The following table sets forth the changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 (in thousands):

	2014	2013
Balance as of January 1,
Goodwill	$155,829	$155,829
Accumulated impairment losses	(44,636)	(44,636)

	111,193	111,193
Acquisitions and other purchase price adjustments	28,581	—
Balance as of December 31,
Goodwill	$184,410	$155,829
Accumulated impairment losses	(44,636)	(44,636)

	$139,774	$111,193

In 2014 the change in the carrying amount of goodwill is attributable to our acquisitions of Slone, West Orange, Truss Rite, Trim Tech, and Empire. The amounts allocated to goodwill as a result of these acquisitions is preliminary. There were no changes to the carrying amount of goodwill in 2013. The amount allocated to goodwill is attributable to the assembled workforce of the acquired companies as well as the synergies expected to arise as a result of these acquisitions. All of the goodwill recognized from these acquisitions is expected to be deductible for tax purposes. The goodwill recognized from these acquisitions will be amortized ratably over a 15 year period for tax purposes.

We closely monitor trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test in accordance with the Intangibles—Goodwill and Other topic of the Codification.

The process of evaluating goodwill for impairment involves the determination of fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market valuations and assumptions about our strategic plans with regard to our operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates resulting in further impairment of goodwill.

In performing our impairment analysis, we developed a range of fair values for our reporting units using a discounted cash flow methodology. The discounted cash flow methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. The discounted cash flow methodology uses our projections of financial performance for a five-year period. The most significant assumptions used in the discounted cash flow methodology are the discount rate, the terminal value and the expected future revenues, gross margins and operating expenses, which vary among reporting units. Significant assumptions used in our financial projections include housing starts, lumber commodity prices, and market share gains.

We recorded no goodwill impairment charges in 2014, 2013, and 2012.

7.	Intangible Assets

The following table presents intangible assets as of December 31:

	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In thousands)
Customer relationships	$18,423	$(2,695)	$3,334	$(2,507)
Non-compete agreements	392	(31)	—	—
Trade names	1,234	(95)	—	—

Total intangible assets	$20,049	$(2,821)	$3,334	$(2,507)

In connection with the acquisitions of Slone, West Orange, Truss Rite, Trim Tech, and Empire we recorded intangible assets of $17.5 million, which includes $1.2 million of trade names, $0.4 million of non-compete agreements and $15.9 million of customer relationships. The amounts allocated to intangible assets as a result of these acquisitions is preliminary. The weighted average useful lives of the acquired assets are 5.0 years for trade names and non-compete agreements, and 10.3 years for customer relationships.

During the years ended December 31, 2014, 2013, and 2012, we recorded amortization expense in relation to the above-listed intangible assets of $1.1 million, $0.4 million, and $0.4 million, respectively. The following table presents the estimated amortization expense for these intangible assets for the years ending December 31 (in thousands):

2015	$2,281
2016	2,162
2017	1,995
2018	1,995
2019	1,783

8.	Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2014	2013
	(In thousands)
Accrued payroll and other employee related expenses	$18,974	$11,585
Accrued taxes	9,167	8,439
Self-insurance reserves	10,386	7,939
Accrued interest	2,329	2,227
Facility closure reserves	1,646	1,568
Casualty claims in excess of retained loss limit	11,335	2,085
Deferred revenue	4,665	5,540
Other	7,723	5,927

Total accrued liabilities	$66,225	$45,310

9.	Long-Term Debt

Long-term debt consisted of the following at December 31:

	2014	2013
	(In thousands)
2021 notes	350,000	350,000
2013 facility	30,000	—
Other long-term debt*	3,904	3,971

	383,904	353,971
Less: current portion of long-term debt	30,074	67

Total long-term debt, net of current maturities	$353,830	$353,904

*	We completed construction on a new multi-purpose facility during 2006. Other long-term debt represents an unfunded lease obligation for this facility. For accounting purposes, we are deemed the owner. As a result, the building and the long-term lease obligation are included on the consolidated balance sheet as a component of fixed assets and other debt, respectively.

Second Priority Senior Secured Floating Rate Notes due 2016

As of December 31, 2012, we had $139.7 million in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2016 (“2016 notes”) that matured on February 15, 2016. Interest accrued on the 2016 notes at a 3-month LIBOR (subject to a 3.0% floor) plus 10.0%. LIBOR was reset at the beginning of each quarterly period. In May 2013, we repaid the full $139.7 million in outstanding notes as part of the 2013 refinancing transaction discussed below.

First-Lien Term Loan and Letter of Credit Facilities

In December 2011, we completed a $160.0 million first-lien term loan (“term loan”) that included detachable warrants that allow for the purchase of up to 1.6 million shares of our common stock at a price of $2.50 per share. These warrants were exercisable immediately upon issuance and expire in December 2018. The warrant agreement contains certain settlement adjustment features which preclude the warrants from being considered to be indexed to our stock. Specifically, it includes a “down-round” provision that requires an adjustment to be made to the exercise price and number of warrants upon the Company issuing additional common shares or convertible securities at a price that is less than the exercise price of the warrants at that time. This adjustment would be required even if the issue price of the common shares or convertible securities was at-market. As such, the outstanding warrants are considered to be derivative financial instruments and are classified as liabilities. As of December 31, 2014 there were 0.7 million warrants outstanding.

At the same time, we entered into a $20.0 million stand-alone letter of credit facility (“stand-alone facility”). The term loan and the stand-alone facility were both scheduled to mature on September 30, 2015. The term loan, which was issued at 97%, provided $119.6 million of net proceeds after repaying the $20.0 million outstanding under the existing senior secured revolving credit facility, using $14.2 million to collateralize letters of credit outstanding under the new stand-alone facility, and paying fees and expenses related to this transaction

In December of 2012, we amended our first-lien term loan to enhance our liquidity position to support both current and anticipated increases in sales volume. Terms of the amendment included increasing the principal amount by $65.0 million, reducing the minimum cash requirement from $35.0 million to $15.0 million, adding a new $15.0 million letter of credit sub-facility (“sub-facility”), and increasing the minimum specified collateral value to $225.0 million, contingent upon maintaining certain levels of qualified cash. The additional term loan amount, which was issued at 95.5%, provided $60.9 million of net proceeds after paying fees and expenses related to the transaction.

The term loan was collateralized by a first lien on substantially all of our assets, and was guaranteed by all of our subsidiaries. Interest accrued on the loan at 3-month LIBOR (subject to a 2% floor) plus 9.5%. The stand-alone facility included a commitment fee of 0.5% on any unused amount and assessed interest at a rate of 2.0% on any outstanding letters of credit. All letters of credit issued under the stand-alone facility were collateralized by cash equal to 105% of the face amount of the letters of credit. The sub-facility also included a commitment fee of 0.5% on any unused amount and assessed interest at a rate of 3.0% on any outstanding letters of credit. Letters of credit issued under the sub-facility were not required to be cash collateralized.

As of December 2012, we had outstanding letters of credit totaling $12.4 million under our stand-alone facility that principally support our self insurance programs. We collateralized these letters of credit with $13.0 million of restricted cash. In January 2013, we finalized our letter of credit sub-facility and at the same time, transferred the $12.4 million of outstanding letters of credit from our stand-alone facility over to the new sub-facility. As such, we were able to eliminate the cash collateral requirement for our outstanding letters of credit, thus increasing our liquidity by an additional $13.0 million. We also amended the stand-alone facility from $20.0 million down to $10.0 million.

In May 2013, we repaid the full $225.0 million outstanding term loan as part of the 2013 refinancing transaction discussed below. At the same time, we terminated the term loan and letter of credit sub-facility, as well as the amended stand-alone facility.

2013 Refinancing

In May 2013 we completed a private offering of $350.0 million in aggregate principal amount of 7.625% senior secured notes due 2021 (“2021 notes”) at a price equal to 100% of their face value. In conjunction with the offering, we also entered into a new 5-year $175.0 million senior secured revolving credit facility agreement (“2013 facility”) provided by a syndicate of financial institutions led by SunTrust Bank as administrative agent.

We used the net proceeds from the offering of the 2021 notes, together with cash on hand, to (i) redeem $139.7 million in aggregate outstanding principal amount of our 2016 notes at par plus accrued and unpaid interest thereon to the redemption date, (ii) repay $225.0 million in borrowings outstanding under our existing first-lien term loan plus a prepayment premium of approximately $39.5 million and accrued and unpaid interest and (iii) pay the related commissions, fees and expenses. The repayment of the 2016 notes and the term loan was considered to be an extinguishment. As such, we recognized a loss of $48.4 million, which was recorded as interest expense in the second quarter of 2013. Of this $48.4 million loss, $39.5 million was due to the prepayment premium on the term loan, $6.8 million was due to a write-off of unamortized debt discount on the term loan and $2.1 million was due to a write-off of unamortized deferred loan costs on the 2016 notes and the term loan.

Upon the repayment of the outstanding borrowings and payment of the prepayment premium and accrued interest, we terminated the term loan, which included the $15.0 million letter of credit sub-facility. The $12.7 million of outstanding letters of credit under the sub-facility at the time were transferred to the 2013 facility. At the same time, we also terminated our $10.0 million letter of credit stand-alone facility. There were no letters of credit outstanding under the stand-alone facility at the time of termination.

In connection with the issuance of the 2021 notes and entering into the 2013 facility we incurred approximately $15.6 million of various third-party fees and expenses. Of these costs, $11.2 million were allocated to the 2021 notes and $4.4 million were allocated to the 2013 facility. These costs have been capitalized and will be amortized over the respective terms of the 2021 notes and the 2013 facility. The $0.9 million in remaining unamortized deferred loan costs related to the sub-facility and stand-alone facility are being amortized over the term of the 2013 facility.

Senior Secured Notes due 2021

As of December 31, 2014, we have $350.0 million outstanding in aggregate principal amount of 2021 notes that mature on June 1, 2021. The 2021 notes were issued pursuant to an indenture, dated as of May 29, 2013 (“Indenture”), by and between us, certain of our subsidiaries, as guarantors (“Guarantors”), and Wilmington Trust, National Association, as trustee and notes collateral agent (“Trustee”). Interest accrues on the 2021 notes at a rate of 7.625% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year.

The 2021 notes, subject to certain exceptions, are guaranteed, jointly and severally, on a senior secured basis, by each of the Guarantors. All obligations under the 2021 notes, and the guarantees of those obligations, will be secured by substantially all of our assets and the assets of the Guarantors subject to certain exceptions and permitted liens, including a first-priority security interest in such assets that constitute Notes Collateral (as defined therein) and a second-priority security interest in such assets that constitute ABL Collateral (as defined therein). An intercreditor agreement (“ABL/Bond Intercreditor Agreement”), dated as of May 29, 2013, among us, the Guarantors, SunTrust Bank, as ABL Collateral agent, and the Trustee, as Notes Collateral agent, will govern all arrangements in respect of the priority of the security interest in the ABL Collateral and the Notes Collateral.

“ABL Collateral” includes substantially all presently owned and after-acquired accounts receivable, inventory, rights of an unpaid vendor with respect to inventory, deposit accounts, investment property, cash and cash equivalents, and instruments and chattel paper and general intangibles, books and records and documents related to and proceeds of each of the foregoing. “Notes Collateral” includes substantially all collateral which is not ABL Collateral.

The Indenture contains certain restrictive covenants, which, among other things, relate to the payment of dividends, incurrence of indebtedness, repurchase of common stock, distributions, asset sales and investments. At any time we can redeem some or all of the 2021 notes at a redemption price equal to par plus a specified premium that declines to par by 2019. In the event of a change of control, we may be required to offer to purchase the 2021 notes at a purchase price equal to 101% of the principal, plus accrued and unpaid interest.

2013 Senior Secured Revolving Credit Facility

The 2013 facility provides for a $175.0 million revolving credit line to be used for working capital and general corporate purposes. The available borrowing capacity, or borrowing base, is derived primarily from a percentage of the Company’s eligible receivables and inventory, as defined by the agreement, subject to certain reserves.

The 2013 facility is scheduled to mature on May 29, 2018. At December 31, 2014, the net borrowing availability under the 2013 facility totaled $129.4 million after being reduced by outstanding letters of credit of approximately $15.6 million and $30.0 million of borrowings currently outstanding. During the third quarter of 2014 we borrowed $30.0 million under the 2013 facility at a weighted-average interest rate of 1.98%. During the second quarter of 2013 we borrowed and repaid $30.0 million under the 2013 facility at a weighted-average interest rate of 4.0%.

Borrowings under the 2013 facility bear interest, at our option, at either a base rate or eurodollar rate, plus, in each case, an applicable margin. The applicable margin ranges from 0.75% to 1.25% for base rate loans and 1.75% to 2.25% for eurodollar rate loans, in each case based on a measure of our availability under the revolver. A variable commitment fee, currently at a rate of 0.5%, is charged on the unused amount of the revolver based on quarterly average loan utilization. Letters of credit issued and outstanding under the 2013 facility are assessed a fee at a rate equal to the applicable eurodollar rate margin, currently 1.75%, and is payable quarterly in arrears at the end of March, June, September and December. They are also assessed a fronting fee at a rate of 0.125%.

All obligations under the 2013 facility will be guaranteed jointly and severally by us and all our subsidiaries that guarantee the 2021 notes. All obligations under the 2013 facility, and the guarantees of those obligations, will be secured by substantially all of our assets and the guarantors subject to certain exceptions and permitted liens, including a first-priority security interest in such assets that constitute ABL Collateral and a second-priority security interest in such assets that constitute Notes Collateral.

The 2013 facility contains certain restrictive covenants, which, among other things, relate to the incurrence of indebtedness, payment of dividends, repurchase of common stock, distributions, asset sales and investments. The agreement also contains a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.00 to 1.00 if our excess availability, defined as the sum of our net borrowing availability plus qualified cash, falls below the greater of $17.5 million or 10% of the maximum borrowing amount. Qualified cash is defined as cash on deposit that is subject to a control agreement in favor of the agent. As of December 31, 2014, our excess availability was $146.1 million, which includes $129.4 million in net borrowing availability and $16.7 million in qualified cash. The agreement governing the 2013 facility also includes customary events of default, including change of control. If an event of default occurs, the lenders under the 2013 facility would be entitled to take various actions, including the acceleration of amounts due under the revolver and all actions permitted to be taken by a secured creditor (subject to the terms of the ABL/Bond Intercreditor Agreement).

At December 31, 2014, we were not in violation of any covenants or restrictions imposed by any of our debt agreements.

Fair Value

The Fair Value Measurements and Disclosures topic of the Codification provides a framework for measuring the fair value of assets and liabilities and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value hierarchy can be summarized as follows:

Level 1—unadjusted quoted prices for identical assets or liabilities in active markets accessible by us

Level 2—inputs that are observable in the marketplace other than those inputs classified as Level 1

Level 3—inputs that are unobservable in the marketplace and significant to the valuation

If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

The only financial instruments measured at fair value on a recurring basis were our warrants.

The tables below present the effect of our derivative financial instrument on the consolidated statements of operations and comprehensive income (loss) for the years ended December 31 (in thousands):

Derivative Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
		2014	2013	2012
Warrants	Interest expense, net	455	(1,502)	(4,992)

We use the income approach to value our warrants by using the Black-Scholes option-pricing model. Using this model, the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the valuation date. The expected life is based on the period of time until the expiration of the warrants. Expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the warrants. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future.

These techniques incorporate Level 1 and Level 2 inputs. Significant inputs to the derivative valuation for the warrants are observable in the active markets and are classified as Level 2 in the hierarchy.

The following fair value hierarchy table presents information about our financial instrument measured at fair value on a recurring basis using significant other observable inputs (Level 2) (in thousands):

	Carrying Value As of December 31, 2014	Fair Value Measurement as of December 31, 2014	Carrying Value As of December 31, 2013	Fair Value Measurement as of December 31, 2013
Warrants (included in Other long-term liabilities)	$3,375	$3,375	$3,830	$3,830

We have elected to report the value of our 2021 Notes at amortized cost. The fair value of the 2021 Notes at December 31, 2014 was approximately $356.8 million and was determined using Level 2 inputs based on market prices.

Other Long-Term Debt

In 2006, we completed construction on a new multi-purpose facility. Based on the evaluation of the construction project in accordance with the Leases topic of the Codification, we were deemed the owner of the facility during the construction period. Effectively, a sale and leaseback of the facility occurred when construction was completed and the lease term began. This transaction did not qualify for sale-leaseback accounting. As a result, the building and the long-term lease obligation are included on the consolidated balance sheet as a component of fixed assets and other long-term debt, respectively.

Future maturities of long-term debt as of December 31, 2014 were as follows (in thousands):

Year ending December 31,
2015	$30,074
2016	83
2017	92
2018	102
2019	113
Thereafter	353,440

Total long-term debt (including current portion)	$383,904

10.	Employee Stock-Based Compensation

2014 Incentive Plan

Under our 2014 Incentive Plan (“2014 Plan”), the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards and cash-based awards. The maximum number of common shares reserved for the grant of awards under the 2014 Plan is 5.0 million, subject to adjustment as provided by the 2014 Plan. All 5.0 million shares under the Plan may be made subject to options, stock appreciation rights (“SARs”), or stock-based awards. Stock options and SARs granted under the 2014 Plan may not have a term exceeding 10 years from the date of grant. The 2014 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2014 Plan) if those awards (i) are not assumed or equitably substituted by the surviving entity or (ii) have been assumed or equitably substituted by the surviving entity, and the grantee’s employment is terminated under certain circumstances. Other specific terms for awards granted under the 2014 Plan shall be determined by our Compensation Committee (or the board of directors if so determined by the board of directors). Awards granted under the 2014 Plan generally vest ratably over a four year period. As of December 31, 2014, 3.7 million shares were available for issuance under the 2014 Plan.

2007 Incentive Plan

Under our 2007 Incentive Plan (“2007 Plan”), the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock, other common stock-based awards and cash-based awards. In January 2010, our shareholders approved an amendment to our 2007 Plan which increased the number of shares of common stock that may be granted pursuant to awards under the 2007 Plan from 2.5 million shares to 7.0 million shares. The maximum number of common shares reserved for the grant of awards under the 2007 Plan is 7.0 million, subject to adjustment as provided by the 2007 Plan. No more than 7.0 million shares may be made subject to options SARs granted under the 2007 Plan, and no more than 3.5 million shares may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2007 Plan may not have a term exceeding 10 years from the date of grant. The 2007 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2007 Plan). Other specific terms for awards granted under the 2007 Plan shall be determined by our Compensation Committee (or the board of directors if so determined by the board of directors). Historically, awards granted under the 2007 Plan generally vest ratably over a three to four-year period. As of December 31, 2014, 25,000 shares were available for issuance under the 2007 Plan, 25,000 of which may be made subject to stock-based awards other than options or SARs.

2005 Equity Incentive Plan

Under our 2005 Equity Incentive Plan (“2005 Plan”), we are authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock and other common stock-based awards. The maximum number of common shares reserved for the grant of awards under the 2005 Plan is 2.2 million, subject to adjustment as provided by the 2005 Plan. No more than 2.2 million shares may be made subject to options or SARs granted under the 2005 Plan, and no more than 1.1 million shares may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2005 Plan may not have a term exceeding 10 years from the date of grant. The 2005 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2005 Plan). Other specific terms for awards granted under the 2005 Plan shall be determined by our board of directors (or a committee of its members). Historically, awards granted under the 2005 Plan generally vest ratably over a three-year period. As of December 31, 2014, 2,700 shares were available for issuance under the 2005 Plan, 2,700 of which may be made subject to stock-based awards other than options or SARs.

1998 Stock Incentive Plan

Under the Builders FirstSource, Inc. 1998 Stock Incentive Plan (“1998 Plan”), we were authorized to issue shares of common stock pursuant to awards granted in various forms, including incentive stock options, non-qualified stock options and other stock-based awards. The 1998 Plan also authorized the sale of common stock on terms determined by our board of directors.

Stock options granted under the 1998 Plan generally cliff vest after a period of seven to nine years with certain option grants subject to acceleration if certain financial targets were met. The expiration date is generally 10 years subsequent to date of issuance. As of January 1, 2005, no further grants will be made under the 1998 Plan.

The following table summarizes our stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Years	Aggregate Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at December 31, 2013	4,933	$4.01
Granted	1,817	$7.67
Exercised	(492)	$3.72
Forfeited	(12)	$7.05

Outstanding at December 31, 2014	6,246	$5.09	6.4	$12,782

Exercisable at December 31, 2014	4,379	$4.04	5.2	$12,614

The outstanding options at December 31, 2014 include options to purchase 4,113,000 shares granted under the 2007 Plan, 1,319,000 shares granted under the 2005 Plan and 814,000 shares granted under the 1998 Plan. As of December 31, 2014, options to purchase 2,796,000 shares under the 2007 Plan, 769,000 shares under the 2005 Plan and 814,000 shares under the 1998 Plan awards were exercisable. The weighted average grant date fair value of options granted during the years ended December 31, 2014 and 2012 were $5.71 and $2.83, respectively. No option awards were granted during 2013. The total intrinsic value of options exercised during the years ended December 31, 2014, 2013, and 2012 were $2.0 million $1.8 million and $0.4 million, respectively. We realized no tax benefits for stock options exercised during the years ended December 31, 2014, 2013 and 2012.

Outstanding and exercisable stock options at December 31, 2014 were as follows (shares in thousands):

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Years	Shares	Weighted Average Exercise Price
$3.15	814	$3.15	7.8	814	$3.15
$3.19-$3.72	2,652	$3.21	5.2	2,598	$3.20
$6.70-$7.15	967	$7.06	3.3	967	$7.06
$7.67	1,813	$7.67	9.1	—	$—

$3.15-$7.67	6,246	$5.09	6.4	4,379	$4.04

The following table summarizes restricted stock activity for the year ended December 31, 2014 (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	610	$3.42
Granted	—	$—
Vested	(583)	$3.40
Forfeited	—	$—

Nonvested at December 31, 2014	27	$3.72

The outstanding restricted stock units (“RSUs”) at December 31, 2014 include 1,300,000 units granted under the 2014 Plan and 555,000 units granted under the 2007 Plan. The weighted average grant date fair value of RSUs granted during the year ended December 31, 2014 was $7.48. No RSUs were granted during 2013 or 2012.

The following table summarizes restricted stock unit activity for the year ended December 31, 2014 (shares in thousands):

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	—	$—
Granted	1,858	$7.48
Vested	—	$—
Forfeited	(3)	$7.52

Nonvested at December 31, 2014	1,855	$7.48

Our results of operations included stock compensation expense of $6.2 million ($6.2 million net of taxes), $4.2 million ($4.2 million net of taxes) and $3.6 million ($3.6 million net of taxes) for the years ended December 31, 2014, 2013 and 2012, respectively. The total fair value of options vested during the years ended December 31, 2014, 2013, and 2012 were $3.0 million, $3.0 million and $3.1 million, respectively. The total fair value of restricted stock vested during the years ended December 31, 2014, 2013 and 2012 were $2.0 million, $2.1 million and $2.0 million, respectively. There were no RSUs which vested in 2014, 2013, or 2012.

As of December 31, 2014, there was $17.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 3.0 years.

11.	Facility Closure Costs

In 2014, we recognized $0.5 million in expense primarily related to the minimum future lease obligations on a facility in Tennessee, which was closed in 2014, return condition obligations on a previously closed facility in South Carolina, and revised sub-rental income estimates on a previously closed facility in Tennessee. We recognized this expense in facility closure costs and interest expense, net in the accompanying consolidated statement of operations and comprehensive income (loss).

In 2013, we recognized $0.1 million in expense primarily related to revisions of sub-rental income estimates on a previously closed facility in Tennessee and future minimum lease obligations on our vacated facilities, net of estimated sub-rental income. We recognized this expense in facility closure costs and interest expense, net in the accompanying consolidated statement of operations and comprehensive income (loss). There were no new facility closures in 2013.

In 2012 we recognized $1.1 million in expense, which was primarily related to revisions of sub-rental income estimates on two previously closed facilities in South Carolina and Tennessee and future minimum lease obligations on our vacated facilities, net of estimated sub-rental income. Of the $1.1 million expense we recognized during 2012, $1.0 million was included in facility closure costs and $0.1 million was included in interest expense, net in the accompanying consolidated statement of operations and comprehensive income (loss). There were no new facility closures in 2012.

An analysis of our facility closure reserves for the periods reflected is as follows:

	2012	Additions	Payments	2013	Additions	Payments	2014
	(In thousands)
Facility and other exit costs, net of estimated sub-lease rental income	$2,834	$82	$(1,216)	$1,700	$515	$(1,068)	$1,147

The facility and other exit cost reserves of $1.1 million at December 31, 2014, of which $0.3 million is recorded as other long-term liabilities, are primarily related to future minimum lease payments on vacated facilities.

As plans to close facilities are developed and executed, assets that can be used at other facilities are transferred and assets to be abandoned or sold are written down to their net realizable value, including any long-lived assets. In situations where multiple facilities serve the same market we may temporarily close, or idle, facilities with plans to reopen these facilities once demand returns to the market. At December 31, 2014, we had four idled facilities; two in Florida and two in South Carolina. In these situations, finite lived assets continue to be depreciated and assessed for impairment. Should conditions in our markets worsen, or recovery take significantly longer than forecasted, we may temporarily idle or permanently close additional facilities, at which time we may incur additional facility closure costs or asset impairment charges. Future non-cash impairment charges would have the effect of decreasing our earnings or increasing our losses in such period, but would not impact our current outstanding debt obligations or compliance with covenants contained in the related debt agreements. We continuously monitor economic conditions in all our markets, and while at the present time there are no plans to close or idle additional facilities, changes in market conditions may warrant future closings or idling of facilities.

12.	Income Taxes

The components of income tax expense (benefit) included in continuing operations were as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Current:
Federal	$—	$(594)	$—
State	587	446	119

	587	(148)	119

Deferred:
Federal	457	827	378
State	67	90	80

	524	917	458

Income tax expense	$1,111	$769	$577

Temporary differences, which give rise to deferred tax assets and liabilities, were as follows as of December 31:

	2014	2013
	(In thousands)
Deferred tax assets related to:
Accrued expenses	$1,764	$1,897
Insurance reserves	4,461	3,596
Facility closure reserves	1,128	1,486
Stock-based compensation expense	8,066	7,943
Accounts receivable	658	921
Inventories	6,394	5,117
Operating loss and credit carryforwards	106,593	116,926
Goodwill and other intangible assets	1,999	2,593
Property, plant and equipment	5,931	6,307
Other	512	435

	137,506	147,221

Valuation allowance	(133,183)	(143,682)

Total deferred tax assets	4,323	3,539

Deferred tax liabilities related to:
Prepaid expenses	(2,223)	(1,383)
Goodwill and other intangible assets	(8,281)	(7,812)

Total deferred tax liabilities	(10,504)	(9,195)

Net deferred tax liability	$(6,181)	$(5,656)

A reconciliation of the statutory federal income tax rate to our effective rate for continuing operations is provided below for the years ended December 31:

	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax	5.2	0.1	3.5
Valuation allowance	(36.5)	(36.9)	(36.3)
Permanent differences	1.9	(1.3)	(3.3)
Other	—	1.2	—

	5.6%	(1.9)%	(1.1)%

We have $434.4 million of state operating loss carry-forwards, which includes $2.6 million of state tax credit carry-forwards expiring at various dates through 2032. We also have $254.5 million of federal net operating loss carry-forwards that will expire at various dates through 2033. The federal and state operating loss carry-forwards exclude approximately $6.7 million of gross windfall tax benefits from stock option exercises that have not been recorded as of December 31, 2014. These deferred tax assets will be recorded as an increase to additional paid in capital when the related tax benefits are realized. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.

Section 382 of the Internal Revenue Code imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company’s stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company were to experience a Section 382

Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryforwards, and certain other losses, credits, deductions or tax basis.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Codification we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014, we still have a cumulative loss for the three year period ending December 31, 2014. We believe this, as well as uncertainty around the extent and timing of the housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient. Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of December 31, 2014.

In 2014, we reduced our valuation allowance by $7.2 million due to the utilization of net operating losses against federal and state taxable income. In 2013, we recorded a valuation allowance of approximately $15.3 million related to our continuing operations, which is exclusive of $0.6 million related primarily to reversals of uncertain tax positions due to statute expirations that affected our net operating loss carryforward and valuation allowance. In 2012, we recorded a valuation allowance of approximately $19.6 million related to our continuing operations.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. We currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 2015. However, there continues to be uncertainty around housing market projections. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

The following table shows the changes in our valuation allowance:

	2014	2013	2012
	(In thousands)
Balance at January 1,	$143,682	$127,700	$112,392
Additions charged to expense:
Continuing operations	—	15,878	19,559
Discontinued operations	131	178	905

Reductions credited to expense:
Continuing operations	(7,178)	—	—
Discontinued operations	—	—	—

Deductions	(3,452)	(74)	(5,156)

Balance at December 31,	$133,183	$143,682	$127,700

We accrue interest and penalties on our uncertain tax positions as a component of our provision for income taxes. We accrued no significant interest and penalties in 2014, 2013 or 2012. We had a total of $0.3 million and $0.2 million accrued for interest and penalties for our uncertain tax positions as of December 31, 2014 and 2013, respectively.

The following table shows the changes in the amount of our uncertain tax positions (exclusive of the effect of interest and penalties):

	2014	2013	2012
	(In thousands)
Balance at January 1,	$950	$2,080	$2,257
Tax positions taken in prior periods:
Gross increases	2	—	22
Gross decreases	—	—	(64)
Tax positions taken in current period:
Gross increases	13	11	7
Settlements with taxing authorities	—	—	(142)
Lapse of applicable statute of limitations	(587)	(1,141)	—

Balance at December 31,	$378	$950	$2,080

The balance for uncertain tax positions was $0.4 million as of December 31, 2014 excluding penalties and interest. If this balance were recognized, the tax provision would decrease by $0.2 million excluding the impact to the valuation allowance.

We are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Based on completed examinations and the expiration of statutes of limitations, we have concluded all U.S. federal income tax matters for years through 2004. We report in 17 states with various years open to examination.

13.	Employee Benefit Plans

We maintain one active defined contribution 401(k) plan. Our employees are eligible after completing six months of employment to participate in the Builders FirstSource, Inc. 401(k) Plan. Participants can contribute up to 15% of their annual compensation, subject to federally mandated maximums. Participants are immediately vested in their own contributions. We match a certain percentage of the contributions made by participating employees, subject to IRS limitations. Our matching contributions are subject to a pro-rata five-year vesting schedule. We recognized expense of $0.4 million, $0.4 million and $0.3 million in 2014, 2013 and 2012, respectively, for contributions to the plan.

14.	Commitments and Contingencies

We lease certain land, buildings and equipment used in operations. These leases are generally accounted for as operating leases with initial terms ranging from one to 20 years and they generally contain renewal options. Certain operating leases are subject to contingent rentals based on various measures, primarily consumer price index increases. Total rent expense under operating leases was approximately $25.4 million, $20.5 million and $19.0 million for the years ended December 31, 2014, 2013, and 2012, respectively.

In addition, we have residual value guarantees on certain equipment leases. Under these leases we have the option of (a) purchasing the equipment at the end of the lease term, (b) arranging for the sale of the equipment to a third party, or (c) returning the equipment to the lessor to sell the equipment. If the sales proceeds in any case are less than the residual value, we are required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. If the sales proceeds exceed the residual value, we are entitled to all of such excess amounts. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $2.8 million as of December 31, 2014. Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement or that we will purchase the equipment at the end of the lease term, we do not believe it is probable that we will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.

Future minimum commitments for noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

	Related Party	Total*
	(In thousands)
Year ending December 31,
2015	$636	$24,554
2016	333	21,756
2017	285	18,071
2018	242	15,979
2019	227	9,257
Thereafter	1,078	16,618

	$2,801	$106,235

*	Includes related party future minimum commitments for noncancelable operating leases.

As of December 31, 2014, we had outstanding letters of credit totaling $15.6 million under our 2013 Facility that principally support our self insurance programs.

We received $0.6 million from litigation settlements in 2012. These settlements were recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statement of operations and comprehensive income (loss) in 2012.

We are a party to various legal proceedings in the ordinary course of business. Although the ultimate disposition of these proceedings cannot be predicted with certainty, management believes the outcome of any claim that is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on our consolidated financial position, cash flows or results of operations. However, there can be no assurances that future costs would not be material to our results of operations or liquidity for a particular period.

15.	Segment and Product Information

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We provide a wide variety of building products and services directly to homebuilder customers. We manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. We also provide a full range of construction services. We group our building products and services into five product categories: prefabricated components, windows & doors, lumber & lumber sheet goods, millwork, and other building products & services. We have one operating segment with centralized financial and operational oversight.

Sales by product category were as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Prefabricated components	$330,852	$294,008	$203,687
Windows & doors	356,897	308,607	233,111
Lumber & lumber sheet goods	522,655	526,633	348,132
Millwork	160,242	136,883	104,165
Other building products & services	233,450	223,761	181,581

Total sales	$1,604,096	$1,489,892	$1,070,676

16.	Related Party Transactions

An affiliate of JLL Partners, Inc. was a principal beneficial owner of PGT, Inc. until late 2013. Floyd F. Sherman, our chief executive officer, serves on the board of directors for PGT, Inc. We purchased windows from PGT, Inc. totaling $6.3 million, $5.0 million and $4.4 million in 2014, 2013 and 2012, respectively. We had accounts payable to PGT, Inc. in the amounts of $0.8 million and $0.5 million as of December 31, 2014 and 2013, respectively.

In 2014, 2013 and 2012, we paid approximately $0.9 million, $0.8 million and $1.2 million, respectively, in rental expense to employees or our non-affiliate stockholders for leases of land and buildings.

17.	Concentrations

We maintain cash at financial institutions in excess of federally insured limits. Accounts receivable potentially expose us to concentrations of credit risk. We provide credit in the normal course of business to customers in the residential construction industry. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses. Because customers are dispersed among our various markets, our credit risk to any one customer or state economy is not significant.

Our customer mix is a balance of large national homebuilders, regional homebuilders and local homebuilders. For the year ended December 31, 2014, our top 10 customers accounted for approximately 25.1% of our sales, and no single customer accounted for more than 8% of sales.

We source products from a large number of suppliers. No materials purchased from any single supplier represented more than 10% of our total materials purchased in 2014.

18.	Supplemental Cash Flow Information

Supplemental cash flow information was as follows for the years ended December 31:

	2014	2013	2012
	(In thousands)
Cash payments for interest	$28,338	$78,232	$37,846
Cash payments (refunds) for income taxes	456	407	281

19.	Unaudited Quarterly Financial Data

The following tables summarize the consolidated quarterly results of operations for 2014 and 2013 (in thousands, except per share amounts):

	2014
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Net sales	$345,909		$426,543		$434,907		$396,737
Gross margin	74,915		93,799		97,647		90,636
Income (loss) from continuing operations	(3,312	)(1)	10,620	(2)	8,739	(3)	2,511	(4)
Loss from discontinued operations, net of tax	(72)		(11)		(235)		(90)
Net income (loss)	(3,384)		10,609		8,504		2,421
Basic net income (loss) per share
Income (loss) from continuing operations	$(0.03	)(1)	$0.11	(2)	$0.09	(3)	$0.02	(4)
Loss from discontinued operations	(0.00)		(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.03)		$0.11		$0.09		$0.02
Diluted net income (loss) per share
Income (loss) from continuing operations	$(0.03	)(1)	$0.09	(2)	$0.07	(3)	$0.02	(4)
Loss from discontinued operations	(0.00)		(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.03)		$0.09		$0.07		$0.02

	2013
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Net sales	$319,702		$398,148		$402,931		$369,111
Gross margin	62,347		82,232		92,494		82,847
Income (loss) from continuing operations	(11,605	)(5)	(48,289	)(6)	12,952	(7)	4,577	(8)
Income (loss) from discontinued operations, net of tax	(203)		83		(158)		(48)
Net income (loss)	(11,808)		(48,206)		12,794		4,529
Basic and diluted net income (loss) per share
Income (loss) from continuing operations	$(0.12	)(5)	$(0.50	)(6)	$0.13	(7)	$0.05	(8)
Income (loss) from discontinued operations	(0.00)		(0.00)		(0.00)		(0.00)
Net income (loss)	$(0.12)		$(0.50)		$0.13		$0.05

(1)	Includes fair value adjustments for the warrants of $1.2 million as discussed in Note 9 and a valuation allowance of $1.0 million as discussed in Note 12.
(2)	Includes fair value adjustments for the warrants of $(1.2) million as discussed in Note 9, and a valuation allowance of $(4.1) million as discussed in Note 12.
(3)	Includes fair value adjustments for the warrants of $(1.3) million as discussed in Note 9, facility closure costs of $0.1 million as discussed in Note 11, and a valuation allowance of $(3.3) million as discussed in Note 12.

(4)	Includes fair value adjustments for the warrants of $0.9 million as discussed in Note 9, facility closure costs of $0.2 million as discussed in Note 11, and a valuation allowance of $(0.9) million as discussed in Note 12.
(5)	Includes fair value adjustments for the warrants of $0.4 million as discussed in Note 9 and a valuation allowance of $4.4 million as discussed in Note 12.
(6)	Includes a pre-payment premium on the term loan of $39.5 million as discussed in Note 9, debt discount write-off of $6.8 million as discussed in Note 9, debt issuance cost write-off of $2.1 million as discussed in Note 9, fair value adjustments for the warrants of $0.3 million as discussed in Note 9, and a valuation allowance of $17.0 million as discussed in Note 12.
(7)	Includes fair value adjustments for the warrants of $(0.2) million as discussed in Note 9, facility closure costs of $(0.2) million as discussed in Note 11, and a valuation allowance of $(3.4) million as discussed in Note 12.
(8)	Includes fair value adjustments for the warrants of $0.9 million as discussed in Note 9, facility closure costs of $0.1 million as discussed in Note 11, and a valuation allowance of $(2.6) million as discussed in Note 12.

Earnings per share is computed independently for each of the quarters presented; therefore, the sum of the quarterly earnings per share may not equal the annual earnings per share.

20.	Subsequent Event

On February 6, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

This transaction will be accounted for by the acquisition method, and accordingly the results of operations will be included in the Company’s consolidated financial statements from the acquisition date. The purchase price will be allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The accounting for this acquisition has not been completed at the date of this filing given the proximity to the acquisition date.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2015	2014
	(Unaudited) (In thousands, except per share amounts)
Sales	$370,986	$345,909
Cost of sales	287,253	270,994

Gross margin	83,733	74,915
Selling, general and administrative expenses	82,838	69,318
Facility closure costs	254	163

Income from operations	641	5,434
Interest expense, net	7,607	8,828

Loss from continuing operations before income taxes	(6,966)	(3,394)
Income tax expense (benefit)	196	(82)

Loss from continuing operations	(7,162)	(3,312)
Income (loss) from discontinued operations (net of income tax expense of $0 in 2015 and 2014)	92	(72)

Net Loss	$(7,070)	$(3,384)

Comprehensive Loss	$(7,070)	$(3,384)

Basic net loss per share:
Loss from continuing operations	$(0.07)	$(0.03)
Income (loss) from discontinued operations	0.00	(0.00)

Net Loss	$(0.07)	$(0.03)

Diluted loss per share:
Loss from continuing operations	$(0.07)	$(0.03)
Income (loss) from discontinued operations	0.00	(0.00)

Net Loss	$(0.07)	$(0.03)

Weighted average common shares:
Basic	98,204	97,617

Diluted	98,624	97,617

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014

	(Unaudited) (In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$36,837	$17,773
Accounts receivable, less allowance of $2,962 and $3,153 at March 31, 2015 and December 31, 2014, respectively	157,221	148,352
Inventories	146,824	138,156
Other current assets	24,215	27,259

Total current assets	365,097	331,540
Property, plant and equipment, net	84,734	75,679
Goodwill	141,090	139,774
Intangible assets, net	16,657	17,228
Other assets, net	17,878	18,844

Total assets	$625,456	$583,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,737	$75,868
Accrued liabilities	74,083	66,225
Current maturities of long-term debt	55,076	30,074

Total current liabilities	219,896	172,167
Long-term debt, net of current maturities	353,810	353,830
Other long-term liabilities	17,774	16,868

Total liabilities	591,480	542,865
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 98,537 and 98,226 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	985	982
Additional paid-in capital	380,934	380,091
Accumulated deficit	(347,943)	(340,873)

Total stockholders’ equity	33,976	40,200

Total liabilities and stockholders’ equity	$625,456	$583,065

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2015	2014
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net loss	$(7,070)	$(3,384)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,152	1,982
Amortization of deferred loan costs	616	585
Fair value adjustment of stock warrants	(167)	1,197
Deferred income taxes	267	(48)
Bad debt expense	(24)	(36)
Stock compensation expense	1,767	982
Net gain on sale of assets	(46)	(1)
Changes in assets and liabilities:
Receivables	(8,490)	(4,531)
Inventories	(7,573)	(12,977)
Other current assets	3,161	806
Other assets and liabilities	183	183
Accounts payable	14,868	21,622
Accrued liabilities	9,219	7,380

Net cash provided by operating activities	9,863	13,760

Cash flows from investing activities:
Purchases of property, plant and equipment	(9,124)	(5,304)
Proceeds from sale of property, plant and equipment	60	2
Cash used for acquisitions, net	(5,797)	—

Net cash used in investing activities	(14,861)	(5,302)

Cash flows from financing activities:
Borrowings under revolving credit facility	25,000	—
Payments of long-term debt and other loans	(18)	(16)
Exercise of stock options	23	904
Repurchase of common stock	(943)	(1,276)

Net cash provided by (used in) financing activities	24,062	(388)

Net change in cash and cash equivalents	19,064	8,070
Cash and cash equivalents at beginning of period	17,773	54,696

Cash and cash equivalents at end of period	$36,837	$62,766

The accompanying notes are an integral part of these condensed consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Basis of Presentation

Builders FirstSource, Inc., a Delaware corporation formed in 1998, is a leading supplier and manufacturer of structural and related building products for residential new construction in the United States. In this quarterly report, references to the “Company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair statement of the Company’s financial position, results of operations and cash flows for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet as of December 31, 2014 is derived from the audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. This condensed consolidated balance sheet as of December 31, 2014 and the unaudited condensed consolidated financial statements included herein should be read in conjunction with the more detailed audited consolidated financial statements for the year ended December 31, 2014 included in our most recent annual report on Form 10-K. Accounting policies used in the preparation of these unaudited condensed consolidated financial statements are consistent with the accounting policies described in the Notes to Consolidated Financial Statements included in our Form 10-K.

2.	Net Loss per Common Share

Net loss per common share (“EPS”) is calculated in accordance with the Earnings per Share topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”), which requires the presentation of basic and diluted EPS. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common shares.

Our restricted stock shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted stock shares on which the dividends were paid do not vest. In accordance with the Earnings per Share topic of the Codification, unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities and should be considered in the calculation of basic EPS. Since the restricted stock shares do not include an obligation to share in losses, they will be included in our basic EPS calculation in periods of net income and excluded from our basic EPS calculation in periods of net loss. Accordingly, there were 27,000 and 82,000 restricted stock shares excluded from the computation of basic EPS for the three months ended March 31, 2015 and 2014, respectively, because we generated a net loss.

For the purpose of computing diluted EPS, weighted average shares outstanding have been adjusted for common shares underlying 0.7 million warrants for the three months ended March 31, 2015. In addition, $0.2 million of income due to fair value adjustments related to the warrants was excluded from our net loss in the computation of diluted EPS for the three months ended March 31, 2015. Warrants to purchase 0.7 million shares of common stock were not included in the computation of diluted EPS for the three months ended March 31, 2014, because their effect was anti-dilutive. Options to purchase 6.4 million and 6.5 million shares of common stock were not included in the computation of diluted EPS for the three months ended March 31, 2015 and 2014, respectively, because their effect was anti-dilutive. 1.5 million restricted stock units (“RSUs”) were not included in the computation of diluted EPS for the three months ended March 31, 2015 because their effect was anti-dilutive. There were no outstanding RSUs during the three months ending March 31, 2014.

The table below presents a reconciliation of weighted average common shares used in the calculation of basic and diluted EPS (in thousands):

	Three Months Ended March 31,
	2015	2014
Weighted average shares for basic EPS	98,204	97,617
Dilutive effect of warrants	420	—

Weighted average shares for diluted EPS	98,624	97,617

3.	Debt

Long-term debt consisted of the following (in thousands):

	March 31, 2015	December 31, 2014
2021 notes	$350,000	$350,000
2013 facility	55,000	30,000
Other long-term debt	3,886	3,904

	408,886	383,904
Less: current portion of long-term debt	55,076	30,074

Long-term debt, net of current maturities	$353,810	$353,830

2013 Facility Borrowings

As of March 31, 2015, we have $55.0 million in borrowings outstanding under our $175.0 million senior secured revolving credit facility (“2013 facility”) at a weighted average interest rate of 2.0%. Amounts borrowed under our 2013 facility have been and will continue to be used to fund working capital needs and potential future acquisitions.

Fair Value

The only financial instrument measured at fair value on a recurring basis was our outstanding warrants.

The table below presents the effect of our derivative financial instrument on the condensed consolidated statements of operations and comprehensive loss (in thousands):

Derivative Not Designated as Hedging Instrument	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income
		Three Months Ended March 31,
		2015	2014
Warrants	Interest expense, net	$167	$(1,197)

We use the income approach to value our warrants by using the Black-Scholes option-pricing model. Using this model, the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the valuation date. The expected life is based on the period of time until the expiration of the warrants. Expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the warrants. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future.

These techniques incorporate Level 1 and Level 2 inputs. Significant inputs to the derivative valuation for the warrants are observable in the active markets and are classified as Level 2 in the hierarchy.

The following fair value hierarchy table presents information about our financial instrument measured at fair value on a recurring basis using significant other observable inputs (Level 2) (in thousands):

	Carrying Value As of March 31, 2015	Fair Value Measurement as of March 31, 2015	Carrying Value As of December 31, 2014	Fair Value Measurement as of December 31, 2014
Warrants (included in Other long-term liabilities)	$3,207	$3,207	$3,375	$3,375

We have elected to report the value of our 2021 Notes at amortized cost. The fair value of the 2021 Notes at March 31, 2015 was approximately $360.3 million and was determined using Level 2 inputs based on market prices.

4.	Employee Stock-Based Compensation

Stock Option Grant

On February 11, 2015, our board of directors granted 142,000 stock options to employees under our 2014 Incentive Plan. All the awards vest at 25% per year at each anniversary of the grant date over four years. The exercise price for the options was $6.35 per share, which was the closing stock price on the grant date. The weighted average grant date fair value of the options was $4.20 and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected life	6.0 years
Expected volatility	75.2%
Expected dividend yield	0.00%
Risk-free rate	1.75%

The expected life represents the period of time the options are expected to be outstanding. We used the simplified method for determining the expected life assumption due to limited historical exercise experience on our stock options. The expected volatility is based on the historical volatility of our common stock over the most recent period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options.

Restricted Stock Units Grant

On February 11, 2015, our board of directors granted 142,000 RSUs to employees under our 2014 Incentive Plan. All of the awards vest at 25% per year at each anniversary of the grant date over the next four years. The grant date fair value for the restricted stock units was $6.35 per share, which was the closing stock price on the grant date.

5.	Income Taxes

We have $391.8 million of state operating loss carry-forwards, which includes $2.6 million of state tax credit carry-forwards expiring at various dates through 2032. We also have $263.5 million of federal net operating loss carry-forwards that will expire at various dates through 2033. The federal and state operating loss carry-forwards exclude approximately $6.7 million of gross windfall tax benefits from stock option exercises that have not been recorded as of March 31, 2015. These deferred tax assets will be recorded as an increase to additional paid in capital when the related tax benefits are realized. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.

Utilization of deferred tax assets could be limited by Section 382 of the Internal Revenue Code which imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company’s stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryforwards, and certain other losses, credits, deductions or tax basis.

We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with the Income Taxes topic of the Codification we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. Significant judgment is required in estimating valuation allowances for deferred tax assets. The realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income in the applicable carryback or carryforward periods. We consider nature, frequency, and severity of current and cumulative losses, among other matters, the reversal of existing deferred tax liabilities, historical and forecasted taxable income, and tax planning strategies in our assessment. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards.

Poor housing market conditions have contributed to our cumulative loss position for the past several years. While we generated income in 2014, we reported a net loss for the three month period ended March 31, 2015 and have a cumulative loss for the three year period ending March 31, 2015. We believe this, as well as uncertainty around the extent and timing of the housing market recovery, represents significant negative evidence in considering whether our deferred tax assets are realizable. Further, we do not believe that relying on projections of future taxable income to support the recovery of deferred tax assets is sufficient. Based on an evaluation of positive and negative evidence, we concluded that the negative evidence regarding our ability to realize our deferred tax assets outweighed the positive evidence as of March 31, 2015.

We recorded increases to the valuation allowance of $3.1 million and $1.0 million for the three months ended March 31, 2015 and 2014, respectively, against the net deferred tax assets generated from the net operating loss during the period related to our continuing operations.

Without continued improvement in housing activity, we could be required to establish additional valuation allowances. However, we had positive earnings before taxes in 2014. To the extent we continue to generate sufficient taxable income in the same jurisdictions in the future to utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowance. We currently estimate that we will likely transition into a three year cumulative income position on a rolling three year period at some time during the year ending December 31, 2015. However, there continues to be uncertainty around housing market projections. Simply coming out of a cumulative loss is not viewed as a bright line and may not be considered sufficient positive evidence to reverse some or all of the valuation allowance if there are other offsetting negative factors. In upcoming quarters, we will closely monitor the positive and negative evidence surrounding our ability to realize our deferred tax assets. On April 13, 2015 we entered into a Securities Purchase Agreement to acquire all of the operating subsidiaries of ProBuild Holdings LLC. This valuation allowance analysis does not consider the ProBuild acquisition since it has not closed. For more information related to the ProBuild acquisition see Note 10.

We base our estimate of deferred tax assets and liabilities on current tax laws and rates. In certain cases, we also base our estimate on business plan forecasts and other expectations about future outcomes. Changes in existing tax laws or rates could affect our actual tax results, and future business results may affect the amount of our deferred tax liabilities or the valuation of our deferred tax assets over time. Due to uncertainties in the estimation process, particularly with respect to changes in facts and circumstances in future reporting periods, as well as the residential homebuilding industry’s cyclicality and sensitivity to changes in economic conditions, it is possible that actual results could differ from the estimates used in previous analyses.

Accounting for deferred taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future results could have a material impact on our consolidated results of operations or financial position.

6.	Commitments and Contingencies

We are a party to various legal proceedings in the ordinary course of business. Although the ultimate disposition of these proceedings cannot be predicted with certainty, management believes the outcome of any claim that is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on our consolidated financial position, cash flows or results of operations. However, there can be no assurances that future costs related to legal proceedings would not be material to our results of operations or liquidity for a particular period.

7.	Segment and Product Information

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We provide a wide variety of building products and services directly to homebuilder customers. We manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. We also provide a full range of construction services. We group our building products and services into five product categories: prefabricated components, windows & doors, lumber & lumber sheet goods, millwork, and other building products & services. We have one operating segment with centralized financial and operational oversight.

Sales by product category for the three month periods ended March 31, 2015 and 2014 were as follows (in thousands):

	Three Months Ended March 31,
	2015	2014
Prefabricated components	$78,842	$70,490
Windows & doors	84,955	76,275
Lumber & lumber sheet goods	114,306	115,515
Millwork	39,527	33,468
Other building products & services	53,356	50,161

Sales	$370,986	$345,909

8.	Acquisitions

On February 9, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. and its affiliates (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Of this amount, $4.5 million was allocated to tangible assets acquired and $1.3 million was allocated to goodwill. These are preliminary allocations and are subject to adjustment.

Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

The acquisition was accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from the acquisition date. The purchase price was allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. Pro forma results of operations are not presented as this acquisition is not material.

We incurred $0.1 million in costs related to this acquisition during the three months ended March 31, 2015. These costs include due diligence costs and transaction costs to complete the acquisition, and have been recognized in selling, general and administrative expense in the accompanying condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2015.

9.	Recent Accounting Pronouncements

In April 2015 the FASB issued an update to the existing guidance under the Interest topic of the Codification. This update requires debt issuance costs to be presented on the balance sheet as a direct reduction from the carrying amount of the related debt liability instead of a deferred charge. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015. This guidance requires retrospective application. Early adoption is permitted for financial statements that have not been previously issued. We are currently evaluating the impact of this guidance on our financial statements.

In January 2015 the FASB issued an update to the existing guidance under the Income Statement topic of the Codification. This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This new guidance is effective for annual reporting periods beginning after December 15, 2016. Accordingly, we will adopt this guidance beginning January 1, 2017. Early adoption of this guidance is not permitted. This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.

10.	Subsequent Event

Warrant Exercise

On April 14, 2015 the remaining 0.7 million of outstanding, detachable warrants were exercised. The outstanding warrants are considered to be derivative financial instruments and are classified as liabilities. The warrants are recorded as other long-term liabilities in the accompanying condensed consolidated balance sheets. As a result of this exercise we will recognize a non-cash, fair value adjustment of approximately $4.7 million. This fair value adjustment will be recorded as interest expense in the second quarter of 2015.

ProBuild Acquisition

On April 13, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ProBuild Holdings LLC, a Delaware limited liability company (“ProBuild”), and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest professional building materials suppliers. Pursuant to the Securities Purchase Agreement, we will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to certain adjustments (the “ProBuild Acquisition”).

The Securities Purchase Agreement contains representations and warranties customary for transactions of this type. The representations and warranties contained in the Securities Purchase Agreement have been made for the purposes of allocating contractual risk between us, ProBuild and the Sellers instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Securities Purchase Agreement by us with the SEC. ProBuild has agreed to various customary covenants and agreements, including, among others, to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Securities Purchase Agreement and the closing of the ProBuild Acquisition and not to engage in certain types of significant transactions during this period. The parties have also agreed to use their reasonable best efforts to obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). In addition, the Securities Purchase Agreement provides that ProBuild will indemnify us with respect to breaches of certain representations, warranties and covenants by ProBuild and the Sellers, as well as for other specified matters, subject to the limitations in the Securities Purchase Agreement.

Consummation of the ProBuild Acquisition is subject to certain customary conditions, including, among others: (i) the absence of a material adverse effect with respect to inaccuracy of the representations and warranties of the parties to the Securities Purchase Agreement; (ii) the performance in all material respects of all covenants by such parties; (iii) the absence of a material adverse effect with respect to the business of ProBuild; (iv) the absence of certain legal injunctions or impediments prohibiting the transaction; (v) expiration or termination of all applicable waiting periods under the HSR Act; and (vi) ProBuild’s obtaining certain third-party consents. On April 20, 2015 we submitted a filing under the HSR Act with respect to the ProBuild Acquisition. We are currently in a waiting period under the HSR Act.

The Securities Purchase Agreement also contains certain termination provisions by us, ProBuild and the Sellers, including if the ProBuild Acquisition has not been consummated by November 13, 2015, subject to extension (the “Outside Date”), unless the terminating party’s material breach of the Securities Purchase Agreement has been the principal cause of or resulted in the failure of the closing of the ProBuild Acquisition to occur by such date. A termination of the Securities Purchase Agreement by us, ProBuild, or the Sellers under certain specified circumstances, including a failure to obtain regulatory approval by the Outside Date or a failure of our debt financing to be funded, in each case, if all of the other conditions to our obligation to close the ProBuild Acquisition have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the ProBuild Acquisition), will entitle ProBuild to receive from us a reverse termination fee equal to $81.3 million.

The Sellers have agreed to use reasonable best efforts to provide us with all cooperation reasonably requested by us to assist us in arranging financing in connection with the ProBuild Acquisition, including furnishing us with certain necessary financial information regarding ProBuild and taking other corporate and other actions reasonably requested by us to consummate such financing. Upon request, we will promptly reimburse ProBuild for any documented and reasonable out-of-pocket costs and expenses incurred in connection with the Sellers’ cooperation with obtaining the financing.

We have received a debt commitment letter from certain financial institutions pursuant to which they have committed to provide us with an $800 million senior secured credit facility, a $550 million senior secured first lien term loan facility and a $750 million senior unsecured bridge facility (or up to $750 million in unsecured notes in lieu of all or a portion thereof). Additionally, the amount of the first lien term loan facility may be increased to repay, redeem or defease our existing senior notes in an amount equal to $350 million plus any applicable make-whole payments (the “Quantum Increase”) required in connection with any such repayment, redemption, or defeasance. Under certain circumstances, the Quantum Increase may take the form of secured debt securities or unsecured debt securities instead of additional first lien term loans. The proceeds of these borrowings will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration and related fees and expenses.

We have also received an equity commitment letter (the “Equity Commitment Letter”) from JLL Partners Fund V, L.P. (“JLL Fund V”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”). Pursuant to the Equity Commitment Letter, and subject to the terms and conditions thereof, JLL Fund V and Warburg Pincus have agreed that, in the event we are unable to consummate a public offering of shares of our common stock, which provides proceeds of no less than $100 million to the Company, then at the closing of the ProBuild Acquisition, JLL Fund V will purchase $40 million of our common stock and Warburg Pincus will purchase $60 million of our common stock.

The issuance of shares of our common stock to JLL Fund V and Warburg Pincus pursuant to the Equity Commitment Letter would be accomplished in a private placement exempt from registration under the Securities Act of 1933, as amended.

ProBuild Holdings, Inc., an affiliate of ProBuild Holdings LLC, was created in 2005 by Devonshire Investors, the private investment firm affiliated with FMR LLC, the parent company of Fidelity Investments. ProBuild currently operates more than 350 facilities in 40 U.S. states, including lumber yards, truss and panel facilities, millwork shops, gypsum yards, retail stores and administrative offices. ProBuild has an extensive geographic footprint, which includes a presence in 71 of the top 100 metropolitan statistical areas (as ranked by housing permits) and a large number of secondary markets. ProBuild sells a broad selection of building materials including lumber and plywood, engineered wood, gypsum wallboard and other drywall products, millwork, trusses, roofing, siding products, tools, insulation materials and metal and hardware specialties. ProBuild employs approximately 10,000 employees.

For more information related to this transaction please refer to our Form 8-K filed with the SEC on April 13, 2015, as well as our Form S-3 and Form 8-K filed on May 4, 2015.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

ProBuild Holdings, Inc.

We have audited the accompanying combined financial statements of ProBuild Holdings, Inc. and its subsidiaries, which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, changes in equity and cash flows for the years ended December 31, 2014, 2013 and 2012.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ProBuild Holdings, Inc. and its subsidiaries at December 31, 2014 and 2013 and the results of their operations and their cash flows for the years ended 2014, 2013 and 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Denver, CO

March 4, 2015

PROBUILD HOLDINGS, INC.

COMBINED BALANCE SHEET

DECEMBER 31, 2014 AND 2013

(in thousands of dollars)	2014	2013
Assets
Current assets
Cash and cash equivalents	$9,385	$14,343
Accounts receivable, net	410,923	406,462
Nontrade receivables	39,178	41,403
Inventories, net	317,476	330,255
Prepaid expenses and other current assets	14,222	11,806

Total current assets	791,184	804,269
Property and equipment, net	574,036	567,737
Assets held-for-sale	9,683	25,275
Goodwill	1,026,159	1,026,159
Intangible assets, net	4,649	14,134
Other assets	3,735	5,902

Total assets	$2,409,446	$2,443,476

Liabilities and Equity
Current liabilities
Checks outstanding	$54,517	$49,218
Current maturities of notes payable and lease obligations	6,109	70,393
Accounts payable	234,190	241,615
Accrued expenses	247,929	250,625
Deferred income taxes	4,507	3,556

Total current liabilities	547,252	615,407
Long-term liabilities
Deferred income taxes	4,220	3,035
Other long-term liabilities	16,865	13,242
Notes payable and lease obligations, net of current maturities	1,281,305	1,273,711

Total liabilities	1,849,642	1,905,395

Commitments and contingencies (Note 11)
Stockholder’s equity
Common stock	5	5
Additional paid-in capital	869,218	869,218
Accumulated deficit	(810,583)	(799,424)

Total ProBuild Holdings, Inc. stockholder’s equity	58,640	69,799
Noncontrolling interests	501,164	468,282

Total equity	559,804	538,081

Total liabilities and equity	$2,409,446	$2,443,476

The accompanying note are an integral part of these combined financial statements

PROBUILD HOLDINGS, INC.

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(in thousands of dollars)	2014	2013	2012
Net sales	$4,478,723	$4,335,369	$3,620,976
Cost of goods sold	3,323,726	3,250,972	2,740,025

Gross margin	1,154,997	1,084,397	880,951

Operating expenses, excluding depreciation and amortization	1,026,254	1,010,429	901,306
Depreciation expense	48,313	47,432	59,052
Amortization expense	9,485	15,482	25,538

Total operating expenses	1,084,052	1,073,343	985,896

Income from operations	70,945	11,054	(104,945)
Interest expense	(54,728)	(58,686)	(61,852)
Other income
Interest	3,271	3,506	3,435
Other income	6,318	4,872	3,337

Income (loss) before income tax expense	25,806	(39,254)	(160,025)
Income tax expense	596	1,492	1,540

Net income (loss)	25,210	(40,746)	(161,565)
Less: Income (loss) attributable to the noncontrolling interests	36,369	(21,621)	(148,392)

Net loss attributable to ProBuild Holdings, Inc.	$(11,159)	$(19,125)	$(13,173)

The accompanying note are an integral part of these combined financial statements

PROBUILD HOLDINGS, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(in thousands of dollars)	2014	2013	2012
Net income (loss)	$25,210	$(40,746)	$(161,565)
Other comprehensive income (loss)
Amortization of cash flow hedges	—	2,659	6,056
Pension adjustment	(3,487)	450	(541)
Income tax expense	—	(1,057)	(2,405)

Other comprehensive (loss) income	(3,487)	2,052	3,110

Total comprehensive income (loss)	21,723	(38,694)	(158,455)
Less: Comprehensive income (loss) attributable to noncontrolling interests	32,882	(18,512)	(142,877)

Comprehensive loss attributable to ProBuild Holdings, Inc.	$(11,159)	$(20,182)	$(15,578)

The accompanying note are an integral part of these combined financial statements

PROBUILD HOLDINGS, INC.

COMBINED STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	ProBuild Holdings, Inc.
(in thousands of dollars)	Common Stock	Additional Paid-in Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholder’s Equity	Non-controlling Interests	Total Equity
Balances at December 31, 2011	$5	$869,218	$3,462	$(767,126)	$105,559	$232,428	$337,987
Net loss	—	—		(13,173)	(13,173)	(148,392)	(161,565)
Amortization of cash flow hedges	—	—			—	6,056	6,056
Pension adjustment	—	—	(2,405)		—	(541)	(541)
Income tax expense	—	—			(2,405)	—	(2,405)
Capital contribution	—	—			—	400,000	400,000

Balances at December 31, 2012	$5	$869,218	$1,057	$(780,299)	$89,981	$489,551	$579,532
Net loss	—	—	—	(19,125)	(19,125)	(21,621)	(40,746)
Amortization of cash flow hedges	—	—	—		—	2,659	2,659
Pension adjustment	—	—	—		—	450	450
Income tax expense	—	—	(1,057)		(1,057)	—	(1,057)
Capital distribution	—	—			—	(2,757)	(2,757)

Balances at December 31, 2013	5	869,218	—	(799,424)	69,799	468,282	538,081
Net income (loss)	—	—	—	(11,159)	(11,159)	36,369	25,210
Pension adjustment	—	—	—	—	—	(3,487)	(3,487)

Balances at December 31, 2014	$5	$869,218	—	$(810,583)	$58,640	$501,164	$559,804

The accompanying note are an integral part of these combined financial statements

PROBUILD HOLDINGS, INC.

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(in thousands of dollars)	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$25,210	$(40,746)	$(161,565)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation (Note 2)	53,357	53,534	65,884
Amortization of intangible assets	9,485	15,482	25,538
Bad debts, net of recoveries	328	2,022	(5,488)
Loss on sales and impairment of property and equipment	600	4,419	4,937
Deferred taxes	2,136	(1,798)	(84)
Noncash interest	2,160	(2,613)	(13,851)
Other	103	1,394	(1,320)
Changes in assets and liabilities, excluding acquisitions
Accounts and nontrade receivables, net	(4,532)	(54,073)	(72,492)
Inventories, net	12,779	657	(18,629)
Prepaid expenses and other current assets	(2,416)	(4,255)	5,814
Accounts payable	(7,425)	33,136	35,972
Accrued expenses	(728)	24,643	(14,645)

Net cash provided (used in) by operating activities	91,057	31,802	(149,929)

Cash flows from investing activities
Acquisitions and purchase price adjustments, net of cash acquired	—	—	(155)
Decrease (Increase) in notes receivable and investments	7	(142)	1,132
Additions to property and equipment	(65,109)	(83,013)	(44,116)
Proceeds from sale of property and equipment	23,240	6,328	21,293

Net cash used in investing activities	(41,862)	(76,827)	(21,846)

Cash flows from financing activities
Increase (decrease) in checks outstanding	5,299	(3,416)	35,298
Proceeds from long-term debt	1,303,672	1,405,428	1,107,765
Payments on long-term debt and capital lease obligations	(1,363,124)	(1,348,258)	(1,376,215)
Payment of debt issuance costs	—	(1,973)	(7,058)
(Distributions) contributions of noncontrolling interest	—	(2,757)	400,000

Net cash (used in) provided by financing activities	(54,153)	49,024	159,790

Net (decrease) increase in cash and cash equivalents	(4,958)	3,999	(11,985)

Cash and cash equivalents
Beginning of year	14,343	10,344	22,329

End of year	$9,385	$14,343	$10,344

Supplemental disclosure of cash flow information
Cash paid for interest	$54,002	$63,499	$78,872
Cash paid (received) for income taxes, net	386	3,423	(1,024)

Supplemental disclosure of noncash activities

•	In 2012, $2.1 million related to a seller note was used to settle an offsetting obligation with the same party.

•	In 2014, 2013 and 2012, the Company retired certain assets and related lease financing obligation of $4.3 million, $4.2 million and $8.8 million, respectively.

•	In 2014, 2013 and 2012, noncash interest expense includes amortization of deferred financing costs of $2.2 million, $2.0 million and $1.9 million, and net credits for derivative instruments of $0, $4.5 million and $15.8 million, respectively.

•	In 2014, 2013 and 2012, the Company purchased equipment which was financed through capital lease obligations of $7.1 million, $5.4 million and $0.3 million, respectively.

•	In 2012, the Company had $7.2 million in accounts payable related to property and equipment additions, which have been reclassified in the statement of cash flows.

The accompanying note are an integral part of these combined financial statements

PROBUILD HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2014, 2013 AND 2012

1.	Organization and Summary of Significant Accounting Policies

Organization and Description of Business

ProBuild Holdings, Inc. and subsidiaries (the “Company”) are owned by ProBuild Capital LLC, which is, in turn, owned by FMR LLC and a FMR LLC related party entity, ProBuild Investors LLC (collectively referred to herein as the “Investors”).

The Company is a leading supplier of building materials, manufactured components, and construction services to professional contractors, subcontractors, and consumers. At December 31, 2014, the Company operated locations in 40 states across the U.S. The Company sells a broad selection of building materials including lumber, plywood, OSB, gypsum wallboard and other drywall products, millwork, trusses, roofing, acoustical materials, siding products, insulation materials, metal specialties, hardware, and tools. The Company’s manufactured products include trusses, wall panels, millwork, and pre-hung door and window fabrication. The Company also provides construction services which include framing and installation of other products.

Principles of Combination and Consolidation

Between 2009 and 2012, the Company restructured its operating subsidiaries through a series of transactions that led to the formation of a subsidiary, ProBuild Holdings LLC (“PBH LLC”).

The Company contributed substantially all of its assets and certain liabilities to PBH LLC, in exchange for 100 Member B Units in PBH LLC while FMR LLC contributed $450 million in exchange for 100 Member A Units, $400 million in exchange for 100 Member C Units and an additional $400 million in exchange for 100 Member D Units in PBH LLC. Losses are allocated in accordance with the Second Amended and Restated Operating Agreement of PBH LLC (the “Second Restated Agreement”), which restated FMR LLC’s rights attributable to its Member A and Member C Units in the aggregate with the newly issued Member D Units. Further, losses incurred up through December 31, 2014 were allocated 99% to FMR LLC and effective January 1, 2015 losses incurred will be allocated 90% to FMR LLC and 10% to the Company. Income is allocated 99% to FMR LLC and 1% to the Company until FMR LLC’s cumulative prior losses that were allocated are restored. Residual income will be allocated 90% to FMR LLC and 10% to the Company.

As noted within the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC), there are circumstances in which combined financial statements of commonly controlled entities are likely to be more meaningful than their separate financial statements. In order to present the most meaningful set of financial statements, the Company presents the financial statements of the Company and PBH LLC in combined fashion with ProBuild Holdings, Inc. being the combining entity as it relates to the presentation of noncontrolling interest.

These financial statements also include the accounts of a consolidated affiliate, ProBuild Real Estate Holdings, LLC (“PBRE”), which is a wholly owned subsidiary of ProBuild Capital LLC and owns properties that are leased to the Company. PBRE is considered a variable interest entity (“VIE”) for which the Company directs activities and absorbs losses related to property sales and disposals and, as such, the Company consolidates the results of PBRE. Related party earnings from operations have been eliminated in the preparation of these combined financial statements and all remaining PBRE income is reflected on the accompanying combined statements of operations as noncontrolling interests.

Further, the 2012 financial statements also include the accounts of a combined affiliate, ProBuild Equipment Leasing, LLC (“PBEL”), which was a wholly owned subsidiary of ProBuild Capital LLC until it was legally dissolved on December 31, 2012. The remaining assets of PBEL were distributed in July of 2013, and therefore the Company included PBEL in the combined financial statements of ProBuild Holdings, Inc. as of December 31, 2012 and for the year then ended.

The combined financial statements of ProBuild Holdings, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 include the accounts of the Company and its subsidiaries (which include two separate legal entities, Dixieline Builders Fund Control, Inc. and Builder’s Capital, LLC, that provide various types of financial services to the construction industry) and consolidated VIEs, as described above; all material intercompany balances and transactions have been eliminated in these combined financial statements.

Risks and Uncertainties

The Company sells a majority of its products for new residential construction. The strength of the residential housing market depends on new housing starts and business investment, which are a function of many factors beyond the Company’s control, including credit availability, interest rates, employment levels, and consumer confidence. While new housing starts have seen a significant rebound in recent years following a significant decline from 2006 through 2010, housing starts may not continue to rebound or may decline.

The Company has taken aggressive actions to reduce its costs and improve its liquidity in light of the current and forecasted market for its products. The Company believes that it has sufficient liquidity for 2015. Significant factors which could affect future liquidity include the adequacy of available bank lines of credit, the availability of financing from the Investors, the ability to attract long-term capital with satisfactory terms, cash flows generated from operating activities, acquisitions, and capital expenditures.

Revenue Recognition

The Company recognizes revenue, net of estimated returns and discounts, when sales transactions occur, customers take possession of the inventory, and title to the goods is passed to the customer. Revenue associated with the sale of merchandise where payment terms are tied to land or home sales is deferred until the sale of the underlying land or home occurs or payment is received. The percentage-of-completion method of accounting is applied to recognize revenue for construction services. The Company records sales incentives provided to customers as a reduction of revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have an original maturity of three months or less at the date of purchase to be cash equivalents. Also included in cash and cash equivalents are proceeds due from credit card transactions that generally settle within two business days. As of December 31, 2014 and 2013, the Company had $5.0 million and $8.3 million, respectively, of cash invested in an overnight money market instrument with a related party.

Accounts Receivable

The Company grants credit to contractors and certain other customers in the normal course of business but generally does not require collateral or any other guarantee of amounts due. Accounts receivable are evaluated and an allowance for doubtful accounts is established based on a history of past collections as well as current credit conditions. Accounts are written off as uncollectible on a case-by-case basis. Accounts receivable are carried at cost less the allowance for doubtful accounts and other reserves totaling $12.5 million and $13.5 million at December 31, 2014 and 2013, respectively.

For the years ended December 31, 2014, 2013 and 2012, the Company recorded bad debt expense, net of recoveries, of $0.2 million, $2.0 million and ($5.5) million, respectively.

Nontrade Receivables, Prepaid Expenses and Other Assets

Nontrade receivables include receivables from the Company’s suppliers for allowances and rebates. Estimated periodic payments from suppliers in the form of volume or other purchase discounts that are evidenced by agreements with vendors are recorded when it is probable that the rebates will be received and the rebate amount can be estimated. Rebates are reflected in the carrying value of inventory and, when the inventory is sold, as a reduction to cost of goods sold. Rebates receivable as of December 31, 2014 and 2013 totaled $27.9 million and $28.6 million, respectively, and were included in nontrade receivables on the accompanying combined balance sheets. The remainder is comprised of deferred financing costs, insurance recoveries, marketing funds receivable from suppliers, leasehold and other security deposits, income taxes receivables, prepaid insurance, and other miscellaneous nontrade receivables.

Inventories

Inventory consists principally of building materials finished goods and is carried at the lower of cost or market. Cost is determined using the last-in, first-out method. Had the first-in, first-out (FIFO) method been used to value inventory at December 31, 2014 and 2013, inventory would have been approximately $52.2 million and $45.7 million higher, respectively. Additionally, had the FIFO method been used pre-tax income would have been $6.5 million higher, pre-tax loss would have been $12.4 million lower and pre-tax loss would have been $13.9 million lower for the years ended December 31, 2014, 2013 and 2012, respectively. In addition, the effects of inventory liquidation on pre-tax loss for the years ended December 31, 2014, 2013 and 2012 were $0.7 million, $3.3 million and $1.7 million, respectively. Inventory is reported net of allowances for shrink, obsolescence, and net realizable value. As of December 31, 2014 and 2013, inventory allowances were $7.9 million and $10.7 million, respectively.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. The Company provides for depreciation utilizing the straight-line method over the estimated useful lives or, with respect to leasehold improvements and assets under capital lease, the shorter of the useful life or remaining lease term. Expenditures which significantly improve or extend the life of an asset are capitalized. Upon retirement or sale, the asset cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations for the year.

Depreciation is calculated over the following estimated useful lives of the assets:

Years
Buildings	15 to 40
Leasehold improvements	3 to 40
Equipment and fixtures	3 to 15

Costs of computer software developed for internal use, included within equipment and fixtures, are capitalized in accordance with accounting standards which require costs incurred during the application development stage to be capitalized once certain criteria are met. Internally developed software costs are amortized on a straight-line method over the estimated useful lives of the assets, generally three years.

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Intangible assets with finite lives represent values assigned to trade names, customer relationships, and covenants not to compete and are amortized on an accelerated or straight-line basis over their useful lives of

2 to 15 years. Upon certain triggering events occurring, an impairment is recognized if the carrying amount exceeds the undiscounted future cash flows expected to result from the use of the asset. No impairments were recognized on the held-for-use assets at December 31, 2014, 2013 and 2012. For the years ended December 31, 2014, 2013 and 2012, the Company recognized an impairment loss related to assets held-for-sale in the amount of $2.0 million, $4.5 million and $5.2 million, respectively.

The amortization period and method of intangible assets is as follows:

	Amortization Period	Amortization Method
Customer relationships	3 to 10 Years	Accelerated
Trade names	3 Years	Straight-line
Covenants not to compete	2 to 15 Years	Straight-line
Leasehold interests	Lease life	Straight-line

Goodwill

Goodwill represents the excess of the purchase price over the fair market value of the net assets of acquired businesses at the dates of acquisition. At December 31, 2014 and 2013, goodwill represented approximately 43% and 42% of total assets, respectively. Goodwill is not amortized and is subject to impairment testing at least annually.

The Company tests for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. In evaluating goodwill for impairment, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing of the goodwill is required.

However, if concluded that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the Company performs a two-step goodwill impairment test to identify and measure any potential goodwill impairment. The first step identifies potential impairment by comparing the fair value of the reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair market value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with its carrying amount. If the implied goodwill is less than its carrying amount, an impairment is recorded. Accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value.

The Company performs its annual goodwill impairment test at December 31. In 2014, the Company utilized a qualitative analysis and in 2013 and 2012, the Company utilized step 1 of the two-step approach. No impairment was recorded in any period.

Checks Outstanding

The Company’s banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there was a negative book cash balance of $54.5 million and $49.2 million at December 31, 2014 and 2013, respectively. Such balances resulted from outstanding checks that had not yet been paid by the bank and are reflected in checks outstanding on the accompanying combined balance sheets.

Self Insurance

The Company uses a combination of insurance and self insurance mechanisms to provide for the potential liabilities for workers’ compensation, general and vehicle liability, property insurance and employee health care benefits. Liabilities associated with known claims and claims that have been incurred but not reported are estimated by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Included in accrued expenses, the Company maintained a liability for self-insured claims of $66.4 million and $65.1 million as of December 31, 2014 and 2013, respectively. Included in the liability above, the Company had approximately $6.3 million and $8.2 million as of December 31, 2014 and 2013, respectively, of claims that exceeded its stop-loss limits that are expected to be recovered under its insurance policies and are also recorded in nontrade receivables.

Income Taxes

Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax basis of existing assets, liabilities and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The scheduled reversal of deferred tax liabilities, loss carryback and carryforward abilities, projected future taxable income and tax planning strategies are considered in making this assessment. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Other Income

Amounts classified as other income-interest on the accompanying combined statements of operations primarily represent income recognized on finance charges to the Company’s customers on outstanding accounts receivable. Included in other income are amounts related to net gains or losses on disposals of real or personal property and other miscellaneous income and service.

Derivative Financial Instruments

Historically the Company has entered into interest rate swap agreements in order to hedge its interest rate risk on variable rate debt. The Company accounted for the interest rate swap agreements at their fair values. Certain of the Company’s interest rate swap agreements historically qualified for hedge accounting. The change in the fair value of these hedges, while designated for hedge accounting, net of related income tax effects, was included in accumulated other comprehensive income on the combined balance sheets and on the combined statements of comprehensive income. All of the Company’s swap agreements expired in 2013, but before expiration either failed to qualify for hedge accounting or were de-designated, and the change in the fair value of these undesignated swaps was included in interest expense in the accompanying combined statements of operations.

Fair Value Measurements

Under accounting standards, fair value is defined as the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company categorizes the financial assets and liabilities carried at fair value in its combined balance sheets based upon a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable valuation inputs (Level 3). If the inputs used to measure a financial asset or liability cross different levels of the hierarchy, categorization is based on the lowest level input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the overall fair value measurement of a financial asset or liability requires judgment and considers factors specific to the asset or liability. The three levels are described below:

Level 1	Financial assets and liabilities whose values are based on unadjusted quoted prices for similar assets and liabilities in an active market.

Level 2	Financial assets and liabilities whose values are based on quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable in the market and significant to the overall fair value measurement. These inputs reflect management’s judgment about the assumptions that a market participant would use in pricing the asset or liability, and are based on the best available information, some of which is internally developed.

The fair values of the Company’s derivative liabilities were determined using a quantitative model that requires the use of multiple market inputs including interest rates to generate continuous yield curves and volatility factors which are used to value the position. The majority of market inputs were actively quoted and validated through external sources, including brokers and third-party pricing services and included adjustments for market liquidity, nonperformance risk, and other deal specific factors, where appropriate.

There were no outstanding financial assets or liabilities measured at fair value as of December 31, 2014 and 2013.

The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these assets and liabilities. The fair market value of outstanding long-term debt, based on current market rates for similar debt, is approximately $87.3 million and $109.3 million less than its carrying value as of December 31, 2014 and 2013, respectively. Long-term debt assessed in this fair value calculation includes the revolving credit facilities and the related party debt.

Defined Benefit Plan

The Company recognizes the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its combined balance sheets and recognizes changes in the funded status in the year in which the changes occur through comprehensive income (loss).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relate to the allowance for doubtful accounts, inventory reserves, useful lives of long-lived assets, self insurance and other reserves, accrued expenses and financial forecasts.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of accounts receivable, and cash deposits. Cash balances are held principally at two financial institutions and may, at times, exceed insurable amounts. The Company believes that its risk related to cash deposits is mitigated by investing in or through major financial institutions.

The Company believes concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral.

Recent Accounting Pronouncements

Intangibles—Goodwill and Other

In January 2014, the FASB issued new guidance that permits a private company to subsequently amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. It also permits a private company to apply a simplified impairment model to goodwill, whereby goodwill should be tested for impairment when a triggering event occurs that indicates that the fair value of a company (or a reporting unit) may be below its carrying amount. A private company that elects this accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the company level or the reporting unit level. This guidance was effective for the Company beginning January 1, 2015, with prospective early adoption permitted. The Company is still evaluating the alternatives but expects to retain its existing accounting treatment.

Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements.

In March 2014, FASB issued new guidance that permits a private company lessee (the reporting entity) to elect an alternative not to apply VIE guidance to a lessor entity under certain conditions. This guidance was elective and effective for the Company’s annual reporting period beginning January 1, 2015, with retrospective application required. The Company is still evaluating whether or not it will adopt the alternatives under this guidance and the resulting impact that it will have on its combined financial statements.

Revenue from Contracts with Customers

In May 2014, the FASB issued new guidance on revenue recognition which established a principles-based model that provides a single framework for recognizing revenue from contracts with customers. This guidance is effective for the Company’s annual reporting period beginning January 1, 2018, with early adoption permitted for the annual reporting period beginning January 1, 2017. The Company is still evaluating the impact that this guidance will have on its combined financial statements.

2.	Property and Equipment

Property and equipment as of December 31, 2014 and 2013 is as follows:

(in thousands of dollars)	2014	2013
Land	$196,260	$199,320
Buildings and improvements	330,857	330,479
Equipment and fixtures	555,048	523,711
Construction in progress	17,818	18,702

	1,099,983	1,072,212
Less: Accumulated depreciation	(525,947)	(504,475)

Property and equipment, net	$574,036	$567,737

Included in property and equipment are certain assets held under capital leases and lease finance obligations. These assets are recorded at the present value of minimum lease payments and include land, buildings and equipment. The following balances held under capital lease and lease finance obligations, net of accumulated amortization of $49.7 million and $45.5 million as of December 31, 2014 and 2013, respectively, are included on the accompanying combined balance sheets:

(in thousands of dollars)	2014	2013
Land	$142,087	$144,012
Buildings and improvements	119,124	125,068
Equipment and fixtures	10,959	5,946

	$272,170	$275,026

Property and equipment on the accompanying combined balance sheets also includes nonoperating assets held-for-sale, which primarily relate to land and building real estate assets associated with location closures that are actively being marketed for sale within a year, with a carrying value of $9.7 million and $25.3 million as of December 31, 2014 and 2013, respectively.

Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $53.4 million, $53.5 million and $65.9 million, respectively, of which $5.0 million, $6.1 million and $6.8 million, respectively, related to manufacturing and distribution centers and was included in cost of goods sold.

3.	Goodwill and Other Intangible Assets

The carrying amount of goodwill as of December 31, 2014 and 2013 $1.0 billion with no activity for the years end December 31, 2014, 2013 and 2012.

The carrying amount of other intangible assets as of December 31, 2014 and 2013 is as follows:

	2014
(in thousands of dollars)	Gross Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294,643	$291,702	$2,941
Trade names	32,639	32,604	35
Covenants not to compete	87,579	86,035	1,544
Leasehold interests	1,730	1,601	129

	$416,591	$411,942	$4,649

	2013
(in thousands of dollars)	Gross Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294,643	$284,532	$10,111
Trade names	32,639	32,589	50
Covenants not to compete	87,579	83,888	3,691
Leasehold interests	1,730	1,448	282

	$416,591	$402,457	$14,134

The weighted average amortization period of intangible assets for the years ended December 31, 2014 and 2013, was 1.4 years and 1.6 years, respectively. Amortization expense of finite-lived intangible assets was approximately $9.5 million, $15.5 million and $25.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Estimated amortization expense for finite-lived intangible assets for the next four years is as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$3,674
2016	769
2017	192
2018	14
Thereafter	—

$4,649

4.	Accrued Expenses

Accrued expenses as of December 31, 2014 and 2013 consist of the following:

(in thousands of dollars)	2014	2013
Accrued salaries, payroll taxes and benefits	$97,957	$105,916
Accrued business taxes	19,086	18,570
Accrued interest	7,197	8,628
Accrued insurance	66,377	65,098
Customer obligations	28,131	23,753
Accrued closure costs	14,124	13,209
Accrued related party expenses	3,556	3,041
Other accrued liabilities	11,501	12,410

	$247,929	$250,625

5.	Notes Payable and Lease Finance Obligations

Notes payable and lease finance obligations as of December 31, 2014 and 2013 consist of the following:

(in thousands of dollars)	2014	2013
Related party notes payable(a)	$685,000	$717,000
Revolving credit facilities(b)	302,932	326,460
Lease finance obligations(c)	290,902	296,066

Total notes payable	1,278,834	1,339,526

Less:
Current portion—related party notes payable	—	(67,000)
Current portion—3rd party notes payable	(886)	(827)

Total long term notes payable	$1,277,948	$1,271,699

(a)	Related party notes payable consist of the following:

As of January 1, 2013, the Company had issued and outstanding unsecured subordinated notes in the amount of $750 million to the Investors with a base interest rate of 1.89%. Payment of interest is made semi-annually with the principal due upon expiration of the notes on January 27, 2017. Lanoga Corporation (“Lanoga”), PBH LLC and its subsidiaries are the named obligors, with full recourse guarantees by ProBuild Holdings, Inc. The notes include covenants similar to those of the ABL facility described below. On January 4, 2013, the Company paid down $100 million of the outstanding balance of the notes and incurred an early repayment charge of $0.8 million.

The Company has an uncommitted $300 million subordinated revolving credit facility with FMR LLC. Under the terms of the facility, any or all participating lenders, at their discretion, may fund borrowing requests made by the Company. The facility expires on January 27, 2017, and provides that interest be paid currently at 3- month LIBOR plus 175 basis points or the Prime rate. As of December 31, 2014 and 2013, the Company had no outstanding indebtedness on the revolving credit facility.

PBRE has an established promissory note with the Investors with commitments of up to $100 million that matures on December 31, 2016 (as amended in 2014). Under the terms of the note, the Company can request funds to purchase real property, which then becomes collateral under the note. As of December 31, 2014 and 2013, the Company had issued and outstanding secured notes in the amount of $35 million and $67 million to the Investors, respectively. Interest is compounded quarterly based on LIBOR plus 400 basis points and payable semi-annually.

(b)	Revolving credit facilities consist of the following:

In 2007, the Company entered into a revolving asset based loan and security agreement (“ABL facility”) with a group of banks. On March 12, 2012, the Company amended and extended the ABL facility and on April 30, 2013 the Company exercised the accordion feature within the agreement to increase its borrowing capacity. As of December 31, 2014 and 2013 the amended ABL facility had available credit of up to $705 million with a sublimit for letters of credit in the amount of $125 million. The ABL facility matures on October 28, 2016 and is collateralized by substantially all of the Company’s assets including stock of its subsidiaries, excluding PBRE, Dixieline Builders Fund Control, Inc. and Builder’s Capital, LLC assets, and certain assets under lease finance obligations with a related party. Availability under the ABL facility is determined by the product of accounts receivable, inventory and fixed assets values and the respective advance rates.

Interest rates on the outstanding balances of the revolving facility, as well as fees associated with letters of credit, are variable based on a pricing grid, which is driven by excess availability, as defined. The amended ABL facility provides for interest rates under the pricing grid ranging from LIBOR plus 250 basis points to 375 basis points or Prime plus 150 basis points to 275 basis points with unused line fees of 37.5 basis points. As of December 31, 2014 and 2013, Prime rate was 3.25% and 3.25%, 1-month LIBOR was 0.17% and 0.17% and 3-month LIBOR was 0.26% and 0.25%, respectively. At December 31, 2014 and 2013, applicable interest rates ranged between 2.67% to 4.75% and 2.66% to 4.75%, respectively.

Covenants under the ABL facility require delivery of monthly, quarterly and annual financial statements. A fixed charge coverage ratio, as defined, of 1.0 to 1.0 is required only when excess availability drops below the specified range based on total borrowings outstanding. As of December 31, 2014 and 2013, the Company was in compliance with all ABL facility covenants and had excess availability of $176 million over the specified minimum of $78 million and excess availability of $144 million over the specified minimum of $76 million, respectively.

The Company paid $7.1 million and $2.0 million in fees for the modifications under the ABL facility in 2013 and 2012, respectively, which were capitalized as deferred financing costs and are being amortized to interest expense utilizing a method that approximates the effective interest method over the remaining life of the facility. In connection with the amendment in 2012, the Company wrote off $0.3 million due to certain members of the syndicate not participating in the amendment.

(c)	Lease finance obligations:

The Company has a master lease agreement for 262 properties with a single lessor. The master lease agreement outlines six initial term groups ranging from nine years to 15 years, expiring from 2015 through 2021, with extension periods in five-year increments associated with each term group to allow for up to a 40-year total lease term. Under the master lease agreement, the Company has a right to acquire a certain number of leased facilities at their fair value. Additionally, the Company has lease cancellation rights similar to its purchase rights.

As of December 31, 2014, the Company had exercised purchase right options on 20 properties and has terminated 56 properties (including 16 terminations permitted by exception). As of December 31, 2014, the Company is party to 186 remaining properties under the master lease agreement. As a result of these purchase rights, the Company treats all of the properties that it leases under this arrangement as a financing arrangement.

As of December 31, 2014 and 2013, lease finance obligations consist of $290.9 million and $296.1 million, respectively, with annual payments of approximately $23 million for the years ended December 31, 2014 and 2013.

As discussed above, the future maturities of the Company’s notes payable (based on amended maturity dates) are as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$886
2016	338,885
2017	651,023
2018	1,101
2019	1,183
Thereafter	285,756

Total notes payable	$1,278,834

As of December 31, 2014 and 2013, the Company maintained $64.2 million and $64.8 million, respectively, in standby letters of credit.

6.	Capital Lease Obligations

The Company leases certain property and equipment under capital leases expiring through 2016. These leases require monthly payments of principal and interest, imputed at various interest rates. Future minimum lease payments are as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$5,454
2016	3,506
Thereafter	—

Total minimum lease payments	8,960
Less: Amount representing interest	(380)
Present value of net minimum payments	8,580
Less: Current portion	(5,223)

$3,357

7.	Derivative Financial Instruments

There were no outstanding interest rate swap agreements as of December 31, 2014 and 2013. As of December 31, 2012, the Company held an interest rate swap with a fair value of $7.2 million that was considered short-term and included in accrued expenses on the combined balance sheets. The Company had entered into this interest rate swap agreement that effectively converted $300 million of variable rate borrowings on the ABL facility to a fixed interest rate of 7.45% through July 5, 2013. This interest rate derivative originally qualified as a cash flow hedge with changes in fair value being recorded in accumulated other comprehensive income and amortized to interest expense over the remaining term of the agreement. In 2009, the Company de-designated this interest rate swap as a hedge and, therefore, recorded the changes in fair value directly into interest expense. For the years ended December 31, 2013 and 2012, $7.2 million and $12.7 million, respectively, was recorded in interest income related to mark-to-market changes and $2.7 million and $6.1 million, respectively, was amortized to interest expense from accumulated other comprehensive income.

In 2012, additional interest rate swap agreements to convert certain floating rate debt obligations to a fixed rate matured on October 4, 2012 through December 26, 2012. As the swaps were not being accounted for under hedge accounting, unrealized gains relating to changes in fair value of $9.2 million were recorded in interest expense in the statement of operations for the year ended December 31, 2012.

8.	Income Taxes

The components of income tax expense for 2014, 2013 and 2012 are as follows:

(in thousands of dollars)	2014	2013	2012
Current
Federal	$(2,147)	$2,310	$(893)
State and local	607	980	2,517

Total current expense (benefit)	(1,540)	3,290	1,624

Deferred
Federal	1,788	(1,612)	159
State and local	348	(186)	(243)

Total deferred expense (benefit)	2,136	(1,798)	(84)

Total income tax expense	$596	$1,492	$1,540

The effective tax rate for 2014, 2013 and 2012 was 2.3%, (3.8%) and (1.0%), respectively, which differs from the statutory rate of 35% principally due to state and local taxes, a valuation allowance and losses allocated to noncontrolling interests.

At December 31, 2014, current net deferred tax liabilities totaled $4.5 million and long-term net deferred tax liabilities totaled $4.2 million. At December 31, 2013, current net deferred tax liabilities totaled $3.6 million and long-term net deferred tax liabilities totaled $3.0 million. The principal sources of deferred tax assets and deferred tax liabilities are net operating losses, depreciation and amortization, reserves for accounts receivables and inventories, and accruals.

The Company generated federal and state net operating losses for the years ended December 31, 2009 and 2010 which have been carried forward. At December 31, 2014, the federal and the state net operating loss carryforwards were $330 million and $689 million, respectively. Federal and state net operating losses can generally be carried forward for 20 years and are generally expected to expire by the end of 2030.

Based on the weight of positive and negative evidence, a valuation allowance on substantially all of the net deferred tax assets was recorded as of December 31, 2014 and 2013 in the amount of $267.6 million and $263.5 million, respectively. Realizability of the deferred tax assets could change if estimates of future taxable income change. To the extent taxable income is generated in future periods, these tax benefits will be realized and will reduce the future effective tax rate.

With limited exceptions, the Company is no longer subject to U.S. federal tax or state and local tax examinations for years 2010 and prior.

The Company classifies all interest and penalties related to income taxes as income tax expense.

9.	Related Party Transactions

As previously described, the Company has subordinated notes and revolving credit outstanding with the Investors and an entity affiliated with FMR LLC. The subordinated notes were provided at rates that could be considered more favorable than current market rates at initiation. See previous related fair value disclosure. For the years ended December 31, 2014, 2013 and 2012, the Company incurred interest expense of $15.8 million, $16.5 million and $18.2 million, respectively, on related party debt. For the years ended December 31, 2014, 2013 and 2012, approximately $0.5 million, $3.4 million and $3.2 million, respectively, of net costs were incurred by the Investors and charged to the Company primarily for technology and other professional services. For the years ended December 31, 2014, 2013 and 2012, the Company recorded $0.3 million, $0.8 million and $0.5 million, respectively, in deferred compensation expense related to a long-term performance based bonus plan of the Investors that certain of the Company’s officers and key employees participate.

10.	Employee Retirement and Benefit Plans

The majority of the Company’s employees are covered under one or more of the Company’s Retirement Plans. The Retirement and Benefit Plans include the ProBuild 401(k) Profit Sharing Plan, benefits under multiemployer plans (union retirement plans for certain groups of collectively bargained employees), and the ProBuild Retirement Plan (consisting of a defined benefit plan with a defined contribution component for certain Lanoga employees hired before 1993). These plans are described further below.

Defined Contribution 401(k) Plan

The Company maintains the ProBuild 401(k) Profit Sharing Plan for its employees who meet certain eligibility requirements. Employer contributions to the plan are approved by the Board of Directors and are funded in the form of matching payments. The Company recognized expense relating to its contributions to this defined contribution plan of $14.4 million, $11.2 million and $12.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The ProBuild 401(k) Profit Sharing Plan also contains a profit sharing component. The Company’s Board of Directors determines whether there will be profit sharing contributions annually. For the years ended December 31, 2014, 2013 and 2012, no profit sharing contributions were authorized by the Board of Directors and therefore no expense was recognized in any period presented.

Union Retirement Plans

The Company contributes to multiple collectively bargained union retirement plans including multiemployer plans. The Company does not administer the multiemployer plans, and contributions are determined in accordance with the provisions of negotiated labor contracts. The risks of participating in multiemployer plans are different from single-employer plans. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to a multiemployer plan, the unfunded obligations of that multiemployer plan may be borne by the remaining participating employers. If the Company chooses to stop participating in a multiemployer plan, the

Company may be required to pay that plan an amount based on the underfunded status of the plan attributable to the Company (based on the plan’s formula), referred to as a “withdrawal liability.” Contributions to the plans for each of the years ended December 31, 2014, 2013 and 2012 amounted to $0.5 million, $0.6 million and $0.5 million, respectively.

Retirement Plan

The ProBuild Retirement Plan covers a limited number of the Company’s employees and has benefits determined under a defined benefit formula (known as the “Benefit Promise”) based on years of service and the employee’s compensation (generally looking at the highest five consecutive plan years). The expense related to the Benefit Promise is reflected in the Retirement Plan’s pension expense.

The Company completed plan measurements for its postretirement benefit plans as of December 31, 2014, 2013 and 2012 and adjusted its postretirement assets and liabilities to reflect the unfunded status of the plans. This adjustment, along with the postretirement benefit expense, resulted in other comprehensive loss of $3.5 million, other comprehensive income of $0.5 million and other comprehensive income of $0.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, employer contributions to the ProBuild Retirement Plan were $2.3 million, $0.2 million and $0.3 million, respectively. For the years ended December 31, 2014 and 2013, the benefits paid were $3.6 million and $2.3 million, respectively. Accrued pension costs, which represent the unfunded status of the ProBuild Retirement Plan, were $6.1 million and $3.8 million, respectively, at December 31, 2014, and 2013. Also at December 31, 2014 and 2013, the fair value of plan assets was $41.8 million and $40.6 million, respectively, and the accumulated benefit obligation and the projected benefit obligation were both $47.9 million and $44.4 million, respectively. Total pension expense related to the ProBuild Retirement Plan for the year ended December 31, 2014, was $1.1 million and was less than $0.1 million for the years ended December 31, 2013 and 2012, including net periodic benefit cost.

Weighted average assumptions as of December 31 were as follows:

	2014	2013	2012
Discount rate	3.70%	3.99%	3.14%
Expected return on plan assets	5.00%	5.00%	5.00%
Rate of compensation increase	N/A	N/A	N/A

In determining the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. As a result, for each of the years ended December 31, 2014, 2013 and 2012, the Company selected an expected long term rate of return assumption of 5.0%.

The following tables set forth, by level, within the fair value hierarchy, the investment assets held by the defined benefit and defined contribution plans discussed above, at fair value as of December 31, 2014 and 2013:

	2014
(in thousands of dollars) Asset Category	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Observable Inputs Level 2	Significant Observable Inputs (Level 3)	Total
Cash and cash equivalents	$1,335	$—	$—	$1,335
Mutual funds(a)	40,400	—	—	40,400

	$41,735	—	$—	$41,735

	2013
(in thousands of dollars) Asset Category	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Observable Inputs Level 2	Significant Observable Inputs (Level 3)	Total
Cash and cash equivalents	$1,521	$—	$—	$1,521
Mutual funds(a)	39,119	—	—	39,119

	$40,640	—	$—	$40,640

(a)	This category represents investment grade bonds of U.S. and international issuers from diverse industries.

The Company’s investment policy focuses on achieving maximum returns at a reasonable risk for pension assets over a full market cycle. The Company uses a number of fund managers and invests in various asset classes to diversify risk. Target allocations for the primary asset classes are as follows:

Cash and cash equivalents	5%
Fixed income securities	95%

The Company terminated the Retirement Plan as of January 30, 2015. Upon IRS approval of the termination and liquidation of the Retirement Plan, any remaining unamortized comprehensive loss will be recognized in the Company’s combined statements of operations. The Company expects to contribute $0.4 million to the Retirement Plan in 2015, with any required additional final contribution to fully fund all plan benefits, upon IRS approval of the plan termination. Expected benefit payments in 2015 are $8.1 million with distribution of all remaining plan benefits upon IRS approval.

Other Benefit Plans

The Company allows certain key employees the opportunity to participate annually in the ProBuild Holdings, Inc. Deferred Compensation Plan. The ProBuild Holdings, Inc. Deferred Compensation Plan allows the deferral of up to 75% of base compensation plus up to 100% of short-term incentives earned plus investment earnings credited based on annual rates ranging between 4% and 12%, depending on plan year and the Company’s results. Beginning January 1, 2014, the methodology for determining investment earnings changed, and participants could direct the investment of their accounts among one or more of the investment options available under the ProBuild 401(k) Profit Sharing Plan (if no election was made, earnings were based on the return attributable to the default investment option under the ProBuild 401(k) Profit Sharing Plan). The deferred compensation will be paid out as a lump sum upon a specified date elected by each participant ranging through an annual deferral of up to five years or upon the date a participant retires or separates employment. As of December 31, 2014 and 2013, the outstanding liability for the deferred compensation plans amounted to $2.0 million and $1.2 million, respectively, including $0.4 million and $0.2 million of accrued interest and investment earnings, respectively.

The Company has a long-term performance based bonus plan that includes participation for some of the Company’s officers and certain key employees. Each participant was awarded performance options that vest ratably over the service period, which is generally five to seven years. The value of the performance options is based on the performance of the Company. Employees are paid either at the completion of vesting or based on the prorated vested portion upon termination from the Company, whichever is earlier. For the years ended December 31, 2014, 2013 and 2012, the Company recorded $3.5 million, $1.0 million and $2.3 million, respectively, in deferred compensation expense related to this plan.

11.	Commitments and Contingencies

Operating Leases

The Company is obligated under noncancelable operating leases for certain facilities and equipment expiring through 2053. Certain leases are subject to escalation for the Company’s proportionate share of increases in real estate taxes and other operating expenses. Rent expense charged to operations approximated $39.3 million, $28.0 million and $41.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Included in the 2014, 2013 and 2012 rent expense are noncash accruals for future obligations related to closed locations net of recoveries and true-ups of $7.6 million, ($3.3) million and $7.4 million, respectively. The future obligations accrued are included in the minimum future payments.

The aggregate minimum future payments under these leases are as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$29,896
2016	26,147
2017	21,701
2018	14,574
2019	9,548
Thereafter	17,149

$119,015

Litigation

The Company is a party to certain disputes arising in the ordinary course of business. Such disputes may include product liability, warranty claims, general contractual liabilities, employment matters, intellectual property disputes, environmental and other matters. Management does not believe the ultimate outcome of these matters will materially affect the Company’s financial position, cash flows or results of operations.

12.	Equity

Authorized shares of common stock were 500,000 with par value of $0.01 as of December 31, 2014 and 2013. Shares issued and outstanding as of December 31, 2014 and 2013 were 475,467 in both years.

Contributions and Distributions

As previously discussed, during the year ended December 31, 2012, FMR LLC contributed $400 million in additional capital contributions to PBH LLC.

Additionally as previously discussed, in July 2013, the remaining assets of PBEL, totaling $2.8 million, were distributed to the Investors.

Noncontrolling Interests

Noncontrolling interests represent third-party ownership in consolidated VIEs in which the Company is determined to be the primary beneficiary. Below is an equity roll forward of the noncontrolling interests which identifies the balances between PBH LLC and other VIEs:

	Noncontrolling Interests
(in thousands of dollars)	PBH LLC	Other	Total
Balances at December 31, 2011	$132,981	$99,447	$232,428
Net income (loss)	(150,857)	2,465	(148,392)
Other comprehensive income (loss)
Amortization of interest on cash flow hedges	6,056	—	6,056
Pension adjustment	(541)	—	(541)

Total comprehensive income (loss)	(145,342)	2,465	(142,877)
Capital contributions	400,000	—	400,000

Balances at December 31, 2012	387,639	101,912	489,551

Net (loss) income	(26,310)	4,689	(21,621)
Other comprehensive income (loss)
Amortization of interest on cash flow hedges	2,659	—	2,659
Pension adjustment	450	—	450

Total comprehensive income (loss)	(23,201)	4,689	(18,512)
Capital distribution	—	(2,757)	(2,757)

Balances at December 31, 2013	364,438	103,844	468,282

Net income	35,155	1,214	36,369
Other comprehensive income (loss)
Pension adjustment	(3,487)	—	(3,487)

Total comprehensive income (loss)	31,668	1,214	32,882
Balances at December 31, 2014	$396,106	$105,058	$501,164

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents the change in equity from transactions and other events and circumstances from sources other than the Investors and noncontrolling interests. It includes all changes in equity except those resulting from investments by or distributions to the Investors. The Company’s accumulated other comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012 is as follows:

(in thousands of dollars)	Unrealized Gain (Loss) on Cash Flow Hedges	Pension Adjustment	Income Tax Benefit (Expense)	Total Accumulated Other Comprehensive Income (Loss)	Accumulated Comprehensive Income (Loss) Attributable to Noncontrolling Interest - PBH LLC	Accumulated Comprehensive Income (Loss) Attributable to ProBuild Holdings, Inc.
December 31, 2011	$(8,715)	$(3,621)	$3,462	$(8,874)	$(12,336)	$3,462
2012 Activity	6,056	(541)	(2,405)	3,110	5,515	(2,405)

December 31, 2012	(2,659)	(4,162)	1,057	(5,764)	(6,821)	1,057
2013 Activity	2,659	450	(1,057)	2,052	3,109	(1,057)

December 31, 2013	—	(3,712)	—	(3,712)	(3,712)	—
2014 Activity	—	(3,487)	—	(3,487)	(3,487)	—

December 31, 2014	$—	$(7,199)	$—	$(7,199)	$(7,199)	$—

13.	Subsequent Events

The Company evaluated subsequent events through March 4, 2015 (the date of this report).

PROBUILD HOLDINGS, INC.

CONDENSED COMBINED BALANCE SHEETS

MARCH 31, 2015 AND DECEMBER 31, 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$15,665	$9,385
Accounts receivable, less allowances of $12,726 and $12,504 at March 31, 2015 and December 31, 2014, respectively	414,558	443,829
Inventories, net	337,066	317,476
Other current assets	21,444	20,494

Total current assets	788,733	791,184
Property and equipment, net	571,844	583,719
Goodwill	1,026,159	1,026,159
Other Assets	6,915	8,384

Total assets	$2,393,651	$2,409,446

Liabilities and Equity
Current liabilities
Accounts payable	$292,583	$288,707
Accrued expenses and other current liabilities	209,437	252,436
Current maturities of notes payable and lease obligations	6,269	6,109

Total current liabilities	508,289	547,252
Long-term liabilities
Notes payable and lease obligations, net of current maturities	1,327,888	1,281,305
Other long-term liabilities	19,838	21,085

Total liabilities	1,856,015	1,849,642

Commitments and contingencies (Note 8)
Stockholder’s equity
Common stock	5	5
Additional paid-in capital	869,218	869,218
Accumulated deficit	(815,485)	(810,583)

Total ProBuild Holdings, Inc. stockholder’s equity	53,738	58,640
Noncontrolling interests	483,898	501,164

Total equity	537,636	559,804

Total liabilities and equity	$2,393,651	$2,409,446

The accompanying notes are an integral part of these combined financial statements.

PROBUILD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Net sales	$913,140	$908,444
Cost of goods sold	676,286	677,799

Gross margin	236,854	230,645

Operating expenses, excluding depreciation and amortization	233,915	248,747
Depreciation expense	12,300	11,760
Amortization expense	988	3,415

Total operating expenses	247,203	263,922

Loss from operations	(10,349)	(33,277)
Interest expense	(12,878)	(13,655)
Other income	3,046	3,092

Loss before income tax expense	(20,181)	(43,840)
Income tax expense	866	776

Net loss from operations	(21,047)	(44,616)
Less: Loss attributable to the noncontrolling interests	(16,145)	(41,885)

Net loss attributable to ProBuild Holdings, Inc.	$(4,902)	$(2,731)

The accompanying notes are an integral part of these combined financial statements.

PROBUILD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Net loss	$(21,047)	$(44,616)

Other comprehensive loss
Pension adjustment	(1,121)	—

Other comprehensive loss	(1,121)	—

Total comprehensive loss	(22,168)	(44,616)
Less: Comprehensive loss attributable to noncontrolling interests	(17,266)	(41,885)

Comprehensive loss attributable to ProBuild Holdings, Inc.	$(4,902)	$(2,731)

The accompanying notes are an integral part of these combined financial statements.

PROBUILD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Cash flows from operating activities
Net loss	$(21,047)	$(44,616)
Adjustments to reconcile net loss to cash flows from operating activities Depreciation	13,664	13,076
Amortization of intangible assets	988	3,416
Bad debts, net of recoveries	463	540
Loss on sales and impairment of property and equipment	(927)	(1,040)
Deferred taxes	(482)	(99)
Noncash interest	540	540
Unfunded pension obligation	(879)	(593)
Other	(1,452)	(1,183)
Changes in assets and liabilities
Accounts receivables, net	28,808	15,999
Inventories, net	(19,590)	(44,769)
Prepaid expenses and other current assets	(950)	(1,565)
Accounts payable	16,130	23,329
Accrued expenses and other current liabilities	(42,561)	(43,647)

Net cash used by operating activities	(27,295)	(80,612)

Cash flows from investing activities
Increase in notes receivable and investments	(60)	(222)
Additions to property and equipment	(5,840)	(15,617)
Proceeds from sale of property and equipment	710	1,095

Net cash used in investing activities	(5,190)	(14,744)

Cash flows from financing activities
Decrease in checks outstanding	(12,254)	(7,079)
Proceeds from long-term debt	244,449	347,375
Payments on long-term debt and capital lease obligations	(193,430)	(244,844)

Net cash provided by financing activities	38,765	95,452

Net increase in cash and cash equivalents	6,280	96
Cash and cash equivalents
Beginning of quarter	9,385	14,343

End of quarter	$15,665	$14,439

The accompanying notes are an integral part of these combined financial statements.

PROBUILD HOLDINGS, INC.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

1.	Organization and Summary of Significant Accounting Policies

Organization and Description of Business

ProBuild Holdings, Inc. and subsidiaries and commonly controlled companies combined here within (“PBHI”) are owned by ProBuild Capital LLC, which is, in turn, owned by FMR LLC and a FMR LLC related party entity, ProBuild Investors LLC (collectively referred to herein as the “Investors”).

PBHI is a leading supplier of building materials, manufactured components, and construction services to professional contractors, subcontractors, and consumers. At March 31, 2015, PBHI operated locations in 40 states across the United States. PBHI sells a broad selection of building materials including lumber, plywood, OSB, gypsum wallboard and other drywall products, millwork, trusses, roofing, acoustical materials, siding products, insulation materials, metal specialties, hardware, and tools. PBHI’s manufactured products include trusses, wall panels, millwork, and pre-hung door and window fabrication. PBHI also provides construction services which include framing and installation of other products.

These financial statements also include the accounts of a consolidated affiliate, ProBuild Real Estate Holdings, LLC (“PBRE”), which is a wholly owned subsidiary of ProBuild Capital LLC and owns properties that are leased to PBHI. PBRE is considered a variable interest entity (“VIE”) for which PBHI directs activities and absorbs losses related to property sales and disposals and, as such, PBHI consolidates the results of PBRE. Related party earnings from operations have been eliminated in the preparation of these combined financial statements and all remaining PBRE income is reflected on the accompanying combined statements of operations as noncontrolling interests.

In the opinion of management, the accompanying unaudited condensed combined financial statements include all recurring adjustments and normal accruals necessary for a fair presentation of PBHI’s financial position, results of operations and cash flows for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in combination.

The condensed combined balance sheet as of December 31, 2014 is derived from the audited combined financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. This condensed combined balance sheet as of December 31, 2014 and the unaudited condensed combined financial statements included herein should be read in conjunction with the more detailed audited combined financial statements for the year ended December 31, 2014. Accounting policies used in the preparation of these unaudited condensed combined financial statements are consistent with the accounting policies described in the Notes to Combined Financial Statements included in our audited financial statements as of and for the year ended December 31, 2014.

Certain prior period amounts have been reclassified to conform with the current period condensed presentation. Nontrade receivables have been reflected in accounts receivable, insurance recoveries have been reflected in other current assets and checks outstanding have been reflected in accounts payable in the condensed combined balance sheet at March 31, 2015 and December 31, 2014. These reclassifications did not have an impact on current or total assets and liabilities for the periods presented.

2.	Inventory

Inventory consists principally of building materials finished goods and is carried at the lower of cost or market. Cost is determined using the last-in, first-out method. Had the first-in, first-out method been used to value inventory at March 31, 2015 and December 31, 2014, inventory would have been approximately $52.2 million higher at March 31, 2015 and December 31, 2014, with no impact on pre-tax loss for the three months ended March 31, 2015 and 2014. Inventory is reported net of allowances for shrink, obsolescence, and net realizable value. As of March 31, 2015 and December 31, 2014, inventory allowances were $8.8 million and $7.9 million, respectively.

3.	Property and Equipment

Property and equipment as of March 31, 2015 and December 31, 2014 is as follows:

	2015	2014
	(in thousands of dollars)
Land	$195,357	$196,260
Buildings and improvements	332,403	330,857
Equipment and fixtures	558,399	555,048
Assets held-for-sale	10,016	9,683
Construction in progress	10,645	17,818

	1,106,820	1,109,666
Less: Accumulated depreciation	(534,976)	(525,947)

Property and equipment, net	$571,844	$583,719

Included in property and equipment are certain assets held under capital leases and lease finance obligations. These assets are recorded at the present value of minimum lease payments and include land, buildings and equipment. The following balances held under capital lease and lease finance obligations, net of accumulated amortization of $50.1 million and $49.7 million as of March 31, 2015 and December 31, 2014, respectively, are included on the accompanying combined balance sheets:

	2015	2014
	(in thousands of dollars)
Land	$140,672	$142,087
Buildings and improvements	115,881	119,124
Equipment and fixtures	10,463	10,959

	$267,016	$272,170

Depreciation expense for the three months ended March 31, 2015 and 2014 was $13.7 million and $13.1 million, respectively, of which $1.4 million and $1.3 million, respectively, related to manufacturing and distribution centers and was included in cost of goods sold.

No impairments were recognized on the held-for-use assets at March 31, 2015 and December 31, 2014. For the three months ended March 31, 2015 and 2014, PBHI recognized impairment gains related to increases in the fair value, less cost to sell, of assets held-for-sale in the amounts of $0.4 million and $0.6 million, respectively.

4.	Notes Payable and Lease Finance Obligations

Notes payable and lease finance obligations as of March 31, 2015 and December 31, 2014 consist of the following:

	2015	2014
	(in thousands of dollars)
Related party notes payable	$685,000	$685,000
Revolving credit facilities	355,282	302,932
Lease finance obligations	286,414	290,902

Total notes payable	1,326,696	1,278,834
Less:
Current portion—3rd party notes payable	(888)	(886)

Total long term notes payable	$1,325,808	$1,277,948

5.	Income Taxes

The effective tax rates for the three months ended March 31, 2015 and 2014 were (4.3%) and (1.8%), respectively, which differs from the statutory rate of 35% principally due to state and local taxes, a valuation allowance and losses allocated to noncontrolling interests.

Based on the weight of positive and negative evidence, a valuation allowance on substantially all of the net deferred tax assets was recorded as of March 31, 2015 and December 31, 2014 in the amount of $267.9 million and $267.6 million, respectively. Realizability of the deferred tax assets could change if estimates of future taxable income change. To the extent taxable income is generated in future periods, these tax benefits will be realized and will reduce the future effective tax rate.

6.	Related Party Transactions

For the three months ended March 31, 2015 and 2014, PBHI incurred interest expense of $3.4 million and $3.8 million, respectively, on related party debt. As of March 31, 2015 and December 31, 2014, PBHI had $9.1 million and $5.0 million, respectively, of cash invested in an overnight money market instrument with a related party.

7.	Employee Retirement and Benefit Plans

Retirement Plan

PBHI terminated The ProBuild Retirement Plan as of January 30, 2015 and concurrently completed plan measurements resulting in an adjustment to its unfunded postretirement liabilities to reflect the unfunded status of the plans. This adjustment, along with the postretirement benefit expense, resulted in another comprehensive loss of $1.1 million for the three months ended March 31, 2015. Further, PBHI contributed $2.0 million to the Retirement Plan during 2015, and upon IRS approval of the plan termination expects to fund any required additional final contributions to fully fund all plan benefits. Also, upon IRS approval of the termination and liquidation of the Retirement Plan, any remaining unamortized comprehensive loss will be recognized in PBHI’s combined statements of operations. Expected benefit payments in 2015 are $8.1 million with distribution of all remaining plan benefits to be made upon IRS approval.

8.	Commitments and Contingencies

PBHI is a party to certain disputes arising in the ordinary course of business. Such disputes may include product liability, warranty claims, general contractual liabilities, employment matters, intellectual property disputes, environmental and other matters. Management does not believe the ultimate outcome of these matters will materially affect PBHI’s financial position, cash flows or results of operations.

9.	Noncontrolling Interest

Noncontrolling interests represent third-party ownership in consolidated VIEs in which PBHI is determined to be the primary beneficiary. Below is an equity roll forward of the noncontrolling interests which identifies the balances between PBH LLC and other VIEs:

	Noncontrolling Interests (in thousands of dollars)
	PBH LLC	PBRE	Total
Balances at December 31, 2014	$396,106	$105,058	$501,164

Net (loss) income	(17,240)	1,095	(16,145)
Other comprehensive (loss)
Pension adjustment	(1,121)	—	(1,121)

Total comprehensive (loss) income	(18,361)	1,095	(17,266)
Balances at March 31, 2015	$377,745	$106,153	$483,898

10.	Subsequent Events

PBHI evaluated subsequent events through May 28, 2015.

On April 13, 2015, PBHI signed a Securities Purchase Agreement with Builders FirstSource, Inc. as the acquirer in an all-cash transaction with a purchase price of $1.625 billion. The transaction is expected to close in the second half of 2015.

PROSPECTUS

$115,000,000

Builders FirstSource, Inc.

Common Stock

We may offer from time to time shares of our common stock in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $115,000,000.

This prospectus describes some of the general terms that may apply to sales of our common stock, par value $0.01 per share. We will provide the specific prices and terms of these sales in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is traded on the NASDAQ Global Select Market (which we refer to as NASDAQ in this prospectus) under the symbol “BLDR.” On May 27, 2015, the last reported sale price of our common stock on NASDAQ was $12.59.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may, from time to time, sell common stock in one or more offerings.

Each time we sell shares of our common stock you will be provided with a supplement to this prospectus that will contain specific information about that offering, including the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities you should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision.

BUILDERS FIRSTSOURCE, INC.

Builders FirstSource, Inc. is a leading supplier and manufacturer of structural and related building products for residential new construction. We have operations principally in the southern and eastern United States with 56 distribution centers and 56 manufacturing facilities, many of which are located on the same premises as our distribution centers. In this prospectus, references to the “Company,” “Builders,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, but not ProBuild Holdings LLC and its subsidiaries, unless otherwise stated or the context otherwise requires.

We serve a broad customer base ranging from production homebuilders to small custom homebuilders. We believe we have a diverse geographic footprint as we serve 34 service areas in nine states. Based on 2014 U.S. Census data, we have operations in 18 of the top 50 U.S. Metropolitan Statistical Areas, as ranked by single family housing permits in 2014. In addition, approximately 47% of U.S. housing permits in 2014 were issued in states in which we operate. Our customer mix is a balance of large national homebuilders, regional homebuilders, and local builders. Our customer base is highly diversified. For the year ended December 31, 2014, our top 10 customers accounted for approximately 25.1% of sales, and no single customer accounted for more than 8% of sales. Our primary focus has been, and continues to be, on single-family residential new construction. However, we have recently acquired companies with multifamily manufacturing capabilities to further diversify our customer base. We will continue to identify opportunities for incremental growth in the multifamily and light commercial segments.

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We provide a wide variety of building products and services directly to homebuilder customers. We also manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. In addition to our comprehensive offering of products that includes approximately 73,000 stock keeping units, we also provide a full range of construction services. We believe our broad product and service offering, combined with our scale and experienced sales force, has driven our sales growth among both large and small homebuilders.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and our telephone number is (214) 880-3500. Our website is www.bldr.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

RECENT DEVELOPMENTS

ProBuild Acquisition

On April 13, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ProBuild Holdings LLC, a Delaware limited liability company (“ProBuild”), and the holders of securities of ProBuild named as parties thereto (collectively, the “Sellers”). Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest professional building materials suppliers. Pursuant to the Securities Purchase Agreement, we will acquire all of the operating affiliates of ProBuild through the purchase of all of the issued and outstanding equity interests of ProBuild for approximately $1.63 billion, subject to certain adjustments (the “ProBuild Acquisition”).

The Securities Purchase Agreement contains representations and warranties customary for transactions of this type. The representations and warranties contained in the Securities Purchase Agreement have been made for the purposes of allocating contractual risk between us, ProBuild and the Sellers instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Securities Purchase Agreement by us with the SEC. ProBuild has agreed to various customary covenants and agreements, including, among others, to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Securities Purchase Agreement and the closing of the ProBuild Acquisition and not to engage in certain types of significant transactions during this period. In addition, the Securities Purchase Agreement provides that ProBuild will indemnify us with respect to breaches of certain representations, warranties and covenants by ProBuild and the Sellers, as well as for other specified matters, subject to the limitations in the Securities Purchase Agreement.

Consummation of the ProBuild Acquisition is subject to certain customary conditions, including, among others: (i) the absence of a material adverse effect with respect to inaccuracy of the representations and warranties of the parties to the Securities Purchase Agreement; (ii) the performance in all material respects of all covenants by such parties; (iii) the absence of a material adverse effect with respect to the business of ProBuild; (iv) the absence of certain legal injunctions or impediments prohibiting the transaction; and (v) ProBuild’s obtaining certain third-party consents.

The Securities Purchase Agreement also contains certain termination provisions by us, ProBuild and the Sellers, including if the ProBuild Acquisition has not been consummated by November 13, 2015, subject to extension (the “Outside Date”), unless the terminating party’s material breach of the Securities Purchase Agreement has been the principal cause of or resulted in the failure of the closing of the ProBuild Acquisition to occur by such date. A termination of the Securities Purchase Agreement by us, ProBuild, or the Sellers under certain specified circumstances, including a failure of our debt financing to be funded, if all of the other conditions to our obligation to close the ProBuild Acquisition have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the ProBuild Acquisition), will entitle ProBuild to receive from us a reverse termination fee equal to $81,250,000.

The Sellers have agreed to use reasonable best efforts to provide us with all cooperation reasonably requested by us to assist us in arranging debt financing in connection with the ProBuild Acquisition, including furnishing us with certain necessary financial information regarding ProBuild and taking other corporate and other actions reasonably requested by us to consummate such debt financing. Upon request, we will promptly reimburse ProBuild for any documented and reasonable out-of-pocket costs and expenses incurred in connection with the Sellers’ cooperation with obtaining the debt financing.

Except as set forth in any accompanying prospectus supplement, any offering of securities under this prospectus will not be contingent on the consummation of the ProBuild Acquisition and we can give no assurance that the ProBuild Acquisition will be completed.

Acquisition Financing

We have received a debt commitment letter from certain financial institutions pursuant to which they have committed to provide us with an $800 million senior secured credit facility, a $550 million senior secured first lien term loan facility and a $750 million senior unsecured bridge facility (or up to $750 million in unsecured notes in lieu of all or a portion thereof). Additionally, the amount of the first lien term loan facility may be increased to repay, redeem or defease our existing senior notes in an amount equal to $350 million plus any applicable make-whole payments (the “Quantum Increase”) required in connection with any such repayment, redemption, or defeasance. Under certain circumstances, the Quantum Increase may take the form of secured debt securities or unsecured debt securities instead of additional first lien term loans. The proceeds of these borrowings to which we refer herein collectively as the “Acquisition Financing” will be used on the closing date of the ProBuild Acquisition to pay a portion of the aggregate acquisition consideration and related fees and expenses.

We have also received an equity commitment letter (the “Equity Commitment Letter”) from JLL Partners Fund V, L.P. (“JLL Fund V”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”). Pursuant to the Equity Commitment Letter, and subject to the terms and conditions thereof, JLL Fund V and Warburg Pincus have agreed that, in the event we are unable to consummate a public offering of shares of our common stock, which provides proceeds of no less than $100 million to the Company, then at the closing of the ProBuild Acquisition, JLL Fund V will purchase $40 million of our common stock and Warburg Pincus will purchase $60 million of our common stock.

The issuance of shares of our common stock to JLL Fund V and Warburg Pincus pursuant to the Equity Commitment Letter would be accomplished in a private placement exempt from registration under the Securities Act of 1933, as amended.

The ProBuild Acquisition and the Acquisition Financing are collectively referred to herein as the “Transactions.”

PROBUILD

ProBuild Holdings, Inc., an affiliate of ProBuild Holdings LLC, was created in 2005 by Devonshire Investors, the private investment firm affiliated with FMR LLC, the parent company of Fidelity Investments. ProBuild currently operates more than 350 facilities in 40 U.S. states, including lumber yards, truss and panel facilities (“component plants”), millwork shops, gypsum yards, retail stores and administrative offices. ProBuild has an extensive geographic footprint, which includes a presence in 71 of the top 100 metropolitan statistical areas (as ranked by housing permits) and a large number of secondary markets. ProBuild sells a broad selection of building materials including lumber and plywood, engineered wood, gypsum wallboard and other drywall products, millwork, trusses, roofing, siding products, tools, insulation materials and metal and hardware specialties. ProBuild employs approximately 10,000 employees.

Products and Services

ProBuild’s products, including those manufactured by ProBuild and by third parties, can be classified into seven main categories:

•	Lumber and panels: lumber products include framing lumber, treated wood or clear and hardwood lumber, and panels ranging from oriented strand board to plywood;

•	Engineered wood and framing: engineered wood includes joist and rim boards, beams and headers;

•	Trusses & wall panels: trusses and wall panels are manufactured to order and specification;

•	Millwork, cabinets and tops: millwork products include entry and interior doors, windows, mouldings, stairs and columns;

•	Siding, metal and concrete: includes vinyl, composite and wood siding, stucco, other exteriors, cement, and metal framing;

•	Gypsum, roofing and insulation: gypsum products include wallboard, trims, acoustical and ceiling tiles, joint treatment and finishes. Insulation includes fiberglass, foam, and mineral fiber. Roofing includes shingles, flashing, coating, adhesives, gutters, shields and other underlays.

•	Other products and services: includes hardware, tools, fasteners and installed sales.

ProBuild’s manufacturing activities include trusses, wall panels, millwork, and pre-hung door and window framing. Services include construction services, such as the installation of framing, millwork and insulation.

Customers

ProBuild serves primarily the new residential (including multifamily), repair and remodeling end markets, and, to a lesser extent, the commercial market. ProBuild’s customer base is highly diversified and ranges from national residential and commercial builders to project-oriented consumers. The most common customers are national, regional, and custom residential builders and repair and remodeling contractors. ProBuild is also able to provide value to its customers by way of its knowledge of local building practices, service levels and as a single source for many building solutions.

ProBuild Holdings LLC was formed as a limited liability company in Delaware on August 20, 2008. ProBuild’s executive offices are located at 7595 E. Technology Way, Suite 500, Denver, Colorado 80237 and its telephone number is (303) 262-8500. ProBuild’s Internet website is www.probuild.com. The information provided on ProBuild’s Internet website is not a part of this prospectus and, therefore, is not incorporated herein by reference.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our 2014 10-K and our First Quarter 10-Q (each as defined below), which are incorporated herein by reference, and any risks described in our other filings with the SEC incorporated herein by reference, before making an investment decision. See the section of this prospectus entitled “Where You Can Find Additional Information and Incorporation by Reference.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Disclosure Regarding Forward-Looking Statements.” You should also review the risks described below and any risks described in our other filings with the SEC incorporated herein by reference in conjunction with the information contained in the exhibit titled “Unaudited Pro Forma Condensed Combined Financial Information” in our Current Report on Form 8-K/A filed with the SEC on May 28, 2015 and the combined financial statements of ProBuild Holdings, Inc. in our Current Report on Form 8-K filed with the SEC on May 1, 2015, incorporated herein by reference.

Risks Related to our and ProBuild’s Business and Industry

The industry in which we operate is dependent upon the residential homebuilding industry, as well as the U.S. economy, the credit markets and other important factors.

The building products industry is highly dependent on new home and multifamily construction, which in turn are dependent upon a number of factors, including interest rates, consumer confidence, employment rates, foreclosure rates, housing inventory levels and occupancy, housing demand and the health of the U.S. economy and mortgage markets. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or housing inventory levels and occupancy, or a weakening of the U.S. economy or of any regional or local economy in which we operate could adversely affect consumer spending, result in decreased demand for our products, and adversely affect our business. Production of new homes and multifamily buildings may also decline because of shortages of qualified tradesmen, reliance on inadequately capitalized builders and sub-contractors, and shortages of material. The homebuilding industry is currently experiencing a shortage of qualified, trained labor in many areas, including those currently served by us and those that we expect to serve following completion of the ProBuild Acquisition. In addition, the building industry is subject to various local, state, and federal statutes, ordinances, rules and regulations concerning zoning, building design and safety, construction, energy conservation and similar matters, including regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area or in order to maintain certain areas primarily or exclusively residential. Regulatory restrictions may increase our operating expenses and limit the availability of suitable building lots for our customers, which could negatively affect our sales and earnings. Because we have, and expect to continue to have, following completion of the ProBuild Acquisition, substantial fixed costs, relatively modest declines in our customers’ production levels could have a significant adverse effect on our financial condition, operating results and cash flows.

The homebuilding industry underwent a significant downturn that began in mid-2006 and began to stabilize in late 2011. U.S. homebuilding activity increased in 2013 and 2014 to approximately 617,700 and 647,800 single-family starts, respectively, although it remains well below the historical average (from 1959 through 2013) of 1.0 million single-family starts per year. According to the U.S. Census Bureau, actual U.S. single family housing starts in the U.S. during 2014 were 55.8% lower than in 2006. We believe that the slow recovery of the housing market is due to a variety of factors including: a severe economic recession, followed by a gradual economic recovery; significant unemployment; limited credit availability; shortages of suitable building lots in many regions; shortages of experienced labor; a substantial reduction in speculative home investment; and soft housing demand. The downturn in the homebuilding industry resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal years 2007 through 2012.

In addition, beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption resulted in a stricter regulatory environment and reduced availability of mortgages for potential homebuyers due to a tight credit market and stricter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders continue to be constrained, which is slowing a recovery in our industry. Since the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely that the housing industry will not fully recover until conditions in the economy and the credit markets further improve.

If the housing market declines, we may be required to take impairment charges relating to our operations or temporarily idle or permanently close under-performing locations.

We recorded no goodwill or significant asset impairment charges in continuing operations in 2014 or 2013. If conditions in the housing industry deteriorate we may need to take goodwill and/or asset impairment charges relating to certain of our reporting units. Any such non-cash charges would have an adverse effect on our financial results. In addition, in response to industry conditions, we may have to temporarily idle or permanently close certain facilities in under-performing regions, although we have no specific plans to close or idle additional facilities at this time. Any such facility closures could have a significant adverse effect on our financial condition, operating results and cash flows.

Our level of indebtedness, whether or not the ProBuild Acquisition is completed, could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under our debt instruments.

As of March 31, 2015, our debt consisted of $350.0 million of our 7.625% Senior Secured Notes due in 2021 (“2021 notes”). We also have a $175.0 million senior secured revolving credit facility (“2013 facility”). As of March 31, 2015, we had $55.0 million in borrowings, as well as $15.6 million of letters of credit outstanding under the 2013 facility. Giving pro forma effect to the proposed Acquisition Financing, as of March 31, 2015, we would have had up to $2,237.3 million of indebtedness, including $293.9 million of lease finance obligations and capitalized lease obligations under legacy ProBuild leases. In addition, we and ProBuild both have significant obligations under ongoing operating leases that are not, and will not be, reflected on our balance sheet.

As of March 31, 2015, the $350.0 million of 2021 notes bore interest at a fixed rate, and therefore, our interest expense related to the 2021 notes would not be affected by changes in market interest rates. The $55.0 million in outstanding borrowings as of March 31, 2015 under the 2013 facility bears interest at a variable rate and, therefore, if interest rates rise, our interest expense could increase. At March 31, 2015, a 1.0% increase in interest rates would result in approximately $0.6 million in additional annual interest expense. We also expect that certain debt we may incur in connection with any Acquisition Financing would bear interest at a variable rate.

Our substantial debt could have important consequences to us, including:

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our liquidity and our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because future borrowings under the 2013 facility and certain indebtedness incurred pursuant to any Acquisition Financing would be at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing marketplace conditions and placing us at a competitive disadvantage compared to our competitors who may have less debt.

In addition, some of our debt instruments, including those governing the 2013 facility and our 2021 notes, contain, and the debt instruments governing the indebtedness incurred pursuant to any Acquisition Financing are expected to contain, cross-default provisions that could result in our debt being declared immediately due and payable under a number of debt instruments, even if we default on only one debt instrument. In such event, it is unlikely that we would be able to satisfy our obligations under all of such accelerated indebtedness simultaneously.

Our financial condition and operating performance, that of our subsidiaries and of ProBuild and its operating affiliates are also subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations in an effort to meet our debt service and other obligations. The agreement governing the 2013 facility and the indenture governing our 2021 notes restrict, and the debt instruments governing the indebtedness incurred pursuant to any Acquisition Financing would be expected to restrict, our ability to dispose of assets and to use the proceeds from such dispositions. We may not be able to consummate those dispositions or be able to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

We are substantially reliant on cash on hand and borrowing availability under the 2013 facility, which totaled $104.4 million at March 31, 2015, to provide working capital and fund our operations. In addition, for working capital and funding of our operations, we expect to have borrowing capacity under the $800 million senior secured credit facility we plan to enter into in connection with any Acquisition Financing, assuming borrowing availability following planned drawings to help fund the ProBuild Acquisition. Our working capital requirements are likely to grow assuming the housing industry improves. Our inability to renew, amend or replace the 2013 facility or our 2021 notes and indebtedness incurred pursuant to any Acquisition Financing when required or when business conditions warrant could have a material adverse effect on our business, financial condition and results of operations.

Economic and credit market conditions, the performance of our industry, and our financial performance, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit, economic conditions and financial, business and other factors, many of which are beyond our control. Any worsening of current housing market conditions or the macroeconomic factors that affect our industry could require us to seek additional capital and have a material adverse effect on our ability to secure such capital on favorable terms, if at all.

We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time, including our 2021 notes, the 2013 facility and any indebtedness incurred pursuant to any Acquisition Financing. The agreement governing the 2013 facility and the indenture governing the 2021 notes, moreover, restrict, and the debt instruments governing the indebtedness incurred pursuant to any Acquisition Financing are expected to restrict, the amount of permitted indebtedness allowed. In addition, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities, including potential acquisitions, or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, and results of operations. If additional funds are raised through the issuance of additional equity or convertible debt securities, our stockholders may experience significant dilution.

We may incur additional indebtedness.

We may incur additional indebtedness in the future, including collateralized debt, subject to the restrictions contained in the agreement governing the 2013 facility and the indenture governing our 2021 notes, and the debt instruments expected to govern the indebtedness incurred pursuant to any Acquisition Financing. If new debt is added to our current debt levels, or to our pro forma debt levels, the related risks that we now face could intensify.

Our debt instruments contain various covenants that limit our ability to operate our business.

Our financing arrangements, including the agreement governing the 2013 facility and the indenture governing our 2021 notes contain, and the debt instruments governing the indebtedness incurred pursuant to any Acquisition Financing are expected to contain, various provisions that limit our ability to, among other things:

•	transfer or sell assets, including the equity interests of our restricted subsidiaries, or use asset sale proceeds;

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain restricted payments or investments;

•	create liens to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company or continue to receive the benefits of these financing arrangements under a “change in control” scenario (as defined in those agreements); and

•	engage in unrelated business activities.

The agreement governing the 2013 facility contains a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.00 to 1.00 if our excess availability, defined as the sum of our net borrowing availability plus qualified cash, falls below the greater of $17.5 million or 10% of the maximum borrowing amount. As of March 31, 2015, our excess availability was $104.4 million. Qualified cash is defined as the amount of unrestricted cash and cash equivalents held in deposit or securities accounts which are subject to control agreements in favor of our lenders.

These provisions may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with the agreement governing the 2013 facility and the indenture governing our 2021 notes, as well as the debt instruments expected to govern the indebtedness incurred pursuant to any Acquisition Financing, may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, a change in control or other events beyond our control. The breach of any of these provisions, including those contained in the 2013 facility and the indenture governing our 2021 notes, as well as the debt instruments expected to govern the indebtedness incurred pursuant to any Acquisition Financing could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

We and ProBuild each occupy most of our respective facilities under long-term non-cancelable leases. We and ProBuild may be unable to renew leases at the end of their terms. If we or ProBuild close a facility, we are still obligated under the applicable lease.

Most of our facilities and most of ProBuild’s facilities are leased. Many of our leases are non-cancelable, typically have initial expiration terms ranging from five to 15 years and most provide options to renew for specified periods of time. The majority of ProBuild’s leases, all of which we will acquire in connection with the ProBuild Acquisition, are non-cancelable and typically have initial terms of five years to 15 years and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be of the same terms (five to 15 years), will be non-cancelable and will feature similar renewal options. If we close or idle a facility we would remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent, insurance, taxes and other expenses on the leased property for the balance of the lease term. Management may explore offsets to remaining obligations such as subleasing opportunities or negotiated lease terminations. During the period from 2007 through 2013, we and ProBuild closed or idled a number of facilities for which we each continue to remain liable. Our obligation to continue making rental payments with respect to leases for closed or idled facilities could have a material adverse effect on our business and results of operations. At the end of a lease term and any renewal period for a leased facility, for those locations where we have no renewal options remaining, we may be unable to renew the lease without additional cost, if at all. If we are unable to renew our facility leases, we may close or, if possible, relocate the facility, which could subject us to additional costs and risks which could have a material adverse effect on our business. Additionally, the revenue and profit generated at a relocated facility may not equal the revenue and profit generated at the existing operation.

We are a holding company and conduct all of our operations through our subsidiaries.

We are a holding company that derives all of our operating income from our subsidiaries. All of our assets are held by our direct and indirect subsidiaries. We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries, the 2013 facility, the terms of the indenture governing our 2021 notes, and the covenants of any future outstanding indebtedness, including the indebtedness incurred pursuant to any Acquisition Financing, we or our subsidiaries incur.

The building supply industry is cyclical and seasonal.

The building products supply industry is subject to cyclical market pressures. Prices of building products are subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation, and trade policies, as well as from periodic delays in the delivery of lumber and other products. For example, prices of wood products, including lumber and panel products, are subject to significant volatility and directly affect our sales and earnings. In particular, low prices for wood products over a sustained period can adversely affect our financial condition, operating results and cash flows, as can excessive spikes in prices. For the year ended December 31, 2014, average prices for lumber and lumber sheet goods were 4.9% lower than the prior year. Our lumber and lumber sheet goods product category represented 32.6% of total sales for the year ended December 31, 2014. ProBuild’s lumber and lumber sheet goods category represented 34.6% of total sales for the year ended December 31, 2014. We have limited ability to manage the timing and amount of pricing changes for building products. In addition, the supply of building products fluctuates based on available manufacturing capacity. A shortage of capacity or excess capacity in the industry can result in significant increases or declines in prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.

In addition, although weather patterns affect our and ProBuild’s operating results throughout the year, adverse weather historically has reduced construction activity in the first and fourth quarters in the regions where we operate. To the extent that hurricanes, severe storms, floods, other natural disasters or similar events occur in the regions in which we operate, and in which we expect to operate following completion of the ProBuild Acquisition, our business may be adversely affected. We anticipate that fluctuations from period to period will continue in the future.

The loss of any of our significant customers or a reduction in the quantity of products they purchase could affect our financial health.

Our ten largest customers generated approximately 25.1% and 22.5% of our sales for the years ended December 31, 2014 and 2013, respectively. ProBuild’s ten largest customers generated approximately 12% of ProBuild’s sales for the years ended December 31, 2014 and 2013. We cannot guarantee that we will maintain, improve or, in the case of ProBuild’s customers, assume successfully the relationships with these customers or that we will supply these customers at historical levels. Due to the weak housing market over the past several years, many of our and ProBuild’s homebuilder customers substantially reduced their construction activity. Some homebuilder customers exited or severely curtailed building activity in certain of our regions.

In addition, production homebuilders, commercial builders and other customers may: (1) seek to purchase some of the products that we currently sell directly from manufacturers, (2) elect to establish their own building products manufacturing and distribution facilities or (3) give advantages to manufacturing or distribution intermediaries in which they have an economic stake. Continued consolidation among production homebuilders could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly affect our financial condition, operating results and cash flows. Furthermore, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our professional customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, or should the customers of ProBuild purchase products in significantly lower quantities from us following completion of the ProBuild Acquisition, such decreased purchases could have a material adverse effect on our financial condition, operating results and cash flows.

Our industry is highly fragmented and competitive, and increased competitive pressure may adversely affect our results.

The building products supply industry is highly fragmented and competitive. We face, and will continue to face, significant competition from local and regional building materials chains, as well as from privately-owned single site enterprises. Any of these competitors may (1) foresee the course of market development more accurately than we do, (2) develop products that are superior to our products, (3) have the ability to produce or supply similar products at a lower cost, (4) develop stronger relationships with local homebuilders or commercial builders, (5) adapt more quickly to new technologies or evolving customer requirements than we do, or (6) have access to financing on more favorable terms that we can obtain in the market. As a result, we may not be able to compete successfully with them. In addition, home center retailers, which have historically concentrated their sales efforts on retail consumers and small contractors, have intensified their marketing efforts to professional homebuilders in recent years and may continue to intensify these efforts in the future. Furthermore, certain product manufacturers sell and distribute their products directly to production homebuilders or commercial builders. The volume of such direct sales could increase in the future. Additionally, manufacturers of products distributed by us may elect to sell and distribute directly to homebuilders or commercial builders in the future or enter into exclusive supplier arrangements with other distributors. Consolidation of production homebuilders or commercial builders may result in increased competition for their business. Finally, we may not be able to maintain our operating costs or product prices at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our financial condition, operating results and cash flows may be adversely affected.

We are subject to competitive pricing pressure from our customers.

Production homebuilders and commercial builders historically have exerted and will continue to exert significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The housing industry downturn resulted in significantly increased pricing pressures from production homebuilders and other customers. Over the past few years, these pricing pressures have adversely affected our operating results and cash flows. In addition, continued consolidation among production homebuilders or commercial builders, and changes in production homebuilders’ or commercial builders’ purchasing policies or payment practices, could result in additional pricing pressure, and our financial condition, operating results and cash flows may be adversely affected.

The ownership position of affiliates of JLL Fund V and Warburg Pincus LLC limits other stockholders’ ability to influence corporate matters.

Affiliates of JLL Fund V and Warburg Pincus LLC (“Warburg”) together owned approximately 49.6% of our outstanding common stock as of May 15, 2015. Five of our ten directors hold positions with affiliates of either JLL Fund V or Warburg. Accordingly, JLL Fund V and Warburg have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated ownership position limits other stockholders’ ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial. Additionally, JLL Fund V and Warburg are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. These entities may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Further, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may limit your ability to influence corporate matters, and, as a result, we may take actions that some of our stockholders do not view as beneficial.

Our continued success will depend on our ability to retain our key employees and to attract and retain new qualified employees.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, operational, sales and other personnel. We face significant competition for these types of employees in our industry and from other industries. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. In addition, key personnel may leave us and compete against us. Our success also depends to a significant extent on the continued service of our senior management team. We may be unsuccessful in replacing key managers who either resign or retire. The loss of any member of our senior management team or other experienced senior employees, including members of the senior management team and senior employees of ProBuild following completion of the ProBuild Acquisition, could impair our ability to execute our business plan, cause us to lose customers and reduce our net sales, or lead to employee morale problems and/or the loss of other key employees. In any such event, our financial condition, operating results and cash flows could be adversely affected.

The nature of our business exposes us to product liability, product warranty, casualty, construction defect, vehicle and other claims and legal proceedings.

We and ProBuild are each involved in product liability, product warranty, casualty, construction defect, vehicle and other claims relating to the products we manufacture and distribute, and services we provide that, if adversely determined, could adversely affect our financial condition, operating results, and cash flows. We and ProBuild each rely on manufacturers and other suppliers to provide us with many of the products we sell and distribute. Because neither we nor ProBuild have direct control over the quality of such products manufactured or supplied by such third-party suppliers, we and ProBuild are exposed to risks relating to the quality of such products. In addition, we and ProBuild are each exposed to potential claims arising from the conduct of our respective employees and subcontractors, and builders and their subcontractors, for which we may be contractually liable. Although we currently maintain what we believe to be suitable and adequate insurance in excess of our self-insured amounts, and based on our diligence of ProBuild’s business, believe that ProBuild maintains similarly adequate insurance, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities. Product liability, product warranty, casualty, construction defect, vehicle, and other claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our company. In addition, we and ProBuild are each involved on an ongoing basis in other types of legal proceedings. We cannot assure you that any current or future claims against us or ProBuild will not adversely affect our financial condition, operating results and cash flows.

Product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers could affect our financial health.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers and other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or ProBuild’s suppliers following completion of the ProBuild Acquisition or the loss of key supplier arrangements could adversely impact our financial condition, operating results, and cash flows.

Although in many instances we and ProBuild each have agreements with our respective suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, operating results and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results and cash flows.

A range of factors may make our quarterly revenues and earnings variable.

We have historically experienced, and in the future will continue to experience, variability in revenues and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (1) the volatility of prices of lumber, wood products and other building products, (2) the cyclical nature of the homebuilding industry, (3) general economic conditions in the various areas that we serve and the new regions that we would serve following completion of the ProBuild Acquisition, (4) the intense competition in the industry including expansion and growth strategies by competitors, (5) the production schedules of our customers, and (6) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the price of our stock.

We and ProBuild may be adversely affected by any disruption in our respective information technology systems.

Our and ProBuild’s operations are dependent upon our respective information technology systems, which encompass all of our and ProBuild’s major business functions. ProBuild currently maintains multiple enterprise resource planning (“ERP”) systems to manage its operations. Following completion of the ProBuild Acquisition, we would expect to integrate ProBuild’s systems with ours over time, or to select a new ERP system to serve the combined company’s operations. We may encounter significant operational disruptions as a result of such process, which could have a material adverse effect on our financial condition, operating results and cash flows. Our primary ERP system, which we use for operations representing approximately 97% of our sales, is a proprietary system that has been highly customized by our computer programmers. Our centralized financial reporting system currently draws data from our ERP systems. We and ProBuild rely upon our respective information technology systems to manage and replenish inventory, to fill and ship customer orders on a timely basis, and to coordinate our sales activities across all of our products and services. A substantial disruption in our or, following completion of the ProBuild Acquisition, ProBuild’s information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages, or delays in our service) could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the global Internet. There can be no assurance that such delays, problems, or associated costs will not have a material adverse effect on our financial condition, operating results and cash flows.

We and ProBuild may be adversely affected by any natural or man-made disruptions to our and ProBuild’s distribution and manufacturing facilities.

We currently maintain a broad network of distribution and manufacturing facilities throughout the southern and eastern U.S. In addition, ProBuild currently maintains a broad network of distribution and manufacturing facilities across 40 states. Any widespread disruption to our facilities, including ProBuild facilities we acquire in the ProBuild Acquisition, resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. In addition, any shortages of fuel or significant fuel cost increases could disrupt our ability to distribute products to our customers. If any of these events were to occur, our financial condition, operating results and cash flows could be materially adversely affected.

We may be unable to successfully implement our growth strategy, which includes increasing sales of our prefabricated components and other value-added products, pursuing strategic acquisitions and opening new facilities.

Our long-term strategy depends in part on growing our sales of prefabricated components and other value-added products and increasing our market share. If any of these initiatives are not successful, or require extensive investment, our growth may be limited, and we may be unable to achieve or maintain expected levels of growth and profitability.

Our long-term business plan also provides for continued growth through strategic acquisitions and organic growth through the construction of new facilities or the expansion of existing facilities. Failure to identify and acquire suitable acquisition candidates on appropriate terms, as well as any failure or delay in completing the ProBuild Acquisition, could have a material adverse effect on our growth strategy. Moreover, our reduced operating results during the current slow economic recovery, our liquidity position, or the requirements of the 2013 facility or the indenture governing our 2021 notes, as well as the expected requirements of the debt instruments that will govern the indebtedness incurred pursuant to any Acquisition Financing, could prevent us from obtaining the capital required to effect new acquisitions or expansions of existing facilities. Our failure to make successful acquisitions or to build or expand facilities, including manufacturing facilities, produce saleable product, or meet customer demand in a timely manner could result in damage to or loss of customer relationships, which could adversely affect our financial condition, operating results, and cash flows.

In addition, although we have been successful in the past in integrating 32 acquisitions, we may not be able to integrate the operations of ProBuild upon completion of the ProBuild Acquisition or any future acquired businesses with our own in an efficient and cost-effective manner or without significant disruption to our or ProBuild’s existing operations. Moreover, acquisitions, including the ProBuild Acquisition, involve significant risks and uncertainties, including uncertainties as to the future financial performance of the acquired business, difficulties integrating acquired personnel and corporate cultures into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems, exposure to unforeseen liabilities of acquired companies and the diversion of management attention and resources from existing operations. We may be unable to successfully complete the ProBuild Acquisition or other potential acquisitions due to multiple factors, such as issues related to regulatory review of the proposed transactions. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate ProBuild’s business upon completion of the ProBuild Acquisition or future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could prevent us from remaining competitive and, ultimately, could adversely affect our financial condition, operating results and cash flows.

Federal, state, local and other regulations could impose substantial costs and/or restrictions on our operations that would reduce our net income.

We and ProBuild are subject to various federal, state, local and other regulations, including, among other things, regulations promulgated by the Department of Transportation and applicable to our fleet of delivery trucks, work safety regulations promulgated by the Department of Labor’s Occupational Safety and Health Administration, employment regulations promulgated by the United States Equal Employment Opportunity Commission, accounting standards issued by the Financial Accounting Standards Board (“FASB”) or similar entities and state and local zoning restrictions and building codes. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to substantial penalties that could adversely affect our financial condition, operating results and cash flows.

We are subject to potential exposure to environmental liabilities and are subject to environmental regulation.

We are subject to various federal, state and local environmental laws, ordinances and regulations. Although we believe that our facilities and, based on our diligence with respect to the ProBuild Acquisition, the facilities of ProBuild are in material compliance with such laws, ordinances, and regulations, as owners and lessees of real property, we can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we or ProBuild, as applicable, knew of or were responsible for such contamination. Further, following the completion of the ProBuild Acquisition, we may become aware of contamination that was not identified in the course of, or occurred subsequent to, our prior diligence. No assurance can be provided that remediation may not be required in the future as a result of spills or releases of petroleum products or hazardous substances, the discovery of unknown environmental conditions, more stringent standards regarding existing residual contamination, or changes in legislation, laws, rules or regulations. More burdensome environmental regulatory requirements may increase our general and administrative costs and adversely affect our financial condition, operating results and cash flows.

We may be adversely affected by uncertainty in the economy and financial markets, including as a result of terrorism or unrest in the Middle East, Eastern Europe or elsewhere.

Instability in the economy and financial markets, including as a result of terrorism or unrest in the Middle East, Eastern Europe or elsewhere, may result in a decrease in housing starts, which would adversely affect our or ProBuild’s business. In addition, such unrest or related adverse developments, including a retaliatory military strike or terrorist attack, may cause unpredictable or unfavorable economic conditions and could have a material adverse effect on our and ProBuild’s financial condition, operating results, and cash flows. Any shortages of fuel or significant fuel cost increases related to geopolitical conditions could seriously disrupt our ability to distribute products to our customers. In addition, domestic terrorist attacks may affect our and ProBuild’s ability to keep our operations and services functioning properly and could have a material adverse effect on our and ProBuild’s financial condition, operating results and cash flows.

Risks Related to the ProBuild Acquisition

Completion of the ProBuild Acquisition is subject to conditions and if these conditions are not satisfied or waived, the ProBuild Acquisition will not be completed and we may be obligated to pay a reverse termination fee.

The obligations of us and ProBuild to complete the ProBuild Acquisition are subject to satisfaction or waiver of a number of conditions, including: (i) the absence of a material adverse effect with respect to the business of ProBuild; (ii) the absence of certain legal injunctions or impediments prohibiting the transaction; and (iii) ProBuild’s obtaining certain third-party consents. Each party’s obligation to complete the ProBuild Acquisition is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions, the absence of a material adverse effect with respect to inaccuracy of the representations and warranties of the other party under the Securities Purchase Agreement, the performance by the other party of its respective obligations under the Securities Purchase Agreement in all material respects and delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions.

In addition, a termination of the Securities Purchase Agreement by us, ProBuild or the Sellers under certain specified circumstances, including a failure of our debt financing to be funded, if all of the other conditions to our obligation to close the ProBuild Acquisition have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the ProBuild Acquisition), will entitle ProBuild to receive from us a reverse termination fee equal to $81,250,000. Payment of this fee would have a material adverse effect on our financial condition, operating results, and cash flows. See “Recent Developments—ProBuild Acquisition.”

The failure to satisfy all of the required conditions could delay the completion of the ProBuild Acquisition for a significant period of time or prevent it from occurring, and we may be obligated to pay a reverse termination fee. Any delay in completing the ProBuild Acquisition could cause us not to realize some or all of the benefits that we expect to achieve if the ProBuild Acquisition is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the ProBuild Acquisition will be satisfied or waived or that the ProBuild Acquisition will be completed. Except as set forth in any accompanying prospectus supplement, any offering of securities under this prospectus will not be contingent on the consummation of the ProBuild Acquisition.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the ProBuild Acquisition may not be realized.

ProBuild and we have operated and, until the completion of the ProBuild Acquisition, will continue to operate, independently. We continue to assess synergies that we may realize as a combined company, the realization of which will depend on a number of factors. The success of the ProBuild Acquisition, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine and integrate our business with the business of ProBuild. It is possible that the pendency of the ProBuild Acquisition and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both ProBuild and us, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, suppliers, vendors and employees or to achieve the anticipated benefits and cost savings of the ProBuild Acquisition. If we experience difficulties with the integration process, the anticipated benefits of the ProBuild Acquisition may not be realized fully or at all, or may take longer to realize than expected. Management continues to refine its integration plan. The integration planning and implementation process will result in significant costs and divert management attention and resources. These integration matters could have an adverse effect on (i) each of us and ProBuild during this transition period and (ii) the combined company for an undetermined period after completion of the ProBuild Acquisition. In addition, the actual cost savings of the ProBuild Acquisition could be less than anticipated.

In connection with the ProBuild Acquisition, we will incur significant additional indebtedness which could adversely affect us, including by decreasing our business flexibility, and will increase our interest expense.

Our consolidated indebtedness as of March 31, 2015 was approximately $408.9 million. Our pro forma indebtedness as of March 31, 2015, after giving effect to the Transactions and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be as much as $2,237.3 million. We will have substantially increased indebtedness following completion of the ProBuild Acquisition in comparison to our indebtedness on a recent historical basis, which will increase our interest expense and could have the effect of, among other things, reducing our flexibility to respond to changing business and economic conditions.

We will also incur various costs and expenses associated with our existing debt and the debt of ProBuild, which will remain outstanding upon completion of the ProBuild Acquisition. The amount of cash required to pay interest on our increased indebtedness levels following completion of the ProBuild Acquisition, and thus the demands on our cash resources, will be substantially greater than the amount of cash flows required to service our indebtedness prior to the Transactions. The increased levels of indebtedness following completion of the ProBuild Acquisition could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for us relative to other companies with lower debt levels. If we do not achieve the expected benefits and cost savings from the ProBuild Acquisition, or if the financial performance of the combined company does not meet current expectations, then our ability to service our indebtedness may be adversely impacted.

Certain of the indebtedness incurred in connection with the ProBuild Acquisition will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flows.

The credit instruments governing the debt we may incur pursuant to any Acquisition Financing will contain certain events of default and will also subject us to several restrictive covenants. Any acceleration of indebtedness that arises from an event of default under any of such credit facilities, if drawn, could have a material adverse effect on our business.

In addition, our credit ratings affect the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations. In connection with the debt financing for the ProBuild Acquisition, it is anticipated that we will seek ratings of our indebtedness from one or more nationally recognized statistical rating organizations. There can be no assurance that we will achieve a particular rating or maintain a particular rating in the future.

Moreover, we may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Our ability to arrange additional financing or refinancing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain additional financing or refinancing on terms acceptable to us or at all.

The agreements that will govern the indebtedness incurred in connection with the ProBuild Acquisition will contain various covenants that impose restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses.

The agreements that will govern the indebtedness incurred in connection with the ProBuild Acquisition will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of us and certain of our subsidiaries to, among other things, have liens on our property, and/or merge or consolidate with any other person or sell or convey certain of our assets to any one person. The ability of us and our subsidiaries to comply with these provisions may be affected by events beyond our control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate our repayment obligations.

The ProBuild Acquisition will involve substantial costs.

ProBuild and we have incurred, and expect to continue to incur, a number of non-recurring costs associated with the ProBuild Acquisition and combining the operations of the two companies. A significant portion of non-recurring expenses will be comprised of transaction and regulatory costs related to the ProBuild Acquisition.

We also will incur substantial transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. We estimate these integration-related costs in the range of $90 to $100 million over the two years following the closing of the transaction. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the ProBuild Acquisition and the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Uncertainties associated with the ProBuild Acquisition may cause a loss of management and sales personnel and other key employees of ProBuild or us, which could adversely affect the future business and operations of the combined company following the ProBuild Acquisition.

ProBuild and we are dependent on the experience and industry knowledge of their and our officers and other key employees to execute their and our business plans. The combined company’s success after the ProBuild Acquisition will depend in part upon its ability to retain key management and sales personnel and other key employees of ProBuild and us. Current and prospective employees of ProBuild and us may experience uncertainty about their future roles with the combined company following the ProBuild Acquisition, which may materially adversely affect the ability of each of ProBuild and us to attract and retain key personnel during the pendency of the ProBuild Acquisition. Accordingly, no assurance can be given that the combined company will be able to retain key management and sales personnel and other key employees of ProBuild and us.

Risks Related to our Common Stock

The price of our common stock is volatile and may decline.

The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including:

•	information relating to the ProBuild Acquisition;

•	actual or anticipated fluctuations in its results of operations;

•	announcements by us or our competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices of products we sell;

•	involvement in litigation;

•	our sale of common stock or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

Between April 10, 2015, the trading day preceding the announcement of the ProBuild Acquisition, and May 20, 2015, the closing sale price of our common stock on NASDAQ ranged from $6.90 to $12.95 per share. Except as set forth in any accompanying prospectus supplement, any offering of securities under this prospectus will not be contingent on the consummation of the ProBuild Acquisition and we can give no assurance that the ProBuild Acquisition will be completed. If the ProBuild Acquisition is not completed, the price of our common stock may decrease materially.

Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted, which could adversely affect our financial condition, results of operations and cash flows. As a result, it may be difficult for you to resell your shares of common stock in the future.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including 7,751,411 shares of our common stock issuable as of May 15, 2015, upon exercise of outstanding options to acquire shares of our common stock (including through the conversion of restricted stock units) under our stock incentive plans, including the 2014 Incentive Plan, as it may be amended, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial time. Additional options may also be granted under our incentive plans, including our 2014 Incentive Plan, as it may be amended. Further, a registration statement filed on behalf of affiliates of JLL Fund V and Warburg who collectively owned approximately 49.6% of our outstanding common stock as of May 15, 2015, is effective and such entities may undertake an offering of shares of our common stock at any time. We cannot foresee the effect of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares of common stock would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative effect on the market for our common stock and our ability to raise additional capital.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference into this prospectus) contains, and any accompanying prospectus supplement may contain, certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our “2014 10-K”) in Item 1A under “Risk Factors” as well as in Item 7A “Quantitative and Qualitative Disclosures About Market Risk,” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (our “First Quarter 10-Q”) in Item 3 “Quantitative and Qualitative Disclosure About Market Risk” and the risks detailed from time to time in our future SEC reports. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	dependence on the residential building industry, as well as the economy, the credit markets and other important factors;

•	uncertainty surrounding the economy and credit markets;

•	cyclical and seasonal nature of the building products supply industry;

•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	additional impairment charges or the need to idle or permanently close under-performing locations;

•	our ability to renew long-term leases for our facilities;

•	influence of significant stockholders;

•	loss of significant customers;

•	competition in the highly fragmented building products supply industry;

•	pricing pressure from our customers;

•	our future capital needs and our ability to obtain additional financing on acceptable terms;

•	our level of indebtedness and our ability to meet our obligations under our debt instruments;

•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements;

•	our reliance on our subsidiaries;

•	dependence on key personnel;

•	exposure to product liability, product warranty, casualty, construction defect and other liability claims;

•	variability of our quarterly revenues and earnings;

•	disruptions at our facilities or in our information technology systems;

•	our ability to execute our strategic plans;

•	effects of regulatory conditions on our operations;

•	exposure to environmental liabilities and regulation;

•	economic and financial uncertainty resulting from terrorism and war; and

•	risks related to the pending ProBuild Acquisition, including:

•	the failure to satisfy the conditions to completing the transaction, including obtaining required regulatory approvals, which could result in the payment of a reverse termination fee;

•	conditions to obtaining regulatory approval that may place restrictions on the business of the combined company;

•	our failure to obtain the anticipated benefits and costs savings from the acquisition; and

•	the impact of the additional debt we will incur to finance the acquisition.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Builders FirstSource, Inc. The address of the SEC website is http://www.sec.gov.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the following documents into this prospectus; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

The following documents are incorporated by reference into this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 3, 2015;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on April 28, 2015, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 11, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on April 13, 2015 and on May 1, 2015 (other than Exhibit 99.2) and our amended Current Report on Form 8-K/A filed with the SEC on May 28, 2015; and

•	The description of the Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 000-51357) filed with the SEC on June 14, 2005.

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, or (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K and any exhibits filed on such form that are related to such items in any past or future filings.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

(214) 880-3500

Attention: Corporate Secretary

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions (including the ProBuild Acquisition), retirement of debt and other business opportunities.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectus, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into this prospectus and which we refer to as our certificate of incorporation and bylaws.

General Matters

Our certificate of incorporation provides that we are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of May 15, 2015, we had outstanding 99,277,124 shares of common stock held by approximately 131 stockholders of record and no outstanding shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

•	Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•	Dividends. Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by our board of directors out of assets or funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding preferred stock.

•	Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

•	Rights and preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•	Listing. Our common stock is listed on NASDAQ under the symbol “BLDR.”

•	Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC, and its telephone number is (877) 219-7020.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered board of directors. Our certificate of incorporation and bylaws provide for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’

meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Elimination of stockholder action through written consent. Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the ability to call special meetings. Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance notice procedures for stockholder proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of directors; board of directors vacancies. Our certificate of incorporation and bylaws provide that members of our board of directors may not be removed without cause and the affirmative vote of holders of at least a majority of the voting power of our then-outstanding capital stock entitled to vote on the election of directors. Our bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of certificate of incorporation and bylaws. The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation relating to the authority of directors, including their authority to amend our by-laws, the size of our board of directors, provision for a staggered board of directors, the removal of directors, and vacancies on the board of directors, as well as our authority to provide indemnification for our directors and officers. Our bylaws provide that a majority of our board of directors or, in most cases, the holders of at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon have the power to amend or repeal our bylaws, except that, in the case of amendments or repeals approved by stockholders, the affirmative vote of holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon shall be required to amend or repeal provisions of our bylaws relating to meetings of stockholders, including the provision that stockholders may not take action by written consent in lieu of a meeting, the nomination and election of directors, vacancies on the board of directors, and our authority to provide indemnification for our directors and officers.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may not be held to be enforceable for violations of the federal securities laws of the United States.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

We and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by us or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to our activities of the Company and our affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution to purchase or sell the securities for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We are not restricted as to the price or prices at which we may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that we will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we shall approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Builders FirstSource, Inc. for the year ended December 31, 2014 and the audited historical financial statements of ProBuild Holdings, Inc. included in Exhibit 99.1 to Builders FirstSource, Inc.’s Current Report on Form 8-K dated May 1, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

49,207,850 Shares

Builders FirstSource, Inc.

Common Stock

The selling stockholders, to be named in a prospectus supplement, may offer, from time to time, up to 49,207,850 shares of the common stock of Builders FirstSource, Inc. (the “Company”). To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the number and terms of the securities being offered.

This prospectus describes some of the general terms that may apply to sales of our common stock. We will provide the specific prices and terms of these sales in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is traded on the NASDAQ Global Select Market (which we refer to as NASDAQ in this prospectus) under the symbol “BLDR.” On November 5, 2014, the last reported sale price of our common stock on NASDAQ was $5.925.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, the selling stockholders may, from time to time, sell common stock in one or more offerings.

Each time the selling stockholders sell shares of our common stock you will be provided a supplement to this prospectus that will contain specific information about that offering, including the specific amounts, prices and terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision.

BUILDERS FIRSTSOURCE, INC.

Builders FirstSource, Inc. is a leading supplier and manufacturer of structural and related building products for residential new construction. We have operations principally in the southern and eastern United States with 55 distribution centers and 52 manufacturing facilities, many of which are located on the same premises as our distribution centers. In this prospectus, references to the “Company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

We serve a broad customer base ranging from production homebuilders to small custom homebuilders. Our customer base is highly diversified. For the year ended December 31, 2013, our top 10 customers accounted for approximately 22.5% of sales, and no single customer accounted for more than 5% of sales. We believe we have a diverse geographic footprint as we serve 34 markets in 9 states. Based on 2013 U.S. Census data, we have operations in 18 of the top 50 U.S. Metropolitan Statistical Areas, as ranked by single family housing permits in 2013. In addition, approximately 46% of U.S. housing permits in 2013 were issued in states in which we operate. Our primary focus has been, and continues to be, on single-family residential new construction. However, we will continue to identify opportunities for incremental growth in the multi-family and light commercial markets.

We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We provide a wide variety of building products and services directly to homebuilder customers. We also manufacture floor trusses, roof trusses, wall panels, stairs, millwork, windows, and doors. In addition to our comprehensive offering of products that includes approximately 70,000 stock keeping units (“SKUs”), we also provide a full range of construction services. We believe our broad product and service offering, combined with our scale and experienced sales force, has driven market share gains, with both large and small homebuilders.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and our telephone number is (214) 880-3500. Our website is www.bldr.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risk factors set forth in the documents and reports filed by us with the United States Securities and Exchange Commission, which we refer to as the SEC, that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before deciding whether to buy our securities. Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference into this prospectus) contains, and any accompanying prospectus supplement may contain, certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 in Item 1A under “Risk Factors” as well as in Item 7A “Quantitative and Qualitative Disclosures About Market Risk,” our Quarterly Reports on Form 10-Q for the first three quarters of 2014 in Part I, Item 3 “Quantitative and Qualitative Disclosures About Market Risk,” and the risks detailed from time to time in our future SEC reports. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others:

•	dependence on the homebuilding industry, the economy, the credit markets and other important factors;

•	uncertainty surrounding the economy and credit markets;

•	cyclical and seasonal nature of the building products supply industry;

•	product shortages, fluctuations in the prices of raw materials, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	additional impairment charges or the need to idle or permanently close under-performing locations;

•	our ability to renew long-term leases for our facilities;

•	influence of significant stockholders;

•	loss of significant customers;

•	competition in the highly fragmented building products supply industry;

•	pricing pressure from our customers;

•	our future capital needs and our ability to obtain additional financing on acceptable terms;

•	our level of indebtedness and our ability to meet our obligations under our debt instruments;

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•	our incurrence of additional indebtedness and our inability to take certain actions because of restrictions in our debt agreements;

•	our reliance on our subsidiaries;

•	dependence on key personnel;

•	exposure to product liability, product warranty, casualty, construction defect and other liability claims;

•	variability of our quarterly revenues and earnings;

•	disruptions at our facilities or in our information technology systems;

•	our ability to execute our strategic plans;

•	effects of regulatory conditions on our operations;

•	exposure to environmental liabilities and regulation; and

•	economic and financial uncertainty resulting from terrorism and war.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Builders FirstSource, Inc. The address of the SEC website is http://www.sec.gov.

Important Information Incorporated By Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We hereby incorporate by reference the following documents into this prospectus; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

The following documents are incorporated by reference into this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, and June 30, 2014, and September 30, 2014, each as filed with the SEC on May 2, 2014, August 1, 2014, and November 5, 2014, respectively;

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•	Our Current Report on Form 8-K filed with the SEC on May 28, 2014; and

•	The description of the Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 000-51357) filed with the SEC on June 14, 2005.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, or (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

(214) 880-3500

Attention: Corporate Secretary

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USE OF PROCEEDS

We will not receive any proceeds from shares of common stock that are sold by the selling stockholders pursuant to this prospectus.

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SELLING STOCKHOLDERS

This prospectus relates to the possible sale of up to 49,207,850 shares of common stock by two of our stockholders, and such selling stockholders’ respective transferees, pledgees, donees or successors.

The initial transactions in which the selling stockholders acquired the shares registered hereby are described below.

(1) Pursuant to the Securities Purchase Agreement, dated as of February 2, 2006, by and among JLL Partners Fund V, L.P. (“JLL”), Warburg Pincus Private Equity IX, L.P. (“WP”), JLL Building Products, LLC (“Building Products”), and the members of Building Products, JLL and WP each acquired fifty percent (50%) of the outstanding limited liability company membership interests of Building Products, and, as a result, JLL and WP each acquired beneficial ownership of fifty percent (50%) of the aggregate 17,305,103 shares of common stock of the Company held by Building Products.

(2) On December 6, 2006, Building Products purchased, on behalf of JLL, 300,000 shares of the Company’s common stock in a private transaction from Mr. Floyd F. Sherman, the president, chief executive officer, and a director of the Company.

(3) Between November 30, 2006, and December 1, 2006, WP purchased a total of 72,500 shares of the Company’s common stock in open market transactions.

(4) Between February 27, 2008, and March 12, 2008, WP purchased a total of 330,341 shares of the Company’s common stock in open market transactions.

(5) Pursuant to the Investment Agreement, dated as of October 23, 2009, by and among the Company, JLL, and WP (as amended, the “Investment Agreement”), on January 21, 2010, (i) Building Products purchased, on behalf of JLL, 12,857,143 shares of the Company’s common stock upon exercise of subscription rights in a rights offering conducted by the Company, and (ii) JWP LLC, a Delaware limited liability company (“JWP LLC”), of which JLL owned fifty percent (50%) of the limited liability company membership interests, acquired, on behalf of JLL, 2,534,889.5 shares of the Company’s common stock upon exchange of the Company’s Second Priority Senior Secured Floating Rate Notes due 2012 held by JWP LLC on behalf of JLL in the Company’s debt exchange.

(6) Pursuant to the Investment Agreement, on January 21, 2010, (i) Building Products purchased, on behalf of WP, 12,857,143 shares of the Company’s common stock upon exercise of subscription rights in a rights offering conducted by the Company, and (ii) JWP LLC, of which WP owned fifty percent (50%) of the limited liability company membership interests, acquired, on behalf of WP, 2,534,889.5 shares of the Company’s common stock upon exchange of the Company’s Second Priority Senior Secured Floating Rate Notes due 2012 held by JWP LLC on behalf of WP in the Company’s debt exchange.

(7) Effective on June 22, 2010, Building Products, of which JLL and WP were the only members, was dissolved. Pursuant to the plan of dissolution adopted by JLL and WP, (a) on June 22, 2010, JLL Fund V contributed to JLL Building Holdings, LLC (“JLL Holdings”) all of the limited liability company membership interests of Building Products that it held; (b) the shares of the Company’s common stock held by Building Products and beneficially owned by JLL Holdings were assigned to JLL Holdings; and (c) the shares of common stock held by Building Products and beneficially owned by WP were assigned to WP (collectively, the “Building Products Dissolution”). Effective on June 22, 2010, JWP LLC, of which JLL and WP were the only members, was dissolved. Pursuant to the plan of dissolution adopted by JLL and WP, (i) on June 22, 2010, JLL contributed to JLL Holdings all of the limited liability company interests of JWP LLC that it held; (ii) the shares of common stock held by JWP LLC and beneficially owned by JLL Holdings were assigned to JLL Holdings; and (iii) the shares of common stock held by JWP LLC and beneficially owned by WP were assigned to WP (collectively, the

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“JWP Dissolution”). As a result of the Building Products Dissolution and the JWP Dissolution, as of June 22, 2010, JLL Holdings directly owned 24,344,584 shares of the Company’s common stock and WP directly owned 24,447,425 shares of the Company’s common stock.

(8) From February 28, 2012 to June 19, 2012, WP acquired an additional 415,841 shares of the Company’s common stock in open market transactions.

Each of the transactions described in paragraphs (1) through (8) above has been completed and the shares of common stock acquired therein were issued and outstanding prior to November 27, 2013, the original date of filing of the registration statement of which this prospectus is a part. JLL Holdings and WP and their respective transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the common stock pursuant to this prospectus and any applicable prospectus supplement.

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

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DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectus, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into this prospectus and which we refer to as our certificate of incorporation and bylaws.

General Matters

Our certificate of incorporation provides that we are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of November 3, 2014, we had outstanding 98,145,028 shares of common stock held by approximately 81 stockholders of record and no outstanding shares of preferred stock.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

•	Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•	Dividends. Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by our board of directors out of assets or funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding preferred stock.

•	Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

•	Rights and preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•	Listing. Our common stock is listed on NASDAQ under the symbol “BLDR.”

•	Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC, and its telephone number is (877) 219-7020.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered board of directors. Our certificate of incorporation and bylaws provide for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’

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meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Elimination of stockholder action through written consent. Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the ability to call special meetings. Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance notice procedures for stockholder proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of directors; board of directors vacancies. Our certificate of incorporation and bylaws provide that members of our board of directors may not be removed without cause and the affirmative vote of holders of at least a majority of the voting power of our then-outstanding capital stock entitled to vote on the election of directors. Our bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of certificate of incorporation and bylaws. The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation relating to the authority of directors, including their authority to amend our by-laws, the size of our board of directors, provision for a staggered board of directors, the removal of directors, and vacancies on the board of directors, as well as our authority to provide indemnification for our directors and officers. Our bylaws provide that a majority of our board of directors or, in most cases, the holders of at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon have the power to amend or repeal our bylaws, except that, in the case of amendments or repeals approved by stockholders, the affirmative vote of holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon shall be required to amend or repeal provisions of our bylaws relating to meetings of stockholders, including the provision that stockholders may not take action by written consent in lieu of a meeting, the nomination and election of directors, vacancies on the board of directors, and our authority to provide indemnification for our directors and officers.

The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or

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threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	improper distributions to stockholders.

These provisions may not be held to be enforceable for violations of the federal securities laws of the United States.

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PLAN OF DISTRIBUTION

Any selling stockholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which any selling stockholder may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

Any selling stockholder may also enter into hedging transactions. For example, any selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from any selling stockholder to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•	enter into option or other types of transactions that require any selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, any selling stockholder may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from any selling stockholder or others to settle such sales and may use securities received from any selling stockholder to close out any related short positions. Any selling stockholder may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be. A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

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•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by any selling stockholder, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from any selling stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Any selling stockholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by any selling stockholder or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to the activities of any selling stockholder and any affiliates of any selling stockholder. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution to purchase or sell the securities for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. Any selling stockholder is not restricted as to the price or prices at which it may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities. Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that any selling stockholder will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. Any selling stockholder may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

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Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

Any selling stockholder may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. Any selling stockholder may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for any selling stockholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with any selling stockholder and its compensation.

In connection with offerings made through underwriters or agents, any selling stockholder may enter into agreements with such underwriters or agents pursuant to which selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from any selling stockholder under these arrangements to close out any related open borrowings of securities.

Dealers

Any selling stockholder may sell the offered securities to dealers as principals. Any selling stockholder may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with any selling stockholder at the time of resale. Dealers engaged by any selling stockholder may allow other dealers to participate in resales.

Direct Sales

Any selling stockholder may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

Any selling stockholder may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Any selling stockholder will enter into such delayed contracts only with institutional purchasers that any selling stockholder shall approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or any selling stockholder may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents,

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underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or any selling stockholder in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Donald F. McAleenan, Senior Vice President and General Counsel of the Company, will provide opinions regarding the authorization and validity of the securities. Mr. McAleenan is the beneficial owner of 798,446 shares of common stock, which includes 603,709 shares issuable upon exercise of options. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

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EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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12,000,000 Shares

Builders FirstSource, Inc.

Common Stock

Prospectus Supplement

July 29, 2015

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	Citigroup

Joint Lead Managers

BB&T Capital Markets	Stephens Inc.	Stifel

Co-Manager

SunTrust Robinson Humphrey